Exhibit 10.1

EXECUTION VERSION

CREDIT AND SECURITY AGREEMENT

Dated as of July 18, 2025

among

ASTII FUNDING SPV LP,
as Borrower,

ANTARES STRATEGIC CREDIT FUND II LLC,
as Servicer,

THE LENDERS FROM TIME TO TIME PARTIES HERETO,

CITIBANK, N.A.,
as Administrative Agent,

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,
as Collateral Agent and as Collateral Administrator

and

U.S. BANK NATIONAL ASSOCIATION,
as Collateral Custodian

TABLE OF CONTENTS

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01	Representations and Warranties of the Borrower	91
Section 4.02	Additional Representations and Warranties of the Borrower	95
Section 4.03	Representations and Warranties of the Parent and the Servicer	98
Section 4.04	Representations and Warranties of the Collateral Agent, the Collateral Administrator and the Collateral Custodian.	100

ARTICLE V

COVENANTS

Section 5.01	Affirmative Covenants of the Borrower	101
Section 5.02	Negative Covenants of the Borrower	108
Section 5.03	Affirmative Covenants of the Parent and the Servicer	112
Section 5.04	Negative Covenant of the Parent and the Servicer	114
Section 5.05	Certain Undertakings Relating to Separateness	114

ARTICLE VI

EVENTS OF DEFAULT

Section 6.01	Events of Default	115
Section 6.02	Remedies	117
Section 6.03	Power of Attorney	118
Section 6.04	Sales	119

ARTICLE VII

PLEDGE OF COLLATERAL;
RIGHTS OF THE COLLATERAL AGENT

Section 7.01	Grant of Security	121
Section 7.02	Release of Security Interest	122
Section 7.03	Rights and Remedies	122
Section 7.04	Remedies Cumulative	123
Section 7.05	Related Documents	124
Section 7.06	Borrower Remains Liable	124
Section 7.07	Protection of Collateral	125

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-iii-

-iv-

-v-

SCHEDULES

Schedule 1	Initial Commitments and Percentages
Schedule 2	Contents of Monthly Report
Schedule 3	Contents of Payment Report
Schedule 4	S&P Industry Classifications
Schedule 5	Pre-Approved Collateral Loans
Schedule 6	Notice Information
Schedule 7	Authorized Persons
Schedule 8	Diversity Score Calculations
Schedule 9	Loan Tape Information

EXHIBITS

Exhibit A	Form of Acquisition Notice
Exhibit B	Form of Notice of Borrowing (with attached form of Borrowing Base Calculation Statement)
Exhibit C	Form of Notice of Prepayment
Exhibit D	Form of Assignment and Acceptance
Exhibit E	Form of Note
Exhibit F	Form of Tax Compliance Certificates
Exhibit G	Reserved
Exhibit H	Form of Request for Release and Receipt

CREDIT AND SECURITY AGREEMENT

CREDIT AND SECURITY AGREEMENT, dated as of July 18, 2025, by and among ASTII FUNDING SPV LP, a limited partnership formed under the laws of the State of Delaware, as borrower (the “Borrower”), ANTARES STRATEGIC CREDIT FUND II LLC, a limited liability company formed under the laws of the State of Delaware, in its capacity as Servicer, the LENDERS from time to time party hereto, CITIBANK, N.A. (“Citibank”), as administrative agent for the Secured Parties (as hereinafter defined) (in such capacity, the “Administrative Agent”), U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION (“U.S. Bank”), as collateral agent for the Secured Parties (in such capacity, the “Collateral Agent”) and as collateral administrator (in such capacity, the “Collateral Administrator”) and U.S. BANK NATIONAL ASSOCIATION (“USBNA”), as Collateral Custodian (in such capacity, the “Collateral Custodian”).

W I T N E S S E T H:

WHEREAS, the Borrower desires that the Lenders make advances on a revolving basis to the Borrower on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, each Lender is willing to make such advances to the Borrower on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS; RULES OF CONSTRUCTION; COMPUTATIONS

Section 1.01         Definitions

As used in this Agreement, the following terms shall have the meanings indicated:

“Account Control Agreement” means the Account Control Agreement, dated as of the Closing Date, by and among the Borrower, the Collateral Agent and the Securities Intermediary, as the same may be amended, modified, waived, supplemented or restated from time to time.

“Accredited Investor” has the meaning assigned to such term in Section 12.06(e).

“Acquisition Date” means, for any Collateral Loan, the date on which such Collateral Loan is committed to be acquired by the Borrower.

“Acquisition Notice” has the meaning assigned to such term in Section 2.01(a).

“Additional Amounts” has the meaning assigned to such term in Section 12.03(a).

“Adjusted Eurodollar Rate” means, for any day during any Interest Accrual Period, an interest rate per annum equal to the greater of (a) the Applicable Reference Rate for such Interest Accrual Period with respect to the applicable Eligible Currency and (b) 0.0%.

“Administrative Agent” has the meaning assigned to such term in the introduction to this Agreement.

“Administrative Agent Fee Letter” means that certain fee letter, dated the Closing Date, between the Administrative Agent and the Borrower setting forth the amounts payable by the Borrower to the Administrative Agent in connection with the transactions contemplated by this Agreement.

“Administrative Expense Cap” means, for any Payment Date, an amount equal (when taken together with any Administrative Expenses paid during the period since the preceding Payment Date or, in the case of the first Payment Date, the Closing Date) to $200,000 per annum, pro-rated for the related Interest Accrual Period on the basis of a 360-day year and the actual number of days elapsed; provided, that if the aggregate amount of Administrative Expenses paid on the three immediately preceding Payment Dates and during the periods preceding each such Payment Date is less than the stated Administrative Expense Cap (without regard to any excess applied in accordance with this proviso) in the aggregate for such three preceding Payment Dates, then the excess may be applied to the Administrative Expense Cap with respect to the then-current Payment Date.

“Administrative Expenses” means the reasonable and documented out-of-pocket fees and expenses (including indemnities) and other amounts of the Borrower due or accrued with respect to any Payment Date and payable in the following order:

(a)           first, on a pro rata basis, to the Collateral Administrator, the Collateral Agent, the Securities Intermediary, the Collateral Custodian and U.S. Bank and USBNA in any of their respective capacities under the Facility Documents, the Collateral Administration and Agency Fee, and any other amounts, expenses and indemnities payable to the Collateral Administrator, the Collateral Agent, the Securities Intermediary or the Collateral Custodian, as applicable, pursuant to the terms hereof and any other Facility Document;

(b)          second, to the Servicer for expenses incurred by the Servicer in connection with the services provided under this Agreement, excluding any Senior Servicing Fee; and

(c)           third, on a pro rata basis, to:

(i)            the Independent Accountants, agents (other than the Servicer) and counsel of the Borrower for fees and expenses related to the Collateral and the Facility Documents;

(ii)           any other Person (other than the Agents or the Lenders) in respect of any other fees or expenses permitted under or incurred pursuant to or in connection with the Facility Documents; and

(iii)          indemnification obligations owing by the Borrower to the Borrower’s Independent Directors under its Constituent Documents;

provided that, for the avoidance of doubt, (1) amounts that are expressly payable to any Person under the Priority of Payments in respect of an amount that is stated to be payable as an amount other than as Administrative Expenses shall not constitute Administrative Expenses and (2) expenses paid for on the Closing Date shall not constitute Administrative Expenses.

“Advance” has the meaning assigned to such term in Section 2.01(c).

“Advance Rate” means, as of any date of determination, the lower of (i) the Maximum Advance Rate and (ii) the Weighted Average Advance Rate.

“Advances Outstanding” means, as of any date of determination, the aggregate principal amount in Dollars or the equivalent in Dollars, as determined by the Administrative Agent using the Applicable Conversion Rate, of all Advances outstanding on such date, after giving effect to all repayments of Advances made on or prior to such date and any new Advances made on such date; provided that, for purposes of the determination of Interest and in connection with any reduction pursuant to Section 2.06(b) or any payments made pursuant to Section 9.01(a), “Advances Outstanding” shall refer only to Advances outstanding in the applicable Eligible Currency.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Person” means (a) the Administrative Agent, each Lender and each of their respective Affiliates and (b) any assignee or participant of any Lender (unless the benefit of any particular provision hereof to any such Affected Person is otherwise expressly excluded herein).

“Affiliate” or “Affiliated” means, with respect to a specified Person, another Person who, directly or indirectly, through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, the Person specified; provided that (i) the term Affiliate shall not include any affiliate relationship that may exist solely as a result of direct or indirect ownership of, or Control by, a common financial sponsor, (ii) the Canada Pension Plan Investment Board and any entity Controlled by it that is not a subsidiary of Holdings shall not be deemed to be an Affiliate of the Borrower, the Parent, the Servicer, the BDC Adviser, Holdings, or any of their respective Subsidiaries, and (iii) no Person shall be deemed to be Controlled by or under common Control with the Servicer, the BDC Adviser or the Borrower due solely to such entity being managed or advised by the BDC Adviser, Antares Capital Advisers LLC or any of their respective affiliates, and the Borrower and the Servicer shall not be deemed to be Controlled by or under common Control with the BDC Adviser, Antares Capital Advisers LLC or any of their respective affiliates due solely to the BDC Adviser, Antares Capital Advisers LLC or any of their respective affiliates managing or advising the Borrower or the Servicer.

“Agents” means, collectively, the Administrative Agent and the Collateral Agent.

“Aggregate Asset Value” means, when used with respect to all or a portion of the Collateral Loans, the sum of the Asset Values of all or of such portion of such Collateral Loans (other than Ineligible Collateral Loans).

“Aggregate Funded Spread” means, as of any date, the sum (for all Eligible Collateral Loans) of, in the case of each Eligible Collateral Loan that bears interest at a spread over an index (including any London interbank offered rate based index), (i) the stated current cash-pay interest rate spread over such index multiplied by (ii) the Principal Balance of such Eligible Collateral Loan; provided that, with respect to any Floor Obligation, the stated interest rate spread on such Eligible Collateral Loan over such index shall be deemed to be equal to the sum of (x) the stated interest rate spread over such index and (y) the excess, if any, of the specified “floor” rate relating to such Collateral Loan over the Applicable Reference Rate as in effect.

“Aggregate Principal Balance” means, when used with respect to all or a portion of the Collateral Loans, the sum of the Principal Balances of all or of such portion of such Collateral Loans (other than Ineligible Collateral Loans).

“Aggregate Unfunded Spread” means, as of any date, the sum of the products obtained by multiplying (a) for each Delayed Drawdown Collateral Loan and Revolving Collateral Loan, the related commitment fee or other analogous fees (expressed at a per annum rate) then in effect for such Delayed Drawdown Collateral Loan or Revolving Collateral Loan as of such date and (b) the unfunded commitments of each such Delayed Drawdown Collateral Loan and Revolving Collateral Loan as of such date.

“Agreement” means this Credit and Security Agreement.

“Amortization Period” means the period beginning on the Commitment Termination Date and ending on the date on which all Obligations are Paid in Full.

“Antares Entity” means Holdings, any direct or indirect subsidiary thereof, or any Affiliate thereof.

“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (b) the U.K. Bribery Act 2010, as amended; and (c) any other anti-bribery or anti-corruption laws, regulations or ordinances in any jurisdiction in which the Borrower or any of its Subsidiaries is located or doing business.

“Anti-Money Laundering Laws” means Applicable Law in any jurisdiction in which the Borrower or any of its Subsidiaries are located or doing business that relates to money laundering or terrorism financing, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Applicable Conversion Rate” means, with respect to any Collateral Loan denominated and payable in an Eligible Currency (other than Dollars) on any date of determination (x) for an actual currency exchange, the applicable currency-Dollar spot rate obtained by the Servicer through customary banking channels or (y) for all other purposes, the applicable currency-Dollar spot rate that appeared on the Bloomberg screen for such currency (i) if such date is a Determination Date, at the end of such day if such day is a Business Day or if such date is not a Business Day, the end of the immediately preceding Business Day or (ii) otherwise, at the end of the second Business Day immediately preceding such date.

“Applicable Law” means any Law of any Governmental Authority, including all federal and state banking or securities laws, to which the Person in question is subject or by which it or any of its assets or properties are bound.

“Applicable Margin” has the meaning assigned to such term in the Lender Fee Letter.

“Applicable Reference Rate” means, collectively or individually, Term SOFR, SONIA, Daily Compounded CORRA plus the CORRA Adjustment or the EURIBOR Rate, as applicable.

“Applicable Row Level” has the meaning specified in Section 14.09.

“Approval Failure” means, as of any date, an event that will be deemed to occur if the ratio of (x) the number of Collateral Loans that are Consent Loans approved by the Administrative Agent to (y) the number of Presented Collateral Loans that are Consent Loans, is less than 50.0% (the “Loan Approval Percentage”); provided, however, that the Loan Approval Percentage shall not be measured until the Borrower has submitted at least fifteen (15) Presented Collateral Loans for the Administrative Agent’s approval after the Closing Date.

“Approved Broker Dealer” means any of Bank of America/Merrill Lynch; Barclays Bank plc; BMO Bank, N.A.; BNP Paribas; Citibank, N.A.; Citizens Bank, N.A.; Deutsche Bank AG; Goldman Sachs & Co.; Golub; HSBC; Jefferies LLC; JPMorgan Chase Bank, N.A.; KeyBanc; Macquarie; Morgan Stanley & Co. LLC; MUFG Bank, Ltd.; Natixis Bank; Nomura; Regions; Royal Bank of Canada; The Royal Bank of Scotland; Scotiabank; Société Générale S.A.; UBS AG; TD Securities; Truist Securities; Wells Fargo Bank, National Association, and any of their respective Affiliates.

“Approved Valuation Firm” means each of Houlihan Lokey Financial Advisors, Inc., Kroll, Inc., Lincoln International LLC, Valuation Research Corporation, Alvarez & Marsal, Citrin Cooperman, and any other nationally recognized accounting firm or valuation firm mutually agreed upon by the Borrower and the Administrative Agent.

“Asset Advance Rate” means, as of any date of determination with respect to each Eligible Collateral Loan, (a) if such Eligible Collateral Loan is a First Lien Loan that is a Broadly Syndicated Loan, 75.0%, (b) if such Eligible Collateral Loan is a First Lien Loan other than a Broadly Syndicated Loan, 72.5%, (c) if such Eligible Collateral Loan is an MRR Loan, 60.0%, (d) if such Eligible Collateral Loan is a First Lien Last Out Loan, 40.0% or (e) if such Eligible Collateral Loan is a Second Lien Loan, 40.0%; provided that, the Asset Advance Rate for any portion of an Eligible Collateral Loan (other than a Broadly Syndicated Loan) which results in the related Obligor having a most recently calculated Senior Net Leverage Ratio (updated on a quarterly basis using the latest financial reporting available in accordance with the definition of “Relevant Test Period”) of greater than 5.50 to 1.00 shall be 45.0%.

“Asset Value” means, with respect to any Collateral Loan on the relevant date of determination, (i) prior to the occurrence of an Asset Value Adjustment Event, its Original Asset Value and (ii) (x) after the occurrence of an Asset Value Adjustment Event set forth in clauses (a) or (c) of the definition thereof, zero (or such higher value as may be determined by the Administrative Agent in its sole discretion) and (y) after the occurrence of an Asset Value Adjustment Event (other than set forth in clause (a) or (c) of the definition thereof), (A) in the case of Broadly Syndicated Loans, (x) the Observable Market Price, if any, expressed as a dollar amount by multiplying such price (expressed as a percentage of par and to not exceed 100%) by such Collateral Loan’s Principal Balance (determined exclusive of accrued interest and premium) or (y) if the Administrative Agent determines in its commercially reasonable discretion that the Observable Market Price for such Collateral Loan is not representative of the market value of such Collateral Loan, the value determined by the Administrative Agent in its commercially reasonable discretion based on intervening adverse facts or circumstances related to such Collateral Loan and (B) in the case of any Collateral Loan other than a Broadly Syndicated Loan, the amount (determined by the Administrative Agent and reported to the Collateral Administrator and the Servicer) equal to the fair market value commercially reasonably assigned to such Collateral Loan by the Administrative Agent (expressed as a Dollar amount by multiplying such price by such Collateral Loan’s Principal Balance) but (unless a Default or an Event of Default has occurred and is continuing), subject to the dispute mechanisms set forth below.

If the Servicer disputes the Asset Value of any Collateral Loan determined by the Administrative Agent pursuant to the preceding paragraph (each such Collateral Loan, a “Disputed Collateral Loan”), the Servicer shall notify the Administrative Agent of such dispute at or before the Dispute Time. Upon receipt of such notification, the Administrative Agent and the Servicer shall consult with each other in an attempt to resolve such dispute in a timely and reasonable manner. If such consultation does not resolve the dispute, the following mechanism shall apply:

(1)           With respect to any Broadly Syndicated Loan, providing Firm Bids from at least two Approved Broker Dealers for each Disputed Collateral Loan. For each such Disputed Collateral Loan, the Asset Value shall be recalculated to be the highest of the Firm Bids. For each such Disputed Collateral Loan for which there are no Firm Bids for the relevant date of determination, the Asset Value shall be determined in accordance with the succeeding clause (2).

(2)           With respect to any Disputed Collateral Loan that is not a Broadly Syndicated Loan (or is a Broadly Syndicated Loan for which less than two Firm Bids are provided pursuant to the foregoing clause (1)), the Servicer may hire an Approved Valuation Firm (other than, if applicable, an Approved Valuation Firm that was engaged separately from a dispute and provided the most recent valuation of such Collateral Loan to the Borrower) to provide a fair market value for such Disputed Collateral Loan; and if such value (i) is obtained within 45 days of the Dispute Time, and (ii) is greater than the Administrative Agent’s most recent valuation, then, effective as of the date of delivery of the valuation report from the Approved Valuation Firm to the Administrative Agent, the Asset Value shall equal the fair market value provided by such Approved Valuation Firm; provided that such value may not exceed the Original Asset Value. Until an Approved Valuation Firm provides a fair market value, the Asset Value shall be the Administrative Agent’s most recent valuation.

“Asset Value Adjustment Event” means, with respect to any Collateral Loan, each occurrence of one or more of the following:

(a)           a payment default with respect to principal or interest (i) with respect to such Collateral Loan (giving effect to any applicable grace period) or (ii) under any other debt obligation of such Obligor which is senior or pari passu in right of payment to such Collateral Loan (giving effect to any applicable grace period);

(b)           with respect to a Collateral Loan that is not a Broadly Syndicated Loan, a Material Modification;

(c)           an Insolvency Event with respect to any related Obligor;

(d)           with respect to a Collateral Loan that is not a Broadly Syndicated Loan, the Senior Net Leverage Ratio of the related Obligor for any Relevant Test Period (x)(i) in the case of a Software Loan is greater than 6.00 to 1.00 or (ii) in the case of any other Collateral Loan, is greater than 5.00 to 1.00 and (y) has increased by 1.0x or more above the Senior Net Leverage Ratio of such Obligor as of the related Acquisition Date; provided that, any increase in the Senior Net Leverage Ratio to the extent attributable to an acquisition by the related Obligor disclosed on the related Acquisition Notice (and, if such Collateral Loan is not a Consent Loan, approved by the Administrative Agent) shall be excluded from this calculation;

(e)           with respect to a Collateral Loan that is not a Broadly Syndicated Loan, the Interest Coverage Ratio of the related Obligor for the most recent Relevant Test Period is (i) less than 80.0% of the Interest Coverage Ratio of such Obligor as of the related Acquisition Date and (ii) is less than 1.50 to 1.00;

(f)            if such Collateral Loan is a Broadly Syndicated Loan, its Observable Market Price from two nationally recognized loan pricing services declines by 7.5 percentage points or more from its Purchase Price; and

(g)           if such Collateral Loan is a Broadly Syndicated Loan, it fails to have at least one (1) bid quotation from a nationally recognized independent dealer as reported by an independent nationally recognized pricing service for two consecutive Business Days and the Borrower fails to provide a Firm Bid within such time period.

“Assignment and Acceptance” means an Assignment and Acceptance in substantially the form of Exhibit D hereto, entered into by a Lender, an assignee, the Administrative Agent and, if applicable, the Borrower.

“Authorized Person(s)” has the meaning assigned to such term in Section 13.07(d)(i).

“Available Funds” has the meaning assigned to such term in Section 2.19.

“Available Tenor” means, as of any date of determination and with respect to any then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Accrual Period pursuant to this Agreement as of such date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act of 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means the United States Bankruptcy Code.

“Base Rate” means, on any date, the greater of (x) zero and (y) a fluctuating interest rate per annum equal to the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 0.50% and (c) the Benchmark for a three-month period plus 1.0%. The Base Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer of any Agent or any Lender. Interest calculated pursuant to clauses (a), (b) and (c) above will be determined based on a year of 365 or 366 days, as applicable, and actual days elapsed.

“BDC Adviser” means Antares Capital Credit Advisers LLC, a limited liability company formed under the laws of the State of Delaware, or any Affiliate thereof succeeding to the role of external investment adviser to the Servicer in accordance with the organizational documents of the Servicer.

“BDC Coverage Event” means, as of any date of determination after the BDC Election Date, the Servicer fails to maintain the asset coverage ratio required of a “business development company” under the Investment Company Act.

“BDC Election Date” means the date on which the Servicer elects to be registered as a “business development company” within the meaning of the Investment Company Act.

“Benchmark” means the Adjusted Eurodollar Rate applicable to Advances in any applicable Eligible Currency; provided that, if a replacement of an initial or subsequent Benchmark has occurred pursuant to Section 12.01(c), then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the applicable Benchmark-denominated syndicated credit facilities, and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than 0.00%, the Benchmark Replacement will be deemed to be 0.00% for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the applicable Benchmark with a Unadjusted Benchmark Replacement for each applicable Interest Accrual Period, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities in the applicable currency at such time.

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the applicable Benchmark:

(1)           in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark, permanently or indefinitely ceases to provide such Benchmark; or

(2)           in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to any Benchmark:

(1)           a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof), announcing that such administrator has ceased or will cease to provide such Benchmark permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)           a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component thereof), a resolution authority with jurisdiction over such Benchmark (or such component thereof), or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component thereof) which states that the administrator of such Benchmark (or such component thereof) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)           a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), announcing that all Available Tenors of such Benchmark (or such component thereof) is no longer representative.

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to a Benchmark and solely to the extent that such Benchmark has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under the other Facility Documents in accordance with Section 12.01 and (y) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any other Facility Document in accordance with Section 12.01.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

“Block Notice” has the meaning assigned to such term in Section 13.04(b).

“Borrower” has the meaning assigned to such term in the introduction to this Agreement.

“Borrower Information” has the meaning assigned to such term in Section 12.09.

“Borrowing” has the meaning assigned to such term in Section 2.01(c).

“Borrowing Base (Aggregate)” means, on any date of determination, an amount calculated in Dollars (and converted to Dollars, if necessary, by the Servicer using the Applicable Conversion Rate) equal to the least of:

(a)           (i) the Facility Amount minus (ii) the Unfunded Exposure Amount (net of the aggregate amount on deposit in the Unfunded Reserve Account), in each case, as of such date;

(b)           (i)(A) the Aggregate Asset Value of all Eligible Collateral Loans minus the Excess Concentration Amount multiplied by (B) the Advance Rate, plus (ii) the Principal Proceeds and Eligible Investments made with Principal Proceeds on deposit in the Collection Account, minus (iii) the Unfunded Reserve Required Amount (net of the aggregate amount on deposit in the Unfunded Reserve Account) in each case, as of such date; and

(c)           (i) the Aggregate Asset Value of all Eligible Collateral Loans minus the Excess Concentration Amount minus (ii) the Minimum Equity Amount, plus (iii) the amount of Principal Proceeds and Eligible Investments made with Principal Proceeds on deposit in the Collection Account, minus (iv) the Unfunded Reserve Required Amount (net of the aggregate amount on deposit in the Unfunded Reserve Account), in each case, as of such date.

“Borrowing Base (CAD)” means, on any date of determination, an amount equal to (i) the Aggregate Principal Balance of all Eligible Collateral Loans denominated in CAD (including any such Eligible Collateral Loans to be funded or acquired by the Borrower on such date of determination) plus (ii) the Principal Proceeds and Eligible Investments made with Principal Proceeds denominated in CAD on deposit in the Collection Account.

“Borrowing Base (EUR)” means, on any date of determination, an amount equal to (i) the Aggregate Principal Balance of all Eligible Collateral Loans denominated in EUR (including any such Eligible Collateral Loans to be funded or acquired by the Borrower on such date of determination) plus (ii) the Principal Proceeds and Eligible Investments made with Principal Proceeds denominated in EUR on deposit in the Collection Account.

“Borrowing Base (GBP)” means, on any date of determination, an amount equal to (i) the Aggregate Principal Balance of all Eligible Collateral Loans denominated in GBP (including any such Eligible Collateral Loans to be funded or acquired by the Borrower on such date of determination) plus (ii) the Principal Proceeds and Eligible Investments made with Principal Proceeds denominated in GBP on deposit in the Collection Account.

“Borrowing Base Calculation Statement” means a statement in substantially the form attached to the form of Notice of Borrowing attached hereto as Exhibit B, as such form of Borrowing Base Calculation Statement may be modified by the Administrative Agent with the consent of the Servicer from time to time to the extent such form does not, in the good faith opinion of the Administrative Agent, accurately reflect the calculation of the Borrowing Base Test required hereunder.

“Borrowing Base Deficiency” means a condition occurring on any day on which the Borrowing Base Test is not satisfied.

“Borrowing Base Deficiency Cure” has the meaning assigned to such term in Section 2.05(c).

“Borrowing Base Test” means a test that will be satisfied at any time if (I) Advances Outstanding are less than or equal to the Borrowing Base (Aggregate) at such time, (II) the aggregate principal amount of all Advances denominated in CAD outstanding hereunder are less than or equal to the Borrowing Base (CAD) at such time, (III) the aggregate principal amount of all Advances denominated in EUR outstanding hereunder are less than or equal to the Borrowing Base (EUR) at such time, and (IV) the aggregate principal amount of all Advances denominated in GBP outstanding hereunder are less than or equal to the Borrowing Base (GBP) at such time.

“Borrowing Bases” means, collectively, the Borrowing Base (Aggregate), the Borrowing Base (CAD), the Borrowing Base (EUR) and the Borrowing Base (GBP).

“Borrowing Date” means the date of a Borrowing.

“Broadly Syndicated Loan” means any Collateral Loan that (a) is a syndicated commercial loan identified by the Servicer in accordance with the Servicing Standard as being a broadly syndicated loan and (b) meets the following criteria on any date of determination: (i) is a First Lien Loan, a First Lien Last Out Loan or a Second Lien Loan, (ii) has a Tranche Size on the Acquisition Date of at least $400,000,000, (iii) such Collateral Loan (I) has (or has an Obligor with) a Moody’s Rating or an S&P Rating or both, (II) if it has such a rating from Moody’s, it is not less than “Caa3” and (III) if it has such a rating from S&P it is not less than “CCC-” and (iv) as of the related Acquisition Date, has at least two (2) bid quotations from a nationally recognized independent dealer in the related loan as reported by an independent nationally recognized pricing service; provided that such Collateral Loan shall be deemed to have satisfied this clause (iv) if it has at least two (2) bid quotations from a nationally recognized independent dealer in the related loan as reported by an independent nationally recognized pricing service within a ten (10) Business Day period of any date of determination.

“Business Day” means any day of the year except a Saturday, Sunday or other day on which commercial banks in New York City or the city in which the Corporate Trust Office is located are authorized or required by law to close; provided that when used in connection with any interest rate setting as to an Advance determined by reference to the Applicable Reference Rate, any fundings, disbursements, settlements and payments in respect of any such Advance, or any other dealings to be carried out pursuant to this Agreement in respect of any such Advance (or any Advance determined by reference to the Base Rate as to which such Base Rate is determined by reference to any then-applicable Benchmark), the term “Business Day” shall exclude (x) in the case of Dollars, any day other than a U.S. Government Securities Business Day or (y) in the case of any other Eligible Currency, any day on which banks are not open for dealings in deposits in the applicable Eligible Currency in the applicable interbank market.

“CAD” means the lawful currency for the time being of Canada.

“Canadian Relevant Governmental Body” means the Bank of Canada, or a committee officially endorsed or convened by the Bank of Canada, or any successor thereto.

“Cash” means cash or legal currency in any Eligible Currency immediately available on the day in question.

“Certificated Security” has the meaning specified in Section 8-102(a)(4) of the UCC.

“Change in Law” means the occurrence, after the Closing Date (or, with respect to any Lender not a party hereto on the Closing Date, after the date such Lender becomes a party hereto), of any of the following: (a) the adoption of any law, rule or regulation, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender (or, for purposes of Section 2.09(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in implementation thereof and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted or issued.

“Change of Control” means, at any time, the occurrence of any of the following events:

(a)            following the Expected Restructuring, the Parent ceases to own, directly or indirectly, 100% of the outstanding membership interests in the Borrower free and clear of any and all Liens;

(b)            the BDC Adviser ceases to be the investment adviser to the Servicer and is not replaced in such role by another Antares Entity; or

(c)            the dissolution, termination or liquidation in whole or in part, transfer or other disposition, in each case, of all or substantially all of the assets of the Borrower or the Parent;

provided that, for the avoidance of doubt, the Expected Restructuring shall not be a Change of Control.

“Citibank” has the meaning assigned to such term in the introduction of this Agreement.

“Clearing Agency” means an organization registered as a “clearing agency” pursuant to Section 17A of the Exchange Act.

“Clearing Corporation” means each entity included within the meaning of “clearing corporation” under Section 8-102(a)(5) of the UCC.

“Clearing Corporation Security” means securities which are in the custody of or maintained on the books of a Clearing Corporation or a nominee subject to the control of a Clearing Corporation and, if they are Certificated Securities in registered form, properly endorsed to or registered in the name of the Clearing Corporation or such nominee.

“Closing Date” means July 18, 2025.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” has the meaning assigned to such term in Section 7.01(a).

“Collateral Account” has the meaning specified in Section 8.03.

“Collateral Administration and Agency Fee Letter” means the fee letter, dated on or about the Closing Date, by and among the Borrower and the Collateral Administrator, the Collateral Agent, the Collateral Custodian and the Securities Intermediary setting forth the amounts payable by the Borrower to the Collateral Administrator, the Collateral Agent, the Collateral Custodian and the Securities Intermediary in connection with the transactions contemplated by this Agreement.

“Collateral Administration and Agency Fees” means the fees payable to the Collateral Administrator, the Collateral Agent, the Collateral Custodian and the Securities Intermediary pursuant to the Collateral Administration and Agency Fee Letter.

“Collateral Administrator” has the meaning assigned to such term in the introduction to this Agreement.

“Collateral Agent” has the meaning assigned to such term in the introduction to this Agreement.

“Collateral Custodian” has the meaning assigned to such term in the introduction to this Agreement.

“Collateral Loan” means a commercial loan (or Participation Interest therein) owned or, as set forth in Section 1.04, committed to be acquired or funded, by the Borrower.

“Collateral Quality Test” means a test that (a) will be deemed satisfied, and for the avoidance of doubt the Collateral Quality Test will not apply, until the earlier of (x) the date that is the twelve month anniversary of the Closing Date and (y) the date of the first Facility Increase and (b) thereafter, will be satisfied if, as of any date of determination and in the aggregate, the Eligible Collateral Loans owned (or, in relation to a proposed acquisition of an Eligible Collateral Loan, both owned and proposed to be owned) by the Borrower satisfy each of the tests set forth below, calculated, in each case, in accordance with Section 1.04:

(a)           the Minimum Weighted Average Spread Test;

(b)           the Maximum Weighted Average Life Test; and

(c)           the Minimum Diversity Score Test.

“Collection Account” has the meaning assigned to such term in Section 8.02.

“Collection Period” means, with respect to (a) the first Payment Date, the period from and including the Closing Date to and including the Determination Date immediately preceding the first Payment Date, and (b) any subsequent Payment Date, the period from but excluding the Determination Date immediately preceding the previous Payment Date to and including the Determination Date immediately preceding the current Payment Date (or, in the case of the final Payment Date, to and including such Payment Date).

“Collections” means all cash collections, distributions, payments or other amounts received, or to be received, by the Borrower from any Person in respect of any Collateral Loan constituting Collateral, including all principal, interest, fees, distributions, recoveries and redemption and withdrawal proceeds payable to the Borrower under or in connection with any such Collateral Loans and all Proceeds from any sale or disposition of any such Collateral Loans, but excluding (a) any amounts received by the Borrower from an Obligor or any other party obligated to make payments in respect of such Collateral Loan following the sale of a Collateral Loan by the Borrower that the Borrower is required to pay to the purchaser of such Collateral Loan so long as such amounts are not included in the net proceeds reported to be received by the Borrower from such sale, (b) any amounts in respect of indemnities received by the Borrower but owing to parties other than the Borrower in accordance with the Related Documents for any Collateral Loan and (c) any Excluded Amounts.

“Commitment” means, as to each Lender, the obligation of such Lender to make, on and subject to the terms and conditions hereof, Advances to the Borrower pursuant to Section 2.01(c) in an aggregate principal amount at any one time outstanding for such Lender up to but not exceeding the amount set forth opposite the name of such Lender on Schedule 1 hereto or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable, as such amount may be reduced from time to time pursuant to Section 2.06, increased from time to time pursuant to Section 2.22 or increased or reduced from time to time pursuant to assignments effected in accordance with Section 12.06(a).

“Commitment Fee” has the meaning assigned to such term in the Lender Fee Letter.

“Commitment Termination Date” means the last day of the Reinvestment Period; provided that, if the Commitment Termination Date would otherwise not be a Business Day, then the Commitment Termination Date shall be the immediately succeeding Business Day.

“Competitor” means any (a) fund who devotes a significant portion of its business resources on credit lending, (b) hedge fund investing principally in distressed investments or an Affiliate thereof or (c) activist hedge fund or an Affiliate thereof; provided that, in no event shall the term “Competitor” include any commercial bank, investment bank or insurance company (including any investment account or fund managed by such insurance company’s advisor).

“Concentration Denominator” means (x) during the Ramp-Up Period, $750,000,000 and (y) after the Ramp-Up Period, the sum of (1) the Aggregate Principal Balance of the Eligible Collateral Loans owned (and, solely in relation to a proposed acquisition of an Eligible Collateral Loan, proposed to be owned) by the Borrower and (2) the Principal Proceeds and Eligible Investments made with Principal Proceeds on deposit in the Collection Account as of such date, and in each case in accordance with the procedures set forth in Section 1.04.

“Concentration Limitations” means, as of any date of determination, the following limitations measured by Principal Balance and calculated as a percentage of the Concentration Denominator:

(a)           not more than 3.0% consists of Collateral Loans of any one (1) Obligor (and Affiliates thereof); provided that, the Collateral Loans of each of the largest five (5) single Obligors (and Affiliates thereof) may constitute up to 5.0%;

(b)           not more than 12.0% consists of Collateral Loans with Obligors in any one S&P Industry Classification; provided that, (i) not more than 20.0% consists of Collateral Loans with the Obligors in the largest S&P Industry Classification, (ii) not more than 17.5% consists of Collateral Loans with the Obligors in the second largest S&P Industry Classification and (iii) not more than 15.0% consists of Collateral Loans with the Obligors in the third largest S&P Industry Classification;

(c)           not more than 15.0% consists of First Lien Last Out Loans and Second Lien Loans;

(d)           not more than 5.0% consists of Second Lien Loans;

(e)           not more than 10.0% consists of Revolving Collateral Loans and Delayed Drawdown Collateral Loans;

(f)            not more than 20.0% consists of Collateral Loans that provide for payment of interest in cash less frequently than quarterly as of the related Acquisition Date;

(g)           not more than 30.0% consists of Covenant Lite Loans with respect to which the related Obligor has an EBITDA (as reported in the most recent financial statements or covenant compliance certificate of such Obligor available on the Acquisition Date) of less than $75,000,000 as of the related Acquisition Date; provided that not more than 12.5% may consist of Covenant Lite Loans with respect to which the related Obligor has an EBITDA (as reported in the most recent financial statements or covenant compliance certificate of such Obligor available on the Acquisition Date) of less than $40,000,000 as of the related Acquisition Date;

(h)           not more than 35.0% consists of Broadly Syndicated Loans; provided that not more than 15.0% may consist of Broadly Syndicated Loans with a rating from Moody’s of “Caa1” or lower, or a rating from S&P of “CCC+” or lower;

(i)            not more than 5.0% consists of DIP Loans;

(j)            not more than 25.0% consists of Collateral Loans with the Obligors domiciled outside of the United States;

(k)           not more than 25.0% consists of Collateral Loans denominated in a currency other than Dollars;

(l)            not more than 10.0% consists of Fixed Rate Obligations;

(m)          not more than 20.0% consists of Specified PIK Loans; provided that, not more than 7.5% consists of Specified PIK Loans that are PIKing Loans;

(n)           not more than 10.0% consists of MRR Loans;

(o)           not more than 5.0% consists of Collateral Loans (excluding MRR Loans) with respect to which the related Obligor has an EBITDA (as reported in the most recent financial statements or covenant compliance certificate of such Obligor available on the Acquisition Date) of less than $10,000,000 as of the related Acquisition Date;

(p)           not more than 5.0% consists of Participation Interests; and

(q)           not more than 5.0% consists of asset-based credit facilities.

Notwithstanding the foregoing, following the Reinvestment Period the following shall apply in lieu of clauses (a) through (q) above:

(i)            not more than 10.0% consists of Collateral Loans of any one (1) Obligor (and Affiliates thereof);

(ii)           not more than 30.0% consists of Collateral Loans with Obligors in any one S&P Industry Classification;

(iii)          not more than 15.0% consists of First Lien Last Out Loans and Second Lien Loans;

(iv)          not more than 10.0% consists of Second Lien Loans;

(v)            not more than 40.0% consists of Covenant Lite Loans with respect to which the related Obligor has an EBITDA (as reported in the most recent financial statements or covenant compliance certificate of such Obligor available on the Acquisition Date) of less than $75,000,000 as of the related Acquisition Date; provided that not more than 15.0% may consist of Covenant Lite Loans with respect to which the related Obligor has an EBITDA (as reported in the most recent financial statements or covenant compliance certificate of such Obligor available on the Acquisition Date) of less than $40,000,000 as of the related Acquisition Date; and

(vi)            not more than 15.0% consists of Collateral Loans (excluding MRR Loans) with respect to which the related Obligor has an EBITDA (as reported in the most recent financial statements or covenant compliance certificate of such Obligor available on the Acquisition Date) of less than $10,000,000 as of the related Acquisition Date.

“Conforming Changes” means, with respect to the use or administration of any Benchmark or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Accrual Period,” the definition of “U.S. Government Securities Business Day,” the timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, the formula for calculating any successor rates identified pursuant to the definition of “Benchmark Replacement” (including whether such formula shall be cumulative or non-cumulative), the formula, methodology or convention for applying the successor Floor to the successor Benchmark Replacement and other technical, administrative or operational matters) that the Administrative Agent in consultation with the Borrower decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides in consultation with the Borrower that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent in consultation with the Borrower determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides in consultation with the Borrower is reasonably necessary in connection with the administration of this Agreement and the other Facility Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profit Taxes.

“Consent Loan” means a Collateral Loan that, on and, as applicable, calculated for the Relevant Test Period most recently ended prior to, the related Acquisition Date:

(a)           is a Covenant Lite Loan the primary Obligor of which has (i) add-backs (i.e., extraordinary, one time and/or nonrecurring losses or charges and similar adjustments) to its most-recently calculated EBITDA (determined by the Servicer in accordance with the Servicing Standard on a consolidated basis with the EBITDA of any Person acquired by such Obligor or to the extent otherwise joining such Obligor in a similar business combination since the most recent calculation of EBITDA) of greater than 25.0% of such EBITDA and (ii) EBITDA of less than $40,000,000;

(b)           has a loan-to-value ratio (as determined by the Servicer in accordance with the Servicing Standard) of greater than 60.0%;

(c)           has a primary Obligor with a most recently calculated EBITDA of less than $10,000,000;

(d)           is an MRR Loan;

(e)           has a Senior Net Leverage Ratio of greater than (i) in the case of a Broadly Syndicated Loan, 6.50 to 1.00, and (ii) in all other cases, 6.00 to 1.00;

(f)           has a Purchase Price of less than or equal to 85.0%;

(g)           has a Total Net Leverage Ratio of greater than 8.00 to 1.00;

(h)           is an asset-based credit facility; or

(i)            is a Broadly Syndicated Loan with a rating from Moody’s of “Caa1” or lower or a rating from S&P of “CCC+” or lower.

“Constituent Documents” means, in respect of any Person, the trust agreement, certificate or articles of formation or organization, the limited liability company agreement, operating agreement, partnership agreement, joint venture agreement or other applicable agreement of formation or organization (or equivalent or comparable constituent documents) and other organizational documents and by-laws and any certificate of trust, certificate of incorporation, certificate of formation, certificate of limited partnership and other agreement or similar instrument filed or made in connection with its formation or organization, in each case, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Continued Errors” has the meaning assigned to such term in Section 14.08(c).

“Contractual Currency” has the meaning assigned to such term in Section 2.21.

“Control” means (i) the direct or indirect possession of the power to direct or cause the direction of the management or policies of a Person whether through ownership, by contract, arrangement or understanding, or otherwise or (ii) ownership of 50.0% or more of the equity securities of a Person. “Controlled” and “Controlling” have the meaning correlative thereto.

“Corporate Trust Office” means the applicable designated office of the Collateral Agent, the Collateral Administrator, the Securities Intermediary or the Collateral Custodian, as applicable, specified on Schedule 6 hereto, or such other address within the United States as it may designate from time to time by notice to the Administrative Agent.

“CORRA” means the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator).

“CORRA Adjustment” means 0.00%.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covenant Lite Loan” means a Collateral Loan with respect to which the related Obligor is not subject to financial covenants; provided that, a Collateral Loan shall not constitute a Covenant Lite Loan if (a) the Related Documents require the obligor thereunder to comply with one or more Maintenance Covenants (regardless of whether compliance with one or more Incurrence Covenants is otherwise required by the Related Documents), (b) the Related Documents contain a cross default provision to, or such Collateral Loan is pari passu with, or subordinated to, another loan of the Obligor that requires the Obligor to comply with one or more financial covenants or Maintenance Covenants (including covenants that apply only upon the funding of any portion of such loan, whether or not then funded) or (c) such Collateral Loan is a Broadly Syndicated Loan.

“Covered Account” means each of the Collection Account, the Unfunded Reserve Account and the Collateral Account.

“Covered Party” has the meaning assigned to such term in Section 12.19.

“Cure Period” means a period commencing upon the earlier of the Borrower receiving notice from the Administrative Agent, or a Responsible Officer of the Borrower obtaining knowledge, of the occurrence of a Borrowing Base Deficiency and ending at 11:59 p.m. either (i) if no Cure Plan has been submitted by the Borrower to the Administrative Agent, three (3) Business Days thereafter, or (ii) if a Cure Plan has been submitted by the Borrower to the Administrative Agent, thirteen (13) Business Days after such Cure Plan has been submitted.

“Cure Plan” means a written notice from the Borrower to the Administrative Agent, reasonably satisfactory to the Administrative Agent, including reasonable detail of a plan to effect a Borrowing Base Deficiency Cure through a request for capital from the members of the Parent (to the extent required) or through other means described in such written notice. Such notice shall include a draft of any applicable capital call notice to be submitted to the members of the Parent.

“Current Pay Loan” means any Collateral Loan (other than a DIP Loan) that but for the proviso to the definition of “Defaulted Loan” would be a Defaulted Loan but as to which no payments are due and payable that are unpaid and with respect to which the Servicer has identified to the Administrative Agent in writing that it believes, in its reasonable business judgment, that (a) the issuer or Obligor of such Collateral Loan will continue to make scheduled payments of interest thereon and will pay the principal thereof by maturity or as otherwise contractually due, and (b) if the issuer or Obligor is subject to a bankruptcy proceeding, it has been the subject of an order of a bankruptcy court that permits it to make the scheduled payments on such Collateral Loan and all interest and principal payments due thereunder have been paid in cash when due.

“Daily Compounded CORRA” means, for any day, CORRA with interest accruing on a compounded daily basis, with the methodology and conventions for this rate (which will include compounding in arrears with a lookback of five (5) Business Days or such other period as determined by the Administrative Agent in accordance with the methodology and conventions selected or recommended by the Canadian Relevant Governmental Body) being established by the Administrative Agent in accordance with the methodology and conventions for this rate selected or recommended by the Canadian Relevant Governmental Body for determining compounded CORRA for business loans; provided that, if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion; provided further that, if the administrator has not provided or published CORRA and a Benchmark Transition Event with respect to CORRA has not occurred, then, in respect of any day for which CORRA is required, references to CORRA will be deemed to be references to the last provided or published CORRA. If Daily Compounded CORRA is less than the Floor, Daily Compounded CORRA will be deemed to be the Floor for the purposes of this Agreement and the other Facility Documents.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which may include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that, if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Data Site” means an electronic password protected data site maintained by the Borrower (or by the Servicer on behalf of Borrower) at Datasite, Intralinks, SyndTrak Online or any other similar electronic distribution system reasonably acceptable to the Administrative Agent.

“Default” means any event which, with the passage of time, the giving of notice, or both, would constitute an Event of Default; provided that no BDC Coverage Event shall constitute a “Default” unless such event shall have occurred and been continuing for more than two fiscal quarters.

“Default Rate” means a rate per annum equal to the rate of interest (including any Applicable Margin) otherwise in effect pursuant to this Agreement (or, if no such rate is specified, the Base Rate), plus 2.00% per annum.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulted Loan” means any Collateral Loan:

(a)           with respect to which a default as to the payment of principal and/or interest has occurred and is continuing (giving effect to any grace or cure period applicable thereto, but in no event exceeding five (5) Business Days);

(b)           with respect to which a default as to the payment of principal and/or interest has occurred and is continuing with respect to another full recourse debt obligation of the same Obligor secured by the same collateral and which is senior to or pari passu with in right of payment to such Collateral Loan (giving effect to any grace or cure period applicable thereto, but in no event exceeding five (5) Business Days);

(c)           with respect to which the Obligor thereunder has become subject to an Insolvency Event provided that a Collateral Loan shall not constitute a Defaulted Loan under this clause (c) if it is a DIP Loan;

(d)           that has a published S&P Rating of “D” or below or “SD”, a published Fitch Rating of “D” or below or “SD” or a Moody’s probability of default rating (as published by Moody’s) of “D” or “LD” or previously had any such rating before it was withdrawn (in each case based on tranche rating not corporate family rating);

(e)           with respect to which a Responsible Officer of the Servicer has received written notice or has actual knowledge that such Collateral Loan is pari passu in right of payment as to the payment of principal and/or interest to another debt obligation of the same Obligor which has a published S&P Rating of “D” or below or “SD,” a published Fitch Rating of “D” or below or “SD” or a Moody’s probability of default rating (as published by Moody’s) of “D” or “LD”; provided that both the Collateral Loan and such other debt obligation are full recourse obligations of such Obligor;

(f)           with respect to which a Responsible Officer of the Servicer has received written notice or has actual knowledge that a default has occurred under the Related Documents and any applicable grace period has expired and the holders of such Collateral Loan have accelerated the repayment of such Collateral Loan (but only until such acceleration has been rescinded) in the manner provided in the Related Documents;

(g)           with respect to which the Servicer has, in its reasonable commercial judgment, otherwise declared such debt obligation to be a “Defaulted Loan”; or

(h)           with respect to which there has been effected any distressed exchange or other distressed debt restructuring where the Obligor of such Collateral Loan has offered the holder or holders thereof a new security or package of securities that, in the reasonable business judgment of the Servicer, amounts to a diminished financial obligation;

provided that, a Collateral Loan shall not constitute a Defaulted Loan if such Collateral Loan is a Current Pay Loan (except that the Aggregate Principal Balance of Current Pay Loans exceeding 5.0% of the Concentration Denominator shall be treated as Defaulted Loans).

“Defaulting Lender” means, at any time, any Lender that (a) has failed for two (2) or more Business Days after a Borrowing Date to fund its portion of an Advance required pursuant to the terms of this Agreement (other than failures to fund as a result of a bona fide dispute as to whether the conditions to borrowing were satisfied on the relevant Borrowing Date (which condition precedent, together with any applicable default, has been specifically identified to the Administrative Agent in writing or in any public statement by such Lender)), (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within two (2) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that, such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower) or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under the Bankruptcy Code or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other applicable jurisdiction or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) shall be conclusive and binding absent manifest error.

“Delayed Drawdown Collateral Loan” means a Collateral Loan that (a) requires the Borrower to make one or more future advances to the Obligor under the Related Documents, (b) specifies a maximum amount that can be borrowed on one or more fixed borrowing dates, and (c) does not permit the re-borrowing of any amount previously repaid by the Obligor thereunder; provided that, any such Collateral Loan will be a Delayed Drawdown Collateral Loan only to the extent of unfunded commitments and solely until all commitments by the Borrower to make advances on such Collateral Loan to the Obligor under the Related Documents expire or are terminated or are reduced to zero.

“Deliver” or “Delivered” or “Delivery” means the taking of the following steps:

(a)           with respect to such of the Collateral as constitutes an instrument that does not constitute a Financial Asset forming the basis of a Security Entitlement Delivered to the Collateral Custodian pursuant to the other clauses of this definition, causing the Collateral Custodian to take and continuously maintain possession of such instrument indorsed to the Collateral Agent or in blank by an effective indorsement;

(b)           with respect to such of the Collateral as constitutes a Certificated Security, (i) causing the delivery of such Certificated Security to the Collateral Custodian registered in the name of the Collateral Custodian or its affiliated nominee or endorsed to the Collateral Custodian or its affiliated nominee or endorsed in blank, (ii) causing the Collateral Custodian to continuously identify on its books and records that such Certificated Security is credited to the appropriate Covered Account and (iii) causing the Collateral Custodian to maintain continuous possession of such Certificated Security;

(c)           with respect to such of the Collateral as constitutes an Uncertificated Security, (i) causing the issuer of such Uncertificated Security to register the Collateral Agent as the registered owner of such Uncertificated Security, (ii) causing the issuer of such Uncertificated Security to agree to comply with instructions of the Collateral Agent without further consent of the Borrower, upon original issue or registration of transfer by the issuer of such Uncertificated Security or (iii)(A) causing the issuer of such Uncertificated Security to register the Collateral Custodian as the registered owner of such Uncertificated Security and (B) causing the Collateral Custodian to continuously identify on its books and records that such Uncertificated Security is credited to the appropriate Covered Account;

(d)           with respect to such of the Collateral as constitutes a Security Entitlement, causing the Securities Intermediary to indicate by book entry that the Financial Asset relating to such Security Entitlement has been credited to the appropriate Covered Account;

(e)           with respect to such of the Collateral as constitutes a deposit account, causing such deposit account to be maintained in the name of the Collateral Agent or causing the bank with which such deposit account is maintained to agree in writing with the parties hereto that (i) such bank shall comply with instructions originated by the Collateral Agent directing disposition of the funds in the deposit account without further consent of any other Person, (ii) such bank will not agree with any Person other than the Collateral Agent to comply with instructions originated by any Person other than the Collateral Agent or the Borrower (or the Servicer on its behalf), (iii) such deposit account and the funds on deposit therein shall not be subject to any Lien or right of set-off in favor of such bank or anyone claiming through it (other than the Collateral Agent) other than as permitted by the Account Control Agreement, (iv) such agreement shall be governed by the laws of the State of New York, and (v) with respect to such bank, the State of New York shall be the “bank’s jurisdiction” for purposes of Article 9 of the UCC;

(f)           with respect to such of the Collateral as constitutes an account or a general intangible or is not otherwise described in the foregoing clauses (a) through (e), causing to be filed with the Secretary of State of the State of Delaware a properly completed UCC financing statement that names the Borrower as debtor and the Collateral Agent as secured party and that describes such Collateral (including as “all assets” or a similar designation) (which financing statement may have been previously filed) or any equivalent filing in any applicable jurisdiction; or

(g)           in the case of each of clauses (a) through (f) above, such additional or alternative procedures as may hereafter become necessary or desirable to perfect the security interest granted to the Collateral Agent hereunder in such items of the Collateral, consistent with Applicable Law.

In addition, the Servicer on behalf of the Borrower will obtain any and all consents required by the Related Documents to permit each Collateral Loan to the pledged in favor of the Collateral Agent hereunder (except to the extent that the requirement for such consent is rendered ineffective under Section 9-406 or Section 9-408 of the UCC).

“Determination Date” means the date that is nine (9) Business Days prior to the 27th calendar day of each calendar month.

“DIP Loan” means a Collateral Loan made to a debtor-in-possession pursuant to Section 364 of the Bankruptcy Code having the priority allowed by either Section 364(c) or 364(d) of the Bankruptcy Code and fully secured by senior liens on which the related Obligor is required to pay interest and/or principal on a current basis.

“Dispute Time” means, with respect to any Collateral Loan for which the Servicer has received a valuation from the Administrative Agent pursuant to clause (ii) in the first paragraph of the definition of “Asset Value,” 1:00 p.m. on the fifth (5th) Business Day after the Servicer’s receipt of such valuation.

“Disputed Collateral Loan” has the meaning assigned to such term in the definition of “Asset Value.”

“Disqualified Lender” means any of the following: (a) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (a), (b) a natural Person or an investment vehicle or trust for, or operated for the primary benefit of a natural person, (c)(1) each Person identified on Schedule A to the Administrative Agent Fee Letter (as amended, restated, supplemented or otherwise modified from time to time by the Borrower with the consent of the Administrative Agent in its reasonable discretion) and (2) in the case of each Person identified pursuant to clause (c)(1) above, any of its Affiliates that are either (x) identified in writing by the Borrower to the Administrative Agent from time to time or (y) known or reasonably identifiable as an Affiliate of any such Person; provided that, in no event shall this clause (c)(2) include any commercial bank, investment bank or insurance company, and (d) a Competitor.

“Disruption Event” means the occurrence of any of the following with respect to any Eligible Currency: (a) any Lender shall have notified the Administrative Agent of the commercially reasonable determination by such Lender that it would be contrary to Law or to the directive of any Governmental Authority (whether or not having the force of law) to obtain such Eligible Currency to fund any Advance, (b) the Administrative Agent shall have notified the Borrower and each Lender of the inability, for any commercially reasonable reason, to determine the Benchmark for the Advances in such Eligible Currency, (c) the Required Lenders shall have notified the Administrative Agent of the commercially reasonable determination by such Lenders that the rate at which deposits of such Eligible Currency are being offered to such Lenders does not accurately reflect the cost to such Lenders of making, funding or maintaining any Advance in such Eligible Currency or (d) any Lender shall have notified the Administrative Agent of the inability of such Lender, acting in a commercially reasonable manner, to obtain such Eligible Currency to make, fund or maintain any Advance in such Eligible Currency.

“Diversity Score” means, as of any day, a numerical value that indicates Collateral Loan concentration in terms of both Obligor and industry concentration, calculated as set forth in Schedule 8 hereto using Moody’s calculation methodology and S&P Industry Classifications. Schedule 8 hereto may be updated from time to time if (a) Moody’s subsequently updates its diversity score calculation methodology and (b) each of the Administrative Agent, the Servicer and the Borrower consents to update Schedule 8 hereto.

“Document Checklist” means an electronic or hard copy list delivered by the Borrower (or by the Servicer on behalf of the Borrower) to the Collateral Custodian that identifies each of the documents contained in each Loan File, whether each such document is an original or a copy (and will be delivered exclusively to the Collateral Custodian, and it being understood that, in the absence of any such specification, all Loan Files will be delivered in electronic form) and includes the name of the Obligor with respect to such Collateral Loan, in each case as of the related date of Advance or the Acquisition Date.

“Dollars” and “$” mean lawful money of the United States of America.

“Due Date” means each date on which any payment is due on a Collateral Loan in accordance with its terms.

“EBITDA” means, with respect to any Relevant Test Period (or other period set forth herein) and any Collateral Loan (other than an MRR Loan), the meaning of the term “Adjusted EBITDA”, the term “EBITDA” or any comparable term in the Related Documents for such period and Collateral Loan (or, in the case of a Collateral Loan for which the Related Documents have not been executed, as set forth in the relevant marketing materials or financial model in respect of such Collateral Loan, until the first testing period after the Related Documents have been executed), and in any case that the term “Adjusted EBITDA”, the term “EBITDA” or such comparable term is not defined in such Related Document or marketing materials or financial model, an amount, for the principal Obligor thereunder and any of its parents or Subsidiaries that are obligated as guarantor or co-borrower pursuant to the Related Documents and any of their respective Subsidiaries for such Collateral Loan (determined on a consolidated basis without duplication in accordance with GAAP (and also on a pro forma basis as determined in good faith by the Servicer in accordance with the Servicing Standard in case of any acquisitions)) equal to earnings from continuing operations for such period plus interest expense, income taxes, depreciation and amortization for such period, other non-cash charges and organization costs (to the extent deducted in determining earnings from continuing operations for such period), extraordinary, one-time and/or nonrecurring losses or charges, any other customary add-backs for similarly situated obligors the Servicer deems to be appropriate in accordance with the Servicing Standard and any other item the Servicer and the Administrative Agent mutually deem to be appropriate; provided that with respect to any Obligor for which four full fiscal quarters of financial data are not available, EBITDA shall be determined for such Obligor based on annualizing the financial data from the reporting periods actually available in a manner mutually acceptable to the Servicer and the Administrative Agent.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Affiliate of Citibank.

“Eligible Collateral Loan” means a Collateral Loan that (A) in the case of a Consent Loan, has been approved by the Administrative Agent, in its sole discretion, prior to the related Acquisition Date; provided that each Collateral Loan included in the list of preapproved Collateral Loans set forth on Schedule 5 hereto as of the Closing Date shall be deemed approved by the Administrative Agent, and (B) satisfies each of the following eligibility requirements on any date of determination (unless otherwise expressly waived by the Administrative Agent in its sole discretion):

(a)           is a First Lien Loan, a First Lien Last Out Loan, a Second Lien Loan, a Broadly Syndicated Loan or a DIP Loan;

(b)           is denominated and payable in an Eligible Currency and does not permit the currency in which it is payable or the place of payment to be changed other than to an Eligible Currency;

(c)           the related Obligor is organized or incorporated in (i) the United States (or any state or territory thereof or the District of Columbia), (ii) the United Kingdom, (iii) Canada, (iv) Australia, Austria, Belgium, Denmark, Finland, France, Germany, Ireland, Luxembourg, Netherlands, Norway, Portugal, Spain, Sweden and Switzerland, or (v) any other jurisdiction approved by the Administrative Agent in its sole discretion;

(d)           the Related Documents for which are governed by the laws of (i) the United States (or any state or territory thereof or the District of Columbia), (ii) the United Kingdom, (iii) Canada, (iv) Australia, Austria, Belgium, Denmark, Finland, France, Germany, Ireland, Luxembourg, Netherlands, Norway, Portugal, Spain, Sweden and Switzerland or (v) any other jurisdiction approved by the Administrative Agent in its sole discretion;

(e)           has an original term to maturity of not more than eight (8) years;

(f)            does not constitute Margin Stock;

(g)           as of its related Acquisition Date, has a Purchase Price of at least 70.0% unless otherwise approved by the Administrative Agent in its sole discretion;

(h)           is not an obligation (other than a Delayed Drawdown Collateral Loan or a Revolving Collateral Loan) pursuant to which any future advances or payments to the Obligor may be required to be made by the Borrower and will not otherwise result in the imposition of any other present or future, actual or contingent, monetary liabilities or obligations of the Borrower;

(i)            is not an Equity Security or a component thereof and does not provide for mandatory or optional conversion or exchange into an Equity Security; provided that, (x) any equity security purchased as part of a “unit” or “package” with a Collateral Loan (including any attached warrants) and that itself is not eligible for purchase by the Borrower as a Collateral Loan shall not cause the Collateral Loan portion to lose its eligibility hereunder and (y) Equity Securities may be received by the Borrower in exchange for a Collateral Loan or a portion thereof in connection with an Insolvency Event, reorganization, debt restructuring or workout of the Obligor thereof;

(j)            is not a Defaulted Loan or, as of its related Acquisition Date, a Current Pay Loan;

(k)           as of its related Acquisition Date, unless it is a DIP Loan, the related Obligor on the Collateral Loan is not insolvent, is not the subject of an Insolvency Event, and there are no proceedings pending wherein the related Obligor or any Governmental Authority or (solely in the case of the following clause (i)) any other party (i) has asserted insolvency of the related Obligor on such Collateral Loan (and, in the case of an involuntary proceeding occurring after the related Acquisition Date, such proceeding has not been dismissed within sixty (60) days), or (ii) has alleged that such Collateral Loan or any of the Related Documents is illegal or unenforceable and such Collateral Loan is not subject to any pending or threatened litigation or right or claim of rescission, set-off, netting, counterclaim or defense on the part of the related Obligor;

(l)            to the actual knowledge of the Borrower based on any customary diligence deemed appropriate under the circumstances in accordance with the Servicing Standard, the Related Property has not been used by the related Obligor (or any parent entity, subsidiary or Affiliate thereof) in any manner or for any purpose that would result in any material risk of liability being imposed upon the Administrative Agent, the Borrower, the Parent, the Servicer or any Secured Party under any Applicable Law;

(m)          the acquisition thereof by the Borrower will not (i) violate any Applicable Law or (ii) to the actual knowledge of a Responsible Officer of the Borrower or the Servicer, cause the Administrative Agent or any Lender to fail to comply with any request or directive from any banking authority or governmental entity having jurisdiction over the Administrative Agent or such Lender;

(n)           (i) except for Permitted Liens, the Borrower has good and marketable title to, and is the sole owner of, such Collateral Loan and the Related Security or, with respect to any Related Security securing such Collateral Loan, the Borrower has the benefit of a valid security interest therein of the priority required by the Related Documents free and clear of all Liens and (ii) the Borrower has granted to the Collateral Agent for the benefit of the Secured Parties, a valid and perfected first-priority security interest in such Collateral Loan;

(o)           to the actual knowledge of the Borrower (after using reasonable inquiry under the circumstances, which may be based on representations by the Obligor and the other parties set forth in the related Underlying Loan Agreement or otherwise), such Collateral Loan and the Related Documents for such Collateral Loan constitute the legal, valid and binding obligations of the related Obligor thereunder and each guarantor thereof, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or general principles of equity, regardless of whether considered in a proceeding in equity or at law;

(p)           provides for a fixed amount of principal to be payable in cash no later than its stated maturity;

(q)           the related Obligor on such Collateral Loan (i) is a business entity (and not a natural person) duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is a legal operating entity or holding company, (iii) is not a Governmental Authority and (iv) is not Affiliated with the Borrower, the Parent, the Servicer or any of their respective Affiliates;

(r)           the proceeds of which are not permitted primarily to be used for personal, family or household purposes;

(s)           is capable of being transferred to and owned by the Borrower (whether directly or by means of a security entitlement) and of being pledged, assigned or novated by the owner thereof or of an interest therein, subject to customary restrictions for assets of the type constituting the Collateral Loans (i) to the Collateral Agent, (ii) to any assignee of the Collateral Agent permitted or contemplated under this Agreement, (iii) to any Person at any foreclosure or strict foreclosure sale or other disposition initiated by a secured creditor in furtherance of its security interest and (iv) to commercial banks, financial institutions, offshore and other funds (in each case, including transfer permitted by operation of the UCC);

(t)           does not contain restrictions on transfer which materially limit potential transferees, other than any such restrictions customary for assets of the type constituting the Collateral Loans;

(u)          does not contain confidentiality restrictions that would prohibit the Administrative Agent from accessing or receiving all material obligor information with regards to such Collateral Loan (subject to customary confidentiality provisions);

(v)          is not a Structured Finance Obligation, an unsecured loan, a bridge loan or a bond;

(w)          no Responsible Officer of the Borrower has actual knowledge that such Collateral Loan was originated with fraud or any material misrepresentation;

(x)           [reserved];

(y)          the Loan File with respect to such Collateral Loan has been delivered to the Collateral Custodian or the time period for such delivery under Section 13.03(a) has not yet expired;

(z)           the acquisition of such Collateral Loan will not cause the Borrower or the pool of Collateral to be required to register as an “investment company” under Section 8 of the Investment Company Act;

(aa)         is not a letter of credit (other than a Revolving Collateral Loan that includes a letter of credit sub-facility as long as the Borrower is not the letter of credit issuer with respect thereto);

(bb)        is not a participation interest, other than a Participation Interest;

(cc)         the Borrower has all necessary Governmental Authorizations and Private Authorizations necessary to acquire and own such Collateral Loan and enter into the Related Documents with respect to such Collateral Loan;

(dd)        [reserved];

(ee)         provides for scheduled payments of interest in cash at least semi-annually (unless, after the related Acquisition Date, it becomes a PIK Loan);

(ff)          [reserved];

(gg)        is not (i) underwritten as a real estate loan or principally secured by real property; (ii) a construction loan or (iii) a project finance loan;

(hh)        its transfer may be effected pursuant to either (i) a form attached as an exhibit to the relevant Underlying Loan Agreement or (ii) other assignment documentation customary for assets of the type constituting such Collateral Loan (which may be an LSTA Par/Near Par Trade Confirmation, subject to Standard Terms and Condition for Par/Near Par Trade Confirmations, as published by The Loan Syndications and Trading Association, Inc.);

(ii)           to the knowledge of the Borrower or the Servicer, no selection procedure adverse to the interests of the Secured Parties was utilized at the time of the selection of such Collateral Loan for acquisition by the Borrower;

(jj)           such Collateral Loan requires the related Obligor to maintain, subject to market standard qualifications and exceptions, the Related Property in good repair;

(kk)         unless it is an MRR Loan, the related Obligor has a trailing twelve-month EBITDA (as reported in the most recent financial statements or covenant compliance certificate of such Obligor as of the related Acquisition Date) of at least $0;

(ll)           such Collateral Loan was sourced or originated by the Parent or the Borrower (or, in the case of any Collateral Loan acquired prior to the Expected Restructuring, Holdings) in the ordinary course of the Parent’s business;

(mm)       is an “instrument” or “payment intangible” under the UCC;

(nn)        unless it is a MRR Loan, as of the related Acquisition Date, the related Obligor has a Total Net Leverage Ratio less than or equal to 10.0x;

(oo)        as of the related Acquisition Date, if such Collateral Loan is a PIK Loan (other than a Specified PIK Loan), it provides for a minimum cash spread of not less than either (a) the Applicable Margin or (b) 50% of the spread, without taking into account any PIK premium, over the applicable index rate payable on such Collateral Loan; and

(pp)        to the knowledge of the Borrower or the Servicer, after due care and inquiry (which due care and inquiry may be evidenced by customary representations or opinions provided by the related Obligor and its counsel), the related Obligor with respect to such Loan is not a Sanctioned Person.

“Eligible Currency” means (a) any of Dollars, CAD, EUR and GBP and (b) any other currency mutually agreed to by the Borrower, the Administrative Agent and the Collateral Custodian.

“Eligible Investment Required Ratings” means, (a) with respect to any obligation or security, with respect to ratings assigned by Moody’s, at least “Aa2” or “P-1” for one-month instruments, at least “Aa2” and “P-1” for three-month instruments, at least “Aa3” and “P-1” for six-month instruments and at least “Aa2” and “P-1” for instruments with a term in excess of six months and (b) with respect to rating assigned by S&P, at least “A-1” for short-term instruments and at least “A” for long-term instruments.

“Eligible Investments” means any Dollar-denominated investment that, at the time it is Delivered, is Cash or one or more of the following obligations or securities:

(a)           direct obligations of, and obligations the timely payment of principal and interest on which is fully and expressly guaranteed by, the United States of America or any agency or instrumentality of the United States of America the obligations of which are expressly backed by the full faith and credit of the United States of America;

(b)           demand and time deposits in, bank deposit products of, certificates of deposit of, trust accounts with, bankers’ acceptances payable within 183 days of issuance by, or federal funds sold by any depository institution or trust company incorporated under the laws of the United States of America or any state or territory thereof or the District of Columbia and subject to supervision and examination by federal and/or state banking authorities, so long as the commercial paper and/or the debt obligations of such depository institution or trust company (or, in the case of the principal depository institution in a holding company system, the commercial paper or debt obligations of such holding company) at the time of such investment or contractual commitment providing for such investment have the Eligible Investment Required Ratings;

(c)           non-extendable commercial paper or other short-term obligations with the Eligible Investment Required Ratings and that either bear interest or are sold at a discount from the face amount thereof and have a maturity of not more than 183 days from their date of issuance; and

(d)           money market funds that have, at all times, ratings in the highest credit rating category by Moody’s and S&P (based on tranche rating, not corporate family rating);

provided that, none of the foregoing obligations or securities shall constitute Eligible Investments if (A) such obligation or security has an “f”, “r”, “p”, “pi”, “q”, “sf” or “t” subscript assigned by S&P, (B) all, or substantially all, of the remaining amounts payable thereunder consist of interest and not principal payments, (C) such obligation or security is secured by real property, (D) such obligation or security is purchased at a price greater than 100% of the principal or face amount thereof, (E) such obligation or security is subject of a tender offer, voluntary redemption, exchange offer, conversion or other similar action or (F) in the Servicer’s judgment in accordance with the Servicing Standard, such obligation or security is subject to material non-credit related risks. Any such investment may be made or acquired from or through the Collateral Agent or any of its Affiliates, or any entity for whom the Collateral Agent or any of its Affiliates provides services, receives compensation or acts as offeror (so long as such investment otherwise meets the applicable requirements of the foregoing definition of Eligible Investment at the time of acquisition). The Collateral Agent shall have no obligation to determine or oversee compliance with the foregoing requirements.

“Equity Security” means any stock or similar security, certificate of interest or participation in any profit sharing agreement, reorganization certificate or subscription, transferable share, voting trust certificate or certificate of deposit for an equity security, limited partnership or membership interest, interest in a joint venture, or certificate of interest in a business trust; any security future on any such security; or any security convertible, with or without consideration into such a security, or carrying any warrant (other than a detachable warrant) or right to subscribe to or purchase such a security; or any such warrant or right.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the thirty (30) day notice requirement is waived); (b) the failure with respect to any Plan to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA); (c) the filing pursuant to Section 412(c) of the Code or Section 302 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination that any Plan is, or is expected to be, in “at risk” status (as defined in Section 430(i) of the Code or Section 303(i) of ERISA); (e) the incurrence by the Borrower or any member of its ERISA Group of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) (i) the receipt by the Borrower or any member of its ERISA Group from the PBGC of a notice of determination that the PBGC intends to seek termination of any Plan or to have a trustee appointed for any Plan, or (ii) the filing by the Borrower or any member of its ERISA Group of a notice of intent to terminate any Plan; (g) the incurrence by the Borrower or any member of its ERISA Group of any liability under Title IV of ERISA or Section 412 of the Code (i) with respect to a Plan pursuant to Sections 4063 and 4064 of ERISA, (ii) with respect to a facility closing pursuant to Section 4062(e) of ERISA, or (iii) with respect to the withdrawal or partial withdrawal from any Multiemployer Plan; (h) the receipt by the Borrower or any member of its ERISA Group of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, in endangered status or critical status, within the meaning of Section 432 of the Code or Section 305 of ERISA or is insolvent within the meaning of Title IV of ERISA; or (i) the failure of the Borrower or any member of its ERISA Group to make any required contribution to a Multiemployer Plan.

“ERISA Group” means each controlled group of corporations or trades or businesses (whether or not incorporated) under common control that is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code with the Borrower.

“Erroneous Payment” has the meaning assigned to such term in Section 11.07.

“Errors” has the meaning assigned to such term in Section 14.08(c).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“EUR” or “€” means the single currency of the Participating Member States.

“EURIBOR Rate” means, for any day during the Interest Accrual Period with respect to Advances denominated in EUR, the rate per annum appearing on Reuters Screen EURIBOR Page (or any successor or substitute page) applicable to bankers’ acceptances for deposits in EUR for a period equal to three months; provided that, if no such rate appears on Reuters Screen EURIBOR Page (or any successor or substitute page), the EURIBOR Rate shall be the rate per annum determined by the Administrative Agent using the average of the rates for bankers’ acceptances for deposits in EUR for a three month period in EUR at approximately 11:00 a.m. (Brussels time) for such date. If the EURIBOR Rate is less than zero percent then the EURIBOR Rate shall be deemed to equal zero percent for all purposes of this Agreement.

“Event of Default” has the meaning assigned to such term in Section 6.01.

“Excess Concentration Amount” means, at any time in respect of which any one or more of the Concentration Limitations are exceeded, an amount equal to the sum of the portions (calculated without duplication) of each Collateral Loan that cause such Concentration Limitations to be exceeded, as calculated by the Servicer and certified to as required hereunder; provided that any such portion expressly approved by the Administrative Agent in writing for inclusion in the Borrowing Base shall not constitute a part of the Excess Concentration Amount.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

“Excluded Amount” means (i) any amount deposited into the Collection Account with respect to any Collateral Loan, which amount is attributable to the reimbursement of payment of the Borrower not using Collections of any Tax, fee or other charge imposed by any Governmental Authority on such Collateral Loan or on any Related Security, (ii) any interest or fees (including origination, agency, structuring, management or other upfront fees) that are for the account of the applicable person from whom the Borrower purchased such Collateral Loan to the extent such amount is attributable to a time before the related Acquisition Date, (iii) any reimbursement of insurance premiums not paid by the Borrower using Collections, (iv) any escrow relating to Taxes, insurance and other amounts in connection with Collateral Loan which are held in an escrow account for the benefit of the Obligor and the secured party pursuant to escrow arrangements as Related Security under the Related Documents securing the obligations represented by such Collateral Loan or (v) any amount deposited into the Collection Account in error (including any amounts relating to any portion of an asserts sold by the Borrower in accordance with this Agreement, in each case to the extent such amount is attributable to a time after the effectiveness of such sale).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Secured Party or required to be withheld or deducted from a payment to a Secured Party (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such Secured Party is organized or in which its principal office is located, or in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Commitment or an Advance pursuant to a Law in effect on the date on which (i) such Lender acquires such interest in such Commitment or Advance or (ii) such Lender designates a new lending office, except in each case to the extent that, pursuant to Section 12.03, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Secured Party’s failure to comply with Section 12.03(f), and (d) Taxes imposed by FATCA.

“Expected Restructuring” means a series of transactions expected to be entered into after the Closing Date effecting the transfer of the equity interests of the Borrower by its then interest holder(s) to the Servicer and its conversion from a limited partnership to a limited liability company.

“Facility Amount” means during the Reinvestment Period, $250,000,000 (as such amount may be reduced from time to time pursuant to Section 2.06 or increased from time to time pursuant to Section 2.22 or as otherwise agreed to by the Borrower, the applicable Lenders, the Servicer and the Administrative Agent); provided that, following the Commitment Termination Date, the Facility Amount will equal the Advances Outstanding as of the applicable date of determination.

“Facility Documents” means this Agreement, the Notes, the Account Control Agreement, the Administrative Agent Fee Letter, the Lender Fee Letter, the Collateral Administration and Agency Fee Letter, the Sale Agreement and any other security agreements and other instruments entered into or delivered by or on behalf of the Borrower in favor of the Collateral Agent, the Administrative Agent or any Lender from time to time pursuant to this Agreement.

“Facility Increase” has the meaning assigned to such term in Section 2.22(a).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended versions of Sections 1471 through 1474 of the Code that are substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rule or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities implementing any of the foregoing.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Basis Amount” means, for any Payment Date, the quotient of (a) the arithmetic mean of (i) the Aggregate Principal Balance of all Eligible Collateral Loans plus (ii) the Principal Proceeds and Eligible Investments made with Principal Proceeds on deposit in the Collection Account, in each case, on the first day and on the last day of the related Interest Accrual Period, divided by (b) the number of days during such Interest Accrual Period.

“Final Maturity Date” means the earliest to occur of (i) the date on which the Borrower (or the Servicer on its behalf) reduces the Facility Amount in full pursuant to Section 2.06(b); (ii) the day that is two years after the Commitment Termination Date; and (iii) the date on which the Administrative Agent provides notice of the declaration of the Final Maturity Date after the occurrence and during the continuance of an Event of Default; provided, that, in the case of the foregoing clauses (i) and (ii), if such day is not a Business Day, then the Final Maturity Date shall be the next succeeding Business Day.

“Financial Asset” has the meaning specified in Section 8-102(a)(9) of the UCC.

“Financial Stability Board” means the Financial Stability Board established after the G20 London summit in April 2009 as a successor to the Financial Stability Forum.

“Firm Bid” means any actionable bid from any Approved Broker Dealer for the full principal amount of a Collateral Loan.

“First Lien Last Out Loan” means, as of any date of determination, any Collateral Loan that would constitute a First Lien Loan but that, at any time after an event of default under the related Underlying Loan Agreement of such Collateral Loan, will be paid after one or more tranches of First Lien Loans issued by the same Obligor have been paid in full in accordance with a specified waterfall or other priority of payments specified in the applicable Related Documents or an agreement among lenders.

“First Lien Loan” means any Collateral Loan that meets the following criteria: (i) is not (and is not expressly permitted by its terms to become) contractually subordinate in right of payment to any other obligation for borrowed money of the Obligor of such loan (other than pursuant to a Senior Revolver Facility); (ii) is secured by a valid first-priority perfected Lien in, to or on specified collateral securing the Obligor’s obligations under such Collateral Loan (whether or not such Collateral Loan is also secured by any lower priority Lien on other collateral) subject to customary Liens (including any such Lien securing a Senior Revolver Facility) of such Obligor; (iii) is secured, pursuant to such first-priority perfected Lien, by collateral having a value (determined in good faith by the Servicer in accordance with the Servicing Standard, taking into consideration the enterprise value and general financial condition of the Obligor on or about the related Acquisition Date) not less than the outstanding Principal Balance of such Collateral Loan plus the aggregate outstanding Principal Balances of all other loans of equal seniority secured by a first priority Lien in the same collateral and (iv) is not a loan which is secured solely or primarily by the common stock of its Obligor or any of its Affiliates; provided that, the limitation on this clause (iv) shall not apply with respect to a Collateral Loan made to a parent entity that is secured solely or primarily by the stock of one or more of the subsidiaries of such parent entity to the extent that the granting by any such subsidiary of a Lien on its own property would (1) violate Law applicable to such subsidiary (whether the obligation secured is such Collateral Loan or any other similar type of indebtedness owing to third parties), (2) cause such subsidiary to suffer adverse economic consequences under capital adequacy, liquidity coverage or other similar rules or (3) result in material adverse tax consequences to such subsidiary or such parent in the form of a deemed dividend by such subsidiary to such parent entity for such tax purposes, in each case, so long as (x) such subsidiary does not have any indebtedness (other than current accounts payable in the ordinary course of business) or the Related Documents limit the incurrence of indebtedness by such subsidiary and (y) the aggregate amount of all such indebtedness is not material relative to the aggregate value of the assets of such subsidiary.

“Fitch” means Fitch Ratings, Inc., Fitch Ratings Ltd. and their subsidiaries, including Derivative Fitch Inc. and Derivative Fitch Ltd. and any successor thereto.

“Fitch Rating” means, with respect to any Collateral Loan, the public rating issued by Fitch (based on tranche rating and not corporate family rating).

“Fixed Rate Obligation” means any Collateral Loan that bears a fixed rate of interest.

“Floating Rate Obligation” means any Collateral Loan that bears a floating rate of interest.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the initial Benchmark for each Eligible Currency provided for hereunder. Initially, the Floor shall be zero.

“Floor Obligation” means, as of any date:

(a)           a Collateral Loan (i) for which the Related Documents provides for a London interbank offered rate or a rate based on any Applicable Reference Rate (or any successor rate reasonably acceptable to the Administrative Agent) option and that such rate is calculated as the greater of a specified “floor” rate per annum and such rate for the applicable Interest Accrual Period and (ii) that, as of such date, bears interest based on such rate option, but only if as of such date the applicable rate for the applicable Interest Accrual Period is less than such floor rate; and

(b)           a Collateral Loan (i) for which the Related Documents provides for a base or prime rate option and such base or prime rate is calculated as the greater of a specified “floor” rate per annum and the base or prime rate for the applicable Interest Accrual Period and (ii) that, as of such date, bears interest based on such base or prime rate option, but only if as of such date the base or prime rate for the applicable Interest Accrual Period is less than such floor rate.

“Fundamental Amendment” means any amendment, modification, waiver or supplement of or to this Agreement that would (as determined by the Administrative Agent) (a) increase or extend the term of the Commitments or change the Final Maturity Date, (b) extend the date fixed for the payment of principal of, or interest on, any Advance, (c) reduce the amount of any scheduled payment of principal or the amount of any other payment due to any Lender, (d) reduce the rate at which interest is payable thereon or any fee is payable hereunder (other than any waiver or rescission of the Default Rate), (e) release any material portion of the Collateral, except in connection with dispositions expressly permitted hereunder, (f) alter the terms of Section 9.01 or Section 12.01(b) or, for purposes of Section 9.01 or Section 12.01(b), alter any defined term or alter any other provision of this Agreement to the extent such alteration would alter the order of application of proceeds or the pro rata sharing of payments required thereby or (g) modify the definition of “Required Lenders” or “Fundamental Amendment” or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof.

“FX Terms” has the meaning assigned to such term in Section 2.15(c)(iv).

“FX Transaction” has the meaning assigned to such term in Section 2.15(c)(iv).

“GAAP” means generally accepted accounting principles in effect from time to time in the United States or, with respect to an Obligor located outside the United States, such other generally accepted accounting principles in effect from time to time in the jurisdiction of such Obligor.

“GBP” or “£” means the lawful currency of the United Kingdom.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, administrative tribunal, central bank, public office, court, arbitration or mediation panel, or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of government having or reasonably claiming to have jurisdiction over the Borrower, the Servicer, the Parent, any Agent, any Lender, the Collateral Administrator, any other Secured Party or any of their respective Affiliates, Subsidiaries, businesses, operations, assets or properties, including the SEC, the stock exchanges, any federal, state, territorial, county, municipal or other government or governmental agency, arbitrator, board, body, branch, bureau, commission, court, department, instrumentality, master, mediator, panel, referee, system or other political unit or subdivision or other entity of any of the foregoing, whether domestic or foreign.

“Governmental Authorizations” means all franchises, permits, licenses, approvals, consents and other authorizations of all Governmental Authorities.

“Governmental Filings” means all filings, including franchise and similar tax filings, and the payment of all fees, assessments, interests and penalties associated with such filings with all Governmental Authorities.

“Holdings” means Antares Holdings LP, a Delaware limited partnership.

“Incurrence Covenant” means a covenant by any Obligor to comply with one or more financial covenants only upon the occurrence of certain actions of such Obligor, including a debt issuance, dividend payment, share purchase, merger, acquisition or divestiture.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)           all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)           all obligations of such Person to pay the deferred purchase price of property or services;

(d)           indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(e)           capital leases;

(f)            all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any equity interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(g)           all indebtedness, obligations or liabilities of that Person in respect of derivatives or hedges; and

(h)           all guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.

“Indemnified Party” has the meaning assigned to such term in Section 12.04(b).

“Independent Accountants” has the meaning assigned to such term in Section 8.11(a).

“Independent Director” means a manager of the Borrower who, (a) is an employee of, or is a special purpose corporation which is an Affiliate of or is operated by, employees of, or is otherwise provided by, any one of CT Corporation, Citadel SPV, Maples Fiduciary Services, Corporation Service Company, Puglisi & Associates, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation, The Corporation Trust Company, TMF Group or an Affiliate thereof, or, if none of those companies is then providing professional independent directors or managers, another nationally-recognized company, in each case that is not an Affiliate of the Borrower (except to the extent that it would constitute an Affiliate by virtue of employing an Independent Director of the Borrower, the Parent or any Affiliate of the Borrower or the Parent) and that provides professional independent directors or managers and other corporate services in the ordinary course of its business; (b) in the case of any natural person, has prior experience as an independent director for a corporation, or as an independent director or independent manager or independent trustee for a limited liability company or trust, whose organizational documents required the unanimous consent of all independent directors (or independent managers or independent trustees) thereof before such corporation or limited liability company or trust could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy; and (c) in the case of any natural person, is not, and has not been for a period of five (5) years prior to his or her appointment as an Independent Director: (i) a stockholder (whether direct, indirect or beneficial), director, member, manager, officer, employee, or partner, of (A) the Borrower, (B) the Servicer, (C) the Parent or (D) any Affiliate of the Parent, the Borrower or the Servicer or (ii) a spouse, parent, sibling or child of any Person referred to in clause (i) above; provided, however, that such Independent Director may be an independent director, independent trustee or independent manager of one or more special purpose entities affiliated with the Parent, the Borrower, the Servicer or their respective Affiliates.

“Ineligible Collateral Loan” means, at any time, a loan or other obligation, or any portion thereof, that fails to satisfy any criteria of the definition of “Eligible Collateral Loan” (other than any of such criteria expressly waived by the Administrative Agent as set forth in the definition of “Eligible Collateral Loan” or as otherwise waived by the Administrative Agent in its sole discretion).

“Insolvency Event” means, with respect to a specified Person, (a) the filing of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under the Bankruptcy Code or any other applicable insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of sixty (60) consecutive days; or (b) the commencement by such Person of a voluntary case under the Bankruptcy Code or any other applicable insolvency Law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such Law, or the consent by such Person to the appointment of or taking possession by an administrator, receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.

“Instruction” has the meaning specified in Section 12.02(b).

“Instrument” has the meaning specified in Section 9-102(a)(47) of the UCC.

“Interest” means, for each day during an Interest Accrual Period and each Advance outstanding by a Lender on such day, the sum of the products (for each day during such Interest Accrual Period) of:

where:

IR	=	the Interest Rate for such Advance on such day;

P	=	the principal amount of such Advance on such day; and

D	=	360 days, or, to the extent the applicable Interest Rate is the Base Rate or Daily Compounded CORRA, 365 or 366 days, as applicable.

“Interest Accrual Period” means (a) with respect to the first Payment Date, the period from and including the Closing Date to but excluding the Determination Date prior to the first Payment Date, and (b) with respect to any subsequent Payment Date, the period from and including the Determination Date prior to the preceding Payment Date to but excluding the Determination Date prior to such Payment Date; provided, that the final Interest Accrual Period hereunder shall end on and include the day of the Payment in Full of the Advances hereunder.

“Interest Collection Account” means the accounts created and maintained pursuant to Section 8.02, which are entitled “USD Interest Collection Account”, “CAD Interest Collection Account”, “EUR Interest Collection Account” and “GBP Interest Collection Account”, in each case, subject to the prior Lien of the Collateral Agent for the benefit of the Secured Parties.

“Interest Coverage Ratio” means, with respect to any Collateral Loan for any Relevant Test Period, either (a) the meaning of “Interest Coverage Ratio” or comparable term set forth in the Related Documents for such Collateral Loan, or (b) in the case of any Collateral Loan with respect to which the Related Documents do not include a definition of “Interest Coverage Ratio” or comparable term, the ratio obtained by dividing (i) EBITDA by (ii) Interest Expense of the related Obligor for the Relevant Test Period, as calculated by the Servicer in accordance with the Servicing Standard using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the Related Documents.

“Interest Expense” means, with respect to any Obligor for any period, the amount which, in conformity with GAAP, would be set forth opposite the caption “interest expense” or any like caption reflected on the most recent financial statements delivered by such Obligor to the Borrower for such period, but excluding accreted interest to the extent included under such caption.

“Interest Proceeds” means, with respect to any Collection Period or the related Determination Date, without duplication, the sum of:

(a)           all payments of interest and other income received by the Borrower during such Collection Period on the Collateral Loans (including interest and other income received on Ineligible Collateral Loans and the accrued interest received in connection with a sale of any such Collateral Loan during such Collection Period), less any such amount that represents Principal Financed Accrued Interest;

(b)           all principal and interest payments received by the Borrower during such Collection Period on Eligible Investments purchased with Interest Proceeds, and all interest payments received by the Borrower during such Collection Period on Eligible Investments purchased with Principal Proceeds;

(c)           all amendment and waiver fees, late payment fees and all protection fees and other fees and commissions received by the Borrower during such Collection Period unless the Servicer has determined that such payments are to be treated as Principal Proceeds; and

(d)           commitment fees, facility fees, anniversary fees, ticking fees and other similar fees received by the Borrower during such Collection Period unless the Servicer has determined that such payments are to be treated as Principal Proceeds.

Any amounts received in respect of any Defaulted Loan will constitute Principal Proceeds (and not Interest Proceeds) until the aggregate of all Collections in respect of such Defaulted Loan since it became a Defaulted Loan equals the outstanding principal balance of such Collateral Loan at the time it became a Defaulted Loan; thereafter, any such amounts will constitute Interest Proceeds.

“Interest Rate” means, for each day during any Interest Accrual Period and for each Advance outstanding in any Eligible Currency, the applicable Benchmark for such Interest Accrual Period plus the Applicable Margin; provided that, if a Disruption Event has occurred and is continuing with respect to a particular Eligible Currency and related Benchmark and a Benchmark Replacement Date has not occurred with respect to such Eligible Currency, then subject to Section 12.01(c), “Interest Rate” with respect to Advances denominated in the affected Eligible Currency means the Base Rate (determined without giving effect to clause (c) of the definition thereof) plus the Applicable Margin.

“Investment Company Act” means the Investment Company Act of 1940 and the rules and regulations promulgated thereunder.

“IRS” means the United States Internal Revenue Service.

“Law” means any action, code, consent decree, constitution, decree, directive, enactment, finding, guideline, law, injunction, interpretation, judgment, order, ordinance, policy statement, proclamation, promulgation, regulation, requirement, rule, rule of law, treaty, rule of public policy, settlement agreement, statute, or writ, of any Governmental Authority, or any particular section, part or provision thereof.

“Lender” means each Person listed on Schedule 1 hereto and any other Person that shall have become a party hereto in accordance with the terms hereof pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

“Lender Fee Letter” means that certain fee letter, dated the Closing Date, between the Administrative Agent, the Lenders party thereto and the Borrower, setting forth certain fees payable by the Borrower to one or more Lenders in connection with the transactions contemplated by this Agreement.

“Liabilities” means all liabilities, obligations, losses, claims, damages, penalties, actions, judgments, suits, costs, expenses (including reasonable and documented out-of-pocket attorneys’ fees and expenses) and disbursements of any kind or nature whatsoever.

“Lien” means any mortgage, pledge, hypothecation, assignment, encumbrance, lien or security interest (statutory or other), or preference, priority or other security agreement, charge or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing authorized by the Borrower of any financing statement under the UCC or comparable Law of any jurisdiction); provided that, “Lien” shall not include (i) customary restrictions on assignments or transfers thereof on customary and market based terms pursuant to the Related Documents relating to any Collateral Loan or (ii) in the case of any Equity Securities, customary drag along, tag along, rights of first refusal and other similar rights in favor of other equity holders of the same issuer.

“Loan File” means, with respect to each Collateral Loan delivered to the Collateral Custodian and as identified on the related Document Checklist, each of the Required Loan Documents in original or copy as identified on the related Document Checklist and any other document delivered in connection therewith. For the avoidance of doubt, delivery of the Loan File shall be satisfied if the Borrower provides Administrative Agent and Collateral Custodian with access to the Borrower’s data room containing the Loan File within seven (7) Business Days of the related Borrowing Date.

“Maintenance Covenant” means a covenant by any Obligor to comply with one or more financial covenants during each reporting period, whether or not such Obligor has taken any specified action or any specified event has occurred or is occurring; provided that, a covenant that otherwise satisfies the definition hereof and only applies when amounts are outstanding under the related loan shall be a Maintenance Covenant.

“Mandatory Amortization Advances Outstanding” means the Advances Outstanding as of the Commitment Termination Date.

“Mandatory Amortization Amount” means, with respect to the applicable Mandatory Amortization Dates set forth below and regardless of whether sufficient funds are on deposit in the Collection Account in respect of such Mandatory Amortization Date, an amount that, when combined with any other payments in respect of the Mandatory Amortization Amount made since the preceding Mandatory Amortization Date (including pursuant to Section 9.01(a)(ii)(B)), to the extent applicable, is equal to the product of (x) the percentage set forth below opposite such Mandatory Amortization Date multiplied by (y) the Mandatory Amortization Advances Outstanding:

Mandatory Amortization Date	Percentage of Mandatory Amortization Advances Outstanding to be Paid on (or, as set forth above, before) the applicable Mandatory Amortization Date
First Mandatory Amortization Date	12.5%
Each Mandatory Amortization Date thereafter	5.0%

provided that, to the extent the amount of Mandatory Amortization Advances Outstanding that has been repaid on or prior to any Mandatory Amortization Date exceeds the percentage set forth above, the excess shall be included in the calculation of Mandatory Amortization Advances Outstanding that have been repaid on or prior to any subsequent Mandatory Amortization Date.

“Mandatory Amortization Date” means each Payment Date commencing with the first Payment Date to occur after the one-year anniversary of the Commitment Termination Date.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, financial condition or operations of the Borrower, (b) the business, assets, financial condition or operations of the Servicer or the Parent, (c) the validity or enforceability of this Agreement or any other Facility Document or the validity, enforceability or collectability of the Collateral Loans or the Related Documents generally or any material portion of the Collateral Loans or the Related Documents, (d) the rights and remedies of the Administrative Agent, the Lenders and the other Secured Parties with respect to matters arising under this Agreement or any other Facility Document, (e) the ability of each of the Borrower and the Servicer to perform its obligations under any Facility Document to which it is a party or (f) the status, existence, perfection, priority or enforceability of the Collateral Agent’s Lien on the Collateral (excluding in any case a decline in the asset value of the Borrower or a change in general market conditions or values of the Collateral Loans).

“Material Modification” means, with respect to any Collateral Loan, any amendment, waiver, consent, forbearance or modification of, or supplement to, a Related Document with respect thereto executed or effected after the related Acquisition Date, that (unless otherwise consented to by the Administrative Agent):

(a)           (i) reduces, waives, defers or forgives any principal amount due with respect to such Collateral Loan or provides for any such principal amount to be deferred (other than any deferral already permitted by the terms of the Related Documents and, for the avoidance of doubt, excluding any mandatory excess cash flow sweep), (ii) reduces, waives or forgives any interest payment due with respect to such Collateral Loan, provides for any such interest due in cash to be deferred or capitalized and added to the principal amount of such Collateral Loan (other than as expressly permitted by the terms of the Related Documents as of the date such Collateral Loan was acquired), (iii) reduces the rate of interest payable on such Collateral Loan (other than pursuant to any applicable benchmark replacement provisions or the application, but not amendment or modification, of any pricing grid) such that, after giving effect to such reduction, such Collateral Loan has a cash spread of less than the greater of (x) 1.80% and (y) 50% of the stated interest rate payable on such Collateral Loan (such spread as of the related Acquisition Date, and without taking into account any PIK premium); provided that, notwithstanding the foregoing, any reduction in interest due to a deterioration in the credit worthiness of the related Obligor as determined by the Servicer in accordance with the Servicing Standard and certified to the Administrative Agent shall constitute a Material Modification, or (iv) extends any scheduled principal installment (but not, for the avoidance of doubt, any mandatory excess cash flow sweep) or the stated maturity date of such Collateral Loan by more than one year, unless such extension is not due to a deterioration in the credit worthiness of the related Obligor or of the Obligor’s general industry as determined by the Servicer in accordance with the Servicing Standard and certified by the Servicer to the Administrative Agent;

(b)           contractually or structurally subordinates such Collateral Loan by operation of any priority of payment provisions, turnover provisions, the transfer of assets in order to limit recourse to the related Obligor or, in the case of a First Lien Last Out Loan or a Second Lien Loan, increases the commitment amount of any loan senior to or pari passu with such Collateral Loan (in each case, other than as permitted by the terms of the Related Documents);

(c)           substitutes, alters, releases or terminates all or a material portion of the underlying assets securing such Collateral Loan or releases any material guarantor or co-obligor from its obligations with respect thereto and, in the case of an alteration or substitution of a material portion of the underlying assets or a release of a material guarantor or co-obligor, such action, individually or in the aggregate and as determined in the Administrative Agent’s reasonable discretion, materially and adversely affects the value of such Collateral Loan (in each case, other than as permitted by the Related Documents); or

(d)           amends, waives, forbears, supplements or otherwise modifies (x) the meaning of “Senior Net Leverage Ratio,” “Leverage Ratio,” “EBITDA,” “Interest Coverage Ratio,” “Total Net Leverage Ratio,” or “Permitted Liens” or any respective comparable terms in the Related Documents for such Collateral Loan or (y) any term, provision or threshold of such Related Documents referenced in or utilized in the calculation of any financial covenant, including “Senior Net Leverage Ratio,” “EBITDA,” “Interest Coverage Ratio,” “Permitted Liens” or “Total Net Leverage Ratio” or, in each case, any respective comparable terms for such Collateral Loan, in each case of clauses (x) and (y) above, in a manner that, in the sole discretion of the Administrative Agent, is materially adverse to the Secured Parties; or

(e)            amends, waives, forbears, supplements or otherwise modifies the meaning of “Default” or “Event of Default” or any respective comparable terms in the Related Documents for such Collateral Loan in a manner that, in the sole discretion of the Administrative Agent, is materially adverse to the Secured Parties.

“Matrix” means the following table of Diversity Scores and Weighted Average Spreads:

Diversity Score	Weighted Average Spread
20	4.550%
21	4.483%
22	4.417%
23	4.350%
24	4.283%
25	4.217%
26	4.150%
27	4.083%
28	4.017%
29	3.950%
30	3.883%
31	3.817%
32	3.750%
33	3.683%
34	3.617%
35	3.550%

“Maximum Advance Rate” means, on any date of determination, 70.0%.

“Maximum Weighted Average Life Test” means a test that will be satisfied on any date of determination if the Weighted Average Life of the Eligible Collateral Loans as of such date is less than or equal to the greater of (a)  zero and (b)  8 minus (i)  the quotient of (A)  the number of full calendar quarters elapsed from the one-year anniversary of the Closing Date through such date of determination divided by (B)  4.

“Measurement Date” means (a)  the Closing Date, (b)  the date of each Notice of Borrowing (giving pro forma effect to the related Borrowing), (c)  each Determination Date, (d)  the date of each Restricted Payment, (e)  the date on which a Collateral Loan is acquired or disposed of by the Borrower, (f)  the date on which funds on deposit in the Collection Account are converted to another Eligible Currency pursuant to Section  2.15(c)(iii), (g)  the date that the Borrower obtains actual knowledge that the Asset Value of any Collateral Loan has been adjusted, (h)  any date the Commitments of the Lenders are reduced pursuant to Section  2.06(b), (i)  the Commitment Termination Date, and (j)  any other dates reasonably requested by the Borrower or the Administrative Agent with four (4)  Business Days’ notice.

“Minimum Diversity Score Test” means a test that will be satisfied on any date of determination if the Diversity Score as of such date equals or exceeds the Diversity Score value in the Applicable Row Level.

“Minimum Equity Amount” means, on any date of determination, an amount equal to the Aggregate Asset Value of the Eligible Collateral Loans of the four (4)  largest Obligors (by Asset Value).

“Minimum Weighted Average Spread Test” means a test that will be satisfied on any date of determination if the Weighted Average Spread (inclusive of any Benchmark floors in respect of Floor Obligations that are Eligible Collateral Loans) equals or exceeds the Weighted Average Spread value in the Applicable Row Level.

“Money” has the meaning specified in Section  1-201(24) of the UCC.

“Monthly Report” has the meaning specified in Section  8.09(a).

“Monthly Report Determination Date” has the meaning specified in Section  8.09(a).

“Monthly Reporting Date” has the meaning specified in Section  8.09(a).

“Moody’s” means Moody’s Investors Service,  Inc., or any successor thereto.

“Moody’s Rating” means, with respect to any Collateral Loan, the public rating issued by Moody’s (based on tranche rating and not corporate family rating).

“MRR Loan” means a First Lien Loan that (i)  is underwritten to recurring revenue, (ii)  requires the related Obligor to comply with a financial covenant related to recurring revenue, (iii)  at the time of its origination, does not include and would not customarily be expected to include (as determined by the Servicer) a financial covenant based on “debt to EBITDA” or a similar multiple of debt to operating cash flow and (iv)  is not subordinate to a working capital loan.

“Multiemployer Plan” means an employee pension benefit plan within the meaning of Section  4001 (a)(3)  of ERISA that is sponsored by the Borrower or a member of its ERISA Group or to which the Borrower or a member of its ERISA Group is obligated to make contributions or has any liability in connection with Title IV of ERISA or Section  412 or 431 of the Code.

“Non-Excluded Taxes” means (a)  Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Facility Document and (b)  to the extent not otherwise described in clause (a), Other Taxes.

“Non-U.S. Lender” has the meaning assigned to such term in Section  12.03(f)(i)(B).

“Note” means each promissory note, if any, issued by the Borrower to a Lender in accordance with the provisions of Section  2.03, substantially in the form of Exhibit  E hereto.

“Noteless Loan” means a Collateral Loan with respect to which (a)  the related loan agreement does not require the Obligor to execute and deliver an Underlying Note to evidence the indebtedness created under such Collateral Loan and (b)  no Underlying Notes issued to the Borrower are outstanding with respect to the portion of the Collateral Loan transferred to the Borrower.

“Notice of Borrowing” has the meaning assigned to such term in Section  2.02(a).

“Notice of Prepayment” has the meaning assigned to such term in Section  2.05(a).

“Obligations” means all Indebtedness and all other amounts owed, whether absolute, fixed or contingent, at any time or from time to time owing by the Borrower to any Secured Party or any Affected Person solely to the extent arising under or in connection with this Agreement, the Notes or any other Facility Document, including all amounts payable by the Borrower in respect of the Advances, with interest thereon and all other amounts payable hereunder or thereunder by the Borrower.

“Obligor” means, in respect of any Collateral Loan, any Person obligated to pay Collections in respect of such Collateral Loan, including any applicable guarantors.

“Observable Market Price” means the most recent quoted bid-side price from MarkIt Partners or another independent nationally recognized loan pricing service selected by the Administrative Agent and acceptable to the Servicer in its reasonable discretion.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Original Asset Value” means, with respect to any (a)  Consent Loan on any date of determination, (i)  the lower of (x)  the Purchase Price of such Collateral Loan and (y)  an amount determined by the Administrative Agent in its sole discretion on the related Acquisition Date multiplied by (ii)  such Collateral Loan’s Principal Balance at such date of determination and (b)  any Collateral Loan (other than a Consent Loan) on any date of determination, (i)  the Purchase Price of such Collateral Loan multiplied by (ii)  such Collateral Loan’s Principal Balance at such date of determination; provided that (a)  if a Collateral Loan acquired by the Borrower within ninety (90) days of such Collateral Loan’s origination date and was issued with an original issue discount of up to and including five 5.0% of par, it shall be deemed to have been acquired at par and (b)  if the Purchase Price is in excess of 100%, a Collateral Loan shall be deemed to have been acquired at par.

“Other Connection Taxes” means, in the case of any Secured Party, any Taxes imposed by any jurisdiction by reason of such Secured Party having any present or former connection with such jurisdiction (other than a connection arising from such Secured Party having executed, delivered, become a party to, performed its obligations under, received any payment under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced its rights under this Agreement, the Notes or any other Facility Document or sold or assigned an interest in any Collateral Loan or Facility Document).

“Other Taxes” has the meaning assigned to such term in Section  12.03(b).

“Paid in Full” or “Payment in Full” means, with respect to any Obligations (a)  the payment in full in cash of all such Obligations (other than contingent indemnification and expense reimbursement obligations to the extent no claim giving rise thereto has been asserted) and (b)  the termination or expiration of all of the Commitments.

“Parent” (a)  prior to the commencement of the Expected Restructuring, means Holdings, and (b)  after the consummation of the Expected Restructuring as notified by the Servicer to the Administrative Agent, means the Servicer.

“Parent Collateral Loan” means each Collateral Loan acquired by the Borrower from the entity satisfying the definition of “Parent” at the time of such acquisition.

“Parent Operating Agreement” means the Constituent Documents of Antares Strategic Credit Fund II LLC after the BDC Election Date.

“Parent Purchased Loan Balance” means, as of any date of determination, an amount equal to (a)  the aggregate Principal Balance of all Parent Collateral Loans acquired by the Borrower prior to such date minus (b)  the aggregate Principal Balance of all Parent Collateral Loans (other than Warranty Collateral Loans) repurchased by the Parent or an Affiliate (with “control” as calculated for this purpose in the definition of “Affiliate” to be deemed 20.0% in lieu of 50.0%) thereof prior to such date.

“Participant” means any bank or other Person to whom a participation is sold as permitted by Section  12.06(c).

“Participant Register” has the meaning assigned to such term in Section  12.06(c)(ii).

“Participating Member State” means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to economic and monetary union.

“Participation Interest” means a participation interest in a loan, debt obligation or other obligation that satisfies each of the following criteria: (i)  such loan would constitute a Collateral Loan were it acquired directly, (ii)  the seller of the participation is the lender on the loan, (iii)  the aggregate participation in the loan does not exceed the principal amount or commitment of such loan, (iv)  such participation does not grant, in the aggregate, to the participant in such participation a greater interest than the seller holds in the loan or commitment that is the subject of the participation, (v)  the entire purchase price for such participation is paid in full at the time of its acquisition (or, in the case of a participation in a Revolving Collateral Loan or Delayed Drawdown Collateral Loan, at the time of the funding of such loan), or, in either case, within a reasonable period of time thereafter, (vi)  the participation provides the participant all of the economic benefit and risk of the whole or part of the loan or commitment that is the subject of the loan participation, (vii)  such participation is documented under either (x)  a Loan Syndications and Trading Association, Loan Market Association or similar agreement standard for loan participation transactions among institutional market participants, (y)  documentation no less onerous with respect to the Borrower then that described in clause (x)  as determined by the Servicer in accordance with the Servicing Standard or (z)  another form of agreement satisfactory to the Administrative Agent in its reasonable discretion and (viii)  such loan, debt obligation or other obligation originated in the State of California and was acquired by the Borrower from an Antares Entity.

“PATRIOT Act” means Title III of Pub. L. 107 56 (signed into Law on October  26, 2001).

“Payment Date” means the 27th calendar day of each calendar month, unless such day is not a Business Day, in which case the following Business Day, commencing in September, 2025; provided that the final Payment Date shall occur on the Final Maturity Date.

“Payment Notice” has the meaning assigned to such term in Section  11.07(b)(i).

“Payment Report” has the meaning specified in Section  8.09(b).

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor agency or entity performing substantially the same functions.

“Percentage” of any Lender means, (a)  with respect to any Lender party hereto on the Closing Date, the percentage set forth opposite such Lender’s name on Schedule  1 hereto, as such amount is reduced by any Assignment and Acceptance entered into by such Lender with an assignee or increased by any Assignment and Acceptance entered into by such Lender with an assignor in accordance with the terms of this Agreement, or (b)  with respect to a Lender that has become a party hereto pursuant to an Assignment and Acceptance, the percentage set forth therein as such Lender’s Percentage, as such amount is reduced by an Assignment and Acceptance entered into between such Lender and an assignee or increased by any Assignment and Acceptance entered into by such Lender with an assignor.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permitted Liens” means any of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a)  Liens created in favor of the Collateral Agent hereunder or under the other Facility Documents for the benefit of the Secured Parties; (b)  Liens for Taxes if such Taxes shall not at the time be due and payable or if a Person shall currently be contesting the validity thereof in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of such Person; (c)  with respect to agented Collateral Loans, security interests, liens and other encumbrances in favor of the lead agent, the collateral agent or the paying agent on behalf of all holders of Indebtedness of the related Obligor under the related facility; (d)  any security interests, liens and other rights or encumbrances granted under any governing documents or other agreement between or among or binding upon the Borrower as the holder of equity in an Obligor; (e)  Liens imposed by law, such as materialmen’s, warehousemen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens, arising by operation of law in the ordinary course of business for sums that are not overdue or are being contested in good faith; (f)  as to Related Security, any Liens on the Related Security permitted pursuant to the applicable Related Documents or otherwise; (g)  Liens in favor of a bank or a securities intermediary holding any account which arise as a matter of Law on items in the course of collection or encumbering deposits or other similar Liens (including the right of set-off) with respect to such account; and (h)  Liens in favor of any purchaser or a Collateral Loan if such Collateral Loan has been sold by the Borrower for cash consideration and (i)  such cash consideration has been delivered into the Collection Account, (ii)  the transfer of such Collateral Loan has not been or cannot be completed and (iii)  the Borrower has settled such sale as a participation or similar arrangement (including settlement as a participation pending transfer).

“Permitted RIC Distribution” means distributions on any Payment Date to the Servicer (from the Collection Account or otherwise) to the extent required to allow the Servicer to make sufficient distributions to qualify as a regulated investment company, and to otherwise eliminate federal or state income or excise taxes payable by the Servicer in or with respect to any taxable year of the Servicer (or any calendar year, as relevant); provided that the amount of any such payments made in or with respect to any such taxable year (or calendar year, as relevant) of the Servicer shall not exceed, unless otherwise agreed to in writing by the Administrative Agent, 115% of the amounts that the Borrower would have been required to distribute to the Servicer to: (i)  allow the Borrower to satisfy the minimum distribution requirements that would be imposed by Section  852(a)  of the Code (or any successor thereto) to maintain its eligibility to be taxed as a regulated investment company for any such taxable year, (ii)  reduce to zero for any such taxable year the Borrower’s liability for federal income taxes imposed on (x)  its investment company taxable income pursuant to Section  852(b)(1)  of the Code (or any successor thereto), or (y)  its net capital gain pursuant to Section  852(b)(3)  of the Code (or any successor thereto), and (iii)  reduce to zero the Borrower’s liability for federal excise taxes for any such calendar year imposed pursuant to Section  4982 of the Code (or any successor thereto), in the case of each of (i), (ii)  or (iii), calculated assuming that the Borrower had qualified to be taxed as a regulated investment company under the Code.

“Person” means an individual or a corporation (including a business trust), partnership, trust, incorporated or unincorporated association, joint stock company, limited liability company, government (or an agency or political subdivision thereof) or other entity of any kind.

“PIK Loan” means a Collateral Loan that permits the Obligor thereon to defer or capitalize any portion of the accrued interest thereon.

“PIKing Loan” means a PIK Loan that is deferring the payment of interest due thereon.

“Plan” means an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section  412 of the Code that is sponsored by the Borrower or a member of its ERISA Group or to which the Borrower or a member of its ERISA Group is obligated to make contributions or has any liability under Title IV of ERISA or Section  412 of the Code.

“Predecessor Servicer Work Product” has the meaning assigned to such term in Section  14.08(c).

“Prepayment Fee” has the meaning assigned to such term in the Lender Fee Letter.

“Presented Collateral Loan” means each Collateral Loan that is presented for the Administrative Agent’s approval for the purpose of seeking Advances by the Borrower, which satisfies the following requirements:

(a)            it is a First Lien Loan or (x)  if the Concentration Limitation specified in clause (c)  of the definition thereof is satisfied after giving effect to such acquisition, a First Lien Last Out Loan, or (y)  if the Concentration Limitations specified in clauses (c)  and (d)  of the definition thereof are satisfied after giving effect to such acquisition, a Second Lien Loan;

(b)            the Obligor with respect to such Collateral Loan is organized or incorporated in (i)  the United States (or any state or territory thereof or the District of Columbia), (ii)  the United Kingdom, (iii)  Canada, (iv)  Australia, Austria, Belgium, Denmark, Finland, France, Germany,  Ireland, Luxembourg, Netherlands, Norway, Portugal, Spain, Sweden and Switzerland, or (v)  any other jurisdiction approved by the Administrative Agent in its sole discretion;

(c)            the related Obligor (i)  has an EBITDA as of the Relevant Test Period of at least $20,000,000; provided that not more than 25.0% of such EBITDA shall consist of interest expense, income taxes, unallocated depreciation and amortization for such period (to the extent deducted in determining earnings from continuing operations for such period), extraordinary, one-time and/or nonrecurring losses or charges, or any other item added back to earnings from continuing operations, as determined by the Servicer in accordance with the Servicing Standard; and (ii)  the related Obligor is not in any of the following S&P Industry Classifications: “Oil, Gas  & Consumable Fuels”, “Metals  & Mining”, “Internet and Direct Marketing Retail”, “Multiline Retail”, “Specialty Retail” or “Food  & Staples Retailing”;

(d)            it is not a PIK Loan;

(e)            has a Purchase Price of at least 95.0%; and

(f)             subject to the requirements set forth in the foregoing clauses (a)  through (e), such Collateral Loan otherwise meets the eligibility requirements under the definition of “Eligible Collateral Loan” (without giving effect to clause (A)  of such definition, the requirement that such Collateral Loan be owned or committed to by the Borrower, or any other item waived by the Administrative Agent in accordance with such definition).

“Prime Rate” means the rate announced by Citibank from time to time as its prime rate in the United States, such rate to change as and when such designated rate changes. The Prime Rate is not intended to be the lowest rate of interest charged by Citibank in connection with extensions of credit to debtors.

“Principal Balance” means, with respect to any loan, as of any date of determination, the outstanding principal amount of such loan, excluding any capitalized interest; provided that, other than as expressly set forth herein, for all purposes of this Agreement and the other Facility Documents (other than in determining the Asset Value or the Aggregate Principal Balance of any Collateral Loan for purposes of calculating each Borrowing Base or compliance with the Borrowing Base Test), in determining the Principal Balance of any Delayed Drawdown Collateral Loan or Revolving Collateral Loan, any unfunded commitments in respect of such Delayed Drawdown Collateral Loan or Revolving Collateral Loan shall be assumed to have been fully funded as of such date of determination.

“Principal Collection Account” means the accounts created and maintained pursuant to Section  8.02, which are entitled “USD Principal Collection Account”, “CAD Principal Collection Account”, “EUR Principal Collection Account” and “GBP Principal Collection Account”, in each case, subject to the prior Lien of the Collateral Agent for the benefit of the Secured Parties.

“Principal Financed Accrued Interest” means, with respect to any Collateral Loan purchased after the Closing Date, the amount of Principal Proceeds, if any, applied towards the purchase of accrued interest on such Collateral Loan; provided that Principal Financed Accrued Interest shall not include any accrued interest purchased with Interest Proceeds deemed to be Principal Proceeds as set forth in the definition of “Interest Proceeds;” provided, further, that once any Principal Financed Accrued Interest is actually received by the Borrower, it shall no longer constitute Principal Financed Accrued Interest hereunder.

“Principal Proceeds” means, with respect to any Collection Period or the related Determination Date, all amounts received by the Borrower during such Collection Period that do not constitute Interest Proceeds, including unapplied proceeds of the Advances and any amounts received by the Borrower as equity contributions (unless, in the case of any such equity contribution, designated as Interest Proceeds by the Servicer pursuant to Section  10.05).

“Priority of Payments” has the meaning specified in Section  9.01(a).

“Private Authorizations” means all franchises, permits, licenses, approvals, consents and other authorizations of all Persons (other than Governmental Authorities).

“Proceeds” has, with reference to any asset or property, the meaning assigned to it under Section  9-102(a)(64) of the UCC and, in any event, shall include, but not be limited to, any and all amounts from time to time paid or payable under or in connection with such asset or property.

“Prohibited Transaction” means a transaction described in Section  406(a)  of ERISA or Section  4975 of the Code, that is not exempted by a statutory or administrative or individual exemption pursuant to Section  408 of ERISA.

“Proper Instructions” means instructions received by the Collateral Custodian, the Collateral Administrator or the Collateral Agent from the Borrower, or the Servicer on behalf of the Borrower, in any of the following forms: (a)  in writing signed by an Authorized Person (and delivered by hand, by mail, by overnight courier or by email); (b)  by electronic mail from an Authorized Person; (c)  in tested communication; (d)  in a communication utilizing access codes effected between electro mechanical or electronic devices; or (e)  such other means as may be agreed upon from time to time by the Collateral Custodian, the Collateral Administrator, the Administrative Agent or the Collateral Agent, as applicable, and the party giving such instructions.

“Purchase Price” means, with respect to any Collateral Loan, the purchase price paid (expressed as a percentage of par) by the Borrower to purchase such Collateral Loan.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to such term in Section  12.19.

“Qualified Institution” means a depository institution or trust company organized under the Laws of the United States of America or any one of the States thereof or the District of Columbia (or any domestic branch of a foreign bank), (i)  that has either (A)  a long-term unsecured debt rating of “BBB” or better by S&P and “A3” or better by Moody’s or (B)  a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P or “P-1” or better by Moody’s, (ii)  the parent corporation of which has either (A)  a long-term unsecured debt rating of “BBB” or better by S&P and “A3” or better by Moody’s or (B)  a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P and “P-I” or better by Moody’s or (iii)  is otherwise acceptable to the Administrative Agent.

“Qualified Purchaser” has the meaning assigned to such term in Section  12.06(e).

“Ramp-Up Period” means the period from and including the Closing Date through  the earlier to occur of (x)  the date that is nine months after the Closing Date and (y)  the first date that the Aggregate Principal Balance is at least $750,000,000 (or such later date as may be agreed in writing by the Borrower and the Administrative Agent).

“Register” has the meaning assigned to such term in Section  12.06(d).

“Regulation T”, “Regulation U” and “Regulation X” mean Regulation T, U and X, respectively, of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Reinvestment Period” means the period from and including the Closing Date to and including the earliest of (a)  the date that is three (3)  years after the Closing Date (as such date may be extended with the prior written consent of the Borrower, the Administrative Agent and the Required Lenders in their respective sole discretion); (b)  the termination of the “investment period” (or similar concept) under the Parent Operating Agreement; and (c)  the Final Maturity Date (other than clause (ii)  of the definition of “Final Maturity Date”).

“Related Documents” means, with respect to any Collateral Loan, the Underlying Loan Agreement, any Underlying Note, and all other agreements or documents evidencing, securing, governing or giving rise to such Collateral Loan.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Related Property” means, with respect to a Collateral Loan, any property or other assets designated and pledged or mortgaged as collateral to secure repayment of such Collateral Loan.

“Related Security” means, with respect to each Collateral Loan:

(a)            any Related Property securing a Collateral Loan and all recoveries related thereto, all payments paid to the Borrower in respect thereof and all monies due, to become due and paid to the Borrower in respect thereof accruing after the applicable Acquisition Date and all related liquidation proceeds;

(b)            all Liens, guaranties, indemnities and warranties, insurance policies, financing statements and other agreements or arrangements of whatever character from time to time supporting or securing payment of any such Indebtedness;

(c)            all Collections with respect to such Collateral Loan and any of the foregoing;

(d)            any guarantees or similar credit enhancement for an Obligor’s obligations under any Collateral Loan, all UCC financing statements or other filings relating thereto, including all rights and remedies, if any, against any Related Security, including all amounts due and to become due to the Borrower thereunder and all rights, remedies, powers, privileges and claims of the Borrower thereunder (whether arising pursuant to the terms of such agreement or otherwise available to the Borrower at law or in equity);

(e)            all records and Related Documents with respect to such Collateral Loan and any of the foregoing; and

(f)             all recoveries and proceeds of the foregoing.

“Relevant Governmental Body” means (a)  with respect to a Benchmark Replacement in respect of Dollars, the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto. and (b)  with respect to a Benchmark Replacement in respect of any Eligible Currency other than Dollars, (1)  the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (A)  such Benchmark Replacement or (B)  the administrator of such Benchmark Replacement or (2)  any working group or committee officially endorsed or convened by (A)  the central bank for the currency in which such amounts are denominated, (B)  any central bank or other supervisor that is responsible for supervising either (i)  such Benchmark Replacement or (ii)  the administrator of such Benchmark Replacement, (C)  a group of those central banks or other supervisors or (D)  the Financial Stability Board or any part thereof.

“Relevant Test Period” means, with respect to any Collateral Loan, the relevant test period for the calculation of Senior Net Leverage Ratio, Total Net Leverage Ratio,  Interest Coverage Ratio or EBITDA, as applicable, for such Collateral Loan in the applicable Underlying Loan Agreement or, if no such period is provided for therein, for Obligors delivering monthly financial statements, each period of the last twelve consecutive reported calendar months, and for Obligors delivering quarterly financial statements, each period of the last four consecutive reported fiscal quarters of the principal Obligor on such Collateral Loan; provided that, with respect to any Collateral Loan for which the relevant test period is not provided for in the applicable Underlying Loan Agreement, if an Obligor is a newly-formed entity as to which twelve consecutive calendar months have not yet elapsed, “Relevant Test Period” shall initially include the period from the date of formation of such Obligor to the end of the twelfth calendar month or fourth fiscal quarter (as the case may be) from the date of formation, and shall subsequently include each period of the last twelve consecutive reported calendar months or four consecutive reported fiscal quarters (as the case may be) of such Obligor; provided, further, that notwithstanding any of the foregoing, for all purposes of this Agreement requiring the calculation of Senior Net Leverage Ratio, Total Net Leverage Ratio,  Interest Coverage Ratio, EBITDA, or any related financial information, each such calculation shall be made on the first day of each fiscal quarter utilizing the most recent financial information of the Obligors received by the Borrower at least 15 days prior to such date and such calculation shall be deemed to remain the same for each day of such fiscal quarter (other than to the extent a provision of this Agreement requires a calculation after giving effect to a sale or acquisition of a Collateral Loan, in which case such sale or acquisition shall be the only adjustment required to be taken into account).

“Replacement Lender” has the meaning assigned to such term in Section  2.20(a).

“Request for Release and Receipt” means a form substantially in the form of Exhibit  H completed and signed by the Borrower (or the Servicer on its behalf).

“Requested Amount” has the meaning assigned to such term in Section  2.02(b).

“Required Lenders” means, as of any date of determination, (a)  the Administrative Agent and (b)  Lenders (including Lenders specified in clause (a)) whose aggregate principal amount of Advances Outstanding plus unused Commitments exceed 50.0% of the aggregate amount of the Commitments (used and unused) or, if the Commitments have expired or been terminated or otherwise reduced to zero, Lenders whose aggregate principal amount of Advances Outstanding exceed 50.0% of the aggregate principal amount of all Advances Outstanding; provided that, if any Lender shall be a Defaulting Lender at such time, then there shall be excluded from the determination of Required Lenders any Advances owing to such Defaulting Lender and such Defaulting Lender’s unfunded Commitments.

“Required Loan Documents” means, for each Collateral Loan (as identified on the related Document Checklist):

(a)            (i)  unless such Collateral Loan is a Noteless Loan, the original executed Underlying Note (if any) or, in the case of a lost note, a copy of the executed Underlying Note accompanied by an original executed affidavit and indemnity endorsed by the Borrower or the prior holder of record in blank or to the Administrative Agent, in each case, with an unbroken chain of endorsements from each prior holder of such Underlying Note to the Borrower or to the Administrative Agent or in blank (it being understood and agreed that nothing in this clause (a)  shall require the Borrower to request an Underlying Note) or (ii)  if such Collateral Loan is a Noteless Loan, an executed copy of each assignment and assumption agreement, transfer document or instrument relating to such Collateral Loan evidencing the assignment of, or, prior to the elevation thereof by assignment, a Participation Interest in, such Collateral Loan from any prior third party owner thereof to the Borrower;

(b)            an executed copy of the Underlying Loan Agreement and any other material agreement related to such Collateral Loan (as determined by the Servicer in its reasonable discretion), together with a copy of all amendments and modifications thereto to the extent actually in the possession of the Borrower, the Parent or the Servicer and, solely with respect to any Collateral Loan (other than a Broadly Syndicated Loan) any other material agreement related to such Collateral Loan (as determined by the Servicer in its sole discretion) to the extent reasonably requested by the Administrative Agent and actually in the possession of the Servicer;

(c)            other than in the case of any Broadly Syndicated Loan, a copy of the file stamped (or the electronic equivalent of) UCC financing statements and continuation statements (including amendments or modifications thereof) authorized by the Obligor thereof or by another Person on the Obligor’s behalf in respect of such Collateral Loan or evidence that such financing statements have been submitted for filing, in each case only to the extent reasonably requested by the Administrative Agent and available to the Servicer (it being understood that neither the Borrower nor the Servicer shall be under any obligation to request such financing statements with respect to any Collateral Loan for which the Borrower is not also the administrative agent or the collateral agent); and

(d)            any other material document included on the related Document Checklist that is reasonably requested by the Administrative Agent and reasonably available to the Servicer.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means (a)  with respect to the Borrower, the Parent or the Servicer, any duly appointed officer or authorized signatory of each of the Borrower (in the case of the Borrower), the Parent (in the case of either the Borrower, the Parent or the Servicer) or the Servicer (in the case of either the Borrower or the Servicer), as applicable, or of the general partner, administrative manager or managing member of each of the Borrower, the Parent or the Servicer, as applicable, together with any other duly appointed officer or authorized signatory of the BDC Adviser (in its roles as investment adviser of the Servicer, and after the consummation of Expected Restructuring, as investment manager of the Servicer in the Servicer’s role as sole member of the of the Borrower), in each case who is responsible for the activities of the Borrower, the Parent or the Servicer hereunder and (b)  with respect to any other Person, any duly authorized officer of such Person with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, any other duly authorized officer of such Person to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

“Restricted Payment” means (i)  any dividend or other distribution, direct or indirect, on account of any class of membership interests of the Borrower now or hereafter outstanding, except a dividend or distribution paid solely in interests of that class of membership interests or in any junior class of membership interests of the Borrower; (ii)  any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any class of membership interests of the Borrower now or hereafter outstanding; (iii)  any Permitted RIC Distribution; and (iv)  any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of any outstanding warrants, options or other rights to acquire membership interests of the Borrower now or hereafter outstanding.

“Revolving Collateral Loan” means any Collateral Loan (other than a Delayed Drawdown Collateral Loan) that is a loan (including revolving loans, including funded and unfunded portions of revolving credit lines and letter of credit facilities, unfunded commitments under specific facilities and other similar loans and investments) that by its terms may require one or more future advances to be made to the related Obligor by the Borrower; provided that, any such Collateral Loan will be a Revolving Collateral Loan only until all commitments to make advances to the Obligor expire or are terminated or irrevocably reduced to zero.

“S&P” means S&P Global Ratings and any successor thereto.

“S&P Industry Classification” means the industry classifications set forth in Schedule  4 hereto; provided that, with written consent of the Administrative Agent and the Borrower, Schedule 4 hereto may be updated from time to time to reflect classification groups that may be subsequently established or revised by S&P.

“S&P Rating” means, with respect to any Collateral Loan, the public rating issued by S&P (based on tranche rating not corporate family rating).

“Sale Agreement” means the Sale and Contribution Agreement, dated on or about the date of the Expected Restructuring, between the Servicer and the Borrower.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any comprehensive Sanctions (which, as of the Closing Date, includes Crimea, Donetsk, and Luhansk regions of Ukraine, Cuba,  Iran, North Korea and Syria).

“Sanctioned Person” means at any time, (i)  any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, or by the United Nations Security Council, the European Union (including, any member state thereof), Canada, the United Kingdom, Switzerland, Denmark, Sweden or Norway, (ii)  any Person operating, organized or resident in a Sanctioned Country or (iii)  any Person controlled by any such Person.

“Sanctions” means individually and collectively, respectively, any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and anti-terrorism laws, including, but not limited to, those imposed, administered or enforced from time to time by: (a)  the United States of America, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future Executive Order; (b)  the United Nations Security Council; (c)  the European Union (including any member state thereof); (d)  the State Secretariat for Economic Affairs of Switzerland; (e)  the United Kingdom; (f)  the Government of Canada; (g)  the Government of Denmark; (h)  the Government of Sweden; (i)  the Government of Norway; or (j)  to the extent that such bodies have jurisdiction over the Borrower or the applicable Subsidiary or such economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and anti-terrorism laws are binding on the Borrower or the applicable Subsidiary, a body administering such economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and anti-terrorism laws in any jurisdiction in which the Borrower or any of its Subsidiaries is located or doing business.

“Scheduled Distribution” means, with respect to any Collateral Loan, for each Due Date, the scheduled payment of principal and/or interest and/or fees due on such Due Date with respect to such Collateral Loan.

“SEC” means the Securities and Exchange Commission or any other Governmental Authority of the United States of America at the time administrating the Securities Act, the Investment Company Act or the Exchange Act.

“Second Lien Loan” means, any Collateral Loan (and not a bond or similar security) that meets the following criteria:

(a)            does not meet the definition of “First Lien Loan” or “First Lien Last Out Loan”;

(b)            is not (and is not expressly permitted by its terms to become) subordinate in right of payment to any other obligation for borrowed money (other than a first lien loan of the related Obligor) of the Obligor of such loan;

(c)            is secured by a valid second priority perfected Lien in, to or on specified collateral securing the Obligor’s obligations under such loan (whether or not such loan is also secured by any higher or lower priority Lien on other collateral) subject to customary Permitted Liens (and any such Lien securing a Senior Revolver Facility);

(d)            is secured, pursuant to such second priority perfected Lien, by collateral having a value (determined by the Servicer in good faith in accordance with the Servicing Standard, taking into consideration the enterprise value and general financial condition of the Obligor on or about the related Acquisition Date) not less than the outstanding principal balance of such Collateral Loan plus the aggregate outstanding principal balances of all other loans of equal or higher seniority secured by a first or second priority Lien in the same collateral; and

(e)            is not a loan which is secured solely or primarily by the common stock of its Obligor or any of its Affiliates; provided that, the limitation on this clause (e)  shall not apply with respect to a Collateral Loan made to a parent entity that is secured solely or primarily by the stock of one or more of the subsidiaries of such parent entity to the extent that the granting by any such subsidiary of a Lien on its own property would (1)  violate Law applicable to such subsidiary (whether the obligation secured is such Collateral Loan or any other similar type of indebtedness owing to third parties), (2)  cause such subsidiary to suffer adverse economic consequences under capital adequacy, liquidity coverage or other similar rules  or (3)  result in material adverse tax consequences to such subsidiary or such parent in the form of a deemed dividend by such subsidiary to such parent entity for such tax purposes, in each case, so long as (x)  such subsidiary does not have any indebtedness (other than current accounts payable in the ordinary course of business) or the Related Documents limit the incurrence of indebtedness by such subsidiary and (y)  the aggregate amount of all such indebtedness is not material relative to the aggregate value of the assets of such subsidiary.

“Secured Parties” means the Administrative Agent, the Collateral Custodian, the Collateral Administrator, the Collateral Agent, the Securities Intermediary and the Lenders.

“Secured Party Representative” has the meaning assigned to such term in Section  12.09.

“Securities Act” means the Securities Act of 1933 and the rules  and regulations promulgated thereunder, all as from time to time in effect.

“Securities Intermediary” means a Person satisfying Section  8-102(a)(14) of the UCC with respect to the Covered Accounts. Initially, the Securities Intermediary shall be USBNA.

“Security Entitlement” has the meaning specified in Section  8-102(a)(17) of the UCC.

“Senior Net Leverage Ratio” means, with respect to any Collateral Loan and the related Obligor for the Relevant Test Period, either (a)  the meaning of “Senior Net Leverage Ratio” or comparable term set forth in the Related Documents for such Collateral Loan, or (b)  in the case of any Collateral Loan with respect to which the Related Documents do not include a definition of “Senior Net Leverage Ratio” or comparable term, the ratio obtained by dividing (i)  the indebtedness for borrowed money (including the full drawn but not the undrawn amount of any revolving and delayed draw indebtedness) of the related Obligor (other than indebtedness of such Obligor that is junior in terms of payment or lien priority to such Collateral Loan) as of such date, minus the Unrestricted Cash of such Obligor as of such date by (ii)  EBITDA of such Obligor for the Relevant Test Period, as calculated by the Servicer in accordance with the Servicing Standard using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the related Underlying Loan Agreement (or, in the case of a Collateral Loan for which the related Underlying Loan Agreement has not been executed, as set forth in the relevant marketing materials or financial model in respect of such Collateral Loan or as otherwise determined by the Servicer in accordance with the Servicing Standard).

“Senior Revolver Facility” means with respect to any Collateral Loan, a senior secured revolving facility incurred by the Obligor of such Collateral Loan that is prior in right of payment to such Collateral Loan so long as the outstanding principal balance and unfunded commitments of such facility does not exceed (A)  1.0 multiplied by the trailing twelve month EBITDA of such Obligor (as measured at the time of acquisition of such Collateral Loan based on the most recent financial information provided by the Obligor) and (B)  20% of the sum of (x)  the outstanding principal balance of the Collateral Loan, plus (y)  the outstanding principal balance and unfunded commitments of such revolving facility, plus (z)  the outstanding principal balance of any other debt for borrowed money incurred by such Obligor that is senior or pari passu with such Collateral Loan.

“Senior Servicing Fee” means the fee to the Servicer for services rendered and performance of its obligations under this Agreement, in arrears on each Payment Date (subject to availability of funds and the Priority of Payments), in an amount equal to 0.45% per annum of the Fee Basis Amount; measured as of the Determination Date immediately preceding such Payment Date (calculated on the basis of a 360-day year and the actual number of days elapsed).

“Servicer” has the meaning assigned to such term in Section  14.01(a).

“Servicer Default” means any one or more of the following:

(a)            (i)  any failure by the Servicer to make any payment, transfer or deposit into any Covered Account as required by this Agreement by the date that such payment, transfer or deposit is required to be made (after giving effect to any related grace period or applicable notice period or requirement) and such failure shall continue unremedied for a period of three (3)  Business Days or (ii)  the Servicer makes any withdrawal from a Covered Account not in accordance with the terms of the Facility Documents;

(b)            any failure by the Servicer to deliver (i)  with respect to any Monthly Report required to be delivered by it under this Agreement or the other Facility Documents, on or before the date that is two (2)  Business Days after the date that such Monthly Report is required to be delivered, (ii)  with respect to any Borrowing Base Calculation Statement required to be delivered by it under this Agreement or the other Facility Documents, on or before the date that is two (2)  Business Days after the date that the Administrative Agent or any Lender provides written notice of such failure to the Servicer and (iii)  with respect to any other report required to be delivered by it under this Agreement or the other Facility Documents, on or before the date that is five (5)  Business Days after the date that the Administrative Agent or any Lender provides written notice of such failure to the Servicer;

(c)            except as otherwise provided in this definition, a default in any material respect in the performance, or breach in any material respect, of any covenant or agreement of the Servicer under any Facility Document to which it is a party (it being understood, without limiting the generality of the foregoing, that any failure to meet any Concentration Limitation, Borrowing Base Test, any prong of the definition of “Eligible Collateral Loan” or Collateral Quality Test is not a Servicer Default), or the failure of any representation or warranty of the Servicer made in any Facility Document to be correct, in each case, in all material respects when the same shall have been made, and the continuation of any such default, breach or failure for a period of thirty (30) days after the earlier of (i)  the date on which written notice to the Servicer (which may be via email) of such failure, requiring the same to be remedied, shall have been given to the Servicer by the Administrative Agent, and (ii)  the date on which a Responsible Officer of the Servicer acquires actual knowledge thereof;

(d)            an Insolvency Event shall occur with respect to the Servicer;

(e)            the occurrence of an Event of Default that results in whole or in part from any breach by the Servicer of its duties under this Agreement;

(f)             the rendering of one or more final judgments, decrees or orders by a court or arbitrator of competent jurisdiction for the payment of money in excess individually or in the aggregate of $10,000,000 against the Servicer (exclusive of judgment amounts to the extent covered by applicable insurance), and the Servicer shall not have either (i)  discharged or provided for the discharge of any such judgment, decree or order in accordance with its terms or (ii)  perfected a timely appeal of such judgment, decree or order and caused the execution of same to be stayed during the pendency of the appeal, in each case, within thirty (30) days from the date of entry thereof;

(g)            the failure of the Servicer to make any payment when due (after giving effect to any related grace period) under one or more agreements for borrowed money to which it is a party and the Indebtedness for borrowed money thereunder is in an amount in excess of $10,000,000, individually or in the aggregate, or the occurrence of any event or condition that has resulted in the acceleration of such Indebtedness, whether or not waived;

(h)            the occurrence of a Change of Control with respect to the Servicer (it being understood that neither the Expected Restructuring nor any subsequent sale or offering of securities by the Servicer shall constitute a Change of Control of the Servicer for any purpose herein);

(i)            Antares Strategic Credit Fund II LLC ceases to be the Servicer other than in the case where the BDC Adviser, or another successor Servicer becomes the Servicer in accordance with this Agreement; or

(j)             (A)  the occurrence of an act by the Servicer that constitutes fraud or criminal activity in the performance of its obligations under the Facility Documents (as determined pursuant to a final adjudication by a court of competent jurisdiction), (B)  the Servicer being indicted for a criminal offense related to its business of providing asset management services or (C)  any Responsible Officer of the Servicer primarily responsible for the performance by the Servicer of its obligations under the Facility Documents (in the performance of his or her investment management duties) is indicted for a criminal offense materially (as reasonably determined by the Administrative Agent) related to the business of the Servicer providing asset management services and continues to have responsibility for the performance by the Servicer under the Facility Documents for a period of thirty (30) days.

 Provided, that any one or more of clauses (a)  through (j)  above may be waived by the Administrative Agent in its sole discretion.

“Servicing Standard” means, with respect to any Collateral, to service and administer such Collateral on behalf of the Borrower and the Secured Parties (including in respect of any exercise of discretion) with reasonable care (i)  using a similar degree of care, skill and attention as it employs with respect to similar collateral that the Servicer exercises with respect to comparable assets and/or portfolios that such Person manages for itself and others having similar investment objectives and restrictions and (ii)  to the extent not inconsistent with clause (i), applying the Servicer’s customary standards, policies and procedures.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Software Loan” means any Collateral Loan having an Obligor in the “Software  & Services” S&P Industry Group.

“Solvent” as to any Person means that such Person is not “insolvent” within the meaning of Section  101(32) of the Bankruptcy Code or Section  271 of the New York Debtor and Creditor Law.

“SONIA” means, for any day during the Interest Accrual Period with respect to Advances denominated in GBP, the rate per annum equal to the SONIA (GBP overnight index average) reference rate displayed on the relevant screen of any authorized distributor of that reference rate.

“Specified Event of Default” means any Event of Default that is pursuant to Sections 6.01(a), (i), (o)  and/or (q).

“Specified PIK Loan” means any PIK Loan the Related Documents of which allow (x)  a minimum cash spread of less than (a)  the Applicable Margin or (b)  50% of the spread (such spread in effect as of the Acquisition Date, and without taking into account any PIK premium) over the applicable index rate payable on such Collateral Loan or (y)  interest to be deferred for more than 36 months (other than any deferral or capitalization already expressly permitted by the terms of the Related Documents as of the related Acquisition Date).

“Structured Finance Obligation” means any debt obligation owing by a special purpose finance vehicle that is secured directly and primarily by, primarily referenced to, and/or primarily representing ownership of, a pool of receivables or a pool of other assets, including collateralized debt obligations, residential mortgage-backed securities, commercial mortgage-backed securities, other asset-backed securities, “future flow” receivable transactions and other similar obligations.

“Subsidiary” means any Person with respect to which the Borrower or the Parent, as the case may be, owns, directly or indirectly, more than 50.0% of the Equity Securities of such Person.

“Successor Servicer” has the meaning assigned to such term in Section  14.08(a).

“Supported QFC” has the meaning assigned to such term in Section  12.19.

“Tangible Net Worth” means, at any time, the excess of the value of total assets (excluding patents, trademarks, copyrights, trade names, deferred or capitalized research and development costs, goodwill (including any amounts, however designated, representing the cost of acquisition of business and investments in excess of the book value thereof), deferred research and development costs, any write-up of asset value associated with intangible assets under GAAP, uncalled capital and any other assets treated as intangible assets under GAAP) over total liabilities, determined in accordance with GAAP, of the Parent and its Subsidiaries.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means, for any calculation with respect to an Advance (other than an Advance bearing interest at the Base Rate), the Term SOFR Reference Rate for a tenor of three months on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2)  U.S. Government Securities Business Days prior to (a)  with respect to the Interest Accrual Period in which the applicable Borrowing Date occurs, such Borrowing Date, and (b)  for each subsequent Interest Accrual Period, the commencement of such Interest Accrual Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m.  (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3)  U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Total Net Leverage Ratio” means, with respect to any Collateral Loan and the related Obligor for the Relevant Test Period, either (a)  the meaning of “Total Net Leverage Ratio” or comparable term set forth in the Related Documents for such Collateral Loan, or (b)  in the case of any Collateral Loan with respect to which the Related Documents do not include a definition of “Total Net Leverage Ratio” or comparable term, the ratio obtained by dividing (i)  the total indebtedness for borrowed money (including the full drawn but not the undrawn amount of any revolving and delayed draw indebtedness) of the related Obligor as of such date, minus the Unrestricted Cash of such Obligor as of such date by (ii)  EBITDA of such Obligor for the Relevant Test Period, as calculated by the Servicer in accordance with the Servicing Standard using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the related Underlying Loan Agreement (or, in the case of a Collateral Loan for which the related Underlying Loan Agreement has not been executed, as set forth in the relevant marketing materials or financial model in respect of such Collateral Loan).

“Tranche Size” means, in respect of any Collateral Loan, the aggregate principal amount of all commitments available to the Obligor under the terms of the relevant Related Documents as of the original effective date of the Related Documents. For purposes of determining the Tranche Size in respect of any Collateral Loan, for Collateral Loans that are, in accordance with then-prevailing market practice, typically bought and sold together, the respective aggregate principal amount of the commitments available to the Obligor under the facilities evidenced by the relevant Related Documents shall be aggregated (and, for the avoidance of doubt, the respective aggregate principal amounts of all revolving commitments, term loan “A” tranches, term loan “B” tranches and similar loan tranches issued under a single credit agreement shall be aggregated); provided that such facilities are pari passu in terms of repayment seniority.

“UCC” means the New York Uniform Commercial Code; provided that, if, by reason of any mandatory provisions of Law, the perfection, the effect of perfection or non-perfection or priority of the security interests granted to the Collateral Agent pursuant to this Agreement are governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States of America other than the State of New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of such perfection, effect of perfection or non-perfection or priority.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Uncertificated Security” has the meaning specified in Section  8-102(a)(18) of the UCC.

“Underlying Loan Agreement” means, with respect to any Collateral Loan, the document or documents evidencing the commercial loan agreement or facility pursuant to which such Collateral Loan is made.

“Underlying Note” means one or more promissory notes, if any, executed by an Obligor evidencing a Collateral Loan.

“Unfunded Exposure Amount” means, on any date of determination, with respect to any Delayed Drawdown Collateral Loans and Revolving Collateral Loans, the aggregate amount (without duplication) in each Eligible Currency of all (a)  unfunded commitments and (b)  all standby or contingent commitments of the Borrower pursuant to such Collateral Loan.

“Unfunded Reserve Account” means the accounts created and maintained pursuant to Section  8.05, which are entitled “USD Unfunded Reserve Account”, “CAD Unfunded Reserve Account”, “EUR Unfunded Reserve Account” and “GBP Unfunded Reserve Account”, in each case, subject to the prior Lien of the Collateral Agent for the benefit of the Secured Parties.

“Unfunded Reserve Account Shortfall” has the meaning specified in Section  2.01.

“Unfunded Reserve Required Amount” means an amount equal to the aggregate sum of:

(a)            with respect to each Delayed Drawdown Collateral Loan included in the Collateral:

(i)            the aggregate sum of the unfunded commitments of the Borrower in respect of all such Delayed Drawdown Collateral Loans, minus

(ii)           the aggregate sum of the unfunded commitments of the Borrower in respect of each such Delayed Drawdown Collateral Loan included in the Collateral times the Asset Value of such Delayed Drawdown Collateral Loan (expressed as percentage of par) times the Asset Advance Rate then in effect for such Delayed Drawdown Collateral Loan; plus

(b)            with respect to each Revolving Collateral Loan included in the Collateral:

(i)            the aggregate sum of the unfunded commitments of the Borrower in respect of all such Revolving Collateral Loans, minus

(ii)           the aggregate sum of the unfunded commitments of the Borrower in respect of each such Revolving Collateral Loan included in the Collateral times the Asset Value of such Revolving Collateral Loan (expressed as percentage of par) times the Asset Advance Rate then in effect for such Revolving Collateral Loan;

provided that after the Commitment Termination Date, the Unfunded Reserve Required Amount shall equal the Unfunded Exposure Amount.

“Unintended Recipient” has the meaning specified in Section  11.07(a)(i).

“Unrestricted Cash” means “Unrestricted Cash” or any comparable term in the Related Document for any Collateral Loan, and in any case that “Unrestricted Cash” or such comparable term is not defined in such Related Documents, all cash available for use for general corporate purposes and not held in any reserve account or legally or contractually restricted for any particular purposes or subject to any lien (other than blanket liens permitted under or granted in accordance with such Related Documents), as reflected on the most recent financial statements of the related Obligor that have been delivered to the Borrower.

“Unused Amount” means, for any day, an amount equal to the excess, if any, of (a)  the Facility Amount on such day over (b)  the Advances Outstanding on such day.

“U.S. Government Securities Business Day” means any day except for (a)  a Saturday, (b)  a Sunday or (c)  a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Special Resolution Regime” has the meaning specified in Section  12.19.

“U.S. Tax Compliance Certificate” has the meaning specified in Section  12.03(f)(i)(B)(3).

“Volcker Rule” means Section  13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules  and regulations thereunder.

“Warranty Collateral Loan” has the meaning assigned to such term in the Sale Agreement.

“Weighted Average Advance Rate” means, as of any date of determination, an amount equal to (a)  the aggregate sum of the products, for each Eligible Collateral Loan, of (i)  the Asset Advance Rate for such Eligible Collateral Loan as of such date and (ii)  the Asset Value of such Eligible Collateral Loan (less the portion, if any, of such Eligible Collateral Loan allocated by the Borrower to the Excess Concentration Amount) as of such date divided by (b)(i)  the Aggregate Asset Value of all Eligible Collateral Loans minus (ii)  the Excess Concentration Amount.

“Weighted Average Life” means, as of any date of determination with respect to all Eligible Collateral Loans, the number of years following such date obtained by:

(a)            summing the products of: (i)  the Average Life at such time of each Eligible Collateral Loan multiplied by (ii)  the Principal Balance of such Eligible Collateral Loan; and

(b)            dividing such sum by the Aggregate Principal Balance of all Eligible Collateral Loans as of such date.

For the purposes of the foregoing, the “Average Life” is, on any date of determination with respect to any Eligible Collateral Loan, the quotient obtained by dividing (x)  the sum of the products of (A)  the number of years (rounded to the nearest one hundredth thereof) from such date of determination to the stated maturity date of the applicable Eligible Collateral Loan and (B)  the respective amounts of principal of such Eligible Collateral Loan on such date by (y)  the sum of all principal on such Eligible Collateral Loan.

“Weighted Average Spread” means, as of any date, the number, expressed as a percentage, obtained by dividing:

(a)            the amount equal to (i)  the Aggregate Funded Spread with respect to all Eligible Collateral Loans plus (ii)  the Aggregate Unfunded Spread, by

(b)            the Aggregate Principal Balance of all Eligible Collateral Loans as of such date.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part  I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means the Borrower and the Agents, as applicable.

“Write-Down and Conversion Powers” means, (a)  with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b)  with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under the Bail-In Legislation that are related to or ancillary to any of those powers.

Section  1.02        Rules  of Construction

For all purposes of this Agreement and the other Facility Documents, except as otherwise expressly provided or unless the context otherwise requires, (a)  singular words shall connote the plural as well as the singular and vice versa (except as indicated), as may be appropriate, (b)  the words “herein,” “hereof” and “hereunder” and other words of similar import used in any Facility Document refer to such Facility Document as a whole and not to any particular article, schedule, section, paragraph, clause, exhibit or other subdivision thereof, (c)  the headings, subheadings and table of contents set forth in any Facility Document are solely for convenience of reference and shall not constitute a part of such Facility Document nor shall they affect the meaning, construction or effect of any provision hereof, (d)  references in any Facility Document to “include” or “including” shall mean include or including, as applicable, without limiting the generality of any description preceding such term, and for purposes hereof the rule  of ejusdem generis shall not be applicable to limit a general statement, followed by or referable to an enumeration of specific matters, to matters similar to those specifically mentioned, (e)  any definition of or reference to any Facility Document, agreement, instrument or other document shall be construed as referring to such Facility Document, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein or any other Facility Document), (f)  any reference in any Facility Document, including the introduction and recitals to such Facility Document, to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions set forth herein or in any other applicable agreement), (g)  any reference to any Law or regulation herein shall refer to such Law or regulation as amended, modified or supplemented from time to time, (h)  [reserved], (i)  [reserved], (j)  an Event of Default shall be deemed to be continuing until it is waived in accordance with Section  12.01 and (k)  any reference to “execute”, “executed”, “sign”, “signed”, “signature” or any other like term hereunder shall include execution by electronic signature (including, without limitation, any .pdf file, .jpeg file, or any other electronic or image file, or any “electronic signature” as defined under the U.S. Electronic Signatures in Global and National Commerce Act (“E-SIGN”) or the New York Electronic Signatures and Records Act (“ESRA”), which includes any electronic signature provided using Orbit, Adobe Fill  & Sign, Adobe Sign, DocuSign, or any other similar platform identified by the Borrower, the Servicer, the Parent, the Administrative Agent or any Lender and reasonably available at no undue burden or expense to the Collateral Agent, the Collateral Custodian or the Collateral Administrator), except to the extent the Collateral Agent, the Collateral Custodian or the Collateral Administrator requests otherwise. Any such electronic signatures shall be valid, effective and legally binding as if such electronic signatures were handwritten signatures and shall be deemed to have been duly and validly delivered for all purposes hereunder.

Section  1.03          Computation of Time Periods

Unless otherwise stated in the applicable Facility Document, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including”, the word “through” means “to and including” and the words “to” and “until” both mean “to but excluding”. Periods of days referred to in any Facility Document shall be counted in calendar days unless Business Days are expressly prescribed. Unless otherwise indicated herein, all references to time of day refer to Eastern standard time or Eastern daylight saving time, as in effect in New York City on such day.

Section  1.04          Collateral Value Calculation Procedures

In connection with all calculations required to be made pursuant to this Agreement with respect to Scheduled Distributions on any Collateral Loan, or any payments on any other assets included in the Collateral, with respect to the sale of and reinvestment in Collateral Loans, and with respect to the income that can be earned on Scheduled Distributions on such Collateral Loans and on any other amounts that may be received for deposit in the Collection Account, the provisions set forth in this Section  1.04 shall be applied. The provisions of this Section  1.04 shall be applicable to any determination or calculation that is covered by this Section  1.04, whether or not reference is specifically made to Section  1.04, unless some other method of calculation or determination is expressly specified in the particular provision.

(a)            All calculations with respect to Scheduled Distributions on any Collateral Loan shall be made on the basis of information as to the terms of each such Collateral Loan and upon reports of payments, if any, received on such Collateral Loan that are furnished by or on behalf of the Obligor of such Collateral Loan and, to the extent they are not manifestly in error, such information or reports may be conclusively relied upon in making such calculations.

(b)            For purposes of calculating the Borrowing Base Test, except as otherwise specified in the Borrowing Base Test, such calculations will not include (i)  scheduled interest and principal payments on Ineligible Collateral Loans unless or until such payments are actually made and (ii)  ticking fees and other similar fees in respect of Collateral Loans, unless or until such fees are actually paid.

(c)            For each Collection Period and as of any date of determination, the Scheduled Distribution on any Collateral Loan (other than a Defaulted Loan or an Ineligible Collateral Loan, which, except as otherwise provided herein, shall be assumed to have Scheduled Distributions of zero) shall be deemed to be the total amount of (i)  payments and collections to be received during such Collection Period in respect of such Collateral Loan, (ii)  proceeds of the sale of such Collateral Loan received and, in the case of sales which have not yet settled, to be received during such Collection Period that are not reinvested in additional Collateral Loans or retained in a Collection Account for subsequent reinvestment pursuant to Article  X, which proceeds, if received as scheduled, will be available in a Collection Account and available for distribution at the end of such Collection Period and (iii)  amounts referred to in clause  (i)  or (ii)  above that were received in prior Collection Periods but were not disbursed on a previous Payment Date or retained in a Collection Account for subsequent reinvestment pursuant to Article  X.

(d)            Except as otherwise expressly provided herein, each Scheduled Distribution receivable with respect to a Collateral Loan shall be assumed to be received on the applicable Due Date.

(e)            References in the Priority of Payments to calculations made on a “pro forma basis” shall mean such calculations after giving effect to all payments, in accordance with the Priority of Payments, that precede (in priority of payment) or include the clause in which such calculation is made.

(f)            For purposes of calculating all Concentration Limitations, in both the numerator and the denominator of any component of the Concentration Limitations,  Ineligible Collateral Loans will be treated as having a Principal Balance of zero.

(g)            Except as otherwise provided herein,  Ineligible Collateral Loans will (i)  not be included in the calculation of the Collateral Quality Test, (ii)  be treated as having an Asset Value of zero and (iii)  be excluded from the calculation of each Borrowing Base on and after the date such Collateral Loan constitutes an Ineligible Collateral Loan.

(h)            For purposes of determining the Minimum Weighted Average Spread Test (and related computations of Aggregate Funded Spread), capitalized or deferred interest (and any other interest that is not paid in cash) will be excluded.

(i)             Portions of the same Collateral Loan acquired by the Borrower on different dates (excluding subsequent draws under Revolving Collateral Loans or Delayed Drawdown Collateral Loans) will, for purposes of determining the Purchase Price of such Collateral Loan, be treated as separate acquisitions on separate dates (and not a weighted average purchase price for any particular Collateral Loan).

(j)             For purposes of calculating compliance with each of the Concentration Limitations all calculations will be rounded to the nearest 0.01%.

(k)            For purposes of calculating compliance with the Borrowing Base Test, the Collateral Quality Test, or any Concentration Limitation under this Agreement in connection with the acquisition or disposition of a Collateral Loan or Eligible Investment, the trade date with respect to any such Collateral Loan or Eligible Investment acquired or disposed of or under consideration for acquisition or disposition shall be used to determine compliance with the Borrowing Base Test, the Collateral Quality Test or any Concentration Limitation and whether such acquisition or disposition is permitted hereunder; provided that, for purposes of calculating compliance with the Borrowing Base Test, the Collateral Quality Test or any Concentration Limitation, the calculation thereof shall assume (and give pro forma effect to) (x)  the making of an Advance to the Borrower (based on the Advance Rate applicable thereto) and any capital contribution to the Borrower by the Parent upon settlement of the acquisition of a Collateral Loan (based on the Purchase Price therefor) and (y)  the repayment of an Advance to the Borrower upon settlement of the disposition of a Collateral Loan (based on the sale price therefor).

(l)             At any time when any one or more of the Concentration Limitations are exceeded, the Borrower (or the Servicer acting on its behalf) shall select (from among the Collateral Loans whose Principal Balance causes such Concentration Limitations to be exceeded) the Collateral Loans, or portions thereof, to be allocated to the Excess Concentration Amount, and revise such allocations from time to time.

(m)           To the extent of any ambiguity in the interpretation of any definition or term contained in this Agreement or to the extent more than one methodology can be used to make any of the determinations or calculations set forth herein, the Collateral Administrator shall request direction from the Administrative Agent or the Servicer as to the interpretation and/or methodology to be used, and the Collateral Administrator shall follow such direction (which, in the event of a dispute, shall be the direction of the Administrative Agent), and together with the Collateral Agent, the Collateral Custodian and the Securities Intermediary, shall be entitled to conclusively rely thereon without any responsibility or liability therefor.

(n)            Any direction required hereunder relating to the purchase, acquisition, sale, disposition or other transfer of the Collateral may be in the form of a trade ticket from the Borrower on which the Collateral Agent and Collateral Administrator may rely.

ARTICLE  II

ADVANCES

Section  2.01          Revolving Credit Facility; Acquisition Notice

(a)            The Borrower, shall, prior to each proposed acquisition of any Collateral Loan (whether proposed to be funded by an Advance or by the use of the cash proceeds contributed by the Parent, or by an in-kind contribution of Collateral Loans contributed by the Parent) provide to the Administrative Agent (with a copy to the Parent and the Collateral Agent) a notice by electronic mail either substantially in the form of Exhibit  A hereto or containing the information set forth in Exhibit  A hereto (together with any attachments or responses required in connection therewith, an “Acquisition Notice”).

(b)           The Administrative Agent shall have the right to approve or reject any Acquisition Notice in connection with a Consent Loan in its sole discretion and/or to request additional information regarding any proposed Consent Loan. The Administrative Agent shall promptly (but in no event later than five (5)  Business Days, provided that the Administrative Agent will use commercially reasonable efforts to respond within three (3)  Business Days) after receipt by the Administrative Agent of all required information and documentation notify the Servicer and the Borrower (with a copy to the Collateral Agent and the Collateral Administrator) in writing (including via electronic mail) whether the Acquisition Notice in relation to such Consent Loan has been approved or rejected; provided that if the Administrative Agent shall fail to so notify the Servicer and the Borrower, the Administrative Agent shall be deemed to have rejected such Acquisition Notice in relation to such Consent Loan. In the event that there has been a material adverse change in the credit profile of any proposed Consent Loan following its approval by the Administrative Agent, such approval may be withdrawn at any time at least three (3)  Business Days prior to the time at which the Borrower actually becomes obligated to acquire or enter into documents governing such proposed Collateral Loan by written notice (including via e-mail) of such withdrawal from the Administrative Agent to the Servicer identifying such adverse change. If the Administrative Agent has rejected an Acquisition Notice in connection with a Consent Loan, or withdrawn or withheld its approval of any such request, then the Borrower shall not be authorized to acquire such proposed Collateral Loan unless, in the case of a withdrawn approval, the Administrative Agent has not withdrawn its approval at least three (3)  Business Days prior to the time at which the Borrower enters into a commitment to acquire such proposed Collateral Loan. The Administrative Agent shall not have the right to approve any Collateral Loan that is not a Consent Loan.

(c)            On the terms and subject to the conditions hereinafter set forth, including Article  III, each Lender severally agrees to make loans to the Borrower (each, an “Advance”) from time to time on any Business Day during the Reinvestment Period, on a pro rata basis in each case in an aggregate principal amount at any one time outstanding up to but not exceeding such Lender’s Commitment and, as to all Lenders, in an aggregate principal amount up to but not exceeding the applicable Borrowing Base as then in effect. Each such borrowing of an Advance on any single day is referred to herein as a “Borrowing”.

Within such limits and subject to the other terms and conditions of this Agreement, the Borrower may borrow (and re-borrow) Advances under this Section  2.01 and prepay Advances under Section  2.05.

Notwithstanding anything to the contrary herein, if, upon the occurrence of an Event of Default and on the Commitment Termination Date, the amount on deposit in the Unfunded Reserve Account is less than the Unfunded Exposure Amount (such amount, the “Unfunded Reserve Account Shortfall”), the Borrower shall either request an Advance in an aggregate amount sufficient to cause, or otherwise cause to be deposited in the Unfunded Reserve Account an amount equal to the Unfunded Reserve Account Shortfall. Following receipt of a Notice of Borrowing relating to the foregoing (which shall specify the account details of the Unfunded Reserve Account where the funds will be made available), each Lender shall fund its pro rata portion of such Advances in accordance with Section  2.02(d), notwithstanding anything to the contrary herein (including, without limitation, the Borrower’s failure to satisfy any of the conditions precedent set forth in Section  3.02); provided that, no such Advance may cause the Advances Outstanding to exceed the applicable Borrowing Base. Notwithstanding anything to the contrary herein, it is understood and agreed that if the Borrower fails to request any Advance contemplated by this paragraph (1)  such failure shall not constitute an Event of Default hereunder and (2)  each party shall work to fund any such Advance when requested using commercially reasonable efforts.

Section  2.02          Making of the Advances

(a)            If the Borrower desires to make a Borrowing under this Agreement it shall give the Administrative Agent (with a copy to the Collateral Agent and the Collateral Administrator) a written notice substantially in the form of Exhibit  B hereto (each, a “Notice of Borrowing”) for such Borrowing (which notice shall be irrevocable and effective upon receipt) not later than (i)  if the Advance is denominated in Dollars, 10:00 a.m.  on the requested Borrowing Date, (ii)  if the Advance is denominated in CAD, 11:00 a.m.  two (2)  Business Days prior to the requested Borrowing Date, (iii)  if the Advance is denominated in EUR or GBP, 11:00 a.m.  three (3)  Business Days prior to the requested Borrowing Date and (iv)  if the Advance is denominated in any other Eligible Currency (other than USD, CAD, EUR or GBP), such time period determined by the Administrative Agent in its reasonable discretion; provided that, in each case, the Administrative Agent may, on behalf of the Lenders, waive any notice requirement from time to time and agree in its sole discretion to provide such Advance on an expedited basis.

(b)            Each Notice of Borrowing shall be dated the date the request for the related Borrowing is being made, signed by a Responsible Officer of the Borrower (or the Servicer on behalf of the Borrower), shall attach a Borrowing Base Calculation Statement, and shall otherwise be appropriately completed. Such Notice of Borrowing shall specify the proposed Borrowing Date and the applicable Eligible Currency. The proposed Borrowing Date specified in each Notice of Borrowing shall be a Business Day falling on or prior to the Commitment Termination Date and, with respect to Borrowings in Dollars, the amount of the Borrowing requested in such Notice of Borrowing (the “Requested Amount”) shall be equal to at least $500,000 or an integral multiple of $100,000 in excess thereof (or, if less, the remaining unfunded Commitments hereunder or, in the case of Delayed Drawdown Collateral Loans or Revolving Collateral Loans, such lesser amount required to be funded by the Borrower in respect thereof); provided that, for the avoidance of doubt, in the case of a Borrowing in any Eligible Currency (other than Dollars), there is no required minimum amount or integral multiple.

(c)            The Administrative Agent shall notify each Lender of its receipt of such Notice of Borrowing by (x)  12:00 p.m.  in the case of an Advance in Dollars or (y)  5:00 p.m.  in the case of any other Advance, in each case on the day of receipt thereof (or, if such day is not a Business Day, by noon on the next succeeding Business Day).

(d)            Each Lender shall (subject to the following clause (e)), not later than 11:00 a.m.  (or, in the case of an Advance in Dollars 1:00 p.m.) on each Borrowing Date in respect of Advances, make its Percentage of the applicable Requested Amount available to the Administrative Agent in immediately available funds by disbursing such funds to the account of the Administrative Agent in accordance with the wiring instruction set forth in the notification of Notice of Borrowing delivered by the Administrative Agent to the Lenders pursuant to Section  2.02(b). Once each Lender has funded its Percentage of the applicable Requested Amount, the Administrative Agent shall make the Requested Amount available to the Borrower by disbursing such funds to the Collection Account, unless the Administrative Agent has agreed in its sole discretion to make the Requested Amount available to the Borrower prior to such receipt from the Lenders.

Section  2.03          Evidence of Indebtedness; Notes

(a)            Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to it and resulting from the Advances made by such Lender to the Borrower, from time to time, including the amounts of principal and interest thereon and paid to it, from time to time hereunder; provided that the failure of any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Advances in accordance with the terms of this Agreement. The Collateral Agent and the Borrower shall be entitled to conclusively rely upon the information provided to it by the Administrative Agent with respect to the Advances Outstanding with respect to each Lender.

(b)            Any Lender may request that its Advances to the Borrower be evidenced by a Note. In such event, the Borrower shall promptly prepare, execute and deliver to such Lender a Note payable to such Lender and otherwise appropriately completed. Thereafter, the Advances of such Lender evidenced by such Note and interest thereon shall at all times (including after any assignment pursuant to Section  12.06(a)) be represented by a Note payable to such Lender (or registered assigns pursuant to Section  12.06(a)), except to the extent that such Lender (or assignee) subsequently returns any such Note for cancellation and requests that such Advances once again be evidenced as described in clause  (a)  of this Section  2.03.

(c)            If any Lender elects not to receive a Note, all references herein and the other Facility Documents to such Lender’s Note shall be deemed to mean the Advances Outstanding with respect to such Lender. The parties hereto acknowledge and agree that the provisions herein and the other Facility Documents related to the Lenders hereunder shall apply to each Lender regardless of whether such Lender has received a Note.

Section  2.04          Payment of Amounts

The Borrower shall pay principal and Interest on the Advances and the fees set forth in the Facility Documents to the Lenders in accordance with the Priority of Payments as follows:

(a)            100% of the outstanding principal amount of each Advance, together with all accrued and unpaid Interest thereon, shall be payable on the Final Maturity Date.

(b)            Interest shall accrue at the Interest Rate on the unpaid principal amount of each Advance from the date of such Advance until such principal amount is Paid in Full.

(c)            The Administrative Agent shall determine the unpaid Interest, Commitment Fees, and Prepayment Fees payable thereto prior to each Payment Date using the applicable Interest Rate for the related Interest Accrual Period to be paid by the Borrower with respect to each Advance on each Payment Date for the related Interest Accrual Period and shall advise each Lender, the Collateral Agent and the Servicer thereof and shall send a consolidated invoice of all such Interest, Commitment Fees, and Prepayment Fees to the Borrower (with a copy to the Collateral Agent) within five (5)  Business Days of the Determination Date immediately preceding the Payment Date.

(d)            Accrued Interest on each Advance shall be payable in arrears (i)  on each Payment Date, and (ii)  in connection with any prepayment in full of the Advances pursuant to Section  2.05(a); provided that (x)  with respect to any prepayment in full of the Advances Outstanding, accrued Interest on such amount through the date of prepayment may be payable on such date or as otherwise agreed to between the Lenders and the Borrower and (y)  with respect to any partial prepayment of the Advances Outstanding, accrued Interest on such amount through the date of prepayment shall be payable on the Payment Date following such prepayment. Accrued Commitment Fees shall be payable in arrears on each Payment Date.

(e)            The obligation of the Borrower to pay the Obligations, including the obligation of the Borrower to pay the Lenders the outstanding principal amount of the Advances and accrued interest thereon, shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms hereof (including Section  2.15), under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower or any other Person may have or have had against any Secured Party or any other Person.

Section  2.05          Prepayment of Advances

(a)            Optional Prepayments. The Borrower may, from time to time on any Business Day, voluntarily prepay Advances in whole or in part, without penalty or premium; provided that, the Borrower (or the Servicer on behalf of the Borrower) shall have delivered to the Collateral Agent and the Administrative Agent written notice of such prepayment substantially in the form of Exhibit  C hereto (such notice, a “Notice of Prepayment”) not later than 3:00 p.m.  one (1)  Business Day (or such shorter period as the Administrative Agent may agree in its reasonable discretion) prior to the date of such prepayment (provided that same day notice may be given to cure any non-compliance with the Borrowing Base Test). The Administrative Agent shall promptly notify the Lenders of such Notice of Prepayment. Each such Notice of Prepayment shall be irrevocable and effective upon receipt and shall be dated the date such notice is being given, signed by a Responsible Officer of the Borrower (or the Servicer on behalf of the Borrower) and otherwise appropriately completed; provided that, any such Notice of Prepayment may be conditioned upon the happening or occurrence of a specified event, and thereafter revoked in the event that such specified event does not occur. Each prepayment by the Borrower of any Advance denominated in Dollars pursuant to this Section  2.05(a)  (other than a prepayment made in order to cure any non-compliance with the Borrowing Base Test) shall in each case be (unless otherwise agreed to by the Administrative Agent in its sole discretion) in a principal amount of at least $100,000 or, if less, the entire outstanding principal amount of the Advances Outstanding or, in the case of any prepayment of Advances with the proceeds of a prepayment or repayment of principal of Collateral Loans, such lesser amount as is paid by the applicable Obligor in respect thereof. Each prepayment by the Borrower of an Advance denominated in an Eligible Currency shall be made with such Eligible Currency. If a Notice of Prepayment is given by (or on behalf of) the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein unless such notice is rescinded in accordance with this paragraph (a).

(b)            Mandatory Prepayments. The Borrower shall prepay the Advances on each Payment Date in the manner and to the extent provided in the Priority of Payments, including as applicable and without limitation, the outstanding Mandatory Amortization Amount, if any, applicable to each applicable Payment Date.

The Borrower shall provide, in each Payment Report, notice of the aggregate amounts of Advances that are to be prepaid on the related Payment Date in accordance with the Priority of Payments.

(c)            Borrowing Base Deficiency Cures. If a Borrowing Base Deficiency exists, the Borrower may eliminate such Borrowing Base Deficiency in its entirety in accordance with this Section  2.05(c)  and, in any case, within the applicable Cure Period.

(i)             To eliminate such Borrowing Base Deficiency, the Borrower may effect one or more (or any combination thereof) of the following actions (each a “Borrowing Base Deficiency Cure”): (A)  deposit into or credit to the Collection Account cash and Eligible Investments, (B)  repay Advances (together with all accrued and unpaid costs and expenses of the Agents, the Collateral Custodian, the Collateral Administrator, the Securities Intermediary and the Lenders, for which the Borrower has received a reasonably detailed invoice prior to such date of repayment, in each case in respect of the amount so repaid), (C)  sell Collateral Loans in accordance with Article  X, or (D)  during the Reinvestment Period, pledge additional Collateral Loans as Collateral. For the avoidance of doubt, no Prepayment Fee shall be required in connection with any prepayment of an Advance, whether made to cure a Borrowing Base Deficiency or otherwise.

(ii)            In connection with the proposed repayment of Advances or pledge of additional Collateral Loans as Collateral pursuant to Section  2.05(c)(i), the Borrower (or the Servicer on its behalf) shall deliver in accordance with Section  2.05(a), (x)  to the Administrative Agent (with a copy to the Collateral Agent, the Collateral Administrator and the Collateral Custodian), notice of such repayment or pledge and a duly completed Borrowing Base Calculation Statement, updated to the date such repayment or pledge is being made and giving pro forma effect to such repayment or pledge, and (y)  to the Administrative Agent, if applicable, a description of any Collateral Loans and each Obligor of such Collateral Loan to be pledged.

(d)            Additional Prepayment Provisions. Each prepayment pursuant to this Section  2.05 shall be subject to Section  2.04(d)  and applied to the Advances in accordance with the Lenders’ respective Percentages.

Section  2.06          Changes of Commitments

(a)            Automatic Reduction and Termination. The Commitments of all Lenders shall be automatically reduced to zero at 5:00 p.m.  on the Commitment Termination Date.

(b)            Optional Termination or Reductions. Prior to the Final Maturity Date, the Borrower shall have the right to terminate or reduce the unused amount of the Facility Amount at any time or from time to time without any fee or penalty, except as specified in Section  2.12(b), upon not less than two (2)  Business Days’ prior notice (or such shorter period as the Administrative Agent may agree in its reasonable discretion) to the Administrative Agent, the Collateral Agent, the Lenders, the Collateral Administrator and the Collateral Custodian of each such termination or reduction, which notice shall specify the effective date of such termination or reduction and the amount of any such reduction; provided that, any notice received after 3:00 p.m.  shall be deemed to be received on the next Business Day; provided, further, that (i)  the amount of any such reduction of the Facility Amount shall be equal to at least $500,000 or an integral multiple of $10,000 in excess thereof or, if less, the remaining unused portion thereof (or, in the case of an Eligible Currency (other than Dollars), no minimum amount or integral multiple), and (ii)  no such reduction will reduce the Facility Amount below the sum of (x)  the aggregate principal amount of Advances Outstanding at such time and (y)  the Unfunded Reserve Required Amount. Such notice of termination or reduction shall be irrevocable (provided that, any such notice may be conditioned upon the happening or occurrence of a specified event, and thereafter revoked in the event that such specified event does not occur) and shall be effective only upon receipt by the Administrative Agent, the Collateral Agent, the Lenders, the Collateral Administrator and the Collateral Custodian, and shall attach, in the case of a reduction of the Commitments, a Borrowing Base Calculation Statement. Each reduction of Commitments of the Lenders hereunder shall be applied pro rata to reduce the respective Commitments of each Lender.

(c)            Effect of Termination or Reduction. The Commitments of the Lenders once terminated or reduced may not be reinstated. Each reduction of the Facility Amount pursuant to this Section  2.06 shall be applied ratably among the Lenders in accordance with their respective Commitments.

Section  2.07          Maximum Lawful Rate

It is the intention of the parties hereto that the interest on the Advances shall not exceed the maximum rate permissible under Applicable Law. Accordingly, anything herein or in any Note to the contrary notwithstanding, in the event any interest is charged to, collected from or received from or on behalf of the Borrower by the Lenders pursuant hereto or thereto in excess of such maximum lawful rate, then the excess of such payment over that maximum shall be applied first to the payment of amounts then due and owing by the Borrower to the Secured Parties under this Agreement (other than in respect of principal of and interest on the Advances) and then to the reduction of the outstanding principal amount of the Advances Outstanding.

Section  2.08          Several Obligations

The failure of any Lender to make any Advance to be made by it on the date specified therefor shall not relieve any other Lender of its obligation to make its Advance on such date. None of the Administrative Agent, the Collateral Agent, the Collateral Custodian, the Securities Intermediary or the Collateral Administrator shall be responsible for the failure of any Lender to make any Advance, and no Lender shall be responsible for the failure of any other Lender to make an Advance required to be made by such other Lender.

Section  2.09          Increased Costs

(a)            Increased Costs Generally. If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, compulsory loan, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Affected Person (except any such reserve requirement reflected in the applicable Benchmark); or

(ii)            subject any Secured Party to any Taxes (other than (A)  Non-Excluded Taxes, (B)  Taxes described in clauses (b)  through (d)  of the definition of Excluded Taxes and (C)  Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to any Affected Person of making, continuing, converting into or maintaining any Advance (or of maintaining its obligation to make any Advance) or to increase the cost to, or to reduce the amount of any payment (whether of principal, interest, fees, compensation or otherwise) or sum received or receivable by, such Affected Person hereunder (whether of principal, interest, fees, compensation or otherwise), then any such Affected Person shall give the Borrower and the Servicer prompt notice thereof and the Borrower will pay to such Affected Person from time to time after receipt of a written demand by a Responsible Officer of such Affected Person in Dollars, such additional amount or amounts as will compensate such Affected Person for such additional costs incurred or reduction suffered within ten (10)  Business Days of receipt of such demand. If a Lender requests compensation by the Borrower under this Section  2.09, the Borrower may (but shall not be required to), by notice to such Lender, suspend the obligation of such Lender to make or continue Advances by reference to the Applicable Reference Rate, until the event or condition giving rise to such request ceases to be in effect (in which case (x)  all Advances of such Lender shall be made or continued by reference to the Base Rate and (y)  such Lender shall have no obligation to make any Advances by reference to the Applicable Reference Rate); provided that such suspension shall not affect the right of such Lender to receive the compensation required in accordance with this Agreement.

(b)            Capital Requirements. If any Affected Person determines that any Change in Law regarding capital or liquidity requirements has or would have (but for the operation of this Section  2.09) the effect of reducing the rate of return on such Affected Person’s capital or on the capital of such Affected Person’s holding company, if any, as a consequence of this Agreement (or arising in connection herewith) or the Advances made by such Affected Person to a level below that which such Affected Person or such Affected Person’s holding company could have achieved but for such Change in Law (taking into consideration such Affected Person’s policies and the policies of such Affected Person’s holding company with respect to capital adequacy or liquidity coverage) by an amount deemed to be material by such Affected Person, then any such Affected Person shall give the Borrower (and the Servicer) prompt notice thereof and the Borrower will pay to such Affected Person in Dollars, such additional amount or amounts as will compensate such Affected Person or such Affected Person’s holding company for any such reduction suffered or charge imposed on the Payment Date after the Borrower’s receipt of such demand.

(c)            [Reserved].

(d)            Calculation. In determining any amount provided for in this Section  2.09, the Affected Person may use any reasonable averaging and attribution methods. The Administrative Agent, on behalf of any Affected Person making a claim under this Section  2.09, shall submit to the Borrower and the Servicer a certificate of a Responsible Officer of the Affected Person setting forth in reasonable detail the basis for and the computations of such additional or increased costs, which certificate shall be conclusive absent manifest error. The Borrower shall pay such amount shown as due on any such certificate on the next Payment Date after receipt thereof.

(e)            Delay in Requests. Failure or delay on the part of any Affected Person to demand compensation pursuant to this Section  2.09 shall not constitute a waiver of such Affected Person right to demand such compensation; provided that, the Borrower shall not be required to compensate an Affected Person pursuant to this Section  2.09 for any increased costs or reductions incurred more than six months prior to the date that such Affected Person notifies the Borrower and the Servicer of the Change in Law giving rise to such increased costs or reductions and of such Affected Person’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

(f)             Lending Office. Upon the occurrence of any event giving rise to the Borrower’s obligation to pay additional amounts to a Lender pursuant to clause  (a)  or (b)  of this Section  2.09, such Lender will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate a different lending office if such designation would reduce or obviate the obligations of the Borrower to make future payments of such additional amounts; provided that such designation is made on such terms that such Lender and its lending office suffer no material unreimbursed cost or material legal or regulatory disadvantage (as reasonably determined by such Lender), with the object of avoiding future consequence of the event giving rise to the operation of any such provision.

Section  2.10          Compensation; Breakage Payments.

The Borrower agrees to compensate each Affected Person from time to time, on the Payment Dates (or the applicable date of prepayment) following such Affected Person’s written request (which request shall set forth in reasonable detail the basis for requesting such amounts) in accordance with the Priority of Payments, for all reasonable and documented losses, expenses and liabilities (including any interest paid by such Affected Person to lenders of funds borrowed to make or carry an Advance bearing interest that was computed by reference to the Applicable Reference Rate and any loss sustained by such Affected Person in connection with the re-employment of such funds but excluding loss of anticipated profits), which such Affected Person may sustain: (i)  if for any reason (including any failure of a condition precedent set forth in Article  III but excluding a default by the applicable Lender) a Borrowing of any Advance bearing interest that was computed by reference to an Applicable Reference Rate by the Borrower does not occur on the Borrowing Date specified therefor in the applicable Notice of Borrowing delivered by the Borrower, (ii)  if any payment, prepayment or conversion of any of the Borrower’s Advances bearing interest that was computed by reference to the Applicable Reference Rate occurs on a date that is not a Payment Date, and (iii)  if any payment or prepayment of any Advance bearing interest that was computed by reference to the Applicable Reference Rate is not made on a Payment Date or pursuant to a Notice of Prepayment given by the Borrower. A certificate as to any amounts payable pursuant to this Section  2.10 submitted to the Borrower by any Lender (with a copy to the Agents, and accompanied by a reasonably detailed calculation of such amounts and a description of the basis for requesting such amounts) shall be conclusive in the absence of manifest error.

Section  2.11          Illegality; Inability to Determine Rates

(a)            Notwithstanding any other provision in this Agreement, but subject to Sections 12.01(c), in the event of a Disruption Event, then the affected Lender shall promptly notify the Agents and the Borrower thereof, and such Lender’s obligation to make or maintain Advances hereunder based on the applicable Benchmark shall be suspended until such time as such Lender may again make and maintain Advances based on the applicable Benchmark.

(b)            Upon the occurrence of any event giving rise to a Lender’s suspending its obligation to make or maintain Advances based on the applicable Benchmark pursuant to Section  2.11(a), such Lender will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate a different lending office if such designation would enable such Lender to again make and maintain Advances based on such Benchmark; provided that such designation is made on such terms that such Lender and its lending office suffer no unreimbursed cost or material legal or regulatory disadvantage (as reasonably determined by such Lender), with the object of avoiding future consequence of the event giving rise to the operation of any such provision.

(c)            If, prior to the first day of any Interest Accrual Period or prior to the date of any Advance, as applicable, either (i)  the Administrative Agent determines that for any reason adequate and reasonable means do not exist for determining the Benchmark for the applicable Advances, or (ii)  the Required Lenders determine and notify the Administrative Agent that such Benchmark with respect to such Advances does not adequately and fairly reflect the cost to such Lenders of funding such Advances, the Administrative Agent will promptly so notify the Borrower, the Collateral Agent and each Lender. Thereafter, the obligation of the Lenders to make or maintain Advances based on such Benchmark shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.

(d)            Upon receipt of any notice described in Section  2.11(a)  or (c), the Borrower may revoke any pending request for the making or continuation of an Advance based on the applicable Benchmark or, failing that, will be deemed to have converted such request into a request for an Advance based on the Base Rate. For the avoidance of doubt, no Advances shall be required to be repaid as a result of any circumstance or determination made pursuant to Section  2.11.

Section  2.12          Fees

(a)            Commitment Fee. On each Payment Date, the Borrower shall pay to the Collateral Agent (for the account of the Lenders on a pro rata basis) the Commitment Fee in the amount set forth in the Lender Fee Letter.

(b)            Prepayment Fee. If (i)  at any time prior to the one-year anniversary of the Closing Date, the Facility Amount is reduced in whole or in part at the option or election of the Borrower and (ii)  prior to such date no Approval Failure has occurred and is continuing, the Borrower shall pay pursuant to the Priority of Payments (for the account of the Lenders on a pro rata basis), a prepayment fee in the amount set forth in the Lender Fee Letter; provided that, no Prepayment Fee shall be due and payable (x)  so long as such termination or permanent reduction occurs in connection with a securitization transaction involving all or a portion of the Collateral Loans or (y)  in connection with a reduction of the aggregate Commitments due to the termination of the interests of a Lender pursuant to Section  2.20. Such Prepayment Fee shall be payable on the date of the termination of this Agreement (in the event this Agreement is terminated in whole) or on the first Payment Date immediately succeeding the reduction of the Facility Amount (in the event the Facility Amount is reduced in part).

(c)            Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent such fees as are mutually agreed to in writing from time to time by the Borrower and the Administrative Agent, including the fees set forth in the Administrative Agent Fee Letter.

(d)            Collateral Agent, Collateral Administrator, Custodian and Securities Intermediary Fees. The Borrower agrees to pay to the Collateral Agent, the Collateral Administrator, the Collateral Custodian and the Securities Intermediary such fees as are mutually agreed to in writing from time to time by the Borrower and the Collateral Agent, the Collateral Administrator, the Collateral Custodian and the Securities Intermediary, including the fees set forth in the Collateral Administration and Agency Fee Letter. Any reference in this Agreement to an amount of the Collateral Agent's, the Collateral Administrator, the Collateral Custodian and the Securities Intermediary fees calculated with respect to a period at a per annum rate shall be computed on the basis of the actual number of days elapsed in the applicable Due Period divided by 360 and shall be based on the Aggregate Principal Balance of the Collateral as of the first day of the related Due Period.

Section  2.13          Rescission or Return of Payment

The Borrower agrees that, if at any time (including after the occurrence of the Final Maturity Date) all or any part of any payment theretofore made by it to any Secured Party or any designee of a Secured Party is or must be rescinded or returned for any reason whatsoever (including the insolvency, bankruptcy or reorganization of the Borrower or any of its Affiliates), the obligation of the Borrower to make such payment to such Secured Party shall, for the purposes of this Agreement, to the extent that such payment is or must be rescinded or returned, be deemed to have continued in existence and this Agreement and any other applicable Facility Document shall continue to be effective or be reinstated, as the case may be, as to such obligations, all as though such payment had not been made.

Section  2.14          Default Interest

During the existence and continuance of an Event of Default arising pursuant to clause (a)  or (i)  of Section  6.01, at the election of the Administrative Agent or the Required Lenders (or, in the case of clause (i)  automatically), all Obligations (other than the Advances, where the default rate is reflected in the Applicable Margin) shall bear interest at the Default Rate until rescinded by the Administrative Agent or the Required Lenders. Interest payable at the Default Rate shall be payable on each Payment Date in accordance with the Priority of Payments.

Section  2.15          Payments Generally

(a)            All amounts owing and payable to any Secured Party, any Affected Person or any Indemnified Party, in respect of the Advances and other Obligations, including the principal thereof, interest, fees, indemnities, expenses or other amounts payable under this Agreement or any other Facility Document, shall be paid on behalf and at the direction of the Borrower (or the Servicer on behalf of the Borrower) by the Collateral Agent to the applicable recipient in an Eligible Currency in immediately available funds, on each Payment Date in accordance with the Priority of Payments, and all without counterclaim, setoff, deduction, defense, abatement, suspension or deferment. Each Lender shall provide wire instructions to the Borrower and the Collateral Agent. Other than with respect to payments on a Payment Date, payments must be received by the Collateral Agent on or prior to 3:00 p.m.  on a Business Day to be remitted by the Collateral Agent on such Business Day to the Lenders; provided that, payments received by the Collateral Agent after 3:00 p.m.  on a Business Day will be deemed to have been paid on the next following Business Day. At no time will the Collateral Agent have any duty (express or implied) to fund (or front or advance) any amount owing by the Borrower hereunder.

(b)            Except as otherwise expressly provided herein, all computations of interest, fees and other Obligations shall be made on the basis of a year of 360 days for the actual number of days elapsed; provided that all computations based on (x)  Daily Compounded CORRA shall be based on a year consisting of 365 days and (y)  the Base Rate shall be based on a year consisting of 365 days or 366 days, as applicable. In computing interest on any Advance, the date of the making of the Advance shall be included and the date of payment shall be excluded; provided that, if an Advance is repaid on the same day on which it is made, one day’s Interest shall be paid on such Advance. All computations made by the Collateral Agent, the Collateral Administrator or the Administrative Agent under this Agreement or any other Facility Document shall be conclusive absent manifest error.

(c)            Eligible Currency.

(i)            For purposes of Section  9.01(a), any amounts on deposit in the Collection Account denominated in any Eligible Currency shall be applied on any Payment Date (i)  first, to make payments in such Eligible Currency and (ii)  second, to make payments in any other Eligible Currency (pro rata based on available amounts from each other Eligible Currency), as converted by the Servicer using the Applicable Conversion Rate; provided that, such payments shall be subject to availability of such funds pursuant to Section  9.01(a). The parties hereto acknowledge and agree that U.S. Bank Trust Company, National Association or an affiliate thereof may act as principal, charge fees and earn revenue, and may not provide the best price available with respect to an Eligible Currency.

(ii)            The Servicer shall instruct the Collateral Agent, no later than the Determination Date immediately preceding each Payment Date, to convert amounts on deposit in the Collection Account into Dollars to the extent necessary to make payments pursuant to Section  9.01(a), as applicable (as determined by the Servicer using the Applicable Conversion Rate).

(iii)            Any Principal Proceeds on deposit in the Collection Account denominated in an Eligible Currency may be converted by the Servicer into another Eligible Currency on any Business Day (other than a Payment Date) using the Applicable Conversion Rate so long as no Borrowing Base Deficiency exists in respect of either Eligible Currency either prior to and after giving effect to such conversion or, if any such Borrowing Base Deficiency exists, the amount of such Borrowing Base Deficiency is not increased. The Servicer shall provide no less than one (1)  Business Day’s prior written notice to the Administrative Agent and the Collateral Agent of any such conversion (unless otherwise waived by the Administrative Agent in its sole discretion).

(iv)            If the Collateral Agent receives an instruction to effect any foreign exchange transactions, or cannot comply with instructions without effecting foreign exchange transactions, the Collateral Agent is authorized to enter into spot foreign exchange transactions (each, an “FX Transaction”) with the Borrower or the Servicer in connection with the Accounts and may provide such foreign exchange services to the Borrower or the Servicer itself or through any of its Affiliates. The Collateral Agent may convert currency itself or through any of its Affiliates and, in those cases, the Collateral Agent or, as the case may be, such Affiliate through which currency is converted acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and may earn revenue, including, without limitation, transaction spreads and sales margin, that it will retain for its own account. Any such earned revenue may be based on, among other things, the difference between the exchange rate assigned to the FX Transaction made under this Agreement and the rate that the Collateral Agent or any of its Affiliates receives when buying or selling foreign currency for its own account. The Collateral Agent or such Affiliate makes no representation that the exchange rate used or obtained for any FX Transaction under this Agreement will be the most favorable rate that could be obtained at the time or as to the method by which that rate will be determined. The Collateral Agent or its Affiliate, as applicable, may establish rules  or limitations concerning any foreign exchange facility made available to the Borrower. Any such FX Transactions will be subject to terms and conditions (the “FX Terms”) separately disclosed. In addition, the Collateral Agent may transmit any FX Transaction to a sub-custodian or depository or as otherwise agreed between the Borrower and the Collateral Agent. In such cases, the relevant FX Transaction may not be processed and priced as described in the applicable FX Terms.

Section  2.16        Defaulting Lenders

(a)            Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender pursuant to Section  2.16(b), to the extent permitted by Applicable Law:

(i)            Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section  12.01.

(ii)            Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article  IX or otherwise) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Event of Default exists and is continuing), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Advances under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; provided that, if an Event of Default exists, such amounts shall be applied to reduce the outstanding Obligations in accordance with the Priority of Payments; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that, if such payment is a payment of the principal amount of any Advances in respect of which such Defaulting Lender has not fully funded its appropriate share, such payment shall be applied solely to pay the Advances of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of such Defaulting Lender until such time as all Advances are held by the Lenders pro rata in accordance with the Commitments hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section  2.16 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)            Certain Fees. No Defaulting Lender shall be entitled to receive any fee payable under Section  2.12(a)  for any period during which that Lender is a Defaulting Lender and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender.

(b)            Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances Outstanding to be held on a pro rata basis by the Lenders in accordance with their Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided that, no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided further that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section  2.17          Right of Setoff

The Borrower agrees that, in addition to (and without limitation of) any right of set-off that the Agents or any Lender may otherwise have, after the occurrence and during the continuance of an Event of Default, each of the Agents and the Lenders shall be entitled, at its option, to offset amounts owing by the Agents or such Lender, as the case may be, to the Borrower, in Dollars or in any other currency (irrespective of the place of payment or booking office of the obligation and regardless of whether such amounts are then due to the Borrower), against any amount payable by the Borrower to the Agents or such Lender, as the case may be, under this Agreement that is not paid when due; provided that, in the event that any Defaulting Lender shall exercise any such right of setoff, (x)  all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section  2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y)  the Defaulting Lender shall provide promptly to the Agents a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of setoff. For this purpose, any amount owing by the Agents or any Lender to the Borrower may be converted by the Agents or such Lender, as the case may be, into the currency in which the amount payable by the Borrower to the Agents or such Lender, as the case may be, under this Agreement is denominated at the rate of exchange at which the Agents or such Lender, as the case may be, would be able, acting in a reasonable manner and in good faith, to purchase the relevant amount of such currency.

Section  2.18          Lending Offices; Changes Thereto

Each Lender may at any time or from time to time designate, by written notice to the Administrative Agent to the extent not already reflected on Schedule  1 hereto, one or more domestic or foreign lending offices (which, for this purpose, may include branches or Affiliates of the respective Lender) for the various Advances made by such Lender (including by designating a separate lending office (or Affiliate) to act as such); provided that, for designations made after the Closing Date to the extent such designation shall result in increased costs under Section  2.09 or Additional Amounts under Section  12.03 in excess of those which would be charged in the absence of the designation of a different lending office (including a different Affiliate of the respective Lender), then the Borrower shall not be obligated to pay such excess increased costs or Additional Amounts (although the Borrower, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay the costs or additional amounts which would apply in the absence of such designation and any subsequent increased costs of the type described above resulting from changes after the date of the respective designation). Each lending office and Affiliate of any Lender designated as provided above shall, for all purposes of this Agreement, be treated in the same manner as the respective Lender (and shall be entitled to all indemnities and similar provisions in respect of its acting as such hereunder) and any designation of a lending office pursuant to this Section  2.18 shall not affect the obligation of the Borrower to repay any Obligations in accordance with the terms of this Agreement.

Section  2.19          Recourse Against Certain Parties

Notwithstanding any other provision of this Agreement, the obligations of the Borrower under this Agreement are limited recourse obligations of the Borrower (and not any of its Affiliates or any other party) payable solely from the Collateral in accordance with the Priority of Payments and, following realization of the Collateral, and application of the proceeds thereof in accordance with the Priority of Payments and, subject to Section  2.13, all obligations of and any claims against the Borrower hereunder or in connection herewith after such realization shall be extinguished and shall not thereafter revive. No recourse shall be had against any officer, director, employee, shareholder, member, manager, agent, partner, principal or incorporator of the Borrower or their respective successors or assigns for any amounts payable under this Agreement. It is understood that the foregoing provisions of this Section  2.19 shall not (i)  prevent recourse to the Collateral for the sums due or to become due under any security, instrument or agreement which is part of the Collateral or (ii)  constitute a waiver, release or discharge of any Indebtedness or obligation evidenced by this Agreement until such Collateral has been realized. It is further understood that the foregoing provisions of this Section  2.19 shall not limit the right of any Person to name the Borrower as a party defendant in any proceeding or in the exercise of any other remedy under this Agreement, so long as no judgment in the nature of a deficiency judgment or seeking personal liability shall be asked for or (if obtained) enforced against the Borrower.

Section  2.20          Replacement of Lenders

(a)            Notwithstanding anything to the contrary contained herein, in the event that (i)  any Affected Person shall request reimbursement for amounts owing pursuant to Section  2.09, (ii)  the Borrower shall be required to reimburse any Affected Person for any Non-Excluded Taxes or pay any Additional Amounts to any Affected Person or any Governmental Authority for the account of any Affected Person pursuant to Section  12.03, (iii)  any Lender is a Defaulting Lender, (iv)  any Lender does not give or approve any consent, waiver or amendment that requires the approval of all Lenders or all affected Lenders in accordance with the terms hereof or (v)  during the Reinvestment Period, has become the subject of a Bail-In Action (any such Lender under clause (i), (ii), (iii), (iv)  or (v)  above that is not (x)  Citibank or (y)  solely in the case of clause (iv), either (I)  a Required Lender or (II)  Affiliated with the Administrative Agent if at such time the Administrative Agent and its Affiliates hold more than 50.0% of the aggregate principal amount of Advances Outstanding, a  “Potential Terminated Lender”), the Borrower, at its sole expense and effort, shall be permitted, upon written notice to the Administrative Agent, the Collateral Agent and such Potential Terminated Lender, to require such Potential Terminated Lender to (x)  assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section  12.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 2.09 and 12.03) and obligations under this Agreement and the related Facility Documents to an assignee permitted pursuant to Section  12.06 (a “Replacement Lender”) that shall assume such obligations (which assignee may be another Lender, if such Lender accepts such assignment) or (y)  terminate all of its interests, rights and obligations under this Agreement and the other Facility Documents and reduce the aggregate Commitments outstanding; provided that:

(A)          such Potential Terminated Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Facility Documents (subject to Section  2.17) from the Replacement Lender (to  the extent of such outstanding principal and accrued interest and fees) or the Borrower (in  the case of all other amounts);

(B)           in the case of any such assignment resulting from a claim for compensation under Section  2.09 or 12.03, such assignment will result in a reduction in such compensation or payments thereafter;

(C)           such assignment does not conflict with Applicable Laws; and

(D)          in the case of an assignment based on clause (iv)  above, the Replacement Lender shall have consented to the applicable amendment, waiver or consent.

(b)            Each Potential Terminated Lender hereby agrees to take all actions reasonably necessary, at the sole expense of the Borrower, to permit a Replacement Lender to succeed to its rights and obligations hereunder. Upon the effectiveness of any such assignment to a Replacement Lender, (i)  such Replacement Lender shall become a “Lender” hereunder for all purposes of this Agreement and the other Facility Documents, (ii)  the applicable Potential Terminated Lender shall have no further Commitment hereunder (such Person, a “Terminated Lender”) and (iii)  such Replacement Lender shall have a Commitment in the amount not less than the Terminated Lender’s Commitment assumed by it.

(c)            No Lender shall be required to make any assignment or delegation pursuant to Section  2.20(a)  if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section  2.21          Contractual Currency

To the fullest extent permitted by Applicable Law, if any judgment or order expressed in a currency other than the currency in which a payment is required by this Agreement is to be made by the Borrower (the “Contractual Currency”) is rendered:

(a)            for the payment of any amount owing in respect of this Agreement; or

(b)            in respect of a judgment or order of another court for the payment of any amount described in the foregoing clause (a);

the recipient of such payment, after recovery in full of the aggregate amount to which the recipient of such payment is entitled pursuant to the judgment or order, will be entitled to receive promptly from the Borrower the amount of any shortfall of the Contractual Currency received by the recipient of such payment as a consequence of sums being paid in such other currency if such shortfall arises or results from any variation between the rate of exchange at which the Contractual Currency is converted into the currency of the judgment or order for the purposes of such judgment or order and the rate of exchange at which the recipient of such payment is able, acting in a reasonable manner and in good faith in converting the currency received into the Contractual Currency, to purchase the Contractual Currency with the amount of the currency of the judgment or order actually received by the recipient of such payment. The term “rate of exchange” includes any premiums and costs of exchange payable in connection with the purchase of or conversion into the Contractual Currency.

To the fullest extent permitted by Applicable Law, the obligations in this Section  2.21 constitute separate and independent obligations from the other obligations in this Agreement and any related document, will be enforceable as separate and independent causes of action, will apply notwithstanding any indulgence granted by the recipient of such payment and will not be affected by judgment being obtained or claim or proof being made for any other sums payable in respect of this Agreement or any related document. To the extent permitted by Applicable Law, the Borrower hereby waives the right to invoke any defense of payment impossibility.

Section  2.22          Increase in Facility Amount

(a)            Subject to compliance with the terms of this Section  2.22, from time to time the Borrower may elect one or more increases to the Facility Amount (each such increase, a “Facility Increase”).

(b)            Each Facility Increase shall be subject to the following conditions:

(A)          no Default or Event of Default has occurred and is continuing;

(B)           each Collateral Quality Test is satisfied immediately before and immediately after giving effect to such Facility Increase;

(C)           the Borrower has delivered to the Administrative Agent (with a copy to the Collateral Agent)  a written election for such Facility Increase (which may be by email);

(D)          such Facility Increase shall occur after the three-month anniversary or such shorter period agreed to by the Administrative Agent of the Closing Date and on or prior to the two-year anniversary of the Closing Date;

(E)           such Facility Increase is in an amount at least equal to $25,000,000 or an increment of $100,000 in excess thereof (or such lesser amount available or otherwise as the Administrative Agent may reasonably agree);

(F)           the Borrower has delivered to the Administrative Agent evidence that the Borrower is authorized to agree to such Facility Increase and, to the extent requested by the Administrative Agent in connection with any increase in the Facility Amount (i)  if the date of such Facility Increase occurs on or prior to the one-year anniversary of the Closing Date, to an amount in excess of $500,000,000 and (ii)  if the date of such Facility Increase occurs after the one-year anniversary of the Closing Date and on or prior to the two-year anniversary of the Closing Date, to an amount in excess of $750,000,000 (or such other amount as the Administrative Agent may reasonably agree), a customary legal opinion as to the due authorization and enforceability of such Facility Increase;

(G)           such Facility Increase shall be allocated as agreed among the Borrower, each applicable Lender and the Administrative Agent (or, if no such agreement is reached, 100% to Citibank);

(H)          each of the representations and warranties of the Borrower contained in the Facility Documents shall be true and correct in all material respects as of such date (except to the extent (x)  such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date as if made on such date and (y)  such representations and warranties are already qualified as to materiality or similar, in which case such representations and warranties shall be true and correct in all respects);

(I)            the Advances Outstanding are greater than or equal to 70.0% of the Facility Amount prior to such Facility Increase;

(J)            the Facility Amount following such Facility Increase will not exceed (a)  if such Facility Increase occurs (i)  on or prior to the one-year anniversary of the Closing Date, $500,000,000 or (ii)  following the one-year anniversary of the Closing Date and on or prior to the two-year anniversary of the Closing Date, $750,000,000, in each case without the prior written consent of the Administrative Agent in its sole discretion or (b)  $1,000,000,000; and

(K)          if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation and to the extent applicable, an updated Beneficial Ownership Certification in relation to the Borrower.

For the avoidance of doubt, the effectiveness of any Facility Increase shall be automatic upon the satisfaction of the preceding conditions, and no consent of any Person other than the Borrower shall be required therefor.

ARTICLE  III

CONDITIONS PRECEDENT

Section  3.01          Conditions Precedent to Closing Date

The occurrence of the Closing Date and the obligation of each Lender to make its initial Advance hereunder shall be subject to the conditions precedent that the Administrative Agent shall have received on or before the Closing Date (except as provided for in clause (i)  of this Section  3.01) the following, each in form and substance reasonably satisfactory to the Administrative Agent, or, as applicable, the events set forth below shall have occurred (except as provided for clause (i)  of this Section  3.01) (or such applicable conditions precedent have been waived by the Administrative Agent):

(a)            each of the Facility Documents (other than the Collateral Administration and Agency Fee Letter) duly executed and delivered by the parties thereto, which shall each be in full force and effect;

(b)            true and complete copies certified by a Responsible Officer of the Borrower of all Governmental Authorizations, Private Authorizations and Governmental Filings, if any, required in connection with the transactions contemplated by this Agreement and the other Facility Documents;

(c)            each of the representations and warranties of the Borrower, the Servicer and the Parent contained in the Facility Documents shall be true and correct as of the Closing Date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct as of such earlier date);

(d)            one or more certificates of a Responsible Officer of each of the Borrower, the Parent and the Servicer certifying (i)  as to its Constituent Documents, (ii)  as to its resolutions or other action of its general partner, board of directors or board of managers or members approving this Agreement and the other Facility Documents to which it is a party and the transactions contemplated hereby and thereby, (iii)  that each of such Person’s representations and warranties set forth in the Facility Documents to which it is a party are true and correct as of the Closing Date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), (iv)  that no Default or Event of Default has occurred and is continuing, and (v)  as to the incumbency and specimen signature of each of its Responsible Officers authorized to execute the Facility Documents to which it is a party;

(e)            proper financing statements, in acceptable form for filing on the Closing Date, under the UCC with the Secretary of State of the State of Delaware and any other applicable filing office in any applicable jurisdiction that the Administrative Agent deems reasonably necessary or desirable in order to perfect the interests in the Collateral contemplated by this Agreement and such further instruments and such further actions that the Administrative Agent deems reasonably necessary or desirable in order to perfect the Collateral Agent’s first-priority security interest in the Collateral;

(f)             legal opinions (addressed to each of the Secured Parties) of (i)  counsel to the Borrower, the Servicer and the Parent, covering customary corporate matters (including opinions regarding no conflict with covered Laws and non-contravention with organizational documents and the Investment Company Act), substantive nonconsolidation of the Borrower with the Parent, the true sale nature of any transfers to the Borrower of Collateral Loans from the Parent, perfection of the Collateral Agent’s security interest in the Collateral and such other matters as the Administrative Agent and its counsel shall reasonably request and (ii)  counsel to the Collateral Administrator, the Collateral Agent and the Securities Intermediary, covering corporate and enforceability matters, and such other matters as the Administrative Agent and its counsel shall reasonably request;

(g)            [reserved];

(h)            all of the Covered Accounts shall have been established and shall be subject to the Account Control Agreement;

(i)             evidence reasonably satisfactory to it that (i)  all fees and (to the extent invoiced at least two (2)  Business Days prior to the Closing Date) expenses due and owing to the Administrative Agent on or prior to the Closing Date have been received or will be received no later than July  31, 2025; and (ii)  the reasonable and documented fees and expenses of counsel to the Administrative Agent and the Lenders, and of counsel to the Collateral Custodian, the Collateral Agent, the Securities Intermediary and the Collateral Administrator in connection with the transactions contemplated hereby, shall have been paid by the Borrower no later than July  31, 2025;

(j)             evidence reasonably satisfactory to it that an amount equal to the Unfunded Reserve Required Amount with respect to the Collateral Loans to be acquired on the Closing Date shall have been deposited into the Unfunded Reserve Account;

(k)            a solvency certificate reasonably satisfactory to it from an authorized signatory of the Borrower and the Parent;

(l)             if any Advance is being made on the Closing Date, the Lenders and the Administrative Agent shall have received a Notice of Borrowing with respect to such Advance demonstrating that immediately after the making of such initial Advance, each Borrowing Base Test shall be satisfied;

(m)           the Borrower shall have instructed all Obligors or, if applicable, the administrative agents, on the Collateral Loans then owned by the Borrower (or, in the case of any Collateral Loans held in the form of Participation Interests, the seller in respect of such Participation Interest) that all payments shall be made directly to the Collection Account and all Collections received by the Borrower or its Affiliates with respect to the Collateral shall be held in trust for the benefit of the Collateral Agent on behalf of the Secured Parties; and

(n)            sufficiently in advance of the Closing Date, (x)  all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules  and regulations, including the PATRIOT Act and (y)  if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Borrower.

Section  3.02          Conditions Precedent to Subsequent Advances

The obligation of each Lender to make each Advance to be made by it (other than any Advance made on the Closing Date) on each Borrowing Date shall be subject to the fulfillment (or waiver by the Required Lenders) of the following conditions; provided that the conditions described in clauses  (c)  and (d)  (other than an Event of Default described in Section  6.01(i)) below need not be satisfied if the proceeds of the Borrowing are used to fund Delayed Drawdown Collateral Loans or Revolving Collateral Loans then owned by the Borrower or to fund the Unfunded Reserve Account to the extent required under Section  8.05:

(a)            the Lenders and the Administrative Agent shall have received a Notice of Borrowing with respect to such Advance (including the Borrowing Base Calculation Statement attached thereto, all duly completed) delivered in accordance with Section  2.02;

(b)            if and to the extent applicable, immediately after the making of such Advance on the applicable Borrowing Date, each Collateral Quality Test shall be satisfied, if applicable (or, if any such Collateral Quality Test was not satisfied immediately before the making of such Advance, such Collateral Quality Test is maintained or improved) (as demonstrated on the Borrowing Base Calculation Statement attached to such Notice of Borrowing);

(c)            each of the representations and warranties of the Borrower, the Servicer and the Parent contained in the Facility Documents shall be true and correct in all material respects as of such Borrowing Date (except to the extent (x)  such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date as if made on such date and (y)  such representations and warranties are already qualified as to materiality or similar, in which case such representations and warranties shall be true and correct in all respects);

(d)            no Default or Event of Default shall have occurred and be continuing at the time of the making of such Advance or shall result upon the making of such Advance;

(e)            if the proceeds of the Advance will be used to acquire a Collateral Loan, such Advance shall be denominated in the same Eligible Currency as such Collateral Loan;

(f)            immediately after the making of such Advance on the applicable Borrowing Date, the Borrowing Base Test is satisfied; and

(g)            no event or condition has occurred with respect to the Borrower since the date of its most recent financial statements delivered to the Administrative Agent pursuant to Section  5.01(d)  that constitutes a Material Adverse Effect.

By accepting any amount of such Advance, the Borrower shall be deemed to have certified as to the foregoing.

ARTICLE  IV

REPRESENTATIONS AND WARRANTIES

Section  4.01        Representations and Warranties of the Borrower

The Borrower represents and warrants to each of the Secured Parties on and as of (x)  each Measurement Date pursuant to clauses (a), (b), (d)  and (e)  of the definition thereof, (y)  in the case of Sections 4.01(a), (f), (l), (m)  and (x), each Measurement Date pursuant to clause (c)  of the definition thereof if no date pursuant to the foregoing clause (x)  has occurred in the ninety (90) days prior to such Measurement Date and (z)  each other date expressly provided under this Agreement or the other Facility Documents on which such representations and warranties are required to be (or deemed to be) made, as follows:

(a)            Due Organization; Power and Authority. The Borrower is duly organized under the Laws of the jurisdiction of its organization or formation (as relevant), with full power and authority to own and operate its assets and properties and to conduct the business in which it is now engaged and to execute and deliver and perform its obligations under this Agreement and the other Facility Documents to which it is a party.

(b)            Due Qualification and Good Standing. The Borrower is validly existing and in good standing under the Laws of its jurisdiction of organization or formation (as relevant). The Borrower is duly qualified to do business and, to the extent applicable, is in good standing in each other jurisdiction in which the nature of its business, assets and properties, including the performance of its obligations under this Agreement, the other Facility Documents to which it is a party and its Constituent Documents, requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.

(c)            Due Authorization; Execution and Delivery; Legal, Valid and Binding; Enforceability. The execution and delivery by the Borrower of, and the performance of its obligations under the Facility Documents to which it is a party and the other instruments, certificates and agreements contemplated thereby are within its powers and have been duly authorized by all requisite action by it and have been duly executed and delivered by it and constitute its legal, valid and binding obligations enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally or general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(d)            Non-Contravention. None of the execution and delivery by the Borrower of this Agreement or the other Facility Documents to which it is a party, the Borrowings or the pledge of the Collateral hereunder, the consummation of the transactions herein or therein contemplated, or compliance by it with the terms, conditions and provisions hereof or thereof, will (i)  conflict with, or result in a breach or violation of, or constitute a default under its Constituent Documents, (ii)  conflict with or contravene (A)  any Applicable Law, (B)  any material indenture, agreement or other contractual restriction binding on or affecting it or any of its assets, including any Related Document, or (C)  any order, writ, judgment, award, injunction or decree binding on or affecting it or any of its assets or properties or (iii)  result in a breach or violation, constitute a default under, or permit the acceleration of any obligation or liability in, any contractual obligation or any agreement or document to which it is a party or by which it or any of its assets are bound (or to which any such obligation, agreement or document relates), in each case of clauses (ii)  and (iii), to the extent such conflict, breach, violation or default would reasonably be expected to result in a Material Adverse Effect.

(e)            Governmental Authorizations; Private Authorizations; Governmental Filings. The Borrower has obtained, maintained and kept in full force and effect all Governmental Authorizations and Private Authorizations which are necessary for it to properly carry out its business, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and has made all material Governmental Filings necessary for the execution and delivery by it of the Facility Documents to which it is a party, the Borrowings by the Borrower under this Agreement, the pledge of the Collateral by the Borrower under this Agreement and the performance by the Borrower of its obligations under this Agreement and the other Facility Documents to which it is a party, other than such filings to be made in connection with the execution and delivery of the Facility Documents, and no material Governmental Authorization, Private Authorization or Governmental Filing which has not been obtained or made is required to be obtained or made by it in connection with the execution and delivery by it of any Facility Document to which it is a party, the Borrowings by the Borrower under this Agreement, the pledge of the Collateral by the Borrower under this Agreement or the performance of its obligations under this Agreement and the other Facility Documents to which it is a party.

(f)             Compliance with Agreements, Laws, Etc. The Borrower has duly observed and complied with all Applicable Laws, except where the failure to so observe and comply would not reasonably be expected to result in a Material Adverse Effect. The Borrower has preserved and kept in full force and effect its legal existence. The Borrower has preserved and kept in full force and effect its rights, privileges, qualifications and franchises, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

(g)            Location. The Borrower’s office in which the Borrower maintains its corporate books and records is located at the address for notices to the Borrower as set forth on Schedule  6 (as such location may change from time to time as notified to the Administrative Agent in accordance with Section  12.02).

(h)            Investment Company Act. Neither the Borrower nor the pool of Collateral is required to register as an “investment company” under the Investment Company Act.

(i)             Reserved.

(j)             Taxes. The Borrower has filed all U.S. federal income Tax returns and all other material Tax returns which are required to be filed by it, if any, and has paid all U.S. federal income Taxes and all other material Taxes shown to be due and payable on such returns, if any, or pursuant to any assessment received by any such Person other than any such taxes, assessments or charges that are being contested in good faith by appropriate proceedings and for which appropriate reserves in accordance with GAAP have been established.

(k)            Tax Status. For U.S. federal income tax purposes, the Borrower is disregarded as an entity separate from its sole owner for U.S. federal income tax purposes, the Parent, within the meaning of Treasury Regulation Section  301.7701-3. The Parent is a United States Person within the meaning of Section  7701(a)(30) of the Code.

(l)             ERISA. Except as would not constitute a Material Adverse Effect, neither (i)  the Borrower nor (ii)  any member of its ERISA Group has, or during the past five years had, any liability or obligation with respect to any Plan or Multiemployer Plan.

(m)           Plan Assets. The assets of the Borrower are not treated as “plan assets” for purposes of Section  3(42) of ERISA and the Collateral is not deemed to be “plan assets” for purposes of Section  3(42) of ERISA. The Borrower has not taken, or omitted to take, any action which could result in any of the Collateral being treated as “plan assets” for purposes of Section  3(42) of ERISA or, assuming that no portion of any Advance is funded with “plan assets” for purposes of Section  3(42) of ERISA, unless the applicable Lender is relying on a statutory or administrative or individual exemption pursuant to Section  408 of ERISA, the occurrence of any Prohibited Transaction in connection with the transactions contemplated hereunder.

(n)            Solvency. After giving effect to each Advance hereunder, and the disbursement of the proceeds of such Advance, the Borrower is and will be Solvent.

(o)            Beneficial Ownership Certification. The information included in the Beneficial Ownership Certification, if any, is true and correct in all material respects as of the date thereof.

(p)            Special Purpose Provision. The Borrower has complied in all material respects with (i)  its Constituent Documents and the activities described in Section  5.05 hereof and (ii)  each of the representations contained the True Sale/Non-Consolidation Opinion in respect of the Borrower and the Parent delivered by Dechert LLP on the Closing Date.

(q)            Exchange Act Compliance; Regulations T, U and X; Margin Regulations. None of the transactions contemplated herein or in the other Facility Documents (including, without limitation, the use of the proceeds from the transfer of the Collateral) will violate or result in a violation of Regulations T, U and X of the Board of Governors of the Federal Reserve System. The Borrower does not own or intend to carry or purchase, and no proceeds from the Advances will be used to carry or purchase, any “margin stock” within the meaning of Regulation U or to extend “purpose credit” within the meaning of Regulation U.

(r)             No Proceedings. There are no proceedings or investigations pending or, to the knowledge of any Responsible Officer of the Borrower, threatened against it, before any Governmental Authority having jurisdiction over it or its properties (i)  asserting the invalidity of any of the Facility Documents, (ii)  seeking to prevent the making of the Advances or the consummation of any of the transactions contemplated by the Facility Documents or (iii)  that would otherwise reasonably be expected to have a Material Adverse Effect.

(s)            Bulk Sales. The grant of the security interest in the Collateral by the Borrower to the Collateral Agent, for the benefit of the Secured Parties, pursuant to this Agreement, and the execution, delivery and performance of this Agreement and the other Facility Documents, is in the ordinary course of business for the Borrower and is not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction.

(t)             Indebtedness. The Borrower has no Indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (a)  Indebtedness incurred under the terms of the Facility Documents, (b)  Indebtedness incurred pursuant to certain ordinary business expenses arising pursuant to the transactions contemplated by this Agreement and the other Facility Documents and (c)  commitments to fund Revolving Collateral Loan or Delayed Drawdown Collateral Loan.

(u)            Collections. The Borrower acknowledges that (a)  all Obligors (and any applicable agents or administrative agents or, in the case of a Participation Interest, the seller of such Participation Interest) have been directed to make all payments directly to the Collection Account and (b)  all Collections received by it or its Affiliates with respect to the Collateral pledged hereunder are held and shall be held in trust for the benefit of the Collateral Agent, on behalf of the Secured Parties until deposited into the Collection Account in accordance with this Agreement.

(v)            Sanctions; Anti-Corruption Laws; and Anti-Money Laundering Laws. Neither (i) the Borrower nor any of its Subsidiaries or any of their respective directors, officers or employees, nor (ii) to the actual knowledge of the Borrower, any agent of the Borrower (other than an Agent) or any Subsidiary that will act in any capacity in connection with or benefit from the facility established hereby is a Sanctioned Person or is under investigation for an alleged breach of Sanctions by a Governmental Authority that enforces Sanctions. The Borrower and its Subsidiaries are in compliance with Anti-Corruption Laws and Anti-Money Laundering Laws. The Borrower will notify the Lenders and Administrative Agent in writing not more than one (1) Business Day after becoming aware of any breach of this Section 4.01(v).

(w)           [Reserved].

(x)             No Fraud. To the actual knowledge of any Responsible Officer of the Borrower, each Collateral Loan was originated without any fraud or material misrepresentation on the part of any party thereto; provided that, in the event a Responsible Officer of the Borrower has obtained actual knowledge that a Collateral Loan was originated with fraud or any material misrepresentation, the Servicer shall represent in writing to the Administrative Agent that it is using reasonable best efforts to cause the Borrower to divest such Collateral Loan.

(y)            Broker/Dealer. The Borrower is not a broker/dealer or subject to the Securities Investor Protection Act of 1970.

(z)             Ordinary Course. Each repayment of principal or interest in respect of the Advances under this Agreement shall be (x) in payment of a debt incurred by the Borrower in the ordinary course of business or financial affairs of the Borrower and (y) made in the ordinary course of business or financial affairs of the Borrower.

(aa)           Volcker Rule. The transactions contemplated by this Agreement and the other Facility Documents do not result in the Lenders holding an “ownership interest” in a “covered fund” for purposes of the Volcker Rule.

Section 4.02         Additional Representations and Warranties of the Borrower

The Borrower represents and warrants to each of the Secured Parties on and as of (x) each Measurement Date pursuant to clauses (a), (b), (d) and (e) of the definition thereof, (y) in the case of Section 4.02(a), each Measurement Date pursuant to clause (c) of the definition thereof if no date pursuant to the foregoing clause (x) has occurred in the ninety (90) days prior to such Measurement Date and (z) each other date expressly provided under this Agreement or the other Facility Documents on which such representations and warranties are required to be (or deemed to be) made, as follows:

(a)             Information.

(i)             All written information, reports, certificates and statements furnished by the Borrower to any Secured Party for purposes of or in connection with this Agreement, the other Facility Documents or the transactions contemplated hereby or thereby (in each case, excluding financial projections, pro forma financial information and other forward looking information), in each case, is true, complete and correct in all material respects (or, with respect to information of a general economic or general industry nature or information received from an Obligor or other third party, is true and correct in all material respects to the knowledge of the Borrower or the Servicer) as of the date such information is stated or certified, after giving effect to all written updates provided by the Borrower or on its behalf to any such Secured Party.

(ii)            With respect to any written information relating to financial projections, pro forma financial information and other forward-looking information that has been delivered by or on behalf of the Borrower to any Secured Party, the Borrower represents only that such information represents the Borrower’s good faith estimates as of the date of preparation thereof, based upon assumptions the Borrower and, if applicable, the Servicer believed to be reasonable and accurate at the time made; it being recognized by the Secured Parties that such projections are as to future events and are not to be viewed as facts, the projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and any of its Affiliates, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by such projections may differ from such projections and such differences may be material.

(iii)           To the best knowledge of the Borrower (or the Servicer on behalf of the Borrower) after due investigation, all Collateral Loans included as Eligible Collateral Loans in the most recent calculation of the Borrowing Base Test required to be determined hereunder were Eligible Collateral Loans as of the date of such calculation and any other information contained in each Notice of Borrowing is an accurate and complete listing of all the Collateral Loans contained in the Collateral as of the related date such Collateral Loan was included in the Collateral and the information contained therein with respect to the identity of such item of Collateral and the amounts owing thereunder is true, complete and correct as of the related date such Collateral Loan was included in the Collateral.

(b)            Representations Relating to the Collateral.

(i)             The Borrower owns and has good and marketable and the sole legal title to all Collateral Loans and other Collateral free and clear of any Lien in favor of any Person, other than Permitted Liens;

(ii)            the Borrower has acquired its ownership in the Collateral Loans and other Collateral in good faith without notice of any Lien, other than Permitted Liens;

(iii)           other than Permitted Liens, the Borrower has not pledged, assigned or sold (except as otherwise permitted under the Facility Documents), granted a security interest in, or otherwise conveyed (except as otherwise permitted under the Facility Documents) any of the Collateral;

(iv)           the Borrower has full right to grant a security interest in and assign and pledge the Collateral to the Collateral Agent, for the benefit of the Secured Parties (and has duly authorized such grant by all necessary action and the execution, delivery and performance of this Agreement and the other Facility Documents to which it is a party have been duly authorized by it by all necessary action);

(v)            other than the security interest granted to the Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement or as expressly permitted hereunder, the Borrower has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Collateral; the Borrower has not authorized the filing of and is not aware of any effective financing statements or any equivalent filing in any applicable jurisdiction against the Borrower that include a description of collateral covering the Collateral other than any financing statement or any equivalent filing in any applicable jurisdiction relating to the security interest granted to the Collateral Agent hereunder, and the Borrower is not aware of any judgment, PBGC liens or Tax lien filings against the Borrower or any of its assets;

(vi)           the Collateral constitutes Money, Cash, accounts (as defined in Section 9-102(a)(2) of the UCC), Instruments, general intangibles (as defined in Section 9-102(a)(42) of the UCC), Uncertificated Securities, Certificated Securities, “securities accounts” under Section 8-501(a) of the UCC, “deposit accounts” (as defined in Section 9-102 of the UCC) or security entitlements to financial assets resulting from the crediting of financial assets to a “securities account” (as defined in Section 8-501(a) of the UCC) or supporting obligations;

(vii)          all Covered Accounts constitute “securities accounts” under Section 8-501(a) of the UCC or “deposit accounts” as defined in Section 9-102 of the UCC;

(viii)         this Agreement creates a valid, continuing and, upon Delivery of Collateral, execution of the Account Control Agreement and filing of the financing statements referenced in clause (xi) below, perfected security interest (as defined in Section 1-201(35) of the UCC) in the Collateral in favor of the Collateral Agent, for the benefit and security of the Secured Parties, which security interest is prior to all other Liens and claims (other than Permitted Liens) and is enforceable as such against creditors of and purchasers from the Borrower, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally or general principles of equity, regardless of whether considered in a proceeding in equity or at law;

(ix)            the Borrower has received all consents and approvals required by the terms of the Related Documents in respect of such Collateral to the pledge hereunder to the Collateral Agent of its interest and rights in such Collateral;

(x)             with respect to the Collateral that constitutes Security Entitlements:

 (A)        all such Collateral has been and will have been credited to the applicable Covered Account;

 (B)         the Securities Intermediary for each Covered Account has agreed to treat all assets credited to the Covered Accounts as Financial Assets; and

 (C)         (x) if clause (y) is not available using commercially reasonable efforts, the Borrower has caused or will have caused, on or prior to the Closing Date, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in the Collateral granted to the Collateral Agent, for the benefit and security of the Secured Parties, hereunder (which the Borrower hereby agrees may be an “all asset” filing) and (y)(A) the Borrower has delivered to the Collateral Agent a fully executed Account Control Agreement pursuant to which the Securities Intermediary has agreed to comply with all instructions originated by the Collateral Agent relating to the Covered Accounts without further consent of the Borrower or (B) the Borrower has taken all steps necessary to cause the Securities Intermediary to identify in its records the Collateral Agent as the Person having a Security Entitlement against the Securities Intermediary in each of the Covered Accounts; and

(xi)            with respect to Collateral that constitutes accounts or general intangibles, the Borrower has caused or will have caused, on or prior to the Closing Date, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in the Collateral granted to the Collateral Agent, for the benefit and security of the Secured Parties, hereunder (which the Borrower hereby agrees may be an “all asset” filing).

(c)            Value Given. The Borrower has acquired each Collateral Loan in the ordinary course of its business and has given fair consideration and reasonably equivalent value to the seller of each Collateral Loan in exchange for the purchase or contribution of each such Collateral Loan. No such transfer has been made for or on account of an antecedent debt owed by the Borrower to such seller and no such transfer is or may be voidable or subject to avoidance under any section of the Bankruptcy Code.

Section 4.03         Representations and Warranties of the Parent and the Servicer

The Servicer and the Parent, as applicable, each represents and warrants to each of the Secured Parties on and as of (x) each Measurement Date pursuant to clauses (a), (b), (d) and (e) of the definition thereof, (y) in the case of Sections 4.03(a) and (h), each Measurement Date pursuant to clause (c) of the definition thereof if no date pursuant to the foregoing clause (x) has occurred in the ninety (90) days prior to such Measurement Date and (z) as of each other date expressly provided under this Agreement or the other Facility Documents on which such representations and warranties are required to be (or deemed to be) made, as follows:

(a)            Due Organization. The Servicer is a limited liability company, duly organized and validly existing under the laws of the State of Delaware, with full power and authority to own and operate its assets and properties, conduct the business in which it is now engaged and to execute and deliver and perform its obligations under this Agreement and the other Facility Documents to which it is a party. The Parent is a duly organized under the Laws of the jurisdiction of its organization or formation (as relevant) and is validly existing and in good standing under the Laws of its jurisdiction of organization or formation (as relevant), with full power and authority to own and operate its assets and properties, conduct the business in which it is now engaged and to execute and deliver and perform its obligations under this Agreement and the other Facility Documents to which it is a party.

(b)            Due Qualification and Good Standing. Each of the Servicer and the Parent is in good standing in the State of Delaware. Each of the Servicer and the Parent is duly qualified to do business and, to the extent applicable, is in good standing in each other jurisdiction in which the nature of its business, assets and properties, including the performance of its obligations under this Agreement, the other Facility Documents to which it is a party and its Constituent Documents, requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.

(c)            Due Authorization; Execution and Delivery; Legal, Valid and Binding; Enforceability. The execution and delivery by it, and the performance of its obligations under the Facility Documents to which it is a party and the other instruments, certificates and agreements contemplated thereby, are within its powers and have been duly authorized by all requisite action by it and have been duly executed and delivered by it and constitute its legal, valid and binding obligations enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally or general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(d)            Non-Contravention. None of the execution and delivery by it of this Agreement or the other Facility Documents to which it is a party, the consummation of the transactions herein or therein contemplated, or compliance by it with the terms, conditions and provisions hereof or thereof, will (i) conflict with, or result in a breach or violation of, or constitute a default under its Constituent Documents, (ii) conflict with or contravene (A) any Applicable Law, (B) any material indenture, agreement or other contractual restriction binding on or affecting it or any of its assets, including any Related Document, or (C) any order, writ, judgment, award, injunction or decree binding on or affecting it or any of its assets or properties or (iii) result in a breach or violation of, or constitute a default under, or permit the acceleration of any obligation or liability in any contractual obligation or any agreement or document to which it is a party or by which it or any of its assets are bound (or to which any such obligation, agreement or document relates), except in the case of clause (ii) or (iii) above, where such conflicts, breaches, violations or defaults would not reasonably be expected to have a Material Adverse Effect.

(e)            Governmental Authorizations; Private Authorizations; Governmental Filings. It has obtained, maintained and kept in full force and effect all Governmental Authorizations and Private Authorizations which are necessary for it to properly carry out its business, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and made all material Governmental Filings necessary for the execution and delivery by it of the Facility Documents to which it is a party, other than financing statements and other perfection matters to be effected in connection with the execution and delivery of the Facility Documents, and the performance by it of its obligations under this Agreement and the other Facility Documents to which it is a party, and no material Governmental Authorization, Private Authorization or Governmental Filing which has not been obtained or made is required to be obtained or made by it in connection with the execution and delivery by it of any Facility Document to which it is a party or the performance of its obligations under this Agreement and the other Facility Documents to which it is a party.

(f)             Taxes. It has filed all U.S. federal income tax returns and all other material tax returns which are required to be filed by it, if any, and has paid all U.S. federal income taxes and all other material taxes shown to be due and payable on such returns, if any, or pursuant to any assessment received by any such Person other than (x) any such taxes, assessments or charges that are being contested in good faith by appropriate proceedings and for which appropriate reserves in accordance with GAAP have been established or (y) any such failure that would not reasonably be expected to have a Material Adverse Effect.

(g)            Compliance with Laws, Etc. It has duly observed and complied with all Applicable Laws relating to the conduct of its business and its assets, except where the failure to so observe or comply would not reasonably be expected to have a Material Adverse Effect. It has preserved and kept in full force and effect its legal existence. It has preserved and kept in full force and effect its rights, privileges, qualifications and franchises, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

(h)            Eligibility. Each Collateral Loan included in a Monthly Report or a Borrowing Base Calculation Statement required to be delivered by it under this Agreement as an Eligible Collateral Loan was, in fact, an Eligible Collateral Loan at such time.

(i)             Sanctions; Anti-Corruption Laws; and Anti-Money Laundering Laws. Neither it nor any of its Affiliates is a Sanctioned Person or is under investigation for an alleged breach of Sanctions by a Governmental Authority that enforces Sanctions. It is in compliance with Anti-Corruption Laws and Anti-Money Laundering Laws.

Section 4.04         Representations and Warranties of the Collateral Agent, the Collateral Administrator and the Collateral Custodian.

Each of the Collateral Agent, the Collateral Custodian and the Collateral Administrator represents and warrants in its individual capacity and as Collateral Agent, Collateral Custodian or Collateral Administrator, as applicable, as follows (and any successor Collateral Agent, Collateral Custodian or Collateral Administrator appointed in accordance with this Agreement represents and warrants as follows in its individual capacity and as Collateral Agent, Collateral Custodian or Collateral Administrator, as applicable):

(a)            Organization and Corporate Power. With respect to the Collateral Agent, including in its capacities as Collateral Administrator and as Collateral Custodian, it is a duly organized and validly existing national banking association in good standing under the Laws of the United States. It has full power, authority and legal right to execute, deliver and perform its obligations as Collateral Agent, Collateral Custodian or Collateral Administrator, as applicable, under this Agreement.

(b)            Due Authorization. The execution and delivery of this Agreement and the consummation of the transactions provided for herein have been duly authorized by all necessary action on its part as Collateral Agent, Collateral Custodian or Collateral Administrator, as the case may be.

(c)            No Conflict. The execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with, result in any breach of any of the material terms and provisions of or constitute (with or without notice or lapse of time or both) a default under any indenture, contract, agreement, mortgage, deed of trust, or other instrument to which it is a party or by which it or any of its property is bound.

(d)            No Violation. Its execution and delivery of this Agreement, its performance of the transactions contemplated hereby and the fulfillment of the terms hereof will not conflict with or violate, in any material respect, any Applicable Law.

(e)            All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or Governmental Authority applicable to the Collateral Agent, the Collateral Custodian or the Collateral Administrator required in connection with the execution and delivery of this Agreement, the performance by the Collateral Agent, the Collateral Custodian or the Collateral Administrator, as applicable, of the transactions contemplated hereby and the fulfillment by the Collateral Agent, the Collateral Custodian or the Collateral Administrator, as applicable, of the terms hereof have been obtained.

(f)             Validity, etc. This Agreement constitutes the legal, valid and binding obligation of the Collateral Agent, the Collateral Custodian or the Collateral Administrator, as applicable, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable insolvency, bankruptcy, reorganization, moratorium or other similar Laws or general principles of equity (whether considered in a suit at law or in equity).

ARTICLE V

COVENANTS

Section 5.01         Affirmative Covenants of the Borrower

The Borrower covenants and agrees that, until the Final Maturity Date (and thereafter until the date that all Obligations have been Paid in Full):

(a)            Compliance with Agreements, Laws, Etc. It shall (i) duly observe and comply in all material respects with all Applicable Laws relative to the conduct of its business or to its assets, (ii) preserve and keep in full force and effect its legal existence, (iii) preserve and keep in full force and effect its rights, privileges, qualifications and franchises, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, (iv) comply with the terms and conditions of each Facility Document to which it is a party, its Constituent Documents and, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, each Related Document to which it is a party and (v) obtain, maintain and keep in full force and effect all Governmental Authorizations, Private Authorizations and Governmental Filings which are necessary or appropriate to properly carry out (A) its business and (B) the transactions contemplated to be performed by it under the Facility Documents to which it is a party, its Constituent Documents and the Related Documents to which it is a party, except, in the case of clause (v)(B) with respect to Related Documents, where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

(b)            Enforcement.

(i)              It shall not take any action that would release any Obligor from any of such Obligor’s covenants or obligations under any instrument or agreement included in the Collateral, except in the case of (A) repayment of Collateral Loans, (B) subject to the terms of this Agreement, (1) amendments, consents, waivers and other modifications of Collateral Loans in accordance with the Servicing Standard and (2) actions taken in connection with the work out or restructuring of any Collateral Loan in accordance with the provisions hereof, and (C) other actions by the Servicer required hereby or otherwise to the extent not prohibited by, or in conflict with, this Agreement.

(ii)             It will not, without the prior written consent of the Administrative Agent and the Required Lenders, contract with other Persons (other than the Servicer and the Collateral Administrator) for the performance of actions and obligations to be performed by the Borrower or the Servicer hereunder. Notwithstanding any such arrangement, the Borrower shall remain primarily liable with respect thereto.

(c)            Further Assurances. It shall promptly upon the reasonable request of the Required Lenders (through the Administrative Agent), at the Borrower’s expense, execute and deliver such further instruments and take such further action in order to maintain and protect the Collateral Agent’s first-priority perfected security interest in the Collateral pledged by the Borrower for the benefit of the Secured Parties free and clear of any Liens (other than Permitted Liens). At the reasonable request of the Required Lenders (through the Administrative Agent), the Borrower shall promptly take, at the Borrower’s expense, such further action in order to establish and protect the rights, interests and remedies created or intended to be created under this Agreement in favor of the Secured Parties in the Collateral, including all actions which are necessary to (x) enable the Secured Parties to enforce their rights and remedies under this Agreement and the other Facility Documents, and (y) effectuate the intent and purpose of, and to carry out the terms of, the Facility Documents.

(d)            Financial Statements; Other Information. It (or the Servicer on its behalf) shall provide to the Administrative Agent:

(i)              within 120 days after the end of each fiscal year of the Borrower (commencing with the fiscal year ending 2025), an annual report of the Parent and its Subsidiaries, on a consolidated basis, containing an audited consolidated statement of assets, liabilities and members capital as of the end of such fiscal year, and audited consolidated statements of operations, changes in members’ capital and cash flows, for the year then ended, prepared in accordance with GAAP, each reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit), to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Parent and its consolidated Subsidiaries on a consolidated basis;

(ii)            within 75 days after the end of each of the first three quarters of each fiscal year of the Borrower, an unaudited financial report of the Servicer and its Subsidiaries, on a consolidated basis, containing a consolidated statement of assets, liabilities and members’ capital, consolidated statements of operations, changes in members’ capital, and cash flows, in each case for the period then ended, all certified by one of its senior financial officers as presenting fairly in all material respects the financial condition and results of operations of the Servicer and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(iii)           promptly (and in any event within three (3) Business Days) after a Responsible Officer of the Borrower obtains actual knowledge of the occurrence and continuance of any (A) Default, or (B) Event of Default, a certificate of a Responsible Officer of the Borrower setting forth the details thereof and the action which the Borrower or the Servicer is taking or proposes to take with respect thereto;

(iv)           to the extent reasonably available (and, if requested by the Administrative Agent, the Borrower shall request such information and use commercially reasonable efforts to obtain the same) to the Servicer (on behalf of the Borrower) pursuant to the Related Documents, on or prior to the date the Borrower commits to acquire a Consent Loan (or within five (5) Business Days following the Acquisition Date for any other Collateral Loan), audited financial statements of the related Obligor for the three (3) year period most recently ended with respect to the related Obligor;

(v)            following the related Acquisition Date for any Collateral Loan other than a Broadly Syndicated Loan, (A) the complete financial reporting package with respect to such Obligor and with respect to each Collateral Loan (including any financial statements, management discussion and analysis, executed covenant compliance certificates and related covenant calculations with respect to such Obligor and with respect to each Collateral Loan, in each case if available to the Servicer), which delivery shall be made within ten (10) Business Days after receipt by a Responsible Officer of the Borrower or the Servicer (on behalf of the Borrower) as specified in the Related Documents, and (B) the quarterly portfolio summary prepared by the Servicer with respect to each Collateral Loan and Obligor, which delivery shall be made within thirty (30) days after the preparation thereof by the Servicer and which shall reflect the most current financial information (in accordance with the Servicer’s typical process for such reporting) received with respect to each Collateral Loan and Obligor at the time such portfolio summary is prepared (which shall include covenant and financial covenant testing as required pursuant to the related Underlying Loan Agreements, if applicable); provided that such information shall not be required to be provided more than one time per calendar quarter; provided further that, promptly after written request therefor it shall provide the financial reporting package for any Broadly Syndicated Loan as the Administrative Agent may reasonably request and to the extent reasonably accessible to the Servicer;

(vi)           on or prior to the date the Borrower commits to acquire a Consent Loan (or within five (5) Business Days following the Acquisition Date for any other Collateral Loan), (A) each Obligor’s (1) legal name and address, (2) jurisdiction, (3) audited financial statements delivered under clause (iv) above and unaudited interim financial statements for the most recent fiscal year, in each case to the extent available to the Servicer, (4) any internal credit memos produced by the Servicer and (5) company forecasts including plans related to capital expenditures, if available to the Servicer, and (B) to the extent available to the Servicer and not otherwise included in (A) above, (1) shareholding pattern and details of the management team and (2) debt maturity schedule and any banking facility details with respect to other facilities;

(vii)           to the extent reasonably available to the Servicer (on behalf of the Borrower) pursuant to the Related Documents, copies of any material amendment, restatement. supplement, waiver or other modification to the Related Documents of any Collateral Loan within ten (10) Business Days following the effectiveness of such amendment, restatement, supplement, waiver or other modification;

(viii)         [reserved];

(ix)            together with each Monthly Report delivered in accordance with Section 8.09 after the BDC Election Date, a calculation of the Servicer’s asset coverage ratio for purposes of determining compliance with the requirements of a “business development company” under the Investment Company Act as reported quarterly by the Servicer;

(x)             such other information as any Lender may reasonably require for regulatory purposes relating to the Collateral Loans or the transactions contemplated hereby and so notified in writing to the Borrower and the Servicer; provided that such information is in the possession of the Borrower or the Servicer, as applicable, or reasonably obtainable thereby without undue burden or expense and not subject to any applicable confidentiality restrictions prohibiting such disclosure to the Administrative Agent;

(xi)            promptly after written request therefor, such additional information regarding the Borrower’s financial position or business and the Collateral as the Required Lenders (through the Administrative Agent) may reasonably request; it being understood that this clause (xi) shall not be construed to require the Borrower to deliver a Borrowing Base Calculation Statement on any date not otherwise expressly required hereunder;

(xii)           promptly after a Responsible Officer of the Borrower, the Parent, or the Servicer obtains actual knowledge thereof, notice of any material action, suit, proceeding, dispute, offset, deduction, defense or counterclaim with respect to\ the Borrower, the Parent, or the Servicer that could reasonably be expected to have a Material Adverse Effect;

(xiii)          promptly after a Responsible Officer of the Borrower, the Parent, or the Servicer obtains actual knowledge thereof, notice of the occurrence of any ERISA Event and copies of any communications with all Governmental Authorities or any Multiemployer Plan with respect to such ERISA Event; and

(xiv)          promptly after a Responsible Officer of the Borrower, the Parent, or the Servicer obtains actual knowledge thereof, notice of any Asset Value Adjustment Event;

provided that the Borrower’s (or the Servicer’s) obligation to deliver (1) any document required in this Section 5.01(d) may be satisfied by causing such document to be uploaded to the Borrower’s data room and providing the Administrative Agent with access to such data room within the applicable time period set forth herein and (2) any financial statements required to be delivered pursuant to Section 5.01(d)(i) or (ii) above may be satisfied by making such financial statements available via EDGAR, or any successor system of the Securities Exchange Commission, in the Servicer’s quarterly report on Form 10-Q and annual report on Form 10-K.

(e)            Access to Records and Documents. It shall permit the Administrative Agent (or any Person designated by the Administrative Agent, subject to delivery of standard confidentiality agreements) to, upon at least six (6) Business Days’ advance notice to the Borrower and during normal business hours, visit and inspect and make copies thereof at reasonable intervals (i) its books, records and accounts relating to its business, financial condition, operations, assets and its performance under the Facility Documents and the Related Documents and to discuss the foregoing with its and such Person’s officers, partners, employees and accountants, and (ii) all of its Related Documents, in each case as often as the Administrative Agent may reasonably request; provided that so long as no Event of Default has occurred and is continuing, such visits and inspections shall occur only once in any calendar year; provided, further, that an officer or employee of the Borrower or the Servicer shall have the opportunity to be present at any discussion between the Administrative Agent, any Lender or any other Person designated by the Administrative Agent, on the one hand, and the Borrower’s accountants, on the other hand. The Administrative Agent shall provide two (2) Business Days’ prior notice to the Lenders of any such visit and any Lender shall be permitted to accompany the Administrative Agent in such visit.

(f)             Use of Proceeds. It shall use the proceeds of each Advance made hereunder solely:

(i)             to fund additional extensions of credit under Delayed Drawdown Collateral Loans and Revolving Collateral Loans held by the Borrower, in each case in accordance with the terms of this Agreement;

(ii)            to fund the Unfunded Reserve Account;

(iii)           to fund or pay all or a portion of the purchase price of Eligible Collateral Loans or Eligible Investments owned or acquired by the Borrower in accordance with the terms and conditions set forth herein;

(iv)           to pay fees and expenses in connection with this Agreement and the other Facility Documents in accordance with the terms hereof and thereof; and

(v)            to make Restricted Payments in accordance with Section 5.02(r);

provided that, Advances denominated in an Eligible Currency (other than Dollars) shall only be used to fund or pay the purchase price of Eligible Collateral Loans denominated in such Eligible Currency before they can be applied to pay any other amounts owing hereunder.

Without limiting the foregoing, it shall use the proceeds of each Advance in a manner that does not, directly or indirectly, violate any provision of its Constituent Documents or any Applicable Law, including Regulation T, Regulation U and Regulation X. Further, the Borrower shall not use the proceeds of any Advance in a manner that would cause such credit extension to become a “covered transaction” as defined in Section 23A of the Federal Reserve Act (12 U.S.C. § 371c) and Regulation W (12 C.F.R. Part 223), including any transaction where the proceeds of any Advance are directly, or to the actual knowledge of the Borrower, indirectly, used for the benefit of, or transferred to, a Person that the Borrower knows to be an affiliate of a Lender.

(g)            Information and Reports. Each Notice of Borrowing, each Monthly Report, each Borrowing Base Calculation Statement, each Payment Report and all other written information, reports, certificates and statements furnished by or on behalf of the Borrower to any Secured Party for purposes of or in connection with this Agreement, the other Facility Documents or the transactions contemplated hereby or thereby (excluding financial projections, pro forma financial information and other forward-looking information, for which the Borrower only represents that such information was prepared in good faith and upon assumptions believed to be reasonable when so prepared) shall be true, complete and correct in all material respects as of the date such information is stated or certified (or, with respect to information of a general economic or general industry nature or information received from an Obligor or other third party not under the direction of the Borrower, the Servicer or an Affiliate thereof, is true, complete and correct in all material respects to the actual knowledge of the Borrower or the Servicer), in each case after giving effect to all written updates provided by the Borrower or on its behalf to any such Secured Party.

(h)            No Other Business. The Borrower shall not engage in any business or activity other than (i) borrowing Advances pursuant to this Agreement, funding, acquiring, owning, holding, administering, selling, enforcing, lending, exchanging, redeeming, pledging, contracting for the management of and otherwise dealing with Collateral Loans, Eligible Investments and the Collateral in connection therewith and entering into the Facility Documents, any applicable Related Documents and any other agreement contemplated by this Agreement and (ii) other activities that are incidental to the activities specified in clause (i).

(i)             Tax Matters.

(i)             The Borrower and each Lender hereby agree to treat the Advances and any Notes as debt for U.S. federal income tax purposes and will take no contrary position, unless otherwise required pursuant to a closing agreement with the IRS or a non-appealable judgment of a court of competent jurisdiction.

(ii)            The Borrower shall pay and discharge when due all material Taxes imposed on it or on its income or profits or any of its property, except for any Tax the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained or to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(iii)           For U.S. federal income tax purposes, the Borrower will remain disregarded as an entity separate from its sole owner for U.S. federal income tax purposes, the Parent, within the meaning of Treasury Regulation Section 301.7701-3. The Parent will remain a United States Person within the meaning of Section 7701(a)(30) of the Code.

Notwithstanding any contrary agreement or understanding, the Parent, the Borrower, the Agents, the Collateral Administrator, the Collateral Custodian, the Securities Intermediary and the Lenders (and each of their respective employees, representatives or other agents) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to them relating to such tax treatment and tax structure. The foregoing provision shall apply from the beginning of discussions between the parties. For this purpose, the tax treatment of a transaction is the purported or claimed U.S. tax treatment of the transaction under applicable U.S. federal, state or local Law, and the tax structure of a transaction is any fact that may be relevant to understanding the purported or claimed U.S. tax treatment of the transaction under applicable U.S. federal, state or local Law.

(j)              Collections. The Borrower (or the Servicer on its behalf) shall direct any agent or administrative agent for any Collateral Loan (or, in the case of any Participation Interest, the related participation seller) to remit all payments and collections with respect to such Collateral Loan and, if applicable, to direct the Obligor or participation seller with respect to such Collateral Loan to remit all such payments and collections with respect to such Collateral Loan directly to the Collection Account. The Borrower shall transfer, or cause to be transferred, all Collections to the appropriate Collection Account by the close of business on the second (2nd) Business Day following the date such Collections are received by the Borrower, the Parent, the Servicer or any of their respective Affiliates.

(k)             Priority of Payments. The Borrower shall instruct in writing (or cause the Servicer to instruct in writing) the Collateral Agent to apply all Interest Proceeds and Principal Proceeds solely in accordance with the Priority of Payments and the other provisions of this Agreement.

(l)             Acquisition of Collateral Loans from the Parent. Any acquisition of Collateral Loans by the Borrower from the Parent shall be effected pursuant to the Sale Agreement and subject in all respects to the terms and conditions set forth therein.

(m)           Anti-Corruption Laws; and Anti-Money Laundering Laws. The Borrower, its Subsidiaries and their respective Related Parties shall (a) comply with all applicable Anti-Money Laundering Laws and Anti-Corruption Laws, and shall maintain policies and procedures (or be subject to policies and procedures maintained by their Affiliates or advisors) reasonably designed to ensure compliance with all applicable Anti-Money Laundering Laws and Anti-Corruption Laws, (b) conduct the requisite due diligence in connection with the transactions contemplated herein for purposes of complying with all applicable Anti-Money Laundering Laws, (c) ensure it does not use any of the credit in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws, and (d) ensure it does not fund any repayment of the credit in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws.

(n)            Access to Data Site. The Borrower shall, or shall cause the Servicer to, (a) maintain the Data Site and (b) grant access to the Data Site to the Administrative Agent, the Collateral Agent, the Collateral Custodian, the Collateral Administrator and each Lender or, to the extent it satisfies the requirements of Section 12.06, including any applicable consent requirements, any prospective Lender; provided that the Borrower shall not be required to grant access to the Data Site to any Person that has not agreed to be bound by confidentiality requirements that are consistent with Section 12.09 or are otherwise satisfactory to the Borrower and the Servicer. The Borrower shall, or shall cause the Servicer to, to the extent posting such information would not result in a breach by the Borrower or the Servicer of its respective confidentiality obligations, post the Required Loan Documents and the information described in Sections 5.01(d)(v) and (vi) for each Collateral Loan to the Data Site.

(o)            Delivery of Loan Files. The Borrower shall comply, or cause the Servicer on behalf of the Borrower to comply, with its obligations under Section 13.03.

(p)            Beneficial Ownership Regulation. Promptly following any request therefor, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Borrower shall deliver to the Administrative Agent information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with the Beneficial Ownership Regulation.

(q)            Further Assurances. The Borrower shall deliver all such further instruments and take all such further actions that the Administrative Agent deems reasonably necessary or desirable in order to maintain and protect the Collateral Agent’s first-priority perfected security interest in the Collateral.

Section 5.02         Negative Covenants of the Borrower

The Borrower covenants and agrees that, until the Final Maturity Date (and thereafter until the date that all Obligations have been Paid in Full):

(a)            Restrictive Agreements. It shall not enter into or suffer to exist or permit to become effective any agreement that prohibits, limits or imposes any condition upon its ability to create, incur, assume or suffer to exist any Lien (other than Permitted Liens) upon any of its property or revenues constituting Collateral, whether now owned or hereafter acquired, to secure its obligations under the Facility Documents other than this Agreement and the other Facility Documents or to perform its obligations under the Facility Documents to which it is a party.

(b)            Liquidation; Merger; Sale of Collateral. Other than in connection with the transactions contemplated by the Expected Restructuring, it shall not consummate any plan of liquidation, dissolution, partial liquidation, merger or consolidation (or suffer any liquidation, dissolution or partial liquidation) nor sell, transfer, exchange or otherwise dispose of any of its assets (other than dispositions permitted under this Agreement), or enter into an agreement or commitment to do so or enter into or engage in any business with respect to any part of its assets, except as expressly permitted by this Agreement and the other Facility Documents (including in connection with the Payment in Full of the Obligations).

(c)            Amendments to Constituent Documents, Etc. Without the consent of the Administrative Agent, it shall not (i) amend or modify either (x) the special purpose provisions contained in its Constituent Documents or (y) any other provisions of its Constituent Documents in any manner that could reasonably be expected to result in a Material Adverse Effect, (ii) take any action inconsistent with its Constituent Documents and (iii) amend, modify or waive any non-ministerial term or provision in any Facility Document (other than in accordance with any provision thereof requiring the consent of the Administrative Agent or all or a specified percentage of the Lenders); provided that the Borrower may, without the consent of the Administrative Agent but subject to the delivery of a customary legal opinion as to the due authorization and enforceability of the Borrower to amend or modify such provisions of the Constituent Documents, amend, modify or amend or restate its Constituent Documents in order to convert from a limited partnership to a limited liability company in connection with the Expected Restructuring.

(d)            Liens. It shall not create, assume or suffer to exist any Lien on any of its assets now owned or hereafter acquired by it at any time, except for Permitted Liens or as otherwise expressly permitted by this Agreement and the other Facility Documents.

(e)            Margin Requirements; Covered Transactions. It shall not (i) extend credit to others for the purpose of buying or carrying any Margin Stock in such a manner as to violate Regulation T or Regulation U or (ii) use all or any part of the proceeds of any Advance, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that violates the provisions of Regulation U or Regulation X.

(f)             Changes to Filing Information. It shall not change its name or its jurisdiction of organization, unless it gives prompt (but not less than ten (10) days’ or such shorter period as the Administrative Agent may agree) prior written notice to the Administrative Agent and takes all actions that the Administrative Agent or the Required Lenders (through the Administrative Agent) reasonably request and determine to be necessary to protect and perfect the Collateral Agent’s perfected security interest in the Collateral; provided that the parties hereto hereby acknowledge that no prior written notice shall be required for the conversion of the Borrower from a limited partnership to a limited liability company in connection with the Expected Restructuring if the Borrower (or legal counsel on its behalf) agrees to promptly file a UCC-3 financing statement amending the initial filing for such conversion of the Borrower.

(g)            Transactions with Affiliates. It shall not sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, unless such transaction is upon terms no less favorable to the Borrower than it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate. The foregoing covenant (i) shall not apply to the execution, delivery and performance of the Facility Documents or the Borrower’s Constituent Documents, (ii) shall not prohibit the Borrower from making Restricted Payments permitted under Section 5.02(r), (iii) shall not prohibit the Parent from transferring Collateral Loans, Cash or other assets to the Borrower in whole or in part as a capital contribution to the Borrower, (iv) shall not prohibit the issuance of additional capital stock to the Parent and (v) shall not, for the avoidance of doubt, prohibit the Expected Restructuring. The Borrower shall not acquire any Collateral Loan or other property other than as expressly permitted hereunder.

(h)            [Reserved].

(i)             No Claims Against Advances. Subject to Applicable Law, it shall not claim any credit on, make any deduction from, or dispute the enforceability of payment of the principal or interest payable (or any other amount) in respect of the Advances or assert any claim against any present or future Lender, by reason of the payment of any Taxes levied or assessed upon any part of the Collateral.

(j)             Indebtedness; Guarantees; Securities; Other Assets. It shall not incur or assume or guarantee any Indebtedness, obligations (including contingent obligations) or issue any additional securities, whether debt or equity, in each case other than (i) the Obligations pursuant to or as expressly permitted by this Agreement and the other Facility Documents, (ii) pursuant to customary indemnification, expense reimbursement, funding obligations and similar provisions under the Related Documents, (iii) any commitment arising in the ordinary course of business to make a future investment or fund subsequent draws under Revolving Collateral Loans or Delayed Drawdown Collateral Loans or (iv) the issuance of additional capital stock to the Parent. The Borrower shall not acquire any Collateral Loan or other property other than as expressly permitted hereunder.

(k)            Validity of this Agreement. It shall not (i) permit the validity or effectiveness of this Agreement or any grant of Collateral hereunder to be impaired, or permit the Lien of this Agreement to be amended, hypothecated, subordinated, terminated or discharged, or permit any Person to be released from any covenant or obligation with respect to this Agreement and (ii) except as permitted by this Agreement, take any action that would permit the Lien of this Agreement not to constitute a valid first-priority perfected security interest (subject to Permitted Liens) in the Collateral.

(l)             Subsidiaries. It shall not have or permit the formation of any Subsidiaries, except in connection with the receipt of equity securities with respect to a Collateral Loan, Eligible Investments or any exchange offer, a work-out or restructuring of a Collateral Loan or a bankruptcy of the related Obligor.

(m)            Name. It shall not conduct business under any name other than its own.

(n)            Employees. It shall not have any employees (other than any Responsible Officers and other officers, managers and directors to the extent they are employees).

(o)            ERISA. Except as would not constitute a Material Adverse Effect, neither it nor any member of its ERISA Group shall establish or contribute to any Plan or Multiemployer Plan. Neither its underlying assets nor the Collateral shall constitute “plan assets” (within the meaning of Section 3(42) of ERISA).

(p)            Non-Petition. The Borrower shall not be party to any agreements under which it has any material obligation or liability (direct or contingent) without using commercially reasonable efforts to include customary “non-petition” and “limited recourse” provisions therein (and shall not amend or eliminate such provisions in any agreement to which it is party), except for loan agreements, related loan documents, bond indentures and related bond documents, any agreements related to the purchase and sale of any Collateral Loan which contain customary (as determined by the Servicer) purchase or sale terms or which are documented using customary (as determined by the Servicer) loan trading documentation, customary service contracts and engagement letters entered into in connection with the Collateral Loans and any agreement that does not impose a material obligation on the Borrower and that is of a type that customarily does not include “non-petition” or “limited recourse” provisions.

(q)            [Reserved].

(r)             Restricted Payments. The Borrower shall not make any Restricted Payment other than (i) with respect to amounts received by the Borrower in accordance with Section 9.01(a) (in the case of Interest Proceeds and Principal Proceeds) or any other provision of this Agreement or the other Facility Documents which expressly requires or permits payments to be made to or amounts to be reimbursed to the Parent, (ii) amounts distributed by the Borrower in connection with the acquisition of Collateral Loans from the Parent in accordance with Article X, (iii) to the extent permitted in accordance with Section 4 of the Lender Fee Letter, (iv) proceeds of Advances and (v) to make any Permitted RIC Distribution subject to the restrictions set forth in the definition thereof.

(s)            Amendments to Collateral Loans. Without the consent of the Administrative Agent, the Borrower (and the Servicer on its behalf) shall not consent to any amendment or other modification of any Collateral Loan or any Related Document for any Collateral Loan (i) that would result in a Default or an Event of Default or (ii) after the occurrence and continuance of an Event of Default; provided that, if the Borrower shall agree to any such amendment or other modification that would cause any Collateral Loan to become an Ineligible Collateral Loan and as a result thereof the Borrowing Base Test will not be satisfied, the Borrower will comply with its obligations to cure such Borrowing Base Deficiency pursuant to Section 2.05(c).

(t)             Obligor Payment Instructions. The Borrower shall not make any change, or permit the Servicer to make any change, in its instructions to Obligors, agent banks or administrative agents on the Collateral Loans regarding payments to be made with respect to the Collateral Loans to the Collection Account, unless the Administrative Agent has consented to such change. The Borrower further agrees that it shall (or it shall cause the Servicer to) provide prompt notice to the Administrative Agent of any misdirected or errant payments made by any Obligor with respect to any Collateral Loan and direct such Obligor to make payments as required hereunder to the extent a Responsible Officer of the Borrower or the Servicer, as applicable, has actual knowledge of such misdirected or errant payments.

(u)            Sanctions; Anti-Corruption Laws; and Anti-Money Laundering Laws. It shall not (nor shall it permit any other Person directly (or to the knowledge of the Borrower, indirectly) Controlling the Borrower nor any Person directly or (to the knowledge of the Borrower) indirectly Controlled by the Borrower to) use the proceeds of any Advance directly or, to the knowledge of the Borrower, indirectly in any way that would breach or contravene any Sanctions imposed by the United Nations, the European Union (including any member state thereof), the State Secretariat for Economic Affairs of Switzerland, OFAC, the United Kingdom, the Government of Canada, the Hong Kong Monetary Authority, the Monetary Authority of Singapore or any other body notified in writing by the Administrative Agent (acting on behalf of any Lender) to the Borrower from time to time, in each case if and to the extent that such bodies have jurisdiction over such Borrower or such Sanctions are binding on such Borrower or, upon prior written notice to the Borrower from the Administrative Agent, such Sanctions are binding on any Lender and materially impact the ability of such Lender to comply with its respective obligations under this Agreement. It shall not (nor shall it permit any other Person to) use the proceeds of any Advance directly or, to the knowledge of the Borrower, indirectly in any way that would be in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws. The Borrower shall not fund the repayment of any Advance with proceeds derived from any transaction that would be prohibited by Sanctions or would be in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws.

Section 5.03         Affirmative Covenants of the Parent and the Servicer

The Servicer, on behalf of itself and the Parent, covenants and agrees that, until the Final Maturity Date (and thereafter until the date that all Obligations have been Paid in Full):

(a)            Compliance with Agreements, Laws, Etc. It shall (i) duly observe and comply in all material respects with all Applicable Laws relative to the conduct of its business or to its assets, (ii) preserve and keep in full force and effect its legal existence, (iii) preserve and keep in full force and effect its rights, privileges, qualifications and franchises, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, (iv) comply with the terms and conditions of each Facility Document to which it is a party, its Constituent Documents and, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, each Related Document to which it is a party and (v) obtain, maintain and keep in full force and effect all Governmental Authorizations, Private Authorizations and Governmental Filings which are necessary or appropriate to properly carry out (A) its business and (B) the transactions contemplated to be performed by it under the Facility Documents to which it is a party, its Constituent Documents and the Related Documents to which it is a party, except, in the case of clause (v)(B), where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

(b)            Information and Reports.

(i)             Each Notice of Borrowing, each Monthly Report, each Borrowing Base Calculation Statement, each Payment Report and all other written information, reports, certificates and statements furnished by the Servicer to any Secured Party for purposes of or in connection with this Agreement, the other Facility Documents or the transactions contemplated hereby or thereby (excluding financial projections, pro forma financial information and other forward-looking information, for which the Servicer only represents that such information was prepared in good faith and upon assumptions believed to be reasonable when so prepared) shall be true, complete and correct in all material respects as of the date such information is stated or certified (or, with respect to information of a general economic or general industry nature or information received from an Obligor or other third party not under the direction of the Borrower, the Servicer or an Affiliate thereof, is true and correct in all material respects to the actual knowledge of the Servicer), in each case, after giving effect to all written updates provided by the Servicer or on its behalf to any such Secured Party.

(ii)            The Servicer shall provide to the Administrative Agent or cause to be provided to the Administrative Agent (with enough additional copies for each Lender) from time to time such additional information regarding the Collateral (including reasonably detailed calculations of the Borrowing Base Test and the Collateral Quality Test) as the Required Lenders (through the Administrative Agent) may reasonably request in writing.

(iii)           The Servicer shall, on each Measurement Date, calculate each Borrowing Base and provide such calculations to the Borrower, the Collateral Administrator and the Administrative Agent; provided, in the case of a Measurement Date pursuant to clause (c) of the definition thereof, the Borrowing Base calculation shall be provided to the Administrative Agent on the related Monthly Reporting Date as a component of the Monthly Report pursuant to Section 8.09(a), and in the case of a Measurement Date pursuant to clause (g) of the definition thereof, (the Borrowing Base calculation shall be provided within three (3) Business Days following such Measurement Date).

(iv)           The Servicer shall provide to the Collateral Administrator any information that the Servicer is expressly required to provide to the Collateral Administrator under this Agreement in connection with the Collateral Administrator’s preparation of each Monthly Report and each Payment Report and, to the extent reasonably available to the Servicer and not prohibited to be disclosed by applicable confidentiality restrictions, any other information that the Collateral Administrator may reasonably require in connection with the Collateral Administrator’s preparation of each Monthly Report and each Payment Report.

(c)            Notice of Default. Within five (5) Business Days after a Responsible Officer of the Servicer or the Parent obtains actual knowledge of the occurrence and continuance of any (A) Default (provided that, if such Default is subsequently cured within the time period set forth herein, the failure to provide notice of such Default shall not itself result in an Event of Default hereunder) or (B) Event of Default, the Servicer shall deliver to the Administrative Agent a certificate of a Responsible Officer of the Servicer setting forth the details thereof and the action which the Servicer is taking or proposes to take with respect thereto; provided that, the Servicer shall not be obligated to deliver such certificate to the extent that a Responsible Officer of the Borrower delivers a certificate with respect to such Default or Event of Default pursuant to Section 5.01(d)(iii).

(d)            Access to Records and Documents. It shall permit the Administrative Agent (or, if Independent Accountants are not engaged by the Servicer or the Borrower, Protiviti, Inc. or another nationally recognized audit firm selected by the Administrative Agent with prior notice to the Borrower and subject to delivery of standard confidentiality agreements) to, upon reasonable advance notice and during normal business hours, but so long as no Event of Default has occurred and is continuing, on no more than two (2) times per calendar year, visit and inspect and make copies thereof at reasonable intervals (i) its books, records and accounts relating to its business, financial condition, operations, assets and its performance under the Facility Documents and the Related Documents and to discuss the foregoing with its and such Person’s officers, partners, employees and accountants, and (ii) all of its Related Documents, in each case as often as the Administrative Agent may reasonably request; provided that so long as no Event of Default has occurred and is continuing, the Borrower shall be responsible for all costs and expenses for only one such visit per fiscal year by the Administrative Agent or its respective designees; provided, further, that an officer or employee of the Servicer shall have the opportunity to be present at any discussion between the Administrative Agent, any Lender or any other Person designated by the Administrative Agent, on the one hand, and the Servicer’s accountants, on the other hand. The Administrative Agent shall provide two (2) Business Days’ prior notice to the Lenders of any such visit and any Lender shall be permitted to accompany the Administrative Agent in such visit. Any such visit and inspection shall be made simultaneously with any visit and inspection pursuant to Section 5.01(e).

(e)            Notice of Material Modification. Within ten (10) Business Days after a Responsible Officer of the Servicer obtains actual knowledge of the occurrence of a Material Modification, the Servicer shall deliver to the Administrative Agent (with a copy to the Collateral Administrator) a notice setting forth the details thereof and attaching a copy of the related amendment or waiver; provided that, to the extent that notice of the relevant amendment has been provided pursuant to Section 5.01(d)(vii), the Servicer will not be required to separately notify the Administrative Agent pursuant to this Section.

(f)             Collections. The Servicer shall direct any agent or administrative agent in respect of any Collateral Loan (or, in respect of any Participation Interest, the applicable participation seller) to remit all payments and collections with respect to such Collateral Loan and, if applicable, to direct the Obligor with respect to such Collateral Loan to remit all such payments and collections with respect to such Collateral Loan directly to the Collection Account.

(g)            Sanctions; Anti-Corruption Laws; and Anti-Money Laundering Laws. It shall comply with Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws and shall maintain policies and procedures, or be subject to policies and procedures maintained by its Affiliates or advisors, reasonably designed to ensure compliance therewith. It shall ensure that it does not cause the Borrower to use the proceeds of or fund the repayment of any Advance in violation of Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws.

Section 5.04         Negative Covenant of the Parent and the Servicer

The Servicer, on behalf of itself and the Parent, covenants and agrees that, until the Final Maturity Date (and thereafter until the date that all Obligations have been Paid in Full), it shall not enter into or suffer to exist or permit to become effective any agreement that prohibits, limits or imposes any material condition upon its ability to perform its obligations under the Facility Documents to which it is a party.

Section 5.05         Certain Undertakings Relating to Separateness

Without limiting any, and subject to all, other covenants of the Borrower, Servicer and Parent contained in this Agreement, the Borrower (the Servicer in acting on behalf or for the benefit of the Borrower and the Parent in acting on behalf of the Borrower as the member of the Borrower) shall conduct its business and operations in accordance with those provisions of the Borrower’s Constituent Documents applicable to it.

ARTICLE VI

EVENTS OF DEFAULT

Section 6.01         Events of Default

“Event of Default”, wherever used herein, means the occurrence of any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of Law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative body or Governmental Authority):

(a)            a default in the payment, when due and payable, of any Interest, Commitment Fee or other Obligations not specified in clause (c) below and such default has not been cured within three (3) Business Days; provided that, to the extent of any such default resulting solely from an administrative error or omission by the Administrative Agent, the Collateral Agent, the Securities Intermediary or any paying agent, such default continues for a period of three (3) Business Days after the Administrative Agent, the Collateral Agent or the Securities Intermediary receives written notice or a Responsible Officer of such party has actual knowledge of such administrative error or omission; provided, further, that any failure to prepay the applicable Mandatory Amortization Amount under Section 2.05(b) due to insufficient funds being on deposit in the Collection Account shall not constitute an Event of Default under this clause (a);

(b)            [reserved];

(c)            the Borrower fails to repay any Obligations (other than contingent indemnification and reimbursement obligations for which no claim has been asserted) in full on the Final Maturity Date;

(d)            the Borrower or the pool of Collateral becomes, or becomes subject to regulation as, an “investment company” under Section 8 of the Investment Company Act;

(e)            a default in any respect in the performance, or breach in any respect, of any covenant or agreement of the Borrower, the Parent or the Servicer (as applicable) under Section 5.01(a)(ii), 5.01(c), 5.01(f), 5.01(h), 5.01(j), 5.02 (excluding 5.02(s)) or 5.04;

(f)             except as otherwise provided in this Section 6.01, a default in any material respect in the performance, or breach in any material respect, of any covenant or agreement of the Borrower or the Parent under this Agreement or the other Facility Documents to which it is a party, or the failure of any representation or warranty of the Borrower or the Parent made in this Agreement or in any other Facility Document to be correct, in each case, in all material respects when the same shall have been made, and the continuation of any such default, breach or failure (which, in the case of Sections 4.01(l), (m) and (v) is curable) for a period of thirty (30) days after the earlier of (i) written notice to the Borrower, the Servicer and the Parent by the Administrative Agent, and (ii) actual knowledge of a Responsible Officer of the Borrower, the Parent or the Servicer, as applicable; provided that, the existence of a Borrowing Base Deficiency shall be subject to clause (o) below;

(g)            the rendering of one or more final judgments, decrees or orders against the Borrower or, after the consummation of the Expected Restructuring, the Servicer by a court or arbitrator of competent jurisdiction for the payment of money in excess individually or in the aggregate of $500,000 (in the case of the Borrower) or $10,000,000 (in the case of the Servicer) (in each case exclusive of judgment amounts to the extent covered by applicable insurance), and the Borrower or the Servicer, as applicable, shall not have either (x) discharged or provided for the discharge of any such judgment, decree or order in accordance with its terms or (y) perfected a timely appeal of such judgment, decree or order and caused the execution of same to be stayed during the pendency of the appeal, in each case, within sixty (60) days from the date of entry thereof;

(h)            [reserved];

(i)             an Insolvency Event relating to the Borrower or the Parent occurs;

(j)             (i) any Facility Document or any material provision thereof shall (except in accordance with its terms) terminate, cease to be effective or cease to be legally valid, binding and enforceable, (ii) the Borrower, the Parent, the Servicer or any Governmental Authority shall, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Facility Document or any Lien purported to be created thereunder, or (iii) any Lien securing any obligation under any Facility Document shall, in whole or in part, cease to be a first-priority perfected security interest of the Collateral Agent, except as otherwise expressly permitted in accordance with the applicable Facility Document;

(k)            (i) the IRS shall file notice of a Lien pursuant to Section 6323 of the Code with regard to any asset of the Borrower or, in the case of the Parent, any asset which has been acquired by the Borrower from the Parent pursuant to the Sale Agreement, and such Lien shall not have been released within five (5) Business Days or (ii) the PBGC shall file notice of a Lien pursuant to Section 4068 of ERISA with regard to any asset of the Borrower or, in the case of the Parent, any asset which has been acquired by the Borrower from the Parent pursuant to the Sale Agreement, and such Lien shall not have been released within five (5) Business Days;

(l)             a Change of Control occurs;

(m)           a Servicer Default occurs;

(n)            (i) failure of the Borrower to maintain at least one (1) Independent Director (it being understood that the Borrower shall not be in violation of the requirement to have at least one (1) Independent Director after the earlier of an Independent Director resigning or becoming deceased, incapacitated or disabled so long as a new Independent Director is appointed within five (5) Business Days after a Responsible Officer of the Borrower has actual knowledge or receives written notice thereof), (ii) the removal of any Independent Director of the Borrower without “Cause” (as such term is defined in the organizational document of the Borrower) or without giving prior written notice to the Administrative Agent, each as required in the organizational documents of the Borrower, or (iii) the Borrower shall otherwise fail to qualify as a bankruptcy-remote entity based upon the criteria set forth in this Agreement, such that reputable counsel of national standing could no longer render a substantive nonconsolidation opinion with respect to the Borrower, on the one hand, and the Parent, on the other hand (it being understood and agreed that no such nonconsolidation opinion need be delivered without a request from the Administrative Agent in order to satisfy this clause (n)(iii));

(o)            the Borrowing Base Test shall not be satisfied and such failure shall continue past the applicable Cure Period;

(p)            [reserved];

(q)            the failure of the Borrower or, (i) prior to the consummation of the Expected Restructuring, Antares Holdings LP and (ii) on and following the consummation of the Expected Restructuring, the Servicer, to make any payment when due (after giving effect to any related notice period or requirement or grace period) under one or more agreements for borrowed money to which it is a party in an amount in excess of $500,000 (in the case of the Borrower) or $10,000,000 (in the case of the Servicer), individually or in the aggregate, or the occurrence of any event or condition that has resulted in the acceleration of such Indebtedness in an amount in excess of $500,000 (in the case of the Borrower) or $10,000,000 (in the case of the Servicer), whether or not waived; or

(r)             (i) prior to the BDC Election Date, the Parent fails to maintain a minimum Tangible Net Worth as shown in the most recent quarterly financial statements delivered pursuant to Section 5.01(d)(ii) equal to 65.0% of the Tangible Net Worth of the Parent on the Closing Date or (ii) after the BDC Election Date, a BDC Coverage Event has occurred and is continuing for two (2) consecutive fiscal quarters of the Servicer.

With respect to any notice that may be furnished by an Agent to the Borrower pursuant to Section 6.01(f), upon written request therefor to the applicable Agent, the Required Lenders may direct such Agent to provide such notice to the Borrower. Such Agent shall promptly thereafter provide such notice to the Borrower.

Section 6.02         Remedies

(a)             Upon the occurrence and during the continuance of any Event of Default, in addition to all rights and remedies specified in this Agreement and the other Facility Documents, including (and subject to) Article VII, and the rights and remedies of a secured party under Applicable Law, including the UCC, the Administrative Agent shall, at the request of, or may with the consent of, the Required Lenders by notice to the Borrower (with a copy to the Collateral Agent and the Collateral Administrator), do any one or more of the following: (1) declare the Commitments to be terminated forthwith, whereupon the Commitments shall forthwith terminate, (2) declare the Final Maturity Date to have occurred, and (3) declare the principal of and the accrued interest on the Advances and all other amounts whatsoever payable by the Borrower hereunder to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby waived by the Borrower; provided that, upon the occurrence of any Event of Default described in clause (i) of Section 6.01 with respect to the Borrower, the Commitments shall automatically terminate and the Advances and all such other amounts shall automatically become due and payable, without any further action or notice by any party.

(b)            Upon the occurrence and during the continuance of an Event of Default, and following the Standstill Period, the Administrative Agent may, or shall upon the direction of the Required Lenders, exercise (or direct the Collateral Agent, as applicable, to exercise) any and all rights with respect to the Collateral, including: (u) the exercise of the Servicer’s rights and obligations under the Facility Documents (including the right to direct the Servicer to exercise such rights), including its unilateral power to (A) consent to modifications to Collateral Loans, (B) take any discretionary action with respect to Collateral Loans and (C) direct the acquisition, sales and other dispositions of Collateral Loans; (v) the termination of the Servicer’s rights to exercise any rights or take any action with respect to the Collateral; (w) the transfer of the Servicer’s rights and obligations under the Facility Documents to a successor Servicer; (x) requiring the Servicer to obtain the consent of the Administrative Agent before agreeing to any modification of any Collateral Loan, taking any discretionary action with respect to any Collateral Loan or causing the Borrower to sell or otherwise dispose of any Collateral Loan; (y) requiring the Servicer to cause the Borrower to sell or otherwise dispose of any Collateral Loan as directed by the Administrative Agent pursuant to Section 7.03, and (z) with respect to any specific Collateral Loan, to require the Servicer to take such discretionary action with respect to such Collateral Loan as directed by the Administrative Agent.

Section 6.03         Power of Attorney

(a)            The Borrower hereby irrevocably appoints the Administrative Agent as its true and lawful attorney (with full power of substitution) in its name, place and stead and at its expense, during the continuance of an Event of Default and following the Standstill Period, in connection with the enforcement of the rights and remedies provided for (and subject to the terms and conditions set forth) in this Agreement including without limitation the following powers: (i) to give any necessary receipts or acquittance for amounts collected or received hereunder, (ii) to make all necessary transfers of the Collateral in connection with any such sale or other disposition made pursuant hereto, (iii) to execute and deliver for value all necessary or appropriate bills of sale, assignments and other instruments in connection with any such sale or other disposition, the Borrower hereby ratifying and confirming all that such attorney (or any substitute) shall lawfully do hereunder and pursuant hereto, (iv) to sign any agreements, orders or other documents in connection with or pursuant to any Facility Document, (v) to give notice to the Obligors and related agents of the Collateral Agent’s interest in the Collateral and the obligation to make payments as directed by the Administrative Agent, and (vi) to exercise directly the Servicer’s rights and obligations under this Agreement, including the exercise of rights set forth in Section 6.02(b), if and to the extent that the Servicer has not complied with any direction given by the Administrative Agent in accordance with this Agreement within three (3) Business Days after the Business Day on which such direction was given to the Servicer; provided that no such direction or lapse of time shall be required after the occurrence and during the continuance of a Servicer Default. Nevertheless, if so requested by the Administrative Agent, the Borrower shall ratify and confirm any such sale or other disposition by executing and delivering to the Administrative Agent all proper bills of sale, assignments, releases and other instruments as may be designated in any such request.

(b)            No person to whom this power of attorney is presented as authority for the Administrative Agent to take any action or actions contemplated by clause (a) shall inquire into or seek confirmation from the Borrower as to the authority of the Administrative Agent to take any action described below, or as to the existence of or fulfillment of any condition to the power of attorney described in clause (a), which is intended to grant to the Administrative Agent unconditionally the authority to take and perform the actions contemplated herein, and to the extent permitted by Applicable Law, the Borrower irrevocably waives any right to commence any suit or action, in law or equity, against any person or entity that acts in reliance upon or acknowledges the authority granted under this power of attorney. The power of attorney granted in clause (a) is coupled with an interest and may not be revoked or canceled by the Borrower until all obligations of the Borrower under the Facility Documents have been Paid in Full and the Administrative Agent has provided its written consent thereto.

(c)            Notwithstanding anything to the contrary herein, the power of attorney granted pursuant to this Section 6.03 shall only be exercisable after the occurrence and during the continuance of an Event of Default.

Section 6.04         Sales

(a)            Each of the Borrower and the Servicer recognizes that an Agent may be unable to effect a public sale of any or all of the Collateral and may be compelled to resort to one or more private sales thereof. Each of the Borrower and the Servicer acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agree that any such private sale shall not be deemed to have been made in a commercially unreasonable manner solely by virtue of being a private sale.

(b)            Each of the Borrower and the Servicer further agrees that a breach of any of their covenants contained in this Section 6.04 will cause irreparable injury to the Agents, that the Agents have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 6.04 shall be specifically enforceable against the Borrower and the Servicer, and each of the Borrower and the Servicer hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that there has been a Payment in Full.

(c)            Pursuant to the UCC, each of the Borrower and the Servicer hereby specifically agrees (x) that it shall not raise any objection to a Secured Party’s purchase of the Collateral (through bidding on the obligations or otherwise) and (y) that a foreclosure sale conducted in conformity with the principles set forth in various no action letters promulgated by the SEC staff (1) shall be considered to be a “public” sale for purposes of the UCC and (2) shall be considered to be commercially reasonable notwithstanding that a Secured Party purchases the Collateral at such a sale.

(d)            Each of the Borrower and the Servicer agrees that the Collateral Agent shall not have any general duty or obligation to make any effort to obtain or pay any particular price for any Collateral sold by the Collateral Agent pursuant to this Agreement. The Collateral Agent may, at the direction of the Administrative Agent, among other things, accept the first bid received, or decide to approach or not approach any potential purchasers. Each of the Borrower and the Servicer hereby agrees that the Collateral Agent (at the direction of the Administrative Agent) shall have the right to conduct, and shall not incur any liability as a result of, the sale of any Collateral, or any part thereof, at any sale conducted in a commercially reasonable manner, it being agreed by the parties hereto that some or all of the Collateral is or may be of one or more types that threaten to decline speedily in value. The Borrower and the Servicer hereby waive any claims against the Secured Parties arising by reason of the fact that the price at which any of the Collateral may have been sold at a private sale was less than the price that might have been obtained at a public sale or was less than the aggregate amount of the Borrower’s obligations under the Agreement, even if the Collateral Agent accepts the first bid received and does not offer any Collateral to more than one bidder. Without in any way limiting the Collateral Agent’s right to conduct a foreclosure sale in any manner which is considered commercially reasonable, each of the Borrower and the Servicer hereby agrees that any foreclosure sale conducted in accordance with the following provisions shall be considered a commercially reasonable sale, and each of the Borrower and the Servicer hereby irrevocably waives any right to contest any such sale conducted in accordance with the following provisions:

(i)             the Collateral Agent conducts such foreclosure sale in the State of New York;

(ii)            such foreclosure sale is conducted in accordance with the Laws of the State of New York; and

(iii)           not more than thirty (30) days before, and not less than two (2) Business Days in advance of such foreclosure sale, the Collateral Agent notifies the Borrower and the Servicer at the address set forth herein of the time and place of such foreclosure sale.

(e)            Notwithstanding anything to the contrary herein or in any other Facility Document, upon the declaration that the unpaid principal amount of all outstanding Loans, all Interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Facility Document be immediately due and payable (or the occurrence thereof), the Borrower or any Affiliate of the Borrower or the Servicer designated by the Servicer (such parties collectively in such capacity, the “Purchasing Parties”) may purchase the Collateral, in whole or in part, (a) at a purchase price determined by the Borrower but in any event not less than the sum of (i) the amount of the Obligations outstanding plus (ii) all other amounts owing or payable to the Secured Parties by the Borrower hereunder or under any other Facility Document and (b) (i) paying or, in the case of the Servicer, causing the Borrower to pay, such amount to the Administrative Agent for the benefit of the Secured Parties using the proceeds from such purchase not later than 5:00 p.m. on the third (3rd) Business Day following the declaration or automatic occurrence of the acceleration of the Loans (or such later deadline as the Administrative Agent and each of the Lenders may agree with the Borrower) or (ii) (A) delivering to the Administrative Agent not later than 5:00 p.m. on the third (3rd) Business Day following the declaration or automatic occurrence of the acceleration of the Loans (or such later deadline as the Administrative Agent and each of the Lenders may agree with the Borrower) a written report that is satisfactory to the Administrative Agent in its sole discretion showing a projected purchase of the Collateral at such purchase price based on capital calls made by the Parent on its investors that will be contributed to the Borrower and be available for purchasing the Collateral at such purchase price by no later than 5:00 p.m. on the tenth (10th) Business Day following delivery of such notice by the Borrower and (B) paying such amount to the Administrative Agent for the benefit of the Secured Parties using the proceeds from such capital call not later than 5:00 p.m. on the tenth (10th) Business Day following delivery of such notice by the Borrower, and thereafter in each case of (i) and (ii), the Purchasing Parties’ right of first refusal shall terminate (the period from declaration or automatic occurrence of the acceleration of the Loans to the expiration of such right of first refusal being referred to herein as the “Standstill Period”). For the avoidance of doubt, none of the Collateral Agent, the Administrative Agent and any Lender shall assert any right or remedy in respect of the Collateral, including any right described in Section 6.02(b) or Section 7.03, or cause the removal of the Servicer pursuant to Section 14.08, or cause the liquidation or disposition of the Collateral Loans to occur, in each case during the Standstill Period.

ARTICLE VII

PLEDGE OF COLLATERAL;
RIGHTS OF THE COLLATERAL AGENT

Section 7.01         Grant of Security

(a)            The Borrower hereby grants, pledges and collaterally assigns to the Collateral Agent, for the benefit of the Secured Parties, as collateral security for all Obligations, a continuing security interest in, and a Lien upon, all of the Borrower’s right, title and interest in, to and under, the following property, in each case whether tangible or intangible, wheresoever located, and whether now owned by the Borrower or hereafter acquired and whether now existing or hereafter coming into existence (all of the property described in this Section 7.01(a) being collectively referred to herein as the “Collateral”):

(i)             all Collateral Loans and Related Documents, both now and hereafter owned, including all Collections and other Proceeds thereon or with respect thereto;

(ii)            each Covered Account and all Money and all investment property (including all securities, all security entitlements with respect to such Covered Account and all financial assets carried in such Covered Account) from time to time on deposit in or credited to each Covered Account;

(iii)            all interest, dividends, stock dividends, stock splits, distributions and other Money or property of any kind distributed in respect of the Collateral Loans of the Borrower, which the Borrower is entitled to receive, including all Collections in respect of all Collateral Loans;

(iv)           each Facility Document and all rights, remedies, powers, privileges and claims under or in respect thereto (whether arising pursuant to the terms thereof or otherwise available to the Borrower at law or equity), including the right to enforce each such document and to give or withhold any and all consents, requests, notices, directions, approvals, extensions or waivers under or with respect thereto, to the same extent as the Borrower could but for the assignment and security interest granted to the Collateral Agent under this Agreement;

(v)            all Cash or Money;

(vi)           all accounts, chattel paper, deposit accounts, financial assets, general intangibles, instruments, investment property, letter-of-credit rights and other supporting obligations relating to the foregoing (in each case as defined in the UCC);

(vii)          all securities, loans and investments, and all other property of any type or nature in which the Borrower has an interest (including the equity interests of each Subsidiary of the Borrower), and all property of the Borrower which is delivered to the Collateral Custodian by or on behalf of the Borrower (whether or not constituting Collateral Loans or Eligible Investments);

(viii)         all Liens, Related Security, property, guaranties, supporting obligations, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of the assets, investments and properties described above; and

(ix)            all Proceeds of any and all of the foregoing.

(b)            All terms used in this Section 7.01 but not defined in Section 1.01 shall have the respective meanings assigned to such terms in the UCC as applicable.

Section 7.02         Release of Security Interest

If and only if all Obligations have been Paid in Full, the Administrative Agent shall provide notice of the same to the Collateral Agent, the Collateral Agent’s Lien over the Collateral on behalf of the Secured Parties shall be automatically terminated and the Collateral Agent, on behalf of the Secured Parties, shall, at the expense of the Borrower, promptly execute, deliver and file or authorize for filing such instruments as the Borrower shall prepare and reasonably request in order to reassign, release or terminate the Secured Parties’ security interest in the Collateral; provided that, the Collateral Agent shall also promptly release or terminate the Secured Parties’ security interest in the Collateral in connection with any sale of Collateral permitted under this Agreement. The Secured Parties acknowledge and agree that upon the sale or disposition of any Collateral by the Borrower in compliance with the terms and conditions of this Agreement, the security interest of the Secured Parties in such Collateral shall immediately and automatically terminate without further act, the Administrative Agent shall promptly provide notice of the same to the Collateral Agent, and the Collateral Agent shall, on behalf of the Secured Parties and at the expense of the Borrower, execute, deliver and authorize for filing such instruments as the Borrower shall prepare and reasonably request to reflect or evidence such termination. Any and all actions under this Article VII in respect of the Collateral shall be without any recourse to, or representation or warranty by any Secured Party and shall be at the sole cost and expense of the Borrower.

Section 7.03         Rights and Remedies

(a)            The Collateral Agent (for itself and on behalf of the other Secured Parties) shall have all of the rights and remedies of a secured party under the UCC and other Applicable Law. Upon the occurrence and during the continuance of an Event of Default and following the Standstill Period, the Collateral Agent or its designees shall, acting solely at the written direction of the Administrative Agent or the Required Lenders acting through the Administrative Agent, (i) instruct the Borrower to deliver any or all of the Collateral, the Related Documents and any other document relating to the Collateral to the Collateral Agent or its designees and otherwise give all instructions for the Borrower regarding the Collateral; (ii) sell or otherwise dispose of the Collateral, all without judicial process or proceedings; (iii) take control of the Proceeds of any such Collateral; (iv) subject to the provisions of the applicable Related Documents, exercise any consensual or voting rights in respect of the Collateral; (v) release, make extensions, discharges, exchanges or substitutions for, or surrender all or any part of the Collateral; (vi) enforce the Borrower’s rights and remedies with respect to the Collateral; (vii) institute and prosecute legal and equitable proceedings to enforce collection of, or realize upon, any of the Collateral; (viii) require that the Borrower promptly take all actions necessary to cause the liquidation of the Collateral in order to pay all amounts due and payable in respect of the Obligations, in accordance with the terms of the Related Documents; (ix) redeem or withdraw or cause the Borrower to redeem or withdraw any asset of the Borrower to pay amounts due and payable in respect of the Obligations; (x) make copies of all books, records and documents relating to the Collateral; and (xi) endorse the name of the Borrower upon any items of payment relating to the Collateral or upon any proof of claim in bankruptcy against an account debtor. In the absence of written direction of the Administrative Agent or the Required Lenders (acting through the Administrative Agent), the Collateral Agent shall take no action. The Collateral Agent shall not be liable to the Administrative Agent, the Required Lenders or any other party for any action taken or omitted to be taken at the direction of the Administrative Agent or the Required Lenders (acting through the Administrative Agent) or any inaction in the absence thereof.

(b)            The Borrower hereby agrees that, upon the occurrence and during the continuance of an Event of Default and following the Standstill Period, at the request of the Administrative Agent or the Required Lenders (acting through the Administrative Agent), it shall execute all documents and agreements which are necessary or appropriate to have the Collateral assigned to the Collateral Agent or its designee. For purposes of taking the actions described in clause (a) and (b) of this Section 7.03, the Borrower hereby irrevocably appoints the Collateral Agent as its attorney-in-fact (which appointment being coupled with an interest and is irrevocable until the Obligations are Paid in Full), with power of substitution, in the name of the Collateral Agent or in the name of the Borrower or otherwise, for the use and benefit of the Collateral Agent for the benefit of the Secured Parties, but at the cost and expense of the Borrower and, except as expressly required by Applicable Law, without notice to the Borrower. Such appointment shall in no way impose upon the Collateral Agent any obligation to take any such action unless specifically directed to do so and subject to the receipt of an indemnity from the Lenders reasonably satisfactory to it.

Section 7.04         Remedies Cumulative

Each right, power, and remedy of the Agents and the other Secured Parties, or any of them, as provided for in this Agreement or in the other Facility Documents or now or hereafter existing at law or in equity or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power, or remedy provided for in this Agreement or in the other Facility Documents or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by the Agents or any other Secured Party of any one or more of such rights, powers, or remedies shall not preclude the simultaneous or later exercise by such Persons of any or all such other rights, powers, or remedies.

Section 7.05         Related Documents

(a)            Each of the Borrower and the Servicer hereby agrees that, to the extent not expressly prohibited by the terms of the Related Documents, after the occurrence and during the continuance of an Event of Default and following the Standstill Period, it shall (i) upon the written request of the Administrative Agent, promptly forward to the Administrative Agent all information and notices which it receives under or in connection with the Related Documents relating to the Collateral, and (ii) upon the written request of the Administrative Agent, act and refrain from acting in respect of any request, act, decision or vote under or in connection with the Related Documents relating to the Collateral only in accordance with the direction of the Administrative Agent (in its reasonable discretion).

(b)            The Borrower agrees that, to the extent the same shall be in the Borrower’s possession, it will hold all Related Documents relating to the Collateral in trust for the Collateral Agent on behalf of the Secured Parties, and upon request of the Administrative Agent following the occurrence and during the continuance of an Event of Default (and following the Standstill Period) or as otherwise provided herein, promptly deliver the same to the Collateral Agent or its designee. In addition, in accordance with this Agreement, promptly (and in any event within seven (7) Business Days) following its acquisition of any Collateral Loan, the Borrower shall deliver (or cause to be delivered) to the Collateral Custodian, the Required Loan Documents (to the extent in the possession of the Servicer or the Borrower, or otherwise available to the Servicer on the relevant deal site) to be further credited to the Collateral Account in accordance with the terms of this Agreement. For the avoidance of doubt, delivery of the Required Loan Documents shall be satisfied if the Borrower provides Administrative Agent and the Collateral Custodian with access to the Borrower’s data room containing the Required Loan Documents within the time set forth in this clause.

Section 7.06         Borrower Remains Liable

(a)            Notwithstanding anything herein to the contrary, (i) the Borrower shall remain liable under the contracts and agreements to which it is a party included in and relating to the Collateral (including the Related Documents) to the extent set forth therein, and shall perform all of its duties and obligations under such contracts and agreements to the same extent as if this Agreement had not been executed, and (ii) the exercise by any Secured Party of any of its rights hereunder shall not release the Borrower from any of its duties or obligations under any such contracts or agreements included in the Collateral.

(b)            No obligation or liability of the Borrower is intended to be assumed by the Administrative Agent or any other Secured Party under or as a result of this Agreement or the other Facility Documents, or the transactions contemplated hereby or thereby, including under any Related Document or any other agreement or document that relates to Collateral and, to the maximum extent permitted under provisions of Law, the Administrative Agent and the other Secured Parties expressly disclaim any such assumption.

Section 7.07         Protection of Collateral

The Borrower shall from time to time execute and deliver all such supplements and amendments hereto and file or authorize the filing of all such UCC-1 financing statements and continuation statements, instruments of further assurance and other instruments, and shall take such other action as may be necessary to secure the rights and remedies of the Secured Parties hereunder and to:

(a)            grant security more effectively on all or any portion of the Collateral;

(b)            maintain, preserve and perfect any grant of security made or to be made by this Agreement including the first-priority nature of the Lien (subject to Permitted Liens) or carry out more effectively the purposes hereof;

(c)            perfect or protect the validity of any grant made or to be made by this Agreement (including any and all actions necessary or desirable as a result of changes in Applicable Law);

(d)            enforce any of the Collateral or other instruments or property included in the Collateral;

(e)            preserve and defend title to the Collateral and the rights therein of the Collateral Agent and the other Secured Parties in the Collateral against the claims of all third parties; and

(f)             pay or cause to be paid any and all Taxes levied or assessed upon all or any part of the Collateral (other than Taxes which are being contested in good faith and by proper proceedings and against which adequate reserves are being maintained in accordance with GAAP).

If the Borrower fails to prepare and file any instrument or to take any action required pursuant to this Section 7.07 within ten (10) Business Days after the Administrative Agent’s request and written instruction therefor, the Borrower hereby designates the Collateral Agent as its agent to prepare and file such instrument and take such action required pursuant to this Section 7.07. The Borrower further authorizes, but does not obligate, the Collateral Agent to file UCC-1 financing statements and continuation statements therefor, that name the Borrower as debtor and the Collateral Agent as secured party and that describes “all assets in which the debtor now or hereafter has rights” (or words of similar effect) as the Collateral in which the Collateral Agent has a grant of security hereunder. Such designation shall not impose upon the Collateral Agent or the Administrative Agent or any other Secured Party, or release or diminish, the Borrower’s obligations under this Section 7.07.

Notwithstanding the generality of the foregoing, the Borrower shall, not earlier than six (6) months and not later than one (1) month prior to the fifth (5th) anniversary of the date of filing of any financing statement filed pursuant to this Agreement authorize, deliver and file or cause to be filed an appropriate continuation statement with respect to each such financing statement.

ARTICLE VIII

ACCOUNTS, ACCOUNTINGS AND RELEASES

Section 8.01         Collection of Money

Except as otherwise expressly provided herein, the Administrative Agent may and the Collateral Agent shall at the direction of the Administrative Agent (or the Required Lenders acting through the Administrative Agent) demand payment or delivery of, and shall receive and collect, directly and without intervention or assistance of any fiscal agent or other intermediary, all Money and other property payable to or receivable by the Collateral Agent pursuant to this Agreement, including all payments due on the Collateral, in accordance with the terms and conditions of such Collateral. The Collateral Agent shall segregate and hold all such Money and property received by it in trust for the Secured Parties and shall apply it as provided in this Agreement. Each Covered Account shall be established and maintained under the Account Control Agreement with a Qualified Institution; provided that, for the avoidance of doubt, USBNA, in its capacity as Securities Intermediary shall not be required to satisfy the definition of “Qualified Institution” so long as the assets credited to each Covered Account are deposited and held by an institution that meets such requirements. Any Covered Account may contain any number of subaccounts for the convenience of the Collateral Agent or as required by the Servicer for convenience in administering the Covered Accounts or the Collateral.

Section 8.02         Collection Account

(a)            In accordance with this Agreement and the Account Control Agreement, the Collateral Agent shall, on or prior to the Closing Date, establish at the Collateral Custodian two (2) Dollar-denominated segregated non-interest bearing accounts in the name of the Borrower, one of which will be designated the “USD Interest Collection Account” and one of which designated the “USD Principal Collection Account” (together with the USD Interest Collection Account, the “USD Collection Account”), which shall be maintained by the Borrower with the Collateral Custodian in accordance with the Account Control Agreement and which shall be subject to the Lien of the Collateral Agent. In accordance with this Agreement and the Account Control Agreement, the Collateral Agent shall, on or prior to the Closing Date, establish at the Collateral Custodian (i) CAD-denominated segregated non-interest bearing accounts, one of which will be designated the “CAD Interest Collection Account” and one of which designated the “CAD Principal Collection Account” (together with the CAD Interest Collection Account, the “CAD Collection Account”); (ii) EUR-denominated segregated non-interest bearing accounts, one of which will be designated the “EUR Interest Collection Account” and one of which designated the “EUR Principal Collection Account” (together with the EUR Interest Collection Account, the “EUR Collection Account”) and (iii) GBP-denominated segregated non-interest bearing accounts, one of which will be designated the “GBP Interest Collection Account” and one of which designated the “GBP Principal Collection Account” (together with the GBP Interest Collection Account, the “GBP Collection Account”), each of which shall be maintained by the Borrower with the Collateral Custodian in accordance with the Account Control Agreement and which shall be subject to the Lien of the Collateral Agent. The Interest Collection Account and the Principal Collection Account shall collectively be the “Collection Account”. In accordance with the Account Control Agreement, the Collateral Agent shall provide notice to the Borrower, the Collateral Manager and the Administrative Agent upon the opening of each of the non-Dollar accounts comprising the Collection Account. The Collateral Agent shall from time to time deposit into the applicable Interest Collection Account promptly upon receipt thereof all Interest Proceeds received by the Collateral Agent and identified as such by the Servicer. The Collateral Agent shall from time to time deposit into the applicable Principal Collection Account promptly upon receipt thereof all Principal Proceeds (unless simultaneously reinvested in additional Collateral Loans in accordance with Article X or required to be deposited in the Unfunded Reserve Account pursuant to Section 8.05) received by the Collateral Agent and identified as such by the Servicer. All funds deposited from time to time in the Collection Account pursuant to this Agreement shall be held on behalf of the Collateral Agent as part of the Collateral and shall be applied to the purposes herein provided. For the avoidance of doubt, funds on deposit in each Eligible Currency Account will remain uninvested.

(b)            At any time when reinvestment is permitted pursuant to Article X, the Servicer on behalf of the Borrower (subject to compliance with Article X) may, by delivery of written instructions (which may be a .pdf or similar file sent by email) of a Responsible Officer of the Servicer to the Collateral Agent and the Collateral Administrator, direct the Collateral Agent to, and upon receipt of such instructions the Collateral Agent shall, withdraw funds on deposit in the applicable Principal Collection Account representing Principal Proceeds (together with accrued interest received with regard to any Collateral Loan and Interest Proceeds but only to the extent used to pay for accrued interest on an additional Collateral Loan) and reinvest such funds in additional Collateral Loans in accordance with such instructions. If at any time the amount on deposit in the Unfunded Reserve Account is less than the Unfunded Reserve Required Amount, the Servicer (on behalf of the Borrower) may, by delivery of written instructions (which may be a .pdf or similar file sent by email) of a Responsible Officer of the Servicer to the Collateral Agent and the Collateral Administrator, direct the Collateral Agent to, and upon receipt of such instructions the Collateral Agent shall, withdraw funds on deposit in the applicable Principal Collection Account representing Principal Proceeds and remit such funds as so directed by the Servicer to meet the Borrower’s funding obligations in respect of Delayed Drawdown Collateral Loans or Revolving Collateral Loans.

Section 8.03         The Collateral Account

On or prior to the Closing Date, the Collateral Agent shall establish and maintain in the name of the Borrower a Dollar-denominated collateral account (the “Collateral Account”) to hold the Collateral Loans and the other items of property from time to time credited thereto. The Collateral Agent shall segregate and hold all funds (and other items of property) collected and received separate from its own funds and property, in the Collateral Account. For the avoidance of doubt, the Collateral Account shall remain uninvested.

Section 8.04         [Reserved]

Section 8.05         The Unfunded Reserve Account; Fundings

In accordance with this Agreement and the Account Control Agreement, the Collateral Agent shall, on or prior to the Closing Date, establish at the Collateral Custodian each of the following: (i) Dollar-denominated segregated non-interest bearing account in the name of the Borrower, which shall each be designated as the “USD Unfunded Reserve Account”, (ii) CAD-denominated segregated non-interest bearing account in the name of the Borrower, which shall each be designated as the “CAD Unfunded Reserve Account”, (iii) EUR-denominated segregated non-interest bearing account in the name of the Borrower, which shall each be designated as the “EUR Unfunded Reserve Account” and (iv) GBP-denominated segregated non-interest bearing account in the name of the Borrower, which shall each be designated as the “GBP Unfunded Reserve Account”, each of which shall be maintained by the Borrower with the Collateral Custodian in accordance with the Account Control Agreement and which shall be subject to the Lien of the Collateral Agent. The only permitted deposits to or withdrawals from the applicable Unfunded Reserve Account shall be in accordance with the provisions of this Agreement.

On the Acquisition Date of any Delayed Drawdown Collateral Loan or Revolving Collateral Loan and on any Payment Date, the Servicer may instruct the Collateral Agent to withdraw funds from the applicable Collection Account for deposit into the applicable Unfunded Reserve Account, to the extent required so that the amount of funds on deposit in the Unfunded Reserve Account is equal to the Unfunded Reserve Required Amount.

During the Reinvestment Period, fundings of Delayed Drawdown Collateral Loans and Revolving Collateral Loans shall be made using, first, amounts on deposit in the applicable Unfunded Reserve Account (in an amount equal to the amount on deposit therein with respect to such Delayed Drawdown Collateral Loan or Revolving Collateral Loan), then available Principal Proceeds and finally, borrowing of Advances under Section 2.01.

During the Amortization Period, Principal Proceeds received by the Borrower (or the Servicer on its behalf) in respect of Revolving Collateral Loans (to the extent not accompanied by a permanent reduction in the related commitments) shall be deposited by the Borrower (or the Servicer on its behalf) into the applicable Unfunded Reserve Account to the extent the amount on deposit in the Unfunded Reserve Account is less than the Unfunded Reserve Required Amount.

Amounts on deposit in the Unfunded Reserve Account will be available solely to cover drawdowns on Delayed Drawdown Collateral Loans and Revolving Collateral Loans; provided that (x) at any time during the Reinvestment Period if no Borrowing Base Deficiency would result and (y) thereafter, to the extent that the aggregate amount of funds on deposit therein at any time exceeds the Unfunded Reserve Required Amount, the Servicer (or, following the occurrence and during the continuance of an Event of Default, the Administrative Agent) may instruct the Collateral Agent to remit any amounts on deposit therein (in the case of clause (x)), or, in the case of clause (y), such excess to the Collection Account.

Section 8.06         [Reserved]

Section 8.07         Account Control Agreement

The provisions of Section 8.02 and Section 8.05 are subject to the terms of the Account Control Agreement.

Section 8.08            Funds in Covered Accounts; Reports by Collateral Agent

(a)            By delivery of a certificate of a Responsible Officer (which may be in the form of standing instructions), the Borrower (or the Servicer on behalf of the Borrower) shall at all times direct the Collateral Agent to, and, upon receipt of such certificate, the Collateral Agent shall, invest all funds on deposit in the Collection Account (other than funds on deposit in each Eligible Currency accounts established pursuant to Section 8.02 above) and the Unfunded Reserve Account in Eligible Investments having stated maturities no later than the Business Day preceding the next Payment Date (or such other maturities expressly provided herein). If no Event of Default has occurred and is continuing and the Borrower shall not have given any such investment directions within five (5) Business Days after the date hereof, the Collateral Agent shall invest such funds in Blackrock T-Fund #30 (formerly #60) TSTXX YY1001204 (the “Standby Directed Investment”) until it shall receive written instructions from the Servicer. After the occurrence and during the continuance of an Event of Default, the Collateral Agent shall invest and reinvest such funds as fully as practicable in the Standby Directed Investment or in Eligible Investments as directed by the Servicer maturing not later than the earlier of (i) thirty (30) days after the date of such investment (unless putable at par to the issuer thereof) or (ii) the Business Day immediately preceding the next Payment Date (or such other maturities expressly provided herein). Except to the extent expressly provided otherwise herein, all interest, gain, loss and other income from such investments shall be deposited, credited or charged (as applicable) in and to the Collection Account. Absent its timely receipt of such instruction from the Servicer or the Administrative Agent, as applicable, in accordance with the foregoing, the Collateral Agent shall not be under an obligation to invest (or pay interest on) funds held hereunder. The Collateral Agent shall in no way be liable for any insufficiency in a Covered Account resulting from any loss relating to any such investment.

(b)            The Collateral Agent agrees to give the Borrower and the Servicer prompt notice if any Covered Account or any funds on deposit in any Covered Account, or otherwise to the credit of a Covered Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process. All Covered Accounts shall remain at all times with the Collateral Custodian.

(c)            The Collateral Administrator shall supply, in a timely fashion, to the Borrower and the Servicer any information regularly maintained by the Collateral Administrator in the Collateral Database that the Borrower or the Servicer may from time to time reasonably request with respect to the Collateral Loans, the Covered Accounts and the other Collateral and provide any other requested information reasonably available to the Collateral Administrator and required to be provided by Section 8.09 or to permit the Servicer to perform its obligations hereunder or the Borrower’s obligations hereunder that have been delegated to the Servicer. The Collateral Administrator shall promptly forward to the Servicer copies of notices, periodic financial reports and other writings received by it from the Obligor of any Collateral Loan or from any Clearing Agency with respect to any Collateral Loan.

Section 8.09         Accountings

(a)            Monthly. Not later than one (1) Business Day prior to the 27th calendar day of each calendar month (other than the months for which a Payment Report is delivered) (the “Monthly Reporting Date”), commencing in September 2025, the Borrower shall compile and provide (or cause to be compiled and provided) to the Administrative Agent, each Lender Group Agent, any Liquidity Bank and the Parent a monthly report (which includes a Borrowing Base Calculation Statement prepared by the Servicer and provided to the Collateral Administrator for inclusion in the Monthly Report) (each, a “Monthly Report”), in accordance with this Section 8.09. The Monthly Report will be determined as of the close of business on each Determination Date and shall contain the information set forth in Schedule 2 hereto.

(b)            Payment Date Accounting. The Borrower shall render (or cause to be rendered) an accounting (each, a “Payment Report”), determined as of the close of business on each Determination Date preceding a Payment Date, and shall deliver such Payment Report to the Agents and the Parent not later than one (1) Business Day preceding the related Payment Date. The Payment Report shall contain the information set forth in Schedule 3 hereto.

In addition, the Borrower shall provide (or the Servicer on the Borrower’s behalf shall provide) in each Payment Report a statement notifying of any amendment, modification or waiver under any Related Document for each Collateral Loan that constitutes a Material Modification that became effective since the immediately preceding Payment Report (or, in respect of the first Payment Report, from the Closing Date) unless previously disclosed under Section 5.01(d)(vii), 5.03(e) or 8.09(a).

Each Payment Report shall constitute instructions to the Collateral Agent to withdraw funds from the Collection Account and pay or transfer such amounts set forth in the Payment Report in the manner specified and in accordance with the Priority of Payments.

(c)            Failure to Provide Accounting. If the Collateral Agent shall not have received any accounting provided for in this Section 8.09 on the first (1st) Business Day after the date on which such accounting is due to the Collateral Agent, the Collateral Agent shall notify the Borrower, who shall use reasonable efforts to obtain such accounting by the applicable Payment Date.

For the avoidance of doubt, the Borrower has engaged the Collateral Administrator pursuant to Article XV hereof to compile and provide the information and reports to be provided in this Section 8.09; provided, however, that the Collateral Administrator’s obligation to compile and provide such information and reports is subject to the receipt of the information necessary to do so from the Servicer and the Administrative Agent.

Section 8.10         Release of Collateral

(a)            If no Event of Default has occurred and is continuing, the Borrower may, by delivery (which may be by e-mail or other electronic communication) of a certificate of a Responsible Officer of the Servicer delivered (which may be by email or other electronic communication) to the Collateral Agent and the Collateral Custodian at least one (1) Business Day prior to the settlement date (or, if agreed to by the Collateral Agent and the Collateral Custodian on the settlement date (which in the case of any sale via participation, shall be deemed to refer to the trade date of such participation and not the related elevation date)) for any sale of any item of Collateral certifying that the sale of such Collateral is being made in accordance with Section 10.01 (which certification shall be deemed to be provided upon delivery of the related instruction) and such sale complies with all applicable requirements of Section 10.01, direct the Collateral Agent (or the Collateral Custodian, as applicable, on its behalf) to release or cause to be released such item from the Lien of this Agreement and, upon receipt of such certificate (which certification shall be deemed to be provided upon delivery of the related instruction), the Collateral Agent (or Collateral Custodian, as applicable) shall deliver any such item, and if in physical form, the Collateral Custodian shall exclusively provide such delivery, duly endorsed to the broker or purchaser designated in such certificate or, if such item is a Clearing Corporation Security, cause an appropriate transfer thereof to be made, in each case against receipt of the sales price therefor as specified by the Servicer in such certificate; provided that, the Collateral Agent (or the Collateral Custodian on its behalf) may deliver any such item in physical form for examination in accordance with street delivery custom; provided, further, that neither the Collateral Agent nor the Collateral Custodian will be deemed to have notice of an Event of Default unless it has received written notice thereof. Notwithstanding the foregoing, a trade ticket or other confirmation of trade in respect of such sale of Collateral delivered by the Borrower (or the Servicer on its behalf) to the Collateral Agent and the Collateral Custodian shall constitute certification as to the matters described in this Section 8.10, and the Collateral Agent and the Collateral Custodian may conclusively rely on such certification.

(b)            The Collateral Custodian shall, upon the receipt of a certificate of the Borrower, by delivery of a certificate of a Responsible Officer of the Servicer, deliver any Collateral in accordance with such certificate, and execute such documents or instruments as are delivered by or on behalf of the Borrower and reasonably necessary to release or cause to be released such security from the Lien of this Agreement, which is set for any mandatory call or redemption or payment in full to the appropriate paying agent on or before the date set for such call, redemption or payment, in each case against receipt of the call or redemption price or payment in full thereof.

(c)            As provided in Section 8.02(a), the Collateral Agent (and its designees) shall deposit any proceeds received by it from the disposition of a Collateral Loan in the Collection Account as instructed by the Servicer, unless simultaneously applied to the purchase of additional Collateral Loans as permitted under and in accordance with the requirements of this Article VIII and Article X.

(d)            The Collateral Agent shall, upon receipt of a certificate of a Responsible Officer of the Borrower certifying that there are no Commitments outstanding and all Obligations of the Borrower hereunder and under the other Facility Documents have been Paid in Full, execute such documents or instruments as are delivered by or on behalf of the Borrower and reasonably necessary to release any remaining Collateral from the Lien of this Agreement.

(e)            Any security, Collateral Loan or amounts that are released pursuant to Section 8.10(a) or (b) shall be automatically released from the Lien of this Agreement.

(f)             Any direction received by the Collateral Agent or the Collateral Custodian, as applicable, on or prior to 4:00 p.m. on any Business Day shall be effective on such Business Day and any direction received by the Collateral Agent or the Collateral Custodian, as applicable, after 4:00 p.m. on any Business Day, or at any time on any day that is not a Business Day, shall be effective in each case on the next succeeding Business Day.

Section 8.11         Reports by Independent Accountants

(a)            The Servicer will appoint an independent audit or consulting firm specializing in securitization transactions (together with its successors, the “Independent Accountants”) reasonably acceptable to the Administrative Agent to review and deliver the reports of such accountants required by this Agreement. The fees of such Independent Accountants and any successor shall be payable by the Borrower.

(b)            The Servicer shall cause the Independent Accountants to furnish to the Administrative Agent (with a copy to the Collateral Agent) within 120 days following the end of each fiscal year beginning with the fiscal year ending on December 31, 2025 (each such date, a “Report Date”), a report relating to a selection of two (2) Monthly Reports and Payment Reports (in each case, as agreed by the Servicer and the Administrative Agent), each delivered during the twelve (12) months immediately preceding such Report Date, in each case, to the effect that such firm has applied certain agreed-upon procedures approved by the Administrative Agent as of the Closing Date (it being understood that the Borrower shall cause such Independent Accountants to comply with updates to such agreed-upon procedures from time to time in response to reasonable requests of the Administrative Agent to the extent the Borrower is able in good faith to cause such compliance without undue burden or expense) with respect to such reports from the related period and, with respect to the Servicer’s performance hereunder, to assist the Administrative Agent in determining that the Monthly Reports and Payment Reports for the related period were prepared in compliance with this Agreement, except for such exceptions as it believes to be immaterial and such other exceptions as will be set forth in such firm’s report (including, with respect to any such exceptions, an explanation of how each such exception arose and reflecting the input/explanation of the Servicer thereto). Such reports pursuant to this clause (b) shall be at the expense of the Borrower. Each such report pursuant to this clause (b) shall include a certification by the Servicer as to whether a Servicer Default occurred during the related testing period and, if any occurred, an explanation as to its resolution.

(c)            In the event the Independent Accountants require the Collateral Agent or the Collateral Administrator, as applicable, to agree to the procedures performed by such Independent Accountants with respect to any of the reports, statements of such Independent Accountants, or sign any agreement in connection therewith, the Collateral Agent or the Collateral Administrator, as applicable, is hereby directed by the Borrower, to so agree to the terms and conditions requested by such Independent Accountants as a condition to receiving documentation required by this Agreement; it being understood and agreed that the Collateral Agent and the Collateral Administrator shall deliver such agreement in conclusive reliance on such direction and shall make no inquiry or investigation as to, and shall have no obligation or responsibility in respect of, the terms of the engagement of such Independent Accountants by the Borrower or the sufficiency, validity or correctness of the agreed upon procedures in respect of such engagement. The Collateral Agent and the Collateral Administrator may require the delivery of additional written direction to the execution of any such agreement required for the delivery of any report or statement of such Independent Accountants to the Collateral Agent and the Collateral Administrator under this Agreement. The Collateral Agent and the Collateral Administrator are hereby authorized, without liability on their part, to execute and deliver any such agreement with such Independent Accountants, which agreement, to the extent so directed by the Borrower (or the Servicer on behalf of the Borrower), may include, amongst other things, (i) an acknowledgement that the Borrower has agreed that the procedures by such Independent Accountants are sufficient for the relevant purposes, (ii) releases by the Collateral Agent and the Collateral Administrator of any claims, liabilities and expenses arising out of or relating to such Independent Accountant’s engagement, agreed-upon procedures or any report or statement issued by such Independent Accountants under any such engagement and acknowledgement of other limitations of liability in favor of such Independent Accountants and (iii) restrictions or prohibitions on the disclosure of any such reports, statements or other information or documents provided to it by such Independent Accountants.

ARTICLE IX

APPLICATION OF FUNDS

Section 9.01         Disbursements of Funds from Collection Account

(a)            Notwithstanding any other provision in this Agreement, but subject to the other subsections of this Section 9.01, the Collateral Agent, based solely upon the Payment Report, shall disburse amounts from the Collection Account pursuant to Section 8.02 in accordance with the following priorities (the “Priority of Payments”):

(i)             On each Payment Date, so long as no Event of Default has occurred and is continuing or would result therefrom, Interest Proceeds on deposit in the Collection Account, to the extent received on or before the related Determination Date (or, if such Determination Date is not a Business Day, the next succeeding Business Day) will be applied in the following order of priority:

 (A)       pro rata to each applicable Person, to pay Administrative Expenses in accordance with the priorities specified in the definition thereof; provided that, the amount in this clause (A) shall not exceed the Administrative Expense Cap for such Payment Date;

 (B)        subject to Section 14.05, to the Servicer to pay the Senior Servicing Fee, plus any Senior Servicing Fee that remains due and unpaid in respect of any prior Payment Dates as a result of insufficient funds, except, in each case, to the extent that the Servicer elects to waive or defer such current or previously due Senior Servicing Fee pursuant to this Agreement;

 (C)        (1) first, to the Administrative Agent, to pay any fees, expenses, indemnities and other amounts payable to the Administrative Agent pursuant to the Administrative Agent Fee Letter and any other Facility Documents and (2) second, pro rata to each Lender (based on such Lender’s Percentage), to pay accrued and unpaid Interest on the Advances, Commitment Fees and Prepayment Fees, if any, and other fees, expenses, indemnities and amounts due to each such Lender under the Facility Documents;

 (D)        pro rata to each Lender (based on such Lender’s Percentage) to pay principal of the Advances in an aggregate amount required to cure any Borrowing Base Deficiency;

 (E)        to the Servicer as a Permitted RIC Distribution;

 (F)        during the Amortization Period (or otherwise at the direction of the Servicer), for deposit into the Unfunded Reserve Account until the amount on deposit therein equals the Unfunded Reserve Required Amount;

 (G)       subject to Section 14.05, to the Servicer to pay the Senior Servicing Fee not paid pursuant to clause (B) above (including any Senior Servicing Fee that remains due and unpaid in respect of any prior Payment Date as a result of the deferral thereof by the Servicer), except, in each case, to the extent that the Servicer elects to waive or defer such current or previously due Senior Servicing Fee pursuant to this Agreement;

 (H)       (1) first, to any applicable Persons, to the payment or application of amounts referred to in clause (A) above (in the same order of priority specified therein), to the extent not paid in full pursuant to applications under such clause; and (2) second, any applicable Persons, to pay all other Obligations then due and owing (other than Advances Outstanding); and

 (I)         (1) if a Default has occurred and is continuing, or would result therefrom, to remain in the Collection Account or (2) otherwise, to be allocated at the discretion of the Servicer (as set forth in the Payment Report) to any one or more of the following payments: (1) to prepay the Advances, (2) during the Reinvestment Period, to the Collection Account as Principal Proceeds for the purchase of additional Collateral Loans and the funding of Delayed Drawdown Collateral Loans and Revolving Collateral Loans, or (3) to the Borrower or its designee, which amounts may be distributed to the Parent.

(ii)            On each Payment Date, so long as no Event of Default has occurred and is continuing or would result therefrom, Principal Proceeds on deposit in the Collection Account (excluding any amounts necessary to fund the settlement of the acquisition of any Collateral Loan that the Borrower has committed to purchase and with respect to which the trade date has occurred) to the extent received on or before the related Determination Date (or, if such Determination Date is not a Business Day, the next succeeding Business Day) will be applied in the following order of priority:

 (A)       to the payment of unpaid amounts under clauses (A) through (G) in clause (i) above (in the same order of priority specified therein), to the extent not paid in full thereunder;

 (B)        during the Amortization Period, pro rata to each Lender (based on such Lender’s Percentage) in an amount equal to (x) any Mandatory Amortization Amount plus (y) (1) if the Diversity Score is less than or equal to 10, to pay principal of the Advances until the Advances are paid in full or (2) if the Diversity Score is greater than 10 but less than 20, to pay principal of the Advances in an amount equal to 50.0% of the remaining Principal Proceeds;

 (C)        to the payment of unpaid amounts under clause (H) in clause (i) above (in the same order of priority specified therein), to the extent not paid in full thereunder; and

 (D)       (1) if a Default has occurred and is continuing, or would result therefrom, to remain in the Collection Account or (2) otherwise at the discretion of the Servicer, all remaining amounts shall be allocated to any one or more of the following payments: (I)  to the Collection Account for the purchase of additional Collateral Loans and the funding of Delayed Drawdown Collateral Loans and Revolving Collateral Loans, (II) for deposit into the Unfunded Reserve Account until the amount on deposit therein equals the Unfunded Reserve Required Amount or (III) to the Borrower or its designee, which amounts may be distributed to the Parent.

(iii)           On each Payment Date after the occurrence and during the continuance of an Event of Default, or if an Event of Default would result from the application of Collections pursuant to the preceding clause (i) or (ii), all Collections on deposit in the Collection Account (excluding any amounts necessary to fund the settlement of the acquisition of any Collateral Loan that the Borrower has committed to purchase and with respect to which the trade date has occurred), to the extent received on or before the related Determination Date (or, if such Determination Date is not a Business Day, the next succeeding Business Day) will be applied in the following order of priority:

 (A)        pro rata to each applicable Person, to pay Administrative Expenses in accordance with the priorities specified in the definition thereof; provided that, the amount in this clause (A) shall not exceed the Administrative Expense Cap for such Payment Date;

 (B)        subject to Section 14.05, to the Servicer to pay the Senior Servicing Fee, plus any Senior Servicing Fee that remains due and unpaid in respect of any prior Payment Dates as a result of insufficient funds, except, in each case, to the extent that the Servicer elects to waive or defer such current or previously due Senior Servicing Fee pursuant to this Agreement;

 (C)        (1) first, to the Administrative Agent, to pay any fees, expenses, indemnities and other amounts payable to the Administrative Agent pursuant to the Administrative Agent Fee Letter and any other Facility Documents and (2) second, pro rata to each Lender (based on such Lender’s Percentage), to pay accrued and unpaid Interest on the Advances, Commitment Fees and Prepayment Fees, if any, and other fees, expenses, indemnities and amounts due to each such Lender under the Facility Documents;

 (D)       so long as (x) such Event of Default is not a Specified Event of Default and (y) the Borrowing Base Test is satisfied on the related Determination Date, to the Servicer as a Permitted RIC Distribution; provided that the amount of Permitted RIC Distributions made in accordance with this clause (D) in any calendar quarter shall not, without the consent in writing by the Administrative Agent in its sole discretion and the Required Lenders, exceed the lowest of (1) $1,500,000, (2) the available amount of Collections on deposit in the Interest Collection Account and (3) one-fourth of the amount permitted under the 115.0% limitation set forth in the definition of “Permitted RIC Distribution”;

 (E)        pro rata to each Lender (based on such Lender’s Percentage) to pay principal of the Advances until the Advances are paid in full;

 (F)        to the Servicer as a Permitted RIC Distribution;

 (G)        for deposit into the Unfunded Reserve Account until the amount on deposit therein equals the Unfunded Reserve Required Amount;

 (H)       to the payment or application of amounts referred to in clause (A) above (in the same order of priority specified therein), to the extent not paid in full pursuant to applications under such clause;

 (I)         to the Servicer to pay any Senior Servicing Fee not paid pursuant to clause (B) above (including any Senior Servicing Fee that remains due and unpaid in respect of any prior Payment Date as a result of the deferral thereof by the Servicer), except, in each case, to the extent that the Servicer elects to waive or defer such current or previously due Senior Servicing Fee pursuant to this Agreement;

 (J)        1) first, to the applicable Person, to the payment or application of amounts referred to in clause (A) above (in the same order of priority specified therein), to the extent not paid in full pursuant to applications under such clause; and (2) second, to the applicable Person, to pay all other Obligations then due and owing; and

 (K)       to the Borrower or its designee, which amounts may be distributed to the Parent.

(b)            If on any Payment Date the amount available in the Collection Account is insufficient to make the full amount of the disbursements required by the Payment Report, the Collateral Agent shall make the disbursements called for in the order and according to the priority set forth under Section 9.01(a) to the extent funds are available therefor.

ARTICLE X

SALE OF COLLATERAL LOANS;
PURCHASE OF ADDITIONAL COLLATERAL LOANS

Section 10.01       Sales of Collateral Loans

(a)            Sales of Collateral Loans. Subject to the satisfaction (or waiver, by the Administrative Agent) of the conditions specified in Sections 10.04, the Borrower may, but will not be required to, sell any Collateral Loan if such sale meets each of the requirements set forth below:

(i)             no Default or Event of Default is continuing or would result upon giving effect thereto, to all other sales or purchases of Collateral Loans previously or substantially concurrently committed to and to all substantially concurrent substitutions of Collateral Loans, unless such Default or Event of Default will be cured upon giving effect to such transactions and the application of the proceeds thereof; provided that, notwithstanding the foregoing, this clause (i) shall not prohibit (x) any sale of a Collateral Loan the trade date of which was prior to the occurrence of a Default or Event of Default, and the settlement date of which is scheduled to occur on a date following such Default or Event of Default, or (y) any sale of a Collateral Loan at a price at least equal to par;

(ii)            in the case of any sale with respect to which the trade date falls in the Reinvestment Period, upon giving effect thereto, to all other sales or purchases of Collateral Loans previously or substantially concurrently committed to and to all substantially concurrent substitutions of Collateral Loans and to the application of the proceeds thereof, each of the Collateral Quality Tests is satisfied or, if not satisfied, maintained or improved;

(iii)           such sale is made for Cash; provided that, on any date of determination, subject to Section 10.04, the Borrower may distribute to the Parent one or more Collateral Loans with an Aggregate Asset Value as of such date not in excess of the aggregate amount of Restricted Payments that the Borrower would be permitted to make on such date in accordance with Section 4 of the Lender Fee Letter;

(iv)           no adverse selection procedures were employed by the Borrower or the Servicer in selecting such Collateral Loan for sale; and

(v)            upon giving effect thereto, to all other sales or purchases of Collateral Loans previously or substantially concurrently committed to and to all substantially concurrent substitutions of Collateral Loans and to the application of the proceeds thereof, the Borrowing Base Test is satisfied or, if the Borrowing Base Test was not satisfied immediately prior to such sales or purchases, the level of noncompliance would be maintained or improved as a result therefrom.

The restrictions in Sections 10.01(a)(i), (ii), (iii) and (v) shall not apply to sales of Defaulted Collateral Loans or Ineligible Collateral Loans (but, for the avoidance of doubt, Section 4 of the Lender Fee Letter shall apply at all times).

(b)            Sales of Equity Securities. The Borrower may sell any Equity Security at any time without restriction, and shall use its commercially reasonable efforts to effect the sale of any Equity Security, regardless of price, within forty-five (45) days of receipt if such Equity Security constitutes Margin Stock, unless such sale is prohibited by Applicable Law or contract, in which case such Equity Security should be sold as soon as such sale is permitted by Applicable Law or contract. The Borrower may also sell any Ineligible Collateral Loan at any time unless an Event of Default has occurred and is continuing (but otherwise without restriction as long as such sales are for fair market value and arms’ length terms).

(c)            Mandatory Amortization Amounts. If (i) on the eighteen (18) month anniversary of the Commitment Termination Date, the Borrower has not made all required payments of Mandatory Amortization Amounts pursuant to Section 2.05(b) and (ii) on or after the twenty-one (21) month anniversary of the Commitment Termination Date, the Borrower and the Administrative Agent have not agreed on a payment schedule, then the Borrower shall sell Collateral as directed by the Administrative Agent and use all proceeds to repay the Advances Outstanding.

(d)            Application of Proceeds of Sales. The Servicer on behalf of the Borrower shall deposit the proceeds of any sale effected pursuant to this Section 10.01 into the Collection Account for disbursement in accordance with Section 9.01 or reinvestment in additional Collateral Loans in accordance with Section 10.02.

(e)            Sale of Participations. For the avoidance of doubt, the sale of any Collateral Loan or other loan may be effected in the form of the sale of a participation interest rather than an outright transfer if (i) in the judgment of the Servicer in accordance with the Servicing Standard, such a sale via participation is necessary to maximize the returns to the Borrower in respect of such sale or is otherwise appropriate pending ultimate elevation of such participation to an outright assignment and (ii) the participation agreement either (A) does not impose any contractual liability on the Borrower or (B) is in form and substance reasonably satisfactory to the Administrative Agent.

Section 10.02       Purchase of Additional Collateral Loans

During the Reinvestment Period, the Servicer on behalf of the Borrower may, if the conditions specified in this Section 10.02 and Section 10.05 are met (or waived by the Administrative Agent), invest Principal Proceeds (and accrued interest received with respect to any Collateral Loan to the extent used to pay for accrued interest on additional Collateral Loans) in additional Collateral Loans; provided that, no Collateral Loan may be purchased unless each of the following conditions is satisfied as of the date such Collateral Loan is added to the Collateral:

(i)             such obligation is an Eligible Collateral Loan;

(ii)            upon giving effect thereto, to all other sales or purchases of Collateral Loans previously or substantially concurrently committed to and to all substantially concurrent substitutions of Collateral Loans and to the application of the proceeds thereof, the Borrowing Base Test is satisfied (or, if not satisfied immediately prior to such sale or purchase, is maintained or improved);

(iii)           upon giving effect thereto, to all other sales or purchases of Collateral Loans previously or substantially concurrently committed to and to all substantially concurrent substitutions of Collateral Loans and to the application of the proceeds thereof, each Collateral Quality Test is satisfied or, if it is not satisfied, maintained or improved;

(iv)           no Default or Event of Default is continuing or would result upon giving effect thereto (unless a Default is continuing that would be cured following the application of such purchase), to all other sales or purchases previously or substantially concurrently committed to and to all substantially concurrent substitutions; provided that, notwithstanding the foregoing, this clause (iv) shall not prohibit any purchase of a Collateral Loan, the trade date of which was prior to the occurrence of a Default or Event of Default, and the settlement date of which is scheduled to occur on a date following such Default or Event of Default; and

(v)            such Principal Proceeds shall be denominated in the same Eligible Currency (or converted to such Eligible Currency pursuant to Section 2.15(c)(iii)) as the Collateral Loan acquired.

Section 10.03       Substitution and Transfer of Loans

(a)            Substitutions. The Borrower may replace any Collateral Loan with another Collateral Loan (a “Substitute Loan”), subject to the satisfaction (or waiver, by the Administrative Agent) of the conditions set forth in clause (b) below and in Section 10.05.

(b)            Conditions to Substitution. No substitution of a Collateral Loan with a Substitute Loan shall occur unless each of the following conditions is satisfied (or waived by the Administrative Agent) as of the date of such substitution, after giving effect to such substitution, all other substitutions of Collateral Loans occurring substantially concurrently and all sales or purchases of Collateral Loans previously or substantially concurrently committed to:

(i)             such Substitute Loan is an Eligible Collateral Loan;

(ii)            each Collateral Quality Test is satisfied or, if it is not satisfied, maintained or improved;

(iii)           the sum of the Asset Values of such Substitute Loans shall be equal to or greater than the sum of the Asset Values of the Collateral Loans being substituted for;

(iv)           no Default or Event of Default has occurred and is continuing (unless a Default is continuing that would be cured following the application of such purchase) (before or after giving effect to such substitution, all other substitutions of Collateral Loans occurring substantially concurrently and all sales or purchases of Collateral Loans previously or substantially concurrently committed to);

(v)            the Borrower (or the Servicer acting on its behalf) shall notify the Administrative Agent of any amount to be deposited into the Collection Account in connection with any such substitution and shall deliver to the Collateral Custodian the Required Loan Documents (which may be delivered by providing access to a data room in accordance with this Agreement) for any such Substitute Loan;

(vi)           upon confirmation of the delivery of a Substitute Loan for each applicable Collateral Loan being substituted for (the date of such confirmation or delivery, the “Retransfer Date”), each applicable Collateral Loan being substituted for shall be removed from the Collateral and the applicable Substitute Loan(s) shall be included in the Collateral. On the Retransfer Date of a Collateral Loan, the Collateral Agent, for the benefit of the Secured Parties, shall automatically and without further action be deemed to release and transfer to the Borrower, without recourse, representation or warranty, all the right, title and interest of the Collateral Agent, for the benefit of the Secured Parties in, to and under such Collateral Loan being substituted for. The Collateral Agent, for the benefit of the Secured Parties, shall, at the sole expense of the Borrower, execute such documents and instruments of transfer as may be prepared by the Servicer, on behalf of the Borrower, and take such other actions as shall reasonably be requested by the Borrower to effect the release and transfer of such Collateral Loan pursuant to this Section 10.03; and

(vii)          each of the representations and warranties of the Borrower, the Servicer and the Parent contained in the Facility Documents shall be true and correct as of such date of substitution (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct as of such earlier date as if made on such date).

Section 10.04       Limitations on Sales and Substitutions

The Aggregate Asset Value of all Parent Collateral Loans (other than Warranty Collateral Loans) sold pursuant to Section 10.01(a) or substituted pursuant to Section 10.03 to the Parent or an Affiliate (with “control” as calculated for this purpose in the definition of “Affiliate” shall be 20.0% in lieu of 50.0%) thereof shall not exceed (i) 20.0% of the Parent Purchased Loan Balance measured as of the date of such sale or dividend or (ii) in the case of Defaulted Loans, 10.0% of the Parent Purchased Loan Balance measured as of the date of such sale or dividend.

Section 10.05       Conditions Applicable to All Sale and Purchase Transactions

(a)            Any transaction effected under this Article X or in connection with the acquisition of additional Collateral Loans if effected with the Parent or a Person that is an Affiliate of the Parent (or with an account or portfolio for which the Parent or any of its Affiliates serves as investment adviser), shall be, in each case except as otherwise expressly permitted under the Facility Documents (i) for fair market value, (ii) on terms no less favorable to the Borrower than would be the case if such Person were not an Affiliate or as otherwise expressly permitted in this Agreement, (iii) effected in accordance with all Applicable Laws, and (iv) no adverse selection procedures shall be employed by the Borrower (or the Servicer on behalf of the Borrower) in selecting the Collateral Loans for acquisition.

(b)            Upon each acquisition by the Borrower of a Collateral Loan (i) all of the Borrower’s right, title and interest to such Collateral Loan shall be subject to the Lien granted to the Collateral Agent pursuant to this Agreement and (ii) such Collateral Loan shall be Delivered to the Collateral Custodian on behalf of the Collateral Agent and further credited to the Collateral Account in accordance with the terms of this Agreement.

(c)            For purposes of this Article X, the term “substantially concurrent” or similar phrase shall mean, with respect to any sale, purchase or substitution (each, a “reference transaction”), any other sale, purchase or substitution occurring within the cure period for a Borrowing Base Test as set forth in Section 6.01(o).

(d)            Any Proper Instructions provided to the Collateral Agent in respect of any acquisition shall be deemed to be a certification by the Borrower that the conditions to such acquisition are satisfied.

Section 10.06       Additional Equity Contributions

The Parent may, but shall have no obligation to, at any time or from time to time make a capital contribution to the Borrower for any purpose, including for the purpose of curing any Default or Event of Default, satisfying the Borrowing Base Test, enabling the acquisition or sale of any Collateral Loan or satisfying any conditions under Section 3.02. Each contribution shall either be made (a) in Cash, (b) by assignment and contribution of an Eligible Investment and/or (c) by assignment and contribution of an Eligible Collateral Loan. All Cash contributed or loaned to the Borrower shall be treated as Principal Proceeds, except to the extent that the Parent specifies that such Cash shall constitute Interest Proceeds, and shall be deposited into a Collection Account in accordance with Section 8.02 as designated by the Parent.

Section 10.07       Transfer of Warranty Collateral Loans

The Borrower may transfer any Warranty Collateral Loan to the Parent, or to any third party at the Parent’s direction, to consummate the sale or substitution of such Warranty Collateral Loan pursuant to, and in accordance with the terms of, Article VI of the Sale Agreement.

ARTICLE XI

THE AGENTS

Section 11.01       Authorization and Action

(a)            Each Lender (and, in the case of the Collateral Agent, the Administrative Agent) hereby irrevocably appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and, to the extent applicable, the other Facility Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, subject to the terms hereof. No Agent shall have any duties or responsibilities, except those expressly set forth herein or in the other Facility Documents to which it is a party or any fiduciary relationship with any Secured Party and no implied covenants, functions, responsibilities, duties or obligations or liabilities on the part of such Agent shall be read into this Agreement or any other Facility Document to which such Agent is a party (if any) as duties on its part to be performed or observed. No Agent shall have or be construed to have any other duties or responsibilities in respect of this Agreement or any other Facility Document and the transactions contemplated hereby or thereby. As to any matters not expressly provided for by this Agreement or the other Facility Documents, no Agent shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or, with respect to the Collateral Agent, the Administrative Agent); provided that, such Agent shall not be required to take any action which exposes such Agent, in its judgment, to personal liability, cost or expense or which is contrary to this Agreement, the other Facility Documents or Applicable Law, or would be, in its judgment, contrary to its duties hereunder, under any other Facility Document or under Applicable Law. Each Lender agrees that in any instance in which the Facility Documents provide that the Administrative Agent’s consent may not be unreasonably withheld, provide for the exercise of the Administrative Agent’s reasonable discretion, or provide to a similar effect, it shall not in its instructions (or by refusing to provide instruction) to the Administrative Agent withhold its consent or exercise its discretion in an unreasonable manner.

(b)            Neither the Collateral Agent nor any officer, agent or representative thereof shall be personally liable for any action taken by any such Person in accordance with any notice given by the Administrative Agent or the Required Lenders pursuant to the terms of this Agreement or any other Facility Document even if, at the time such action is taken by any such Person, the Administrative Agent or the Required Lenders or Persons purporting to be the Administrative Agent or the Required Lenders are not entitled to give such notice, unless a Responsible Officer of the Collateral Agent shall have actual knowledge of the same or unless the Collateral Agent acts in breach of its standard of care hereunder. If any dispute or disagreement shall arise as to the allocation of any sum of money received by the Collateral Agent hereunder or under any other Facility Document, the Collateral Agent shall have the right to deliver such sum to a court of competent jurisdiction and therein commence an action for interpleader.

(c)            If in performing its duties under this Agreement, the Collateral Agent is required to decide between alternative courses of action, it may request written instructions from the Administrative Agent as to the course of action desired by it. If the Collateral Agent does not receive such instructions within five (5) Business Days after it has requested them, the Collateral Agent may, but shall be under no duty to, take or refrain from taking any such courses of action. The Collateral Agent shall act in accordance with instructions received after such five (5) Business Day period except to the extent it has already, in good faith, taken or committed itself to take, action inconsistent with such instructions.

(d)            Instructions to Collateral Agent.

(i)             The Collateral Agent shall be entitled to refrain from taking any action unless it has such instruction (in the form of Proper Instructions) from the Borrower (or the Servicer on the Borrower’s behalf) the Required Lenders or the Administrative Agent, as applicable, as it reasonably deems necessary. The Collateral Agent shall have no liability for any action (or forbearance from action) pursuant to the terms of this Agreement or any other Facility Document or taken pursuant to any Proper Instruction of the Borrower, the Servicer, the Required Lenders or the Administrative Agent, as applicable, except in the case of the Collateral Agent’s own gross negligence, fraud or willful misconduct.

(ii)            Whenever the Collateral Agent is entitled or required to receive or obtain any communications or information pursuant to or as contemplated by this Agreement, it shall be entitled to receive the same in writing, in form, content and medium reasonably acceptable to it and otherwise in accordance with any applicable term of this Agreement; and whenever any report or other information is required to be produced or distributed by the Collateral Agent it shall be in form, content and medium reasonably acceptable to it and the Borrower, and otherwise in accordance with any applicable term of this Agreement.

(iii)           In case any reasonable question arises as to its duties hereunder, the Collateral Agent may, so long as no Event of Default has occurred and is continuing, request instructions from the Servicer and may, after the occurrence and during the continuance of an Event of Default, request instructions from the Administrative Agent, and shall be entitled at all times to refrain from taking any action unless it has received instructions from the Servicer or the Administrative Agent, as applicable. The Collateral Agent shall have no liability, risk or cost for any action taken pursuant to and in compliance with the instruction of the Administrative Agent or the Servicer, except in the case of the Collateral Agent’s own gross negligence, fraud or willful misconduct.

(e)             General Standards of Care for the Collateral Agent. Notwithstanding any terms herein contained to the contrary, the acceptance by the Collateral Agent of its appointment hereunder is expressly subject to the following terms, which shall govern and apply to each of the terms and provisions of this Agreement (whether or not so stated therein):

(i)             The Collateral Agent shall not be deemed to have notice of any fact, claim or demand with respect hereto unless actually known by a Responsible Officer of the Collateral Agent or unless (and then only to the extent) received in writing by the Collateral Agent and specifically referencing this Agreement. The Collateral Agent shall not be charged with knowledge of any notices, documents, instruments or reports delivered or prepared by the Collateral Administrator. The Collateral Agent is not responsible for or chargeable with knowledge of any terms or conditions contained in any other agreement to which it is not a party referred to herein. It is hereby acknowledged that the Collateral Agent shall have no responsibility for filing or recording any financing or continuation statement in any public office at any time or to otherwise perfect or maintain the perfection of any security interest or lien granted by any Person under any Facility Document or Related Document, including determining whether the conditions of “Deliver” have been satisfied.

(ii)            No provision of this Agreement shall require the Collateral Agent to expend or risk its own funds, or to take any action (or forbear from action) hereunder which might in its judgment involve any expense or any financial or other liability unless it shall be furnished with acceptable indemnification. Nothing herein shall obligate the Collateral Agent to commence, prosecute or defend legal proceedings in any instance, whether on behalf of the Borrower or on its own behalf or otherwise, with respect to any matter arising hereunder, or relating to this Agreement or the services contemplated hereby.

(iii)           The permissive right of the Collateral Agent to take any action hereunder shall not be construed as a duty.

(iv)           The Collateral Agent may act or exercise its duties or powers hereunder through agents or attorneys-in-fact, and the Collateral Agent shall not be liable or responsible for the actions or omissions of any such agent or attorney-in-fact appointed with reasonable due care.

(v)            The Collateral Agent shall have no obligation to determine the Interest Rate or whether an asset is an Eligible Collateral Loan or otherwise satisfies any eligibility requirements hereunder. None of the Collateral Agent, the Collateral Custodian or the Collateral Administrator shall be under any obligation to (i) monitor, determine or verify the unavailability or cessation of any Benchmark or Benchmark Replacement, the Prime Rate, Federal Funds Rate or other Base Rate, or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of, any Benchmark Transition Event, Benchmark Transition Start Date or Benchmark Replacement Date, (ii) select, determine or designate any Benchmark Replacement, or other successor or replacement benchmark index, or determine whether any conditions to the designation of such a rate have been satisfied, (iii) select, determine or designate any Benchmark Replacement Adjustment, or other modifier to any replacement or successor index, or (iv) determine whether or what Conforming Changes are necessary or advisable, if any, in connection with any of the foregoing. None of the Collateral Agent, the Collateral Custodian or the Collateral Administrator shall be liable for any inability, failure or delay on its part to perform any of its duties set forth in this Agreement or other Facility Document to the extent such inability, failure or delay is a result of the unavailability of any Applicable Reference Rate (or other applicable rate) and absence of a designated Benchmark Replacement, including as a result of any inability, delay, error or inaccuracy on the part of any other transaction party in providing any direction, instruction, notice or information required or contemplated by the terms of this Agreement or other Facility Document and reasonably required for the performance of such duties.

(vi)           In no case shall the Collateral Agent be deemed to have knowledge of a Default or an Event of Default unless a Responsible Officer thereof has received written notice of such Default or Event of Default. The Collateral Agent may conclusively rely on and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, note or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(vii)          If the Collateral Agent has been requested or directed by the Administrative Agent or the Required Lenders to take any action pursuant to any provision of this Agreement or any other Facility Document, the Collateral Agent shall not be under any obligation to exercise any of the rights or powers vested in it by this Agreement or such Facility Document in the manner so requested unless it shall have been provided indemnity reasonably satisfactory to it against the costs, expenses and liabilities which may be incurred by it in compliance with or in performing such request or direction. For the avoidance of doubt, the Collateral Agent shall not have any duty or obligation to take any action to exercise or enforce any power, right or remedy related to foreclosure on the Collateral available to it under this Agreement or any other Facility Document or any Related Document unless and until directed by the Required Lenders (or the Administrative Agent on their behalf).

(viii)        Each of the protections, reliances, indemnities and immunities offered to the Collateral Custodian in Article XIII and to the Collateral Administrator in Article XV shall be afforded to the Collateral Agent.

Section 11.02         Delegation of Duties

(a)            Each Agent may execute any of its duties under this Agreement and each other Facility Document by or through Affiliates, agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any non-Affiliated agents or attorneys-in-fact selected by it with due care.

(b)            Without limiting the generality of Section 11.02(a), the Administrative Agent may at any time or from time to time designate one or more of its Affiliates to execute any of its duties under this Agreement and each other Facility Document.

Section 11.03         Agents’ Reliance, Etc.

(a)            Neither Agent nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or any of the other Facility Documents, except for its or their own gross negligence, fraud or willful misconduct. Without limiting the generality of the foregoing, each Agent: (i) may consult with legal counsel (including counsel for the Borrower or the Servicer or any of their Affiliates) and independent public accountants and other experts selected by it and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by such Agent in good faith in accordance with such opinion and shall not be liable for any action taken, suffered or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to any Secured Party or any other Person and shall not be responsible to any Secured Party or any Person for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement or the other Facility Documents; (iii) shall not have any duty to monitor, ascertain, or investigate as to the performance or observance of any of the terms, covenants or conditions of this Agreement, the other Facility Documents, any Related Document or any notice, consent, certificate, instruction or waiver, electronic communication, report, statement, opinion, direction or other instrument or writing on the part of the Borrower, the Servicer or any other Person or to inspect the property (including the books and records) of the Borrower or the Servicer; (iv) shall not be responsible to any Secured Party or any other Person for the due execution, legality, validity, enforceability, perfection, genuineness, sufficiency or value of any Collateral (or the validity, perfection, priority or enforceability of the Liens on the Collateral), this Agreement, the other Facility Documents, any Related Document or any other instrument or document furnished pursuant hereto or thereto; (v) shall incur no liability under or in respect of this Agreement or any other Facility Document by relying on, acting upon (or by refraining from action in reliance on) any notice, consent, certificate (including, for the avoidance of doubt, the Borrowing Base Calculation Statement), instruction or waiver, report, statement, opinion, direction, electronic communication or other instrument or writing (which may be delivered by telecopier, email, cable or telex, if acceptable to it) reasonably believed by it to be genuine and believed by it to be signed or sent by the proper party or parties; (vi) shall not be responsible to any Person for any recitals, statements, information, representations or warranties regarding the Borrower or the Collateral or in any document, certificate or other writing delivered in connection herewith or therewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectability, priority or sufficiency of thereof or any such other document or the financial condition of any Person or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions related to any Person or the existence or possible existence of any Default or Event of Default; and (vii) shall not have any obligation whatsoever to any Person to assure that any collateral exists or is owned by any Person or is cared for, protected or insured or that any liens have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available with respect thereto. No Agent shall have any liability to the Borrower, any Lender or any other Person for the Borrower’s, the Servicer’s, any Lender’s, or any other Person’s, as the case may be, performance of, or failure to perform, any of their respective obligations and duties under this Agreement or any other Facility Document.

(b)            No Agent shall be liable for the actions or omissions of any other Agent (including concerning the application of funds), or under any duty to monitor or investigate compliance on the part of any other Agent with the terms or requirements of this Agreement, any Facility Document or any Related Document, or their duties hereunder or thereunder. Each Agent shall be entitled to assume the due authority of any signatory and genuineness of any signature appearing on any instrument or document it may receive (including each Notice of Borrowing received hereunder). No Agent shall be liable for any action taken in good faith and reasonably believed by it to be within the powers conferred upon it, or taken by it pursuant to any direction or instruction by which it is governed, or omitted to be taken by it by reason of the lack of direction or instruction required hereby for such action (including for refusing to exercise discretion or for withholding its consent in the absence of its receipt of, or resulting from a failure, delay or refusal on the part of the Required Lenders (or, with respect to the Collateral Agent, the Administrative Agent) to provide, written instruction to exercise such discretion or grant such consent from the Required Lenders (or, with respect to the Collateral Agent, the Administrative Agent), as applicable). No Agent shall be liable for any error of judgment made in good faith unless it is proven by a non-appealable court of competent jurisdiction that such Agent was grossly negligent in ascertaining the relevant facts or engaged in fraud or willful misconduct. Nothing herein or in any other Facility Document or Related Document shall obligate any Agent to advance, expend or risk its own funds, or to take any action which in its reasonable judgment may cause it to incur any expense or financial or other liability for which it is not adequately indemnified. No Agent shall be liable for any indirect, special, punitive or consequential damages (including lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action. No Agent shall be charged with knowledge or notice of any matter unless actually known to a Responsible Officer of such Agent, or unless and to the extent written notice of such matter is received by such Agent at its address in accordance with Section 12.02. Any permissive grant of power to an Agent hereunder shall not be construed to be a duty to act. Neither Agent shall be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, entitlement order, approval or other paper or document. Neither Agent shall be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or Law, or for anything that it may do or refrain from doing in connection herewith, except in the case of its willful misconduct or grossly negligent performance or omission of its duties.

(c)            No Agent shall be responsible or liable for delays or failures in performance resulting from acts beyond its control; provided that, such Agent shall take commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance after the cessation of such acts. Such acts shall include acts of God, disease, epidemic, pandemic, quarantine, national emergency, flood, war (whether declared or undeclared), terrorism, fire, riot, embargo, government action (including any laws, ordinances or regulations), or the like.

(d)            The delivery of reports and other documents and information to the Collateral Agent hereunder or under any other Facility Document is for informational purposes only and the Collateral Agent’s receipt of such documents and information shall not constitute constructive notice of any information contained therein or determinable from information contained therein. The Collateral Agent is hereby authorized and directed to execute and deliver the other Facility Documents to which it is a party. Whether or not expressly stated in such Facility Documents, in performing (or refraining from acting) thereunder, the Collateral Agent shall have all of the rights, benefits, protections and indemnities which are afforded to it in this Agreement. In the event the Collateral Agent is also acting in capacity of Collateral Custodian, Collateral Administrator or Securities Intermediary, the protections, immunities and indemnities afforded to the Collateral Agent pursuant to this Agreement shall also be afforded to the Collateral Custodian, Collateral Administrator and Securities Intermediary acting in such capacities; provided that, such protections, immunities and indemnities shall be in addition to (but without duplication of) any protections, immunities and indemnities provided in the Account Control Agreement, or any other Facility Documents.

(e)            Each Lender acknowledges that, except as expressly set forth in this Agreement, neither Agent has made any representation or warranty to it, and that no act by either Agent hereafter taken, including any consent and acceptance of any assignment or review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by such Agent to any other Secured Party as to any matter. Each Lender represents to each Agent that it has, independently and without reliance upon such Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the Servicer, and made its own decision to enter into this Agreement and the other Facility Documents to which it is a party. Each Lender also represents that it will, independently and without reliance upon either Agent or any other Secured Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Facility Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the Servicer. Neither Agent shall have any duty or responsibility to provide any Secured Party with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of the Borrower or the Servicer which may come into the possession of such Agent.

Section 11.04         Indemnification

Each of the Lenders agrees to indemnify and hold the Administrative Agent harmless (to the extent not reimbursed by or on behalf of the Borrower pursuant to Section 12.04 or otherwise) from and against any and all Liabilities which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any other Facility Document or any Related Document or any action taken or omitted by the Administrative Agent under this Agreement or any other Facility Document or any Related Document; provided that, no Lender shall be liable to the Administrative Agent for any portion of such Liabilities resulting from the Administrative Agent’s gross negligence or willful misconduct. The rights of the Administrative Agent and obligations of the Lenders under or pursuant to this Section 11.04 shall survive the termination of this Agreement, and the earlier removal or resignation of the Administrative Agent hereunder.

Section 11.05         Successor Agents

(a)            Subject to the terms of this Section 11.05, each Agent may, upon thirty (30) days’ notice to the Lenders and the Borrower, resign as Administrative Agent or the Collateral Agent, as applicable. If an Agent shall resign or be removed, then the Required Lenders shall appoint, or petition a court of competent jurisdiction to appoint, a successor agent. If for any reason a successor agent is not so appointed and does not accept such appointment within thirty (30) days of notice of resignation or removal, such Agent may petition a court of competent jurisdiction at the Borrower’s expense to appoint a successor agent; provided that, no such successor agent may be a Disqualified Lender without the prior written consent of the Borrower.

(b)            Any successor Administrative Agent and any successor Collateral Agent shall be a U.S. Person (within the meaning of Section 7701(a)(30) of the Code) and shall be a bank with an office in the United States of America or an Affiliate of such bank and a “financial institution” within the meaning of Treasury Regulations Section 1.1441-1 (as in effect on the date hereof). The appointment of any successor Agent shall be subject to the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed); provided that, the consent of the Borrower to any such appointment shall not be required if an Event of Default shall have occurred and is continuing. Any resignation or removal of an Agent shall be effective upon the appointment of a successor Agent pursuant to this Section 11.05. After the effectiveness of any retiring or removed Agent’s resignation or removal hereunder as Agent, the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the other Facility Documents and the provisions of this Article XI shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while it was Agent under this Agreement and under the other Facility Documents.

(c)            Subject to the terms of this Section 11.05(c) the Administrative Agent may, upon thirty (30) days’ notice to the Servicer, the Parent, the Collateral Agent, the Lenders and the Borrower, remove and discharge the Collateral Agent from the performance of its obligations under this Agreement and under the other Facility Documents without cause at any time. If the Collateral Agent shall be removed pursuant to this Section 11.05(c), then the Administrative Agent during such thirty (30) day period shall appoint a successor Collateral Agent. The appointment of any successor Collateral Agent pursuant to this Section 11.05(c) shall be subject to the prior written consent of the Borrower (provided that, no Event of Default has occurred and is continuing) and the Required Lenders. If the Collateral Agent is removed pursuant to this Section 11.05(c), the Collateral Agent shall be removed in all other capacities in which it serves under this Agreement and under any of the other Facility Documents (including in its capacity as Collateral Custodian), but not in its capacity as Administrative Agent or Lender, if applicable. Any removal of the Collateral Agent pursuant to this Section 11.05(c) shall be effective upon the appointment of a successor Collateral Agent pursuant to this Section 11.05(c) and the acceptance of such appointment by such successor. After the effectiveness of any removal of the Collateral Agent pursuant to this Section 11.05(c), the Collateral Agent shall be discharged from its duties and obligations hereunder and under the other Facility Documents (but not in its capacity as Administrative Agent or Lender, if applicable) and the provisions of this Article XI and Section 11.05(c) shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while it was the Collateral Agent under this Agreement and under the other Facility Documents. In the event a successor Collateral Agent shall not be appointed within such thirty (30) day period, the Collateral Agent may petition a court of competent jurisdiction at the Borrower’s expense for the appointment of a successor Collateral Agent.

Section 11.06         Merger, Conversion, Consolidation or Succession to Business of Agents

Any organization or entity into which any Agent may be merged or converted or with which it may be consolidated, or any organization or entity resulting from any merger, conversion or consolidation to which such Agent shall be a party, or any organization or entity succeeding to all or substantially all of the corporate trust business of such Agent, shall be the successor of such Agent hereunder and under each other Facility Document to which it is a party, without the execution or filing of any document or any further act on the part of any of the parties hereto.

Section 11.07         Erroneous Payments

(a)            (i) If the Administrative Agent notifies a Lender, Secured Party (other than U.S. Bank Trust Company, National Association) or other recipient that the Administrative Agent has determined in its sole discretion that any funds received by such recipient from the Administrative Agent or any of its Affiliates were mistakenly or erroneously transmitted to, or otherwise erroneously or mistakenly received by, such recipient (whether or not known to such recipient)  (any such funds whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees or other amounts; a distribution or otherwise; individually and collectively, an “Erroneous Payment” and any such recipient, an “Unintended Recipient”) and demands the return of such Erroneous Payment (or a portion thereof), such Unintended Recipient shall promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Unintended Recipient to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(ii)            To the extent permitted by Applicable Law, each party hereto and each Secured Party shall not assert any right or claim to the Erroneous Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(iii)           A notice of the Administrative Agent to any Unintended Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)            If an Unintended Recipient receives an Erroneous Payment from the Administrative Agent (or any of its Affiliates):

(i)             that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment or calculation statement sent by the Administrative Agent (or any of its Affiliates) with respect to such Erroneous Payment (a “Payment Notice”),

(ii)            that was not preceded or accompanied by a Payment Notice, or

(iii)           that such Unintended Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) or such Erroneous Payment is otherwise inconsistent with such recipient’s or market expectations, in each case, an error or mistake shall be presumed to have been made with respect to such Erroneous Payment absent written confirmation from the Administrative Agent to the contrary.  Upon demand from the Administrative Agent, such Unintended Recipient shall promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made.

(c)            The Borrower and each other party hereto hereby agrees that the receipt by Unintended Recipient of an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed to such Unintended Recipient by the Borrower or any other party hereto (except to the extent that the funds used to make such Erroneous Payment were received from the Borrower in repayment of the Obligations).

ARTICLE XII

MISCELLANEOUS

Section 12.01         No Waiver; Modifications in Writing

(a)            No failure or delay on the part of any Secured Party exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver of any provision of this Agreement or any other Facility Document and any consent to any departure by any party to this Agreement or any other Facility Document from the terms of any provision of this Agreement or such other Facility Document, shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on the Borrower, the Servicer or the Parent in any case shall entitle the Borrower, the Servicer or the Parent to any other or further notice or demand in similar or other circumstances.

(b)            No amendment, modification, supplement or waiver of this Agreement shall be effective unless signed by the Borrower, the Servicer, the Parent, the Administrative Agent and the Required Lenders; provided that:

(i)             except for an amendment pursuant to clause (c) below, any Fundamental Amendment shall require the written consent of each Lender directly affected thereby; and

(ii)            no such amendment, modification, supplement or waiver shall amend, modify or otherwise affect the rights or duties of any Agent, the Collateral Custodian or the Collateral Administrator hereunder without the prior written consent of such Agent, the Collateral Custodian or the Collateral Administrator, as the case may be.

(c)            Benchmark Replacement.

(i)             Notwithstanding anything to the contrary herein or in any other Facility Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrower may amend this Agreement to replace the applicable Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has delivered such proposed amendment, as signed by the applicable parties (other than the Lenders), to all Lenders, the Servicer and the Borrower (with a copy to the Collateral Agent and the Collateral Administrator) so long as the Administrative Agent has not received, by such time, written notice of objection from Lenders comprising the Required Lenders. No replacement of the applicable Benchmark with a Benchmark Replacement pursuant to this Section 12.01(c) will occur prior to the applicable Benchmark Transition Start Date.

(ii)            In connection with the implementation of a Benchmark Replacement, the Administrative Agent, with the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed), will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Facility Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Facility Document.

(iii)           The Administrative Agent will promptly notify the Borrower, the Servicer, the Collateral Agent, the Collateral Administrator and the Lenders of (i) any occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 12.01 including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 12.01.

(iv)           During any Benchmark Unavailability Period, (x) all Advances previously bearing interest at the applicable Benchmark shall bear interest at the Base Rate and (y) the Borrower may revoke any Notice of Borrowing to be made or any continuation of an Advance during such Benchmark Unavailability Period. During the period referenced in the foregoing sentence, the component of Base Rate based upon the Benchmark will not be used in any determination of the Base Rate.

(v)            The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the EUR interbank offered rate or other rates in the definition of “EURIBOR Rate,” the Dollar rate in the definition of “Term SOFR Reference Rate,” the GBP rate in the definition of “SONIA” or the CAD interbank offered rate or other rates in the definition of “Daily Compounded CORRA”, as applicable, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant to this Section 12.01, will be similar to, or produce the same value or economic equivalence of, the EURIBOR Rate, SONIA, the Term SOFR Reference Rate or Daily Compounded CORRA, as applicable, or have the same volume or liquidity as did the EUR interbank offered rate, the GBP interbank offered rate, SOFR, or the CAD interbank offered rate, as applicable, prior to its discontinuance or unavailability.

Section 12.02         Notices, Etc.

(a)            Except where telephonic instructions are authorized herein to be given, all notices, demands, instructions and other communications required or permitted to be given to or made upon any party hereto shall be in writing, unless otherwise expressly specified herein, and shall be (i) personally delivered or sent by registered, certified or express mail, postage prepaid, or by prepaid courier service, or by electronic mail (if the recipient has provided an email address) to the address, or email address, as applicable, set forth with respect to such party on Schedule 6 hereto (or, if not provided on Schedule 6 hereto with respect to any party, such address or email address provided by such party in writing to the Administrative Agent), or (ii) in the case of notices to any Lender, posted to an electronic system approved by or set up by or at the direction of the Administrative Agent, and shall in each case be deemed to be given for purposes of this Agreement on the day that such writing is received by the intended recipient thereof or posted in accordance with the provisions of this Section 12.02. Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section 12.02, notices, demands, instructions and other communications in writing shall be given to or made upon the respective parties hereto at their respective addresses (or to their respective email addresses) indicated in Schedule 6 (or, if not provided on Schedule 6 hereto with respect to any party, such address or email address provided in writing by such party to the Administrative Agent), and, in the case of telephonic instructions or notices, by calling the telephone number or numbers indicated for such party in Schedule 6 hereto (or, if not provided on Schedule 6 hereto with respect to any party, such telephone number or numbers provided in writing by such party to the Administrative Agent). Each party hereto shall notify the Administrative Agent in writing of any changes in the address, telephone number or email address to which notices to such Person should be directed, and of such other administrative information as the Administrative Agent shall reasonably request.

(b)            U.S. Bank and USBNA shall have the right to accept and act upon instructions or directions, including funds transfer instructions (“Instructions”), given pursuant to this Agreement or any of the Facility Documents and delivered using Electronic Means; provided, however, that the Borrower, the Servicer or the Administrative Agent, as applicable, shall provide to U.S. Bank and USBNA an incumbency certificate listing Persons with the authority to provide such Instructions (“Authorized Officers”) and containing specimen signatures of such Authorized Officers, which incumbency certificate shall be amended by the Borrower, the Servicer or the Administrative Agent, as applicable, whenever a person is to be added to or deleted from the listing; provided that, the Borrower and the Servicer shall only be required to provide U.S. Bank and USBNA with the incumbency certificate referenced in Section 3.01(d) and any subsequent incumbency certificate in the event a person is to be added to or deleted from such original certificate. The Borrower, the Servicer and the Administrative Agent understand and agree that U.S. Bank and USBNA cannot determine the identity of the actual sender of any such Instructions and that U.S. Bank and USBNA may conclusively presume that directions that it believes in good faith to have been sent by an Authorized Officer listed on the incumbency certificate provided to U.S. Bank and USBNA have been sent by such Authorized Officer. The Borrower, the Servicer and the Administrative Agent, as applicable, shall be responsible for ensuring that only Authorized Officers transmit any such Instructions to a Bank Party and that the Borrower, the Servicer or the Administrative Agent, as applicable, and all of its Authorized Officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Borrower, the Servicer or the Administrative Agent, as applicable. Neither U.S. Bank nor USBNA shall be liable for any losses, costs or expenses arising directly or indirectly from U.S. Bank’s or USBNA’s reasonable, good faith reliance upon and compliance with any such Instructions prior to receiving any subsequent conflicting or inconsistent subsequent written instructions and having had a reasonable time to receive and act on such subsequent written instruction, subject to the duty of care applicable to such Person acting in such capacity. The Borrower, the Servicer and the Administrative Agent each agree (i) to assume all risks arising out of the use of Electronic Means to submit Instructions to U.S. Bank or USBNA, including without limitation the risk of U.S. Bank or USBNA acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to U.S. Bank or USBNA and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Borrower, the Servicer or the Administrative Agent, as applicable; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances and (iv) to notify U.S. Bank and USBNA immediately upon learning of any compromise or unauthorized use of the security procedures. “Electronic Means” shall mean the following communications methods: (1) e-mail (or .pdf files of executed documents) or other similar unsecured electronic methods; (2) secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by U.S. Bank or USBNA or (3) another method or system specified by U.S. Bank or USBNA as available for use in connection with its services hereunder.

(c)            By executing this Agreement, the parties hereto hereby acknowledge and agree, and direct the Collateral Agent, the Collateral Custodian and the Collateral Administrator to acknowledge and agree and the Collateral Agent, the Collateral Custodian and the Collateral Administrator do hereby acknowledge and agree, that execution of this Agreement, any instruction, direction, notice, form or other document executed by any party to this Agreement or any other Facility Documents in connection with this Agreement or such other Facility Documents, by electronic signatures (whether by Orbit, Adobe Fill & Sign, Adobe Sign, DocuSign, SignNow, or any other similar platform identified by such party and reasonably available at no undue burden or expense to the Collateral Agent, the Collateral Custodian or the Collateral Administrator) shall be permitted hereunder notwithstanding anything to the contrary herein and such electronic signatures shall be legally binding as if such electronic signatures were handwritten signatures. Any electronically signed document delivered via email from a person purporting to be a Responsible Officer shall be considered signed or executed by such Responsible Officer on such party’s behalf. To the extent received from a Responsible Officer, the parties hereto also hereby acknowledge and agree that the Collateral Agent, the Collateral Custodian and the Collateral Administrator shall have no duty to inquire into or investigate the authenticity or authorization of any such electronic signature and shall be entitled to conclusively rely on any such electronic signature without any liability with respect thereto.

Section 12.03         Taxes

(a)            Any and all payments by, or on account of any obligation of the Borrower under any Facility Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of the applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by the Borrower, the Collateral Agent or the Administrative Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is a Non-Excluded Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 12.03) the applicable Secured Party receives an amount (such amount, an “Additional Amount”) equal to the sum it would have received had no such deduction or withholding been made. In no event shall the Collateral Agent be responsible for the calculation or withholding of any taxes.

(b)            In addition, the Borrower agrees to timely pay (or at the option of the Administrative Agent, timely reimburse it for the payment of) any present or future stamp, court or documentary, intangible, recording or filing Taxes or any other or similar Taxes that arise from any payment made hereunder, under the Notes or under any other Facility Document, or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement, the Notes or under any other Facility Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (collectively, the “Other Taxes”).

(c)            The Borrower agrees to indemnify, within ten (10) days after demand therefor, each Secured Party for (i) the full amount of Non-Excluded Taxes (including any Non-Excluded Taxes imposed or asserted on or attributable to amounts payable under this Section 12.03) paid or payable by any Secured Party (or required to be withheld or deducted from payments to a Secured Party) and (ii) any reasonable expenses arising therefrom or with respect thereto, in each case whether or not such Non-Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability will be promptly delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or other Secured Party and shall be conclusive absent manifest error.

(d)            As soon as practicable after the date of any payment of Taxes pursuant to this Section 12.03, the Borrower will furnish to each Agent the original or a certified copy of a receipt issued by the relevant Governmental Authority evidencing payment thereof (or other evidence of payment as may be reasonably satisfactory to such Agent).

(e)            If any party hereto determines, in its sole discretion exercised in good faith, that it has received a refund (for this purpose, including credits elected by such party in lieu of a refund) of any Taxes as to which it has been indemnified pursuant to this Section 12.03 (including by the payment of Additional Amounts pursuant to this Section 12.03), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 12.03 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (e), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (e) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or Additional Amounts with respect to such Tax had never been paid. This paragraph (e) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(f)             Each Secured Party that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under this Agreement or any other Facility Document shall deliver to the Borrower and each Agent, at the time or times reasonably requested by the Borrower or such Agent, such properly completed and executed documentation reasonably requested by the Borrower or such Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, each Secured Party, if reasonably requested by the Borrower or any Agent, shall deliver such other documentation reasonably requested by the Borrower or such Agent as will enable the Borrower or such Agent to determine whether or not such Secured Party is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in sub-clauses (A), (B) and (D) of Section 12.03(f)(i)) shall not be required if, in the Secured Party’s reasonable judgment, such completion, execution or submission would subject such Secured Party to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Secured Party.

(i)             Without limiting the generality of the foregoing.

(A)          any Secured Party (other than the Collateral Agent, the Collateral Administrator, the Collateral Custodian and the Securities Intermediary) that is a United States Person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Agents on or prior to the date on which such Secured Party becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agents), executed copies of IRS Form W-9 certifying that such Secured Party is exempt from U.S. federal backup withholding tax;

(B)           any Lender that is not a “United States person” under Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agents (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a party to under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or an Agent), whichever of the following is applicable:

(1)            in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Facility Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Facility Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)            executed copies of IRS Form W-8ECI;

(3)            in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 hereto to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(C)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4)            to the extent a Non-U.S. Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 hereto or Exhibit F-3 hereto, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if such Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 hereto on behalf of each such direct and indirect partner;

(C)           any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agents (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agents), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Agents to determine the withholding or deduction required to be made; and

(D)           if a payment made to a Secured Party under any Facility Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Secured Party were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Secured Party shall deliver to the Borrower and the Agents at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agents such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agents as may be necessary for the Borrower and the Agents to comply with their obligations under FATCA and to determine that such Secured Party has complied with such Secured Party’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Secured Party agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect it shall update such form or certification or promptly notify the Borrower and the Agents in writing of its legal inability to do so.

(g)            Nothing in this Section 12.03 shall be construed to require any Secured Party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

(h)            Each Lender shall severally indemnify each Agent, within ten (10) days after demand therefor, for (i) any Non-Excluded Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified such Agent for such Non-Excluded Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.06(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by such Agent in connection with any Facility Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the applicable Agent shall be conclusive absent manifest error. Each Lender hereby authorizes each Agent to set off and apply any and all amounts at any time owing to such Lender under any Facility Document or otherwise payable by such Agent to the Lender from any other source against any amount due to such Agent under this clause (h).

(i)             Each party’s obligations under this Section 12.03 shall survive the resignation or replacement of an Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Facility Documents.

(j)             For purposes of this Section 12.03, the term “Applicable Law” includes FATCA.

Section 12.04         Costs and Expenses; Indemnification

(a)            The Borrower agrees to promptly pay on the next succeeding Payment Date all reasonable and documented out-of-pocket costs and expenses of the Agents, the Collateral Custodian, the Securities Intermediary and the Collateral Administrator in connection with the preparation, review, negotiation, reproduction, execution and delivery of this Agreement and the other Facility Documents, including (but limited, in the case of legal fees and expenses, to) the reasonable and documented fees and disbursements of one outside counsel for the Administrative Agent plus, if necessary, one additional local counsel, one outside counsel for the Collateral Agent, the Collateral Custodian and the Securities Intermediary and one outside counsel for the Collateral Administrator and the Collateral Custodian (unless one counsel shall not be able to represent such parties due to an actual or perceived conflict of interest, in which case one additional counsel for each party affected by such conflict) plus, if necessary, one additional local counsel, costs and expenses of creating, perfecting, releasing or enforcing the Collateral Agent’s security interests in the Collateral, including rating agency review fees, filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, UCC filing fees, and the equivalent thereof in any foreign jurisdiction, and all other related fees and expenses in connection therewith, and in connection with the administration and any modification or amendment of this Agreement, the Notes or any other Facility Document and advising the Agents, the Custodian, the Securities Intermediary and the Collateral Administrator as to their respective rights, remedies and responsibilities. The Borrower agrees to promptly pay on the next succeeding Payment Date all reasonable and documented out-of-pocket costs and expenses of each of the Secured Parties in connection with the enforcement of this Agreement (including the enforcement of this Section 12.04), the Notes or any other Facility Document, including all reasonable and documented out-of-pocket costs and expenses incurred by the Collateral Agent, the Securities Intermediary, the Collateral Administrator or the Collateral Custodian in connection with the preservation, collection, foreclosure or enforcement of the Collateral subject to the Facility Documents or any interest, right, power or remedy of the Collateral Agent or in connection with the collection or enforcement of any of the Obligations or the proof, protection, administration or resolution of any claim (whether brought by or involving any party hereto or any third party) based upon the Obligations in any insolvency proceeding, including all reasonable and documented fees and disbursements of attorneys (subject to the limitations set forth in the first sentence of this clause (a)), accountants, auditors, consultants, appraisers and other professionals engaged by the Collateral Agent, the Securities Intermediary, the Collateral Custodian and the Collateral Administrator. Without prejudice to its rights hereunder, the expenses and the compensation for the services of the Secured Parties are intended to constitute expenses of administration under any applicable insolvency Law.

(b)            The Borrower agrees to indemnify and hold harmless each Secured Party and each of their Affiliates and the respective officers, directors, employees, agents, managers of, and any Person controlling any of, the foregoing (each, an “Indemnified Party”) from and against any and all Liabilities that may be incurred by or asserted or awarded against any Indemnified Party (limited, solely in the case of Liabilities owing to the Administrative Agent in respect of attorney’s fees and expenses, to the reasonable and documented out-of-pocket fees and expenses of one outside counsel and one local counsel in each applicable jurisdiction), in each case arising out of or in connection with or by reason of the execution, delivery, enforcement (including the enforcement of this Section 12.04), performance, administration of or otherwise arising out of or incurred in connection with this Agreement, any other Facility Document, any Related Document or any transaction contemplated hereby or thereby or the use of proceeds of any Advance (and regardless of whether or not any such transactions are consummated) and regardless of whether or not arising out of a suit, claim or other action brought by the Borrower, the Servicer, the Parent or any third party, except (A) to the extent any such Liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from (i) with respect to the Collateral Agent, the Collateral Custodian, the Collateral Administrator or the Securities Intermediary, the gross negligence or willful misconduct of such Indemnified Party or (ii) with respect to any other Indemnified Party, the gross negligence, bad faith or willful misconduct of such Indemnified Party, any of its Affiliates or the respective officers, directors, employees, agents managers of, and any Person controlling any of, the foregoing, (B) in the case of any Indemnified Party (other than the Collateral Custodian, the Collateral Administrator, the Collateral Agent, the Securities Intermediary or other respective Affiliates, officers, directors, employees, agents, managers or controlling Persons) to the extent any such Liability results from a claim brought by the Borrower against an Indemnified Party for a material breach of such Indemnified Party’s obligations hereunder or under any other Facility Document, if the Borrower has obtained a final, non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (C) to the extent that any such Liability results from a claim solely between or among Lenders and not arising out of any act or omission on the part of the Borrower, the Servicer or any of their respective Affiliates. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph (b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, any of the Borrower’s equityholders or creditors, an Indemnified Party or any other Person, whether or not an Indemnified Party is otherwise a party hereto. The Borrower shall not, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is a party (or, in the case of a threatened proceeding, could reasonably have been expected to be a party if such proceeding had been brought) and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement (i) does not include a statement as to or admission of, fault, culpability or a failure to act by or on behalf of any such Indemnified Party or (ii) includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such proceeding. This Section 12.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

Section 12.05         Execution in Counterparts

This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement. Signature pages provided in the form of a “pdf” or similar imaged document transmitted by electronic transmission (including ..jpeg file or any electronic signature complying with the U.S. federal ESIGN Act of 2000, including Orbit, Adobe Sign, DocuSign, SignNow or any other similar platform identified by the Borrower and reasonably available at no undue burden or expense to the Collateral Administrator, the Collateral Custodian or the Collateral Agent) shall be deemed original signatures for all purposes hereunder. Any electronically signed document delivered via email from a person purporting to be an Authorized Person shall be considered signed or executed by such Authorized Person on behalf of the applicable Person. To the extent received by a Responsible Officer, none of the Collateral Administrator, the Collateral Custodian or the Collateral Agent shall have a duty to inquire into or investigate the authenticity or authorization of any such electronic signature and shall be entitled to conclusively rely on any such electronic signature without any liability with respect thereto.

Section 12.06         Assignability

(a)            Subject to the conditions set forth in this Section 12.06, each Lender may, with the consent of the Borrower and the Administrative Agent, assign to any Person all or a portion of its rights and obligations under this Agreement (including all or a portion of its Advances Outstanding or interests therein owned by it, together with ratable portions of its Commitment); provided that, such consent shall be deemed to have been granted by the Borrower if the Borrower shall not have objected in writing within five (5) Business Days of receipt of any such request for consent; provided, further, that:

(i)             neither the Borrower’s nor the Administrative Agent’s consent to any such assignment shall be required if the assignee is an Affiliate of a Lender;

(ii)            the Borrower’s consent to any such assignment pursuant to this Section 12.06(a) shall not be required if an Event of Default shall have occurred and be continuing (provided that, in no event shall an assignment be made to a Disqualified Lender unless an Event of Default shall have occurred and be continuing under Section 6.01(a), (c), (d), (i) or (o)); and

(iii)            notwithstanding anything herein to the contrary, each Lender may make an assignment to any Person (other than a Disqualified Lender) with notice to, but without the consent of, the Borrower or the Administrative Agent if such Lender makes a reasonable determination that its ownership of any of its rights or obligations hereunder is prohibited by Applicable Law.

The parties to each such assignment shall execute and deliver to the Administrative Agent (with a copy to the Collateral Agent) an Assignment and Acceptance and the applicable tax forms required by Sections 12.03(f), together with administrative details for the applicable assignee (if such assignee is not a current Lender or an Affiliate of Citibank, N.A.). Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 12.06(d), from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement, and to the extent of the interest assigned by such assigning Lender, have the rights and obligations of a Lender under this Agreement. Notwithstanding any other provision of this Section 12.06, (x) no assignment may be made to the Borrower, the Servicer, the Parent or any of their respective Affiliates and (y) no assignment shall be made to any Defaulting Lender, a natural person or any Person that, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (y).

(b)            The Borrower may not assign its rights or obligations hereunder or any interest herein without the prior written consent of the Administrative Agent and the Lenders.

(c)            (i) Any Lender may, with the consent of the Borrower (which consent shall not be unreasonably withheld or required if an Event of Default shall have occurred and be continuing), sell participations to Participants in all or a portion of such Lender’s rights and obligations under this Agreement; provided that, (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrower, the Agents, the Collateral Administrator, the Collateral Custodian and the Securities Intermediary and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and (D) each Participant shall have agreed to be bound by this Section 12.06(c), Section 12.06(e), Section 12.09 and Section 12.16 and (E) no participation may be sold to a Disqualified Lender unless an Event of Default shall have occurred and be continuing under Section 6.01(a), (c), (d), (i) or (o). Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.09 and 12.03 (subject to the requirements and limitations therein, including the requirements under Section 12.03(f) (it being understood that the documentation required under Section 12.03(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment under clause (a) of this Section 12.06; provided that, such Participant (A) agrees to be subject to the provisions of Section 2.20 as if it were an assignee under paragraph (a) of this Section 12.06; and (B) shall not be entitled to receive any greater payment under Section 2.09 or 12.03, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.20 with respect to any Participant.

(ii)            In the event that any Lender sells participations in any portion of its rights and obligations hereunder, such Lender as non-fiduciary agent for the Borrower shall maintain a register on which it enters the name of all participants in the Advances held by it and the principal amount (and stated interest thereon) of the portion of the Advance which is the subject of the participation (the “Participant Register”). An Advance may be participated in whole or in part only by registration of such participation on the Participant Register (and each Note, if any, shall expressly so provide). No Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any rights and obligations hereunder) to any Person except to the extent necessary to establish that such rights and obligations are in registered form under Section 5f.103-1 and proposed Section 1.163-5(b) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)            The Administrative Agent, on behalf of and acting solely for this purpose as the non-fiduciary agent of the Borrower, shall maintain at its address specified in Section 12.02 or such other address as the Administrative Agent shall designate in writing to the Lenders, a copy of this Agreement, each signature page hereto, each Assignment and Acceptance delivered to and accepted by it, and a register (the “Register”) for the recordation of the names, addresses and wiring instructions of the Lenders and the aggregate outstanding principal amount of the Advances Outstanding maintained by each Lender under this Agreement (and any stated interest thereon). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Servicer, the Agents, the Collateral Administrator, the Collateral Custodian, the Securities Intermediary and the Lenders shall treat each Person whose name is recorded in the Register as a Lender and the owner of the amounts owing to it under the Facility Documents as reflected in the Register for all purposes of the Facility Documents. The Register shall be available for inspection by the Borrower, the Servicer, the Collateral Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice. An Advance (and a Note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each Note with respect to the Advances, if any, shall expressly so provide) and compliance with this Section 12.06.

(e)            Notwithstanding anything to the contrary set forth herein or in any other Facility Document, each Lender hereunder, and each Participant, must at all times be an “accredited investor” as defined in paragraphs (1), (2), (3), and (7) of Rule 501(a) under the Securities Act (an “Accredited Investor”) and a “qualified purchaser” as defined in the Investment Company Act (a “Qualified Purchaser”). Each Lender severally represents to the Borrower, (i) on the date that it becomes a party to this Agreement (whether by being a signatory hereto or by entering into an Assignment and Acceptance) and (ii) on each date on which it makes an Advance hereunder, that it is an Accredited Investor and a Qualified Purchaser.

(f)            Notwithstanding any other provision of this Section 12.06, any Lender may at any time pledge or grant a security interest in all or any portion of its rights (including rights to payment of principal and interest) under this Agreement to secure obligations of such Lender, including any pledge or security interest granted to a Federal Reserve Bank, without notice to or consent of the Borrower or the Administrative Agent; provided that, no such pledge or grant of a security interest shall release such Lender from any of its obligations hereunder or substitute any such pledgee or grantee for such Lender as a party hereto.

(g)            [Reserved].

(h)            Each Lender, with the consent of the Borrower, may assign to any Eligible Assignee all or a portion of its rights and obligations under this Agreement (including all or a portion of its Advances Outstanding or interests therein owned by it, together with ratable portions of its Commitment). The parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance.

Section 12.07         Governing Law

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT OR ANY OTHER FACILITY DOCUMENT (EXCEPT, AS TO ANY OTHER FACILITY DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

Section 12.08         Severability of Provisions

Any provision of this Agreement or any other Facility Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 12.09         Confidentiality

The Borrower, the Parent, the Servicer, the Collateral Custodian, the Collateral Agent and the Collateral Administrator shall hold in confidence, and not disclose to any Person, the identity of any Lender or the terms of any fees payable in connection with this Agreement except they may disclose such information (i) to their officers, directors, employees, agents, counsel, accountants, auditors, advisors, prospective lenders, equity investors (including the Parent and its direct or indirect equity investors) or representatives, (ii) with the consent of such Lender, (iii) to the extent such information has become available to the public other than as a result of a disclosure by or through such Person, (iv) to the extent the Borrower, the Parent, the Servicer, the Collateral Custodian, the Collateral Agent or the Collateral Administrator or any Affiliate of any of them should be required by any law or regulation applicable to it (including securities laws) or requested by any Governmental Authority to disclose such information, or (v) solely with respect to the existence of this Agreement and the identity of the parties hereto and other information necessary to effect the transfer of assets and the administration of its financing facilities (but for the avoidance of doubt, not any economic terms hereof), to current or prospective lenders to the Parent or its subsidiaries.

Each Secured Party agrees to keep confidential all information provided to it by the Borrower, the Servicer or the Parent with respect to the Borrower, its Affiliates, the Collateral, the Related Documents, the Obligors, the Servicer, the Parent or any other information furnished to such Secured Party under or in connection with this Agreement (collectively, the “Borrower Information”); provided that, nothing herein shall prevent any Secured Party from disclosing any Borrower Information (a) as reasonably required to comply with the provisions of this Agreement and the other Facility Documents (i) to any Secured Party or any Affiliate of a Secured Party or (ii) any of their respective Affiliates, employees, officers, directors, auditors, agents, attorneys, accountants and other professional advisors (collectively, the “Secured Party Representatives”), it being understood that the Persons to whom such disclosure is made will be subject to a professional duty of confidentiality or required to agree for the benefit of the Administrative Agent, the Borrower and the Servicer that it will keep such Borrower Information confidential, (b) subject to an agreement to comply with the provisions of this Section 12.09 and to use the Borrower Information only in connection with this Agreement and the other Facility Documents and not for any other purpose, to any actual or bona fide prospective permitted assignees and Participants in any of the Secured Parties’ interests under or in connection with this Agreement (including in connection with any pledge or grant of a security interest permitted pursuant to Section 12.06(f)) or any actual or prospective party (or its Secured Party Representatives) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; provided that, unless an Event of Default has occurred and is continuing (or, in the case of any disclosure to a Disqualified Lender, unless an Event of Default under Section 6.01(a), (c), (d), (i) or (o) has occurred and is continuing), no Borrower Information may be disclosed to any prospective assignee or Participant unless the Borrower has provided its consent, (c) to the extent required or requested by any Governmental Authority with jurisdiction over any Secured Party or its Affiliates or any Secured Party Representative, (d) in response to any order of any court or other Governmental Authority or as may otherwise be required to be disclosed pursuant to any Applicable Law, (e) that is a matter of general public knowledge other than as a result of a breach of this Section 12.09 or that has heretofore been made available to the public by any Person other than any Secured Party or any Secured Party Representative in violation of this Agreement, (f) in connection with the performance of the terms of this Agreement and the exercise of any remedy hereunder or under any other Facility Document or any action or proceeding relating to this Agreement or any other Facility Document or the enforcement of rights hereunder or thereunder, (g) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Secured Party Representatives (including any self-regulatory authority, such as the National Association of Insurance Commissioners) (provided that, in the case of clause (d) or (g), such Secured Party will, to the extent permitted and reasonably practicable, endeavor to promptly notify the Borrower and the Servicer in advance of such pending disclosure), (h) on a confidential basis to (i) any rating agency in connection with rating the Borrower or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder or (i) with the written consent of the Borrower and the Servicer; provided that the Administrative Agent or such Lender, as applicable, will (unless otherwise prohibited by law) notify the Servicer and the Borrower of its intention to make any such disclosure prior to making any such disclosure. For the avoidance of doubt, any Person may disclosure confidential information to report possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the United States Congress, and any agency inspector general, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. There is no prior authorization necessary hereunder to make any such reports or disclosures and there is no notification requirement that any such reports or disclosures have been made.

Section 12.10         Merger

This Agreement and the other Facility Documents executed by the Administrative Agent or the Lenders (or any other Secured Party, as applicable) taken as a whole incorporate the entire agreement between the parties hereto and thereto concerning the subject matter hereof and thereof and this Agreement and such other Facility Documents supersede any prior agreements among the parties relating to the subject matter thereof.

Section 12.11         Survival

All representations and warranties made hereunder, in the other Facility Documents and in any certificate delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery of this Agreement and the making of the Advances hereunder. The agreements in Sections 2.09, 2.10, 2.12, 12.03, 12.04, 12.09, 12.16, 12.17, 13.09(d), 14.06(b), and this Section 12.11 shall survive the termination of this Agreement in whole or in part, the Payment in Full of the principal of and interest on the Advances, any foreclosure under, or modification, release or discharge of, any or all of the Related Documents and the resignation or replacement of any Agent.

Section 12.12         Submission to Jurisdiction; Waivers; Etc.

(a)            The Borrower, the Servicer and the Parent each hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of any U.S. Federal or New York State court sitting in New York County, New York in any action or proceeding arising out of or relating to any Facility Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. The Collateral Custodian, the Collateral Agent, the Securities Intermediary, the Collateral Administrator, the Administrative Agent and the Lenders each hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of any U.S. Federal or New York State court sitting in New York County, New York in any action or proceeding arising out of or relating to any Facility Document or for recognition or enforcement of any judgment. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Facility Document shall affect any right that the Administrative Agent or any other Secured Party may otherwise have to bring any action or proceeding relating to this Agreement or any other Facility Document against the Borrower, the Servicer or the Parent or its respective properties in the courts of any jurisdiction.

(b)            Each party hereto hereby irrevocably and unconditionally consents that any such action or proceeding may be brought in any court described in Section 12.12(a) and waives to the fullest extent permitted by Applicable Law any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same.

(c)            Each party hereto other than the Collateral Agent, the Collateral Administrator, the Securities Intermediary and the Collateral Custodian agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address set forth in Section 12.02 or at such other address as may be permitted hereunder. Each party hereto hereby also agrees that nothing in this Agreement shall affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

(d)            Each party hereto waives, to the maximum extent not prohibited by Law, any right it may have to claim or recover in any legal action or proceeding against any Secured Party arising out of or relating to this Agreement or any other Facility Document any special, exemplary, punitive or consequential damages.

Section 12.13         IMPORTANT WAIVERS

(a)            TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER FACILITY DOCUMENT OR FOR ANY COUNTERCLAIM HEREIN OR THEREIN OR RELATING HERETO OR THERETO, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE SERVICER, THE BORROWER, THE PARENT, THE AGENTS, THE COLLATERAL ADMINISTRATOR, THE CUSTODIAN, THE SECURITIES INTERMEDIARY OR ANY OTHER AFFECTED PERSON. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER FACILITY DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR ITS ENTERING INTO THIS AGREEMENT AND EACH SUCH OTHER FACILITY DOCUMENT.

(b)            TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY WAIVES ANY RIGHT TO CLAIM OR RECOVER IN ANY LITIGATION WHATSOEVER INVOLVING ANY INDEMNIFIED PARTY, ANY SPECIAL, EXEMPLARY, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND OR NATURE WHATSOEVER OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES, WHETHER SUCH WAIVED DAMAGES ARE BASED ON STATUTE, CONTRACT, TORT, COMMON LAW OR ANY OTHER LEGAL THEORY, WHETHER THE LIKELIHOOD OF SUCH DAMAGES WAS KNOWN AND REGARDLESS OF THE FORM OF THE CLAIM OF ACTION; PROVIDED THAT, THE FOREGOING SHALL NOT LIMIT THE INDEMNIFICATION OBLIGATIONS OF THE BORROWER OR THE SERVICER PURSUANT TO THE FACILITY DOCUMENTS. NO PARTY OR INDEMNIFIED PARTY SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY UNINTENDED RECIPIENTS OF ANY INFORMATION OR OTHER MATERIALS DISTRIBUTED BY IT THROUGH TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH ANY FACILITY DOCUMENT OR THE TRANSACTIONS.

(c)            EACH PARTY HERETO CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HERETO OR AN INDEMNIFIED PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY HERETO OR AN INDEMNIFIED PARTY WOULD NOT SEEK TO ENFORCE ANY OF THE WAIVERS IN THIS SECTION 12.13 IN THE EVENT OF LITIGATION OR OTHER CIRCUMSTANCES. THE SCOPE OF SUCH WAIVERS IS INTENDED TO BE ALL—ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THE FACILITY DOCUMENTS, REGARDLESS OF THEIR LEGAL THEORY.

(d)            EACH PARTY HERETO ACKNOWLEDGES THAT THE WAIVERS IN THIS SECTION 12.13 ARE A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT SUCH PARTY HAS ALREADY RELIED ON SUCH WAIVERS IN ENTERING INTO THE FACILITY DOCUMENTS, AND THAT SUCH PARTY WILL CONTINUE TO RELY ON SUCH WAIVERS IN THEIR RELATED FUTURE DEALINGS UNDER THE FACILITY DOCUMENTS. EACH PARTY HERETO FURTHER REPRESENTS AND WARRANTS THAT IT HAS REVIEWED SUCH WAIVERS WITH ITS LEGAL COUNSEL AND THAT TO THE EXTENT PERMITTED BY APPLICABLE LAW, IT KNOWINGLY AND VOLUNTARILY WAIVES ITS RIGHT TO A JURY TRIAL AND OTHER RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

(e)            THE WAIVERS IN THIS SECTION 12.13 ARE IRREVOCABLE, MEANING THAT THEY MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND SHALL APPLY TO ANY AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO ANY OF THE FACILITY DOCUMENTS. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(f)            THE PROVISIONS OF THIS SECTION 12.13 SHALL SURVIVE TERMINATION OF THE FACILITY DOCUMENTS AND THE INDEFEASIBLE PAYMENT IN FULL OF THE OBLIGATIONS.

Section 12.14         PATRIOT Act Notice

Each Agent, the Collateral Administrator, the Collateral Custodian, the Securities Intermediary and each Lender hereby notifies the Borrower, the Servicer and each other Agent and Lender that, pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify, update and record information that identifies the Borrower, the Servicer and each other Agent and Lender, which information includes the name and address of the Borrower and other information that will allow such Agent, the Collateral Administrator, the Collateral Custodian, the Securities Intermediary or such Lender to identify the Borrower, the Servicer and each other Agent and Lender in accordance with the PATRIOT Act. The Borrower, the Servicer and each other Agent and Lender shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by any Lender, the Collateral Administrator, the Collateral Custodian, the Securities Intermediary or any Agent in order to assist such Lender, the Collateral Administrator, the Collateral Custodian, the Securities Intermediary or such Agent, as applicable, in maintaining compliance with the PATRIOT Act.

Section 12.15         Legal Holidays

In the event that the date of prepayment of Advances or the Final Maturity Date shall not be a Business Day, then notwithstanding any other provision of this Agreement or any other Facility Document, payment need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the nominal date of any such date of prepayment or Final Maturity Date, as the case may be, and interest shall accrue on such payment for the period from and after any such nominal date to but excluding such next succeeding Business Day.

Section 12.16         Non-Petition

Each Secured Party hereby agrees not to institute against, or join, cooperate with or encourage any other Person in instituting against, the Borrower any bankruptcy, reorganization, receivership, arrangement, insolvency, moratorium or liquidation proceeding or other proceeding under federal or state bankruptcy, insolvency or similar Laws until at least one year and one day, or, if longer, the applicable preference period then in effect plus one day, after the Payment in Full of all outstanding Obligations and the termination of all Commitments; provided that, nothing in this Section 12.16 shall preclude, or be deemed to prevent, any Secured Party (a) from taking any action prior to the expiration of the aforementioned one year and one day period, or, if longer, the applicable preference period then in effect, in (i) any case or proceeding voluntarily filed or commenced by the Borrower or (ii) any involuntary insolvency proceeding filed or commenced against the Borrower by a Person other than any such Secured Party, or (b) from commencing against the Borrower or any properties of the Borrower any legal action which is not a bankruptcy, reorganization, receivership, arrangement, insolvency, moratorium or liquidation proceeding or other proceeding under federal or state bankruptcy, insolvency or similar Laws.

Section 12.17         Waiver of Setoff

To the extent permitted by Applicable Law, each of the Borrower, the Servicer and the Parent hereby waives any right of setoff it may have or to which it may be entitled under this Agreement or any Applicable Law from time to time against the Administrative Agent, any Lender or its respective assets.

Section 12.18         Acknowledgement and Consent to Bail-In of EEA Financial Institutions

Notwithstanding anything to the contrary in any Facility Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Facility Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)            the effects of any Bail-In Action on any such liability, including, if applicable:

(i)             a reduction in full or in part or cancellation of any such liability;

(ii)            a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Facility Document; or

(iii)           the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 12.19          Acknowledgement Regarding Any Supported QFCs

To the extent that the Facility Documents provide support, through a guarantee or otherwise, for hedging agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”) the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Facility Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Lender that is party to a Supported QFC (each a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in the property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, default rights under the Facility Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such default rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Facility Documents were governed by the laws of the United States or a state of the United Sates. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

ARTICLE XIII

COLLATERAL CUSTODIAN

Section 13.01         Appointment of Collateral Custodian

(a)            Appointment and Acceptance. The Borrower and the Administrative Agent each hereby appoints the Collateral Custodian as custodian of any Loan Files delivered to it, as applicable, for all Collateral Loans owned by the Borrower at any time during the term of this Agreement, on the terms and conditions set forth in this Agreement (which shall include any addendum hereto which is hereby incorporated herein and made a part of this Agreement), and the Collateral Custodian hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement with respect to it, subject to and in accordance with the provisions hereof.

(b)            Instructions. The Borrower agrees that it shall from time to time provide, or cause to be provided, to the Collateral Custodian all necessary instructions and information, and shall respond promptly to all inquiries and requests of the Collateral Custodian as may reasonably be necessary to enable the Collateral Custodian to perform their respective duties hereunder.

(c)            Custodian. The Collateral Custodian shall take and retain custody of the Loan Files delivered by the Borrower hereunder in accordance with the terms and conditions of this Agreement (which delivery may be electronic for all documents other than any related original Underlying Notes, which shall be delivered in physical form exclusively to the Collateral Custodian), all for the benefit of the Collateral Agent and the other Secured Parties, in order to perfect under the UCC the Collateral Agent’s security interest therein for the benefit of the Secured Parties. In taking and retaining custody of the Loan Files, the Collateral Custodian shall be deemed to be acting as the agent of Collateral Agent for the benefit of the Secured Parties; provided that, the Collateral Custodian makes (a) no warranty or representation and shall have no responsibility for the enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Collateral Loans and (b) no representation as to the existence, perfection or priority of any lien on the Collateral Loans or the Required Loan Documents. It is expressly agreed and acknowledged that the Collateral Custodian is not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Collateral Loans.

The parties acknowledge and agree that the Collateral Custodian is not expecting to receive a significant number of original Required Loans Documents. In the event the Collateral Custodian receives an amount in excess of its expectation as determined in its reasonable discretion, the Collateral Custodian may, with the consent of the Administrative Agent, require the Borrower to enter into such other agreements as it deems reasonably necessary, including any agreements with a sub-agent custodian, in respect of such original Required Loan Documents.

Section 13.02         Duties of Collateral Custodian

(a)            Segregation. All Loan Files held by the Collateral Custodian for the account of the Borrower hereunder shall be (a) subject to the lien of the Collateral Agent on behalf of the Secured Parties, (b) physically segregated from other loans and non-cash property in the possession of the Collateral Custodian and (c) identified by the Collateral Custodian as subject to this Agreement.

(b)            Register. The Collateral Custodian shall maintain a register (in book-entry form or in such other form as it shall deem necessary or desirable) of the Collateral Loans for which it holds Loan Files under this Agreement containing such information as the Borrower and the Collateral Custodian may reasonably agree; provided that, with respect to such Collateral Loans, all Loan Files shall be held in safekeeping by the Collateral Custodian individually segregated from the securities and investments of any other Person and marked so as to clearly identify such Loan Files as the property of the Borrower as set forth in this Agreement.

Section 13.03         Delivery of Collateral Loans to Collateral Custodian

(a)            The Servicer (on behalf of the Borrower) shall deliver, or cause to be delivered (which may be via email or via access to a data room, except for the original Underlying Note, if any) promptly (and in any event within seven (7) Business Days of receipt) to the Collateral Custodian all of the Loan Files for each Collateral Loan owned by the Borrower at any time during the term of this Agreement at the address identified herein for further credit to the Collateral Account in accordance with the terms of this Agreement; provided, however, that all documents (other than the original Underlying Notes, which shall be delivered exclusively to the Collateral Custodian) shall be transmitted in electronic format to the Collateral Custodian shall only be required to retain the original Underlying Note, if any. The Collateral Custodian shall not be responsible for any Collateral Loan or related Loan File until actually received by it. It is expressly agreed that all Loan Files and their related Required Loan Documents required to be delivered by the Borrower hereunder shall be delivered by the Servicer on behalf of the Borrower in electronic form exclusively to the Collateral Custodian except for any original Underlying Notes which shall be delivered by the Servicer on behalf of the Borrower in physical hard copy form exclusively to the Collateral Custodian; provided that the Borrower’s (or the Servicer’s) obligation to deliver any document required in this Section 13.03 may be satisfied by causing such document to be uploaded to the Borrower’s data room and providing the Collateral Custodian with access to such data room within the applicable time period set forth herein.

(b)            Notwithstanding anything herein to the contrary, delivery of the Collateral Loans acquired by the Borrower which constitute Noteless Loans or which are otherwise not evidenced by a “security” or “instrument” as defined in Section 8-102 and Section 9-102(a)(47) of the UCC, respectively, shall be made by delivery to the Collateral Custodian of a copy of the loan register with respect to such Noteless Loan evidencing registration of such Collateral Loan on the books and records of the applicable Obligor or bank agent to the name of the Borrower (or its nominee) or a copy (which may be an electronic copy delivered to the Collateral Custodian) of an assignment agreement in favor of the Borrower as assignee. Any duty on the part of the Collateral Custodian with respect to the custody of original Required Loan Documents related to such Collateral Loans shall be limited to the exercise of reasonable care by the Collateral Custodian in the physical custody of the related Loan Files delivered to it, and the Collateral Custodian shall be deemed to have exercised reasonable care if it acts in accordance with the terms hereof.

(c)            In the absence of gross negligence, bad faith, fraud or willful misconduct of the Collateral Custodian, the Collateral Custodian may assume the genuineness of any document in a Loan File it may receive and the genuineness and due authority of any signatures appearing thereon, and shall be entitled to assume that each document it may receive is what it purports to be on its face. If an original “security” or “instrument” as defined in Section 8-102 and Section 9-102(a)(47) of the UCC, respectively, is or shall be or become available with respect to any Collateral Loan to be held by the Collateral Custodian under this Agreement, it shall be the sole responsibility of the Borrower to make or cause delivery thereof to the Collateral Custodian, and the Collateral Custodian shall not be under any obligation at any time to determine whether any such original “security” or “instrument” has been or is required to be issued or made available in respect of any Collateral Loan or to compel or cause delivery thereof to the Collateral Custodian.

Section 13.04         Release of Documents/Control By Agents

(a)            The Collateral Custodian shall release and ship for delivery, or direct its agents or sub-custodians to release and ship for delivery, as the case may be, Loan Files of the Borrower held by the Collateral Custodian its agents or its sub-custodians from time to time upon receipt of a Request for Release and Receipt (specifying, among other things, the Collateral Loans and Loan Files to be released and delivery instructions and other information as may be necessary to enable the Collateral Custodian to release and ship such Loan Files), which may be standing instructions (in a form acceptable to the Collateral Custodian) in accordance with this Agreement.

(b)            Upon receipt by the Collateral Custodian from the Administrative Agent or the Collateral Agent (acting at the direction of the Administrative Agent), of written notice of the occurrence of an Event of Default that is continuing and indicating the Administrative Agent’s intent to prohibit the Collateral Custodian from accepting instructions from or on behalf of the Borrower (each such notice, a “Block Notice”), the Collateral Custodian shall no longer accept or act upon any Request for Release and Receipt, Proper Instructions or other instructions from the Borrower (or the Servicer on its behalf) hereunder with respect to the Collateral Loans or the Loan Files. From and after its receipt of a Block Notice, the Collateral Custodian shall only comply with Requests for Release and Receipt and Proper Instructions from the Collateral Agent (acting at the direction of the Administrative Agent) or the Administrative Agent.

Section 13.05         Records

The Collateral Custodian shall create and maintain complete and accurate records relating to its activities under this Agreement with respect to the Collateral Loans or other property of the Borrower held for the benefit of the Collateral Agent and the other Secured Parties under this Agreement. All such records shall be the property of the Borrower and, upon reasonable advance notice, shall at all times during the regular business hours of the Collateral Custodian be open for inspection by duly authorized officers, employees or agents of the Borrower, the Collateral Agent and the Administrative Agent.

Section 13.06         Reporting

(a)            If requested by the Borrower, the Collateral Agent or the Administrative Agent, the Collateral Custodian shall render an itemized report of the Loan Files held pursuant to this Agreement as of the end of each month and such other matters as the parties may agree from time to time in form and substance reasonably satisfactory to the Borrower, the Collateral Agent and the Administrative Agent. With respect to each Collateral Loan, the Collateral Custodian shall deliver to the Administrative Agent within ten (10) Business Days of the end of each month, notice of any Required Loan Documents listed on the Document Checklist that have not been furnished to the Data Site.

(b)            The Collateral Custodian shall have no duty or obligation to undertake any market valuation of the Collateral Loans under any circumstance.

Section 13.07         Certain General Terms

(a)            No Duty to Examine Related Documents. Nothing herein shall obligate the Collateral Custodian to review or examine the terms of any underlying instrument, certificate, credit agreement, indenture, loan agreement, promissory note or any other document contained in the Loan Files evidencing or governing any Collateral Loan to determine the validity, sufficiency, marketability or enforceability of any Collateral Loan (and shall have no responsibility for the genuineness or completeness thereof) or otherwise.

(b)            Resolution of Discrepancies. In the event of any discrepancy between the information set forth in any report provided by the Collateral Custodian to the Borrower and any information contained in the books or records of the Borrower, the Borrower (or the Servicer, on behalf of the Borrower) shall promptly notify the Collateral Custodian thereof and the parties shall cooperate to diligently resolve the discrepancy.

(c)            Improper Instructions. Notwithstanding anything herein to the contrary, the Collateral Custodian shall not be obligated to take any action (or forebear from taking any action), which it reasonably determines to be contrary to the terms of this Agreement or Applicable Law. In no instance shall the Collateral Custodian be obligated to provide services on any day that is not a Business Day.

(d)            Proper Instructions.

(i)             Each of the Administrative Agent, the Servicer and the Borrower will give a notice to the Collateral Custodian (in a form reasonably acceptable to the Collateral Custodian) specifying the names of Persons authorized to give Proper Instructions (collectively, “Authorized Persons” and each, an “Authorized Person”) which notice shall be signed by an Authorized Person set forth on Schedule 7 hereto or otherwise previously certified to Collateral Custodian. The Collateral Custodian shall be entitled to rely upon the identity and authority of such Persons until it receives written notice from an Authorized Person of the Borrower, the Administrative Agent or the Servicer, as applicable, to the contrary. The initial Authorized Persons are set forth on Schedule 7 hereto (as such Schedule 7 may be modified from time to time by written notice from the Borrower, the Administrative Agent and the Servicer as applicable, to the Collateral Custodian). The list of Authorized Persons included on Schedule 7 shall also include and incorporate by reference all individuals listed on the incumbency certificate provided in accordance with Section 3.01(d) and any subsequent incumbency certificates provided thereafter. For the avoidance of doubt, the Borrower and the Servicer shall only be responsible for providing one incumbency certificate pursuant to Section 3.01(d) and any subsequent incumbency certificate in the event a person is to be added to or deleted from such certificate and in no event shall the Borrower or Servicer be responsible for providing an incumbency certificate with specimen signatures of all Responsible Officers listed on Schedule 7.

(ii)            The Collateral Custodian shall have no responsibility or liability to the Borrower (or any other Person) and shall be indemnified and held harmless by the Borrower in the event that a subsequent written confirmation of an oral instruction fails to conform to the oral instructions received by the Collateral Custodian. The Collateral Custodian shall not have an obligation to act in accordance with purported instructions to the extent that they conflict with Applicable Law or regulations. The Collateral Custodian shall not be liable for any loss resulting from a delay while it obtains clarification of any Proper Instruction.

(e)            Evidence of Authority. The Collateral Custodian shall each be protected in acting upon any instruction, notice, request, consent, certificate instrument or paper reasonably believed by it to be genuine and to have been properly executed or otherwise given by or on behalf of the Borrower, the Servicer or the Administrative Agent, as applicable, by an Authorized Person thereof. The Collateral Custodian may each receive and accept a certificate signed by any Authorized Person as conclusive evidence of:

(i)             the authority of any Person to act in accordance with such certificate; or

(ii)            any determination or of any action by such Person as described in such certificate;

and such certificate may be considered as in full force and effect until receipt by the Collateral Custodian of written notice to the contrary from an Authorized Person of the Borrower, the Servicer or the Administrative Agent, as applicable.

(f)            Receipt of Communications. Any communication received by the Collateral Custodian on a day which is not a Business Day or after 4:00 p.m. (or such other time as is agreed by the Borrower and the Collateral Custodian from time to time) on a Business Day will be deemed to have been received on the next Business Day; provided that, in the case of communications so received after 4:00 p.m. on a Business Day, the Collateral Custodian will use its commercially reasonable efforts to process such communications as soon as possible after receipt.

(g)            In the event that (i) the Borrower, the Administrative Agent, the Servicer, the Collateral Custodian or the Collateral Agent shall be served by a third party with any type of levy, attachment, writ or court order with respect to any Loan File or a document included within a Loan File or (ii) a third party shall institute any court proceeding by which any Loan File or a document included within a Loan File shall be required to be delivered other than in accordance with the provisions of this Agreement, the party receiving such service shall promptly deliver or cause to be delivered to the other parties to this Agreement (to the extent not prohibited by Applicable Law) copies of all court papers, orders, documents and other materials concerning such proceedings. the Collateral Custodian shall, to the extent permitted by Law, continue to hold and maintain all the Loan Files that are the subject of such proceedings pending a final, nonappealable order of a court of competent jurisdiction permitting or directing disposition thereof. Upon final determination of such court, the Collateral Custodian shall dispose of such Loan File or a document included within such Loan File as directed by the Administrative Agent, which shall give a direction consistent with such determination. Expenses of the Collateral Custodian incurred as a result of such proceedings shall be borne by the Borrower.

Section 13.08         Compensation and Reimbursement of Collateral Custodian

(a)            Fees. The Collateral Custodian shall be entitled to compensation for its services in accordance with the terms of the Collateral Administration and Agency Fee Letter.

(b)            Expenses. The Borrower agrees to pay to or reimburse the Collateral Custodian upon its request from time to time all reasonable and documented costs, disbursements, advances, and expenses (but limited, in the case of legal fees and expenses, to the reasonable fees and expenses of one firm of outside legal counsel, plus, if necessary, one additional local counsel) incurred in connection with the preparation or execution of this Agreement, or in connection with the transactions contemplated hereby or the administration of this Agreement or performance by the Collateral Custodian of its duties and services under this Agreement (including costs and expenses of any action deemed necessary by the Collateral Custodian to collect any amounts owing to it under this Agreement).

(c)            Priority of Payments. Amounts owing to the Collateral Custodian hereunder shall be payable in accordance with the Priority of Payments.

Section 13.09         Responsibility of Collateral Custodian

(a)            General Duties. The Collateral Custodian shall have no duties, obligations or responsibilities under this Agreement or with respect to the Collateral Loans, except for such duties as are expressly and specifically set forth in this Agreement, and the duties and obligations of the Collateral Custodian shall be determined solely by the express provisions of this Agreement. No implied duties, obligations or responsibilities shall be read into this Agreement against, or on the part of, the Collateral Custodian.

(b)            Instructions.

(i)             The Collateral Custodian shall be entitled to refrain from taking any action unless it has such instruction (in the form of Proper Instructions) from the Borrower (or the Servicer on the Borrower’s behalf), the Administrative Agent or the Collateral Agent, as applicable, as it reasonably deems necessary, and shall be entitled to require, upon notice to the Borrower, the Administrative Agent or the Collateral Agent, as applicable, that Proper Instructions to it be in writing. The Collateral Custodian shall have no liability for any action (or forbearance from action) taken pursuant to any Proper Instruction of the Borrower, the Servicer, the Administrative Agent or the Collateral Agent, as applicable, except in the case of its own gross negligence, fraud or willful misconduct.

(ii)            Whenever the Collateral Custodian is entitled or required to receive or obtain any communications or information pursuant to or as contemplated by this Agreement, it shall be entitled to receive the same in writing, in form, content and medium reasonably acceptable to it and otherwise in accordance with any applicable term of this Agreement; and whenever any report or other information is required to be produced or distributed by the Collateral Custodian it shall be in form, content and medium reasonably acceptable to it and the Borrower, and otherwise in accordance with any applicable term of this Agreement.

(iii)           In case any reasonable question arises as to the respective duties of the Collateral Custodian hereunder, the Collateral Custodian may, so long as no Event of Default has occurred and is continuing, request instructions from the Servicer and may, after the occurrence and during the continuance of an Event of Default, request instructions from the Administrative Agent, and shall be entitled at all times to refrain from taking any action unless it has received instructions from the Servicer or the Administrative Agent, as applicable. The Collateral Custodian shall in all events have no liability, risk or cost for any action taken pursuant to and in compliance with the instruction of the Administrative Agent.

(c)            General Standards of Care. Notwithstanding any terms herein contained to the contrary, the acceptance by the Collateral Custodian of its appointment hereunder is expressly subject to the following terms, which shall govern and apply to each of the terms and provisions of this Agreement (whether or not so stated therein):

(i)             The Collateral Custodian may rely on and shall be protected in acting or refraining from acting upon any written notice, instruction, statement, certificate, request, waiver, consent, opinion, report, electronic communication, receipt or other paper or document furnished to it (including any of the foregoing provided to it by telecopier or electronic means), not only as to its due execution and validity, but also as to the truth and accuracy of any information therein contained, which it in good faith believes to be genuine and signed or presented by the proper person (which in the case of any instruction from or on behalf of the Borrower shall be an Authorized Person); and the Collateral Custodian shall be entitled to presume the genuineness and due authority of any signature appearing thereon. The Collateral Custodian shall not be bound to make any independent investigation into the facts or matters stated in any such notice, instruction, statement, certificate, request, waiver, consent, opinion, report, electronic communication, receipt or other paper or document; provided that, if the form thereof is specifically prescribed by the terms of this Agreement, the Collateral Custodian shall examine the same to determine whether it substantially conforms on its face to such requirements hereof. Any electronically signed document delivered via email from a person purporting to be an Authorized Person shall be considered signed or executed by such Authorized Person. The Collateral Custodian shall have no duty to inquire into or investigate the authenticity or authorization of any such electronic signature and shall be entitled to conclusively rely on any such electronic signature without any liability with respect thereto.

(ii)            The Collateral Custodian, nor any of its directors, officers or employees shall not be liable to anyone for any error of judgment, or for any act done or step taken or omitted to be taken by the Collateral Custodian (or any of its directors, officers of employees), or for any mistake of fact or Law, or for anything which the Collateral Custodian may do or refrain from doing in connection herewith, unless such action constitutes gross negligence, fraud or willful misconduct on the Collateral Custodian’s part and in breach of the terms of this Agreement. The Collateral Custodian shall not be liable for any action taken by it in good faith and reasonably believed by it to be within powers conferred upon it, or taken by it pursuant to any direction or instruction by which it is governed hereunder, or omitted to be taken by it by reason of the lack of direction or instruction required hereby for such action.

(iii)           In no event shall the Collateral Custodian be liable for any indirect, special, punitive or consequential damages (including lost profits) whether or not it has been advised of the likelihood of such damages.

(iv)           The Collateral Custodian may consult with, and obtain advice from, its respective legal counsel selected in good faith with respect to any question as to any of the provisions hereof or its respective duties hereunder, or any matter relating hereto, and the written opinion or advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by the Collateral Custodian in good faith in accordance with the opinion and directions of such counsel; the reasonable cost of such services shall be reimbursed pursuant to Sections 13.08(b) and (c) above.

(v)            The Collateral Custodian shall not be deemed to have notice of any fact, claim or demand with respect hereto unless actually known by a Responsible Officer of the Collateral Custodian or unless (and then only to the extent) received in writing by a Responsible Officer of the Collateral Custodian and specifically referencing this Agreement.

(vi)           No provision of this Agreement shall require the Collateral Custodian to expend or risk their respective funds, or to take any action (or forbear from action) hereunder which might in their respective judgment involve any expense or any financial or other liability unless it shall be furnished with acceptable indemnification. Nothing herein shall obligate the Collateral Custodian to commence, prosecute or defend legal proceedings in any instance, whether on behalf of the Borrower or on their own respective behalf or otherwise, with respect to any matter arising hereunder, or relating to this Agreement or the services contemplated hereby.

(vii)          The permissive right of the Collateral Custodian to take any action hereunder shall not be construed as a duty.

(viii)         The Collateral Custodian may act or exercise its duties or powers hereunder through Affiliates, agents or attorneys, and the Collateral Custodian shall not be liable or responsible for the actions or omissions of any such non-Affiliated agent or attorney selected by it with due care.

(ix)            The Collateral Custodian shall not be responsible or liable for delays or failures in performance resulting from acts beyond its control. Such acts shall include acts of God, disease, epidemic, pandemic, quarantine, national emergency, flood, war (whether declared or undeclared), terrorism, fire, riot, embargo, government action (including any laws, ordinances or regulations), or the like; provided that, it takes commercially reasonable efforts consistent with accepted practices in the banking industry to resume performance after the cessation of such acts.

(x)            All indemnifications contained in this Agreement in favor of the Collateral Custodian shall survive the termination of this Agreement and the resignation or removal of the Collateral Custodian.

(xi)            Each of the protections, reliances, indemnities and immunities offered to the Collateral Agent in Article XI or the Collateral Administrator in Article XV shall be afforded to the Collateral Custodian.

(xii)           The Collateral Custodian shall not be responsible for the accuracy or content of any certificate, statement, direction or opinion furnished to it in connection with this Agreement or any other Facility Document or Related Document. The Collateral Custodian shall not be bound to make any investigation into the facts stated in any resolution, certificate, statement, instrument, opinion, report, consent, order, approval, bond or other document or have any responsibility for filing or recording any financing or continuation statement in any public office at any time or to otherwise perfect or maintain the perfection of any security interest or lien granted by any Person under any Facility Document or Related Document. The Collateral Custodian shall not be responsible to any Person for any recitals, statements, information, representations or warranties regarding the Borrower or the Collateral or in any document, certificate or other writing delivered in connection herewith or therewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectability, priority or sufficiency of thereof or any such other document or the financial condition of any Person or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions related to any Person or the existence or possible existence of any Default or Event of Default. The Collateral Custodian shall not have any obligation whatsoever to any Person to assure that any collateral exists or is owned by any Person or is cared for, protected or insured or that any liens have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available with respect thereto.

(d)            Collateral Agent’s Lien.

Each of the Borrower, the Collateral Agent and the Collateral Custodian hereby agrees that the Loan Files in respect of the Collateral Loans are being held by the Collateral Custodian hereunder to perfect the lien of the Collateral Agent, on behalf of the Secured Parties, in the Collateral Loans in accordance with this Agreement.

Section 13.10         Resignation and Removal; Appointment of Successor

(a)            Notwithstanding anything to the contrary contained in this Agreement (including clauses (b) and (c) below), no resignation or removal of the Collateral Custodian and no appointment of a successor Collateral Custodian pursuant to this Article XIII shall become effective until the acceptance of such appointment by the successor Collateral Custodian, as applicable, under Section 13.11 and the assumption by such successor Collateral Custodian of the duties and obligations of the Collateral Custodian hereunder.

(b)            The Collateral Custodian may, at any time, resign under this Agreement by giving not less than thirty (30) days advance written notice thereof to the Borrower, the Servicer, the Collateral Agent and the Administrative Agent.

(c)            The Collateral Custodian may be removed at any time by the Administrative Agent (i) upon thirty (30) days’ notice (with the prior written consent of the Servicer) or (ii) at any time if (A) an Event of Default shall have occurred and be continuing or (B) the Collateral Custodian shall become incapable of acting or shall become the subject of an Insolvency Event. Notice of any such removal shall be sent by the Administrative Agent to the Collateral Custodian the Borrower, the Lenders and the Servicer.

(d)            If the Collateral Custodian shall resign, be removed or become incapable of acting, or if a vacancy shall occur in the office of the Collateral Custodian for any reason (other than resignation with no replacement within 90 days), the Borrower shall, promptly after becoming aware of such resignation, removal, incapacity or vacancy, appoint a successor Collateral Custodian by written instrument, executed by a Responsible Officer of the Borrower, one copy of which shall be delivered to the retiring Collateral Custodian, as applicable, and one copy to the successor Collateral Custodian, together with a copy to the Administrative Agent and the Lenders; provided that such successor Collateral Custodian shall be appointed only upon the prior written consent of the Administrative Agent and, if no Event of Default or Servicer Default has occurred and is continuing, the Servicer (in each case which consent shall not be unreasonably withheld, conditioned or delayed). In the case of a resignation by or removal of the Collateral Custodian, if no successor Collateral Custodian shall have been appointed and an instrument of acceptance by such successor Collateral Custodian shall not have been delivered to the resigning or removed Collateral Custodian and the Administrative Agent within 90 days after the giving of such notice of resignation or removal, the Administrative Agent may appoint a successor Collateral Custodian, or the resigning or removed Collateral Custodian, as applicable, may petition any court of competent jurisdiction at the expense of the Borrower to appoint a successor Collateral Custodian.

(e)            Upon termination of this Agreement or resignation of the Collateral Custodian, the Borrower shall pay to the Collateral Custodian such compensation, and shall likewise reimburse the Collateral Custodian for its reasonable and documented costs, expenses and disbursements, as may be due as of the date of such termination or resignation (or removal, as the case may be) all in accordance with the Priority of Payments. All indemnifications in favor of the Collateral Custodian under this Agreement shall survive the termination of this Agreement, or any resignation or removal of the Collateral Custodian.

(f)            In the event of any resignation or removal of the Collateral Custodian, such Collateral Custodian shall provide to the Borrower a complete final report or data file transfer of any confidential information as of the date of such resignation or removal.

Section 13.11         Acceptance and Appointment by Successor

Each successor Collateral Custodian appointed hereunder shall execute, acknowledge and deliver to the Borrower, the Servicer, the Administrative Agent, the Lenders and the retiring Collateral Custodian, as applicable, an instrument accepting such appointment. Upon delivery of the required instruments, the resignation or removal of the retiring Collateral Custodian shall become effective and such successor Collateral Custodian without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts, duties and obligations of the retiring Collateral Custodian, as applicable; but, on request of the Borrower, the Servicer, the Administrative Agent or the successor Collateral Custodian, such retiring Collateral Custodian shall (i) execute and deliver an instrument transferring to such successor Collateral Custodian all the rights, powers and trusts of the retiring Collateral Custodian and (ii) execute and deliver such further documents and instruments and take such further action as may be reasonably requested in order to effect the transfer of the rights, powers, duties and obligations of the Collateral Custodian hereunder. Upon request of any such successor Collateral Custodian, the Borrower shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor Collateral Custodian all such rights, powers and trusts.

Section 13.12         Merger, Conversion, Consolidation or Succession to Business of Collateral Custodian

Any organization or entity into which the Collateral Custodian may be merged or converted or with which it may be consolidated, or any organization or entity resulting from any merger, conversion or consolidation to which the Collateral Custodian shall be a party, or any organization or entity succeeding to all or substantially all of the corporate trust business of the Collateral Custodian shall be the successor of the Collateral Custodian hereunder and any other Facility Document to which the Collateral Custodian is a party, without the execution or filing of any document or any further act on the part of any of the parties hereto.

ARTICLE XIV

COLLATERAL MANAGEMENT

Section 14.01         Designation of the Servicer

(a)            Initial Servicer. The servicing, administering and collection of the Collateral shall be conducted by the Servicer in accordance with the Facility Documents (such Person, the “Servicer”). Antares Strategic Credit Fund II LLC is hereby appointed as, and hereby accepts such appointment and agrees to perform the duties and responsibilities, of Servicer pursuant to the terms hereof.

(b)            Subcontracts. The Servicer may subcontract with any other Person for servicing, administering or collecting the Collateral; provided that, (i) the Servicer shall select any such Person with reasonable care and shall be solely responsible for the fees and expenses payable to such Person, (ii) the Servicer shall not be relieved of, and shall remain liable for, the performance of the duties and obligations of the Servicer pursuant to the terms hereof without regard to any subcontracting arrangement, (iii) any such subcontract shall be subject to the provisions hereof and (iv) any assignment to a Person that is not an Affiliate or an Antares Entity shall require the prior consent of the Administrative Agent.

Section 14.02         Duties of the Servicer

(a)             Duties. The Servicer shall take or cause to be taken all such actions as may be necessary or advisable to service, administer and collect on the Collateral from time to time, all in accordance with the Servicing Standard. Without limiting the foregoing, the duties of the Servicer shall include the following:

(i)             directing the acquisition, sale or substitution of Collateral in accordance with Article X;

(ii)            supervising the Collateral, including (A) communicating with the Obligors or, if applicable, the administrative agents on the Collateral Loans; (B) subject to the provisos to this subclause (B), executing amendments or other modifications, providing consents and waivers, exercising voting rights, enforcing and collecting on the Collateral; provided that the Servicer shall not consent to any amendment or other modification of any Collateral Loan or any Related Document for any Collateral Loan that would violate the provisions of Section 5.02(s); and (C) otherwise managing the Collateral on behalf of the Borrower;

(iii)           preparing and submitting claims to the Obligors, or if applicable, the administrative agents on the Collateral Loans, on each Collateral Loan;

(iv)           maintaining appropriate books of account and servicing records with respect to the Collateral (including copies of the Related Documents) reasonably necessary or advisable for the services to be performed hereunder;

(v)            promptly delivering to the Administrative Agent or the Collateral Agent, from time to time, such information and servicing records (including information relating to its performance under this Agreement) as the Administrative Agent or the Collateral Agent may from time to time reasonably request;

(vi)           notifying the Administrative Agent of any material action, suit, proceeding, dispute, offset, deduction, defense or counterclaim (A) that is or is threatened to be asserted by an Obligor with respect to any Collateral Loan (or portion thereof) of which it has actual knowledge or has received notice; or (B) that could reasonably be expected to have a Material Adverse Effect:

(vii)           using commercially reasonable efforts to maintain the perfected security interest of the Collateral Agent, for the benefit of the Secured Parties, in the Collateral;

(viii)         instructing the Obligors or, if applicable, the administrative agents on the Collateral Loans to make payments directly into the Collection Account;

(ix)            complying with such other duties and responsibilities as required of the Servicer by this Agreement;

(x)             providing to the Borrower, each Lender, the Administrative Agent, the Collateral Administrator and the Collateral Agent the reports required be delivered by the Servicer under this Agreement; and

(xi)            directing the Collateral Agent to convert amounts denominated in any Eligible Currency to any other Eligible Currency for any permitted purpose hereunder.

It is acknowledged and agreed that the Borrower possesses only such rights with respect to the enforcement of rights and remedies with respect to the Collateral Loans and the underlying assets securing such Collateral Loans under the Related Documents as have been transferred to the Borrower with respect to the related Collateral Loan, and therefore, for all purposes under this Agreement, the Servicer shall perform its administrative and management duties hereunder only to the extent that, as a lender under the Related Documents, the Borrower has the right to do so.

(b)            The Administrative Agent, each Lender, the Collateral Agent and the other Secured Parties shall not have any obligation or liability with respect to any Collateral, nor shall any of them be obligated to perform any of the obligations of the Servicer hereunder.

(c)            The Servicer shall not be responsible or liable for delays or failures in performance resulting from acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations imposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

Section 14.03         Authorization of the Servicer

The Borrower hereby authorizes the Servicer to take any and all reasonable steps in its name and on its behalf necessary or desirable in the determination of the Servicer and not inconsistent with the pledge of the Collateral by the Borrower to the Collateral Agent, on behalf of the Secured Parties hereunder, to collect all amounts due under any and all Collateral, including endorsing its name on checks and other instruments representing Collections, executing and delivering any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Collateral and, after the delinquency of any Collateral and to the extent permitted under and in compliance with Applicable Law, to commence proceedings with respect to enforcing payment thereof, to the same extent as the Servicer could have done if it owned such Collateral. In furtherance of the foregoing, the Borrower hereby irrevocably appoints the Servicer as its true and lawful agent and attorney-in-fact (with full power of substitution) in its name, place and stead and at its expense, to sign, execute, certify, swear to, acknowledge, deliver, file, receive and record any and all documents which the Servicer reasonably deems appropriate or necessary in connection with the performance of its duties provided for herein; provided that, the appointment contained in this sentence shall be subject in all respects to the limitations set forth in this Agreement, and as such is intended as a limited rather than a general appointment as attorney-in-fact. The Borrower shall furnish the Servicer (and any successors thereto) with any powers of attorney and other documents necessary or appropriate to enable the Servicer to carry out its collateral management duties hereunder, and shall cooperate with the Servicer to the fullest extent in order to ensure the collectability of the Collateral. In no event shall the Servicer be entitled to make the Collateral Agent, the Administrative Agent, any Lender or any other Secured Party a party to any litigation without such party’s express prior written consent, or to make the Borrower a party to any litigation (other than any foreclosure or similar collection procedure) without the Administrative Agent’s consent. Following the occurrence and during the continuance of an Event of Default (unless otherwise waived by the Lenders in accordance with Section 12.01), the Administrative Agent (acting in its sole discretion or at the direction of the Required Lenders) may provide notice to the Servicer (with a copy to the Collateral Agent) that the Secured Parties are exercising their control rights with respect to the Collateral in accordance with Section 6.02(b). Notwithstanding the foregoing, the Servicer shall act solely on behalf of the Borrower as an independent contractor for the sole purpose of providing the services described herein.

Section 14.04         Separateness Provisions of the Borrower

The Servicer shall not in any way interfere with or frustrate the Borrower’s compliance with the provisions of Section 5.05 of this Agreement.

Section 14.05         Compensation

As compensation for its administrative and management activities hereunder, the Servicer or its designee shall be entitled to receive the Senior Servicing Fee pursuant to the Priority of Payments and such payment to the Servicer shall satisfy the obligation to pay the Senior Servicing Fee pursuant to the Priority of Payments.

The Servicer may, in its sole discretion, elect to defer or waive payment of any or all of any Senior Servicing Fee otherwise due on any Payment Date by notice to the Borrower, the Collateral Administrator and the Collateral Agent no later than the Determination Date immediately prior to such Payment Date.

If and to the extent that there are insufficient funds to pay any Senior Servicing Fee in full on any Payment Date or if any Senior Servicing Fee has accrued but is not yet due and payable, the amount due or accrued and unpaid will be deferred and will be payable on such later Payment Date on which funds are available in accordance with the Priority of Payments.

Section 14.06         Expenses; Indemnification

(a)            The Servicer shall be responsible for its expenses incurred by it in the performance of its obligations under this Agreement to the extent not otherwise reimbursed by the Borrower.

(b)            The Servicer agrees to indemnify and hold harmless each Indemnified Party from and against any and all Liabilities that may be incurred by or asserted or awarded against any Indemnified Party, in each case by reason of (i) any acts or omissions of the Servicer constituting gross negligence, willful misconduct, fraud or bad faith, (ii) any breach of any representation or warranty under this Agreement or any other Facility Document by the Servicer or (iii) any acts or omissions of the Servicer in its capacity as Servicer in breach of any of its agreements or covenants contained in this Agreement or in any other Facility Document; except (x) to the extent any such Liability is found by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Party, any of its Affiliates or the respective officers, directors, employees, agents, managers of, and any Person controlling any of, the foregoing or (y) to the extent resulting primarily from Collateral Loans which are uncollectible because of the related Obligor’s financial inability to pay. Notwithstanding anything to the contrary contained herein, each Indemnified Party hereby agrees to not seek payment from the Servicer with respect to any indemnification pursuant to this Section 14.06(b) prior to seeking payment from the Borrower, including pursuant to its indemnification obligation pursuant to Section 12.04(b); provided that, any Indemnified Party may seek payment from the Servicer with respect to such indemnification pursuant to this Section 14.06(b) if (I) the Borrower is insolvent or is the subject of any Insolvency Event, (II) such Indemnified Party is stayed from such request to the Borrower under applicable bankruptcy laws or (III) the Borrower does not make such payment within five (5) Business Days of the next Payment Date following receipt of written request by such Indemnified Party and an accompanying description of the related damage or loss. The Servicer shall not, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is a party (or, in the case of a threatened proceeding, could reasonably have been expected to be a party if such proceeding had been brought) and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement (i) does not include a statement as to or admission of, fault, culpability or a failure to act by or on behalf of any such Indemnified Party, and (ii) includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such proceeding. This Section 14.06(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

Section 14.07         The Servicer Not to Resign; Assignment

(a)            The Servicer shall not resign from the obligations and duties hereby imposed on it without the prior written consent of the Administrative Agent.

(b)            The Servicer may not assign its rights or obligations hereunder or any interest herein to any Person other than another Antares Entity without the prior written consent of the Administrative Agent.

Section 14.08         Appointment of Successor Servicer

(a)            Upon the occurrence and during the continuance of a Servicer Default, notwithstanding anything herein to the contrary but subject to Section 6.04(e), the Administrative Agent (as directed by the Required Lenders), with notice to the Borrower, the Parent, the Collateral Agent and the Lenders, may terminate all of the rights and obligations of the Servicer as “Servicer” under this Agreement. The Administrative Agent with notice to the Borrower, the Parent, the Collateral Agent and the Lenders, may appoint a successor Servicer (the “Successor Servicer”), which, for the avoidance of doubt may be the Administrative Agent or any Lender, and such Successor Servicer shall accept its appointment by a written assumption in a form acceptable to the Administrative Agent in its sole discretion. Until a successor Servicer is appointed as set forth above, the Servicer shall (i) unless otherwise notified by the Administrative Agent, continue to act in such capacity in accordance with Section 14.02 and (ii) as requested by the Administrative Agent in its sole discretion (A) terminate some or all of its activities as Servicer hereunder by the Administrative Agent in its sole discretion as necessary or desirable, (B) provide such information as may be requested by the Administrative Agent to facilitate the transition of the performance of such activities to the Administrative Agent or any agent thereof and (C) take all other actions requested by the Administrative Agent, in each case to facilitate the transition of the performance of such activities to the Administrative Agent or any agent thereof.

(b)            Upon its appointment, the Successor Servicer shall be the successor in all respects to the Servicer with respect to collateral management functions under this Agreement and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on the Servicer by the terms and provisions hereof, and all references in this Agreement to the Servicer shall be deemed to refer to the Successor Servicer; provided that the Successor Servicer shall have (i) no liability with respect to any action performed by the terminated Servicer prior to the date that the Successor Servicer becomes the successor to the Servicer or any claim of a third party based on any alleged action or inaction of the terminated Servicer, (ii) no obligation to pay any taxes required to be paid by the Servicer; provided that the Successor Servicer shall pay any income taxes for which it is liable, (iii) no obligation to pay any of the fees and expenses of any other party to the transactions contemplated hereby, and (iv) no liability or obligation with respect to any Servicer indemnification obligations of any prior Servicer, including the original Servicer.

(c)            Notwithstanding anything contained in this Agreement to the contrary, a Successor Servicer is authorized to accept and rely on all of the accounting, records (including computer records) and work of the prior Servicer relating to the Collateral Loans (collectively, the “Predecessor Servicer Work Product”) without any audit or other examination thereof, and such Successor Servicer shall have no duty, responsibility, obligation or liability for the acts and omissions of the prior Servicer. If any error, inaccuracy, omission or incorrect or non-standard practice or procedure (collectively, “Errors”) exist in any Predecessor Servicer Work Product and such Errors make it materially more difficult to service or should cause or materially contribute to the Successor Servicer making or continuing any Errors (collectively, “Continued Errors”), such Successor Servicer shall have no duty, responsibility, obligation or liability for such Continued Errors; provided that, such Successor Servicer agrees to use its best efforts to prevent further Continued Errors. In the event that the Successor Servicer becomes aware of Errors or Continued Errors, it shall, with the prior consent of the Administrative Agent, use its best efforts to reconstruct and reconcile such data as is commercially reasonable to correct such Errors and Continued Errors and to prevent future Continued Errors.

Section 14.09         Matrix. On any Business Day, the Borrower or Servicer shall specify to the Administrative Agent (with a copy to the Collateral Agent and the Lenders) the applicable “Diversity Score / Weighted Average Spread” row in the Matrix to be in effect hereunder (the “Applicable Row Level”). Upon written notice to the Administrative Agent (with a copy to the Collateral Agent and the Lenders), the Borrower or Servicer on behalf of the Borrower, may specify a different “Applicable Row Level” in the Matrix to be in effect hereunder. The Borrower or the Servicer on behalf of the Borrower may select one “Applicable Row Level” at any time. The Borrower or the Servicer on behalf of the Borrower may only select a new “Applicable Row Level” if each metric of the new “Applicable Row Level” of the Matrix is satisfied after giving effect to such change (or if not satisfied, each such metric is no worse than prior to such change).

ARTICLE XV

THE COLLATERAL ADMINISTRATOR

Section 15.01         Designation of Collateral Administrator.

(a)            Initial Collateral Administrator. Until a successor Collateral Administrator is appointed in accordance with this Article XV, U.S. Bank Trust Company, National Association is hereby appointed as, and hereby accepts such appointment and agrees to perform the duties and obligations of Collateral Administrator pursuant to the terms hereof and of the other Facility Documents to which the Collateral Administrator is a party.

(b)            Successor Collateral Administrator. Upon the Collateral Administrator’s receipt of written notice from the Administrative Agent of the designation of a successor Collateral Administrator pursuant to the provisions of Section 15.05, the Collateral Administrator agrees that it will terminate its activities as Collateral Administrator hereunder. Notwithstanding such termination, the Collateral Administrator shall be entitled to receive all accrued and unpaid Collateral Administration and Agency Fees and Administrative Expenses due and owing to it at the time of such termination.

Section 15.02         Certain Duties and Powers

(a)            The Collateral Administrator shall assist the Borrower and the Servicer in connection with monitoring the Collateral by maintaining a database on certain characteristics of the Collateral on an ongoing basis and providing to the Borrower and the Servicer (and, where applicable, the Borrower’s independent public accountants) certain reports, schedules, calculations all as more particularly described in this Section 15.02 below (in each case, such reports, schedules and calculations shall be prepared in such form and content, and in such greater detail, as may be mutually agreed upon by the parties hereto from time to time and as may be required by this Agreement) based upon information and data received from the Borrower and/or the Servicer, as required to be prepared and delivered (or which are necessary to be prepared and delivered in order that certain other reports, schedules and calculations can be prepared and delivered) under Article VIII of this Agreement. The Collateral Administrator’s duties and authority to act as Collateral Administrator hereunder are limited to the duties and authority specifically provided for in this Agreement and no implied duties, obligations or responsibilities shall be read into this Agreement against, or on the part of, the Collateral Administrator. The Collateral Administrator shall not be deemed to assume the obligations of the Borrower or the Servicer hereunder or any other Facility Document, and nothing herein contained shall be deemed to release, terminate, discharge, limit, reduce, diminish, modify, amend or otherwise alter in any respect the duties, obligations or Liabilities of the Borrower or the Servicer under or pursuant to this Agreement or any other Facility Document. Without limiting the foregoing, the Collateral Administrator shall perform the following functions:

(i)             create a collateral database (to the extent required for the performance of its obligations hereunder, and otherwise as reasonably agreed to between the Collateral Administrator and the Servicer) of the Collateral Loans and Eligible Investments credited from time to time (the “Collateral Database”) to the Covered Accounts within fifteen (15) Business Days of the Closing Date;

(ii)            provide the information in the Collateral Database to the Servicer and the Borrower;

(iii)           update the Collateral Database promptly for ratings changes and for Collateral Loans, Equity Securities and Eligible Investments acquired or sold or otherwise disposed of and for any amendments or changes to Collateral Loan amounts or interest rates and, if direct online viewing access to the foregoing is unavailable, report any updates as of the close of business on the preceding Business Day to the Collateral Database to the Administrative Agent no later than 5:00 p.m. on each Business Day, in each case based upon, and to the extent of, information furnished to the Collateral Administrator by or on behalf of the Borrower or the Servicer as may be reasonably required by the Collateral Administrator, or by the agents for the obligors from time to time;

(iv)           track the receipt and daily allocation of cash to the Collection Account and any withdrawals therefrom (including the applicable Interest Rates provided to the Collateral Administrator by the Administrative Agent) and, if direct online viewing access to the foregoing is unavailable, report the balances of the Collection Account to the Administrative Agent no later than 5:00 p.m. on each Business Day as of the close of business on the preceding Business Day;

(v)           [reserved];

(vi)          on each Business Day, provide the position report of the Borrower to the Servicer and the Administrative Agent; and

(vii)          provide the Servicer with such other information as may be reasonably requested in writing by the Servicer and as is within the possession of the Collateral Administrator.

(b)            No provision of this Agreement shall be construed to relieve the Collateral Administrator from liability for its own grossly negligent action, its own grossly negligent failure to act, or its own willful misconduct or fraud, except that:

(i)             this subsection shall not be construed to limit the effect of subsection (a) of this Section 15.02;

(ii)           the Collateral Administrator shall not be liable for any error of judgment made in good faith by a Responsible Officer of the Collateral Administrator, unless it shall be proven that the Collateral Administrator was grossly negligent in ascertaining the pertinent facts or engaged in fraud or willful misconduct;

(iii)           no provision of this Agreement shall require the Collateral Administrator to expend or risk its own funds or otherwise incur any financial or other liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers contemplated hereunder, if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not reasonably assured to it unless such risk or liability relates to the performance of its ordinary services under this Agreement; and

(iv)          in no event shall the Collateral Administrator be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits) even if the Collateral Administrator has been advised of the likelihood of such damages and regardless of the form of such action.

(c)            The Borrower and the Servicer shall cooperate with the Collateral Administrator in connection with the matters described herein, including calculations and information relating to the Borrowing Base, the Monthly Reports and the Payment Reports or as otherwise reasonably requested hereunder. The Collateral Administrator shall, promptly upon its actual receipt of a Borrowing Base Certificate from the Servicer on behalf of the Borrower, calculate the Borrowing Base and, if the Collateral Administrator’s calculation does not correspond with the calculation provided by the Servicer on such Borrowing Base Certificate, deliver such calculation to each of the Administrative Agent, the Borrower, and the Servicer within one (1) Business Day of receipt by the Collateral Administrator of such Borrowing Base Certificate. Nothing herein shall obligate the Collateral Administrator to determine independently the correct characterization or categorization of any item of Collateral under this Agreement (it being understood that any such characterization or categorization shall be based exclusively upon the determination and notification received by the Collateral Administrator from the Servicer). The Servicer shall review and verify the contents of the aforesaid reports. To the extent the Servicer becomes actually aware that any of the information in such reports, instructions or certificates conflicts with information, data or calculations in the records of the Servicer, the Servicer shall notify the Collateral Administrator of such discrepancy and use commercially reasonable efforts to assist the Collateral Administrator in reconciling such discrepancy. The Collateral Administrator shall cooperate with the Servicer in connection with the Servicer’s review of the contents of the aforesaid reports, instruction and certificates and will use commercially reasonable efforts to provide such items to the Servicer within a reasonably sufficient time (as agreed between the Servicer and the Collateral Administrator) prior to any applicable due date to enable such review. The Servicer further agrees to send such reports, instructions, statements and certificates to the Borrower for execution.

(d)            The Collateral Administrator shall have no obligation to determine the Asset Value or the price of any Collateral in connection with any actions or duties under this Agreement. Nothing herein shall prevent the Collateral Administrator or any of its Affiliates from engaging in other businesses or from rendering services of any kind to any Person.

(e)            The Collateral Administrator shall in no event have any liability for the actions or omissions of the Borrower, the Servicer, the Administrative Agent, the Collateral Custodian or any other Person, and shall have no liability for any inaccuracy or error in any duty performed by it that results from or is caused by inaccurate, untimely or incomplete information or data received by it from the Borrower, the Servicer, the Collateral Custodian or another Person except to the extent that such inaccuracies or errors are caused by the Collateral Administrator’s own bad faith, willful misconduct, gross negligence, fraud or reckless disregard of its duties hereunder. The Collateral Administrator shall not be liable for failing to perform or any delay in performing its specified duties hereunder which results from or is caused by a failure or delay on the part of the Borrower, the Servicer, the Administrative Agent, the Collateral Custodian or any other Person in furnishing necessary, timely and accurate information to the Collateral Administrator.

(f)            It is expressly acknowledged by the Borrower and the Servicer that application and performance by the Collateral Administrator of its various duties hereunder (including recalculations to be performed in respect of the matters contemplated hereby) shall be based upon, and in reliance upon, data and information provided to it by the Servicer (and/or the Borrower) with respect to the Collateral, and the Collateral Administrator shall have no responsibility for the accuracy of any such information or data provided to it by such Persons. Nothing herein shall impose or imply any duty or obligation on the part of the Collateral Administrator to verify, investigate or audit any such information or data, or to determine or monitor on an independent basis whether any obligor under the Collateral is in default or in compliance with the underlying documents governing or securing such securities, from time to time, the role of the Collateral Administrator hereunder being solely to perform certain mathematical computations and data comparisons and to provide certain reports and other deliveries, as provided herein. For purposes of monitoring changes in ratings, the Collateral Administrator shall be entitled to use and rely (in good faith) exclusively upon one or more reputable electronic financial information reporting services, and shall have no liability for any inaccuracies in the information reported by, or other errors or omissions of, any such services.

(g)            Nothing herein shall obligate the Collateral Administrator to determine independently any characteristic of a Collateral Loan, or to evaluate or verify the Servicer’s characterization of any Collateral Loan, including whether any item of Collateral is a Revolving Collateral Loan, Delayed Drawdown Collateral Loan, Fixed Rate Obligation, Noteless Loan, PIK Loan, PIKing Loan, Specified PIK Loan, DIP Loan, MRR Loan, Eligible Collateral Loan, Ineligible Collateral Loan, Equity Security, Floor Obligation, Broadly Syndicated Loan, First Lien Loan, First Lien Last Out Loan, Second Lien Loan, Structured Finance Obligation, Certificated Security, Covenant Lite Loan or Uncertificated Security, any such determination being based exclusively upon notification the Collateral Administrator receives from the Servicer or from (or in its capacity as) the Collateral Agent (based upon notices received by the Collateral Agent from the obligor, trustee or agent bank under an underlying governing document, or similar source) and nothing herein shall obligate the Collateral Administrator to review or examine any underlying instrument or contract evidencing, governing or guaranteeing or securing any Collateral Loan in order to verify, confirm, audit or otherwise determine any characteristic thereof.

Section 15.03         Certain Rights of Collateral Administrator

Notwithstanding any terms herein contained to the contrary, the acceptance by the Collateral Administrator of its appointment hereunder is expressly subject to the following terms, which shall govern and apply to each of the terms and provisions of this Agreement (whether or not so stated therein):

(a)            The Collateral Administrator may conclusively rely on and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, electronic communication, notice, request, direction, consent, order, note or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b)            If, in performing its duties under this Agreement, the Collateral Administrator is required to decide between alternative courses of action, the Collateral Administrator may request written instructions from the Servicer acting on behalf of the Borrower as to the appropriate course of action desired by it. If the Collateral Administrator does not receive such instructions within two (2) Business Days after it has requested them, the Collateral Administrator may, but shall be under no duty to, take or refrain from taking any such courses of action; provided that the Collateral Administrator shall, as soon as practicable thereafter, notify the Servicer of which course of action, if any, it has decided to take. The Collateral Administrator shall act in accordance with instructions received after such two (2) Business Day period except to the extent it has already taken, or committed itself to take, action inconsistent with such instructions.

(c)            Neither the Collateral Administrator nor any of its directors, officers or employees shall be liable to anyone for any error of judgment, or for any act done or step taken or omitted to be taken by it (or any of its directors, officers of employees), or for any mistake of fact or Law, or for anything which it may do or refrain from doing in connection herewith, unless such action constitutes gross negligence, fraud or willful misconduct on its part and in breach of the terms of this Agreement. The Collateral Administrator shall not be liable for any action taken by it in good faith and reasonably believed by it to be within powers conferred upon it, or taken by it pursuant to any direction or instruction by which it is governed hereunder, or omitted to be taken by it by reason of the lack of direction or instruction required hereby for such action.

(d)            The Collateral Administrator may consult with, and obtain advice from, legal counsel selected in good faith with respect to any question as to any of the provisions hereof or its duties hereunder, or any matter relating hereto, and the written opinion or advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by the Collateral Administrator in good faith in accordance with the opinion and directions of such counsel, the reasonable cost of such services shall be reimbursed pursuant to Section 15.04 below.

(e)            The Collateral Administrator shall not be deemed to have notice of any fact, claim or demand with respect hereto unless actually known by a Responsible Officer of the Collateral Administrator or unless (and then only to the extent) received in writing by the Collateral Administrator and specifically referencing this Agreement.

(f)            No provision of this Agreement shall require the Collateral Administrator to expend or risk its own funds, or to take any action (or forbear from action) hereunder which might in its judgment involve any expense or any financial or other liability unless it shall be furnished with acceptable indemnification. Nothing herein shall obligate the Collateral Administrator to commence, prosecute or defend legal proceedings in any instance, whether on behalf of the Borrower or on its own behalf or otherwise, with respect to any matter arising hereunder, or relating to this Agreement or the services contemplated hereby.

(g)            The permissive right of the Collateral Administrator to take any action hereunder shall not be construed as a duty.

(h)            The Collateral Administrator may act or exercise its duties or powers hereunder through agents or attorneys, and the Collateral Administrator shall not be liable or responsible for the actions or omissions of any such agent or attorney selected by it with due care.

(i)             The Collateral Administrator shall not be responsible or liable for delays or failures in performance resulting from acts beyond its control; provided that, the Collateral Administrator takes commercially reasonable efforts consistent with accepted practices in the banking industry to resume performance after the cessation of such acts. Such acts shall include acts of God, disease, epidemic, pandemic, quarantine, national emergency, flood, war (whether declared or undeclared), terrorism, fire, riot, embargo, government action (including any laws, ordinances or regulations), or the like.

(j)            All indemnifications contained in this Agreement in favor of the Collateral Administrator shall survive the termination of this Agreement.

(k)            Each of the protections, reliances, indemnities and immunities offered to the Collateral Agent in Article XI or the Collateral Custodian in Article XIII shall be afforded to the Collateral Administrator.

(l)             The Collateral Administrator shall not be responsible for the accuracy or content of any certificate, statement, direction, electronic communication, or opinion furnished to it in connection with this Agreement or any other Facility Document or Related Document. The Collateral Administrator shall not be bound to make any investigation into the facts stated in any resolution, certificate, statement, instrument, opinion, report, electronic communication, consent, order, approval, bond or other document or have any responsibility for filing or recording any financing or continuation statement in any public office at any time or to otherwise perfect or maintain the perfection of any security interest or lien granted by any Person under any Facility Document or Related Document. The Collateral Administrator shall not be responsible to any Person for any recitals, statements, information, representations or warranties regarding the Borrower or the Collateral or in any document, certificate or other writing delivered in connection herewith or therewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectability, priority or sufficiency of thereof or any such other document or the financial condition of any Person or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions related to any Person or the existence or possible existence of any Default or Event of Default. The Collateral Administrator shall not have any obligation whatsoever to any Person to assure that any collateral exists or is owned by any Person or is cared for, protected or insured or that any liens have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available with respect thereto.

(m)           In no event shall the Collateral Administrator be liable for any indirect, special, punitive or consequential damages (including lost profits), whether or not it has been advised of the likelihood of such damages.

(n)            The Collateral Administrator shall not be deemed to have notice of any amendment or modification of a Collateral Loan unless the Collateral Administrator receives written notice thereof (which notice may be via email, it being understood that email notification notifying the Collateral Administrator that such amendment or modification has been posted to the data room to which the Collateral Administrator has been granted access shall constitute notice for this purpose).

Section 15.04         Compensation and Reimbursement of Collateral Administrator

(a)            The Borrower agrees to pay, and the Collateral Administrator shall be entitled to receive, as compensation for the Collateral Administrator’s performance of the duties called for herein, the amounts set forth in the Collateral Administration and Agency Fee Letter.

(b)            The Borrower agrees to pay or reimburse to the Collateral Administrator upon its request from time to time all reasonable and documented costs, disbursements, advances, and expenses (but limited, in the case of legal fees and expenses, to the reasonable fees and expenses of one law firm of outside legal counsel, plus, if necessary, one additional local counsel) incurred in connection with the preparation or execution of this Agreement, or in connection with the transactions contemplated hereby or the administration of this Agreement or performance by the Collateral Administrator of its duties and services under this Agreement (including costs and expenses of any action deemed necessary by the Collateral Administrator to collect any amounts owing to it under this Agreement).

(c)            All payments hereunder, including, but not limited to indemnities, shall be paid in accordance with Section 9.01.

Section 15.05          Resignation and Removal; Appointment of Successor

(a)            Notwithstanding anything to the contrary contained in this Agreement (including clauses (b) and (c) below), no resignation or removal of the Collateral Administrator and no appointment of a successor Collateral Administrator pursuant to this Article XV shall become effective until the acceptance of such appointment by the successor Collateral Administrator under Section 15.06 and the assumption by such successor Collateral Administrator of the duties and obligations of the Collateral Administrator hereunder.

(b)            The Collateral Administrator may resign at any time by giving written notice thereof to the Borrower, the Administrative Agent, the Servicer and the Lenders not less than 30 days prior to such resignation.

(c)            The Collateral Administrator may be removed at any time by the Administrative Agent (i) upon thirty (30) days’ notice (with the prior written consent of the Servicer) or (ii) at any time if (A) an Event of Default shall have occurred and be continuing, or (B) the Collateral Administrator shall become incapable of acting or shall become the subject of an Insolvency Event. Notice of any such removal shall be sent by the Administrative Agent to the Collateral Administrator, the Borrower, the Lenders and the Servicer.

(d)            The Collateral Administrator may be removed at any time by the Servicer upon thirty (30) days’ notice (with the prior written consent of the Administrative Agent).

(e)            If the Collateral Administrator shall resign, be removed or become incapable of acting, or if a vacancy shall occur in the office of the Collateral Administrator for any reason (other than resignation), the Borrower shall, promptly after becoming aware of such resignation, removal, incapacity or vacancy, appoint a successor Collateral Administrator by written instrument, executed by a Responsible Officer of the Borrower, one copy of which shall be delivered to the retiring Collateral Administrator and one copy to the successor Collateral Administrator, together with a copy to the Administrative Agent and the Lenders; provided that, such successor Collateral Administrator shall be appointed only upon the prior written consent of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed) and, so long as no Servicer Default shall have occurred and be continuing, the Servicer (in each case which consent shall not be unreasonably withheld, conditioned or delayed). In the case of a resignation by the Collateral Administrator, if no successor Collateral Administrator shall have been appointed and an instrument of acceptance by a successor Collateral Administrator shall not have been delivered to the resigning or removed Collateral Administrator and the Administrative Agent within 90 days after the giving of such notice of resignation or removal, the Administrative Agent may appoint a successor Collateral Administrator or the resigning or removed Collateral Administrator may petition any court of competent jurisdiction at the expense of the Borrower to appoint a successor Collateral Administrator.

Section 15.06         Acceptance and Appointment by Successor

Each successor Collateral Administrator appointed hereunder shall execute, acknowledge and deliver to the Borrower, the Servicer, the Administrative Agent, the Lenders and the retiring Collateral Administrator an instrument accepting such appointment. Upon delivery of the required instruments, the resignation or removal of the retiring Collateral Administrator shall become effective and such successor Collateral Administrator, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts, duties and obligations of the retiring Collateral Administrator; but, on request of the Borrower, the Servicer, the Administrative Agent or the successor Collateral Administrator, such retiring Collateral Administrator shall (i) execute and deliver an instrument transferring to such successor Collateral Administrator all the rights, powers and trusts of the retiring Collateral Administrator and (ii) execute and deliver such further documents and instruments and take such further action as may be reasonably requested in order to effect the transfer of the rights, powers, duties and obligations of the Collateral Administrator hereunder. Upon request of any such successor Collateral Administrator, the Borrower shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor Collateral Administrator all such rights, powers and trusts.

Section 15.07         Merger, Conversion, Consolidation or Succession to Business of Collateral Administrator

Any organization or entity into which the Collateral Administrator may be merged or converted or with which it may be consolidated, or any organization or entity resulting from any merger, conversion or consolidation to which the Collateral Administrator shall be a party, or any organization or entity succeeding to all or substantially all of the corporate trust business of the Collateral Administrator, shall be the successor of the Collateral Administrator hereunder, without the execution or filing of any document or any further act on the part of any of the parties hereto.

Section 15.08         Certain Duties of Collateral Administrator Related to Delayed Payment of Proceeds

In the event that in any month the Collateral Administrator shall not have received any payment (or is unable to identify whether any payment consists of Principal Proceeds or Interest Proceeds) with respect to any Collateral Loan pursuant to the applicable Related Documents, (a) the Collateral Administrator shall promptly notify the Administrative Agent, the Borrower, and the Servicer and (b) unless within three (3) Business Days (or the end of the applicable grace period for such payment, if longer) after such notice such payment shall have been received by the Collateral Custodian (or such Collections shall have been identified), the Servicer shall request the applicable Obligor or designated paying agent, as applicable, to make such payment (or identify such Collections) as soon as practicable after such request but in no event later than three (3) Business Days after the date of such request. In the event that such payment is not made (or such Collections are not identified) within such time period, the Collateral Administrator, subject to the provisions of this Article XV, shall take such reasonable action at the Borrower’s expense as the Servicer shall direct. Any such action shall be without prejudice to any right to claim a Default or Event of Default under this Agreement. All Collections that the Collateral Administrator is unable to identify as Principal Proceeds or Interest Proceeds shall be held in the Collection Account.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ASTII FUNDING SPV LP, as Borrower

By:	ASTII Funding GP LLC, its general partner

By:
Name:
Title:

[Signature Page to Credit and Security Agreement]

ANTARES STRATEGIC CREDIT FUND II LLC, as Servicer

By:
Name:
Title:

[Signature Page to Credit and Security Agreement]

CITIBANK, N.A., as Administrative Agent, as a Lender

By:
Name:
Title:

[Signature Page to Credit and Security Agreement]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Collateral Agent

By:
Name:
Title:

[Signature Page to Credit and Security Agreement]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Collateral Administrator

By:
Name:
Title:

[Signature Page to Credit and Security Agreement]

U.S. BANK NATIONAL ASSOCIATION, as Collateral Custodian

By:
Name:
Title:

[Signature Page to Credit and Security Agreement]